    As filed with the Securities and Exchange Commission on April 11, 2002

                                          Registration Statement No. 333-

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   Form S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -----------------
                      Issuer of Notes Registered Hereby:

                   Sunoco Logistics Partners Operations L.P.
           (Exact name of Co-Registrant as specified in its charter)



               Delaware                                  4610                                 23-3102657
    (State or other jurisdiction of          (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)            Classification Code Number)                 Identification No.)
                                        _______________________________________
                                        Guarantors of Notes Registered Hereby:
         SUNOCO PIPELINE L.P.               SUNOCO LOGISTICS PARTNERS L.P.       SUNOCO PARTNERS MARKETING & TERMINALS
     (Exact name of Co-Registrant           (Exact name of Co-Registrant as                      L.P.
     as Specified in its Charter)              Specified in its Charter)             (Exact name of Co-Registrant
                 TEXAS                                 DELAWARE                      as Specified in its Charter)
    (State or other jurisdiction of         (State or other jurisdiction of                      TEXAS
    incorporation or organization)          incorporation or organization)          (State or other jurisdiction of
              23-3102656                              23-3096839                    incorporation or organization)
 (I.R.S. Employer Identification No.)    (I.R.S. Employer Identification No.)                 23-3102655
                                                                                 (I.R.S. Employer Identification No.)

                              1801 Market Street
                       Philadelphia, Pennsylvania 19103
                                (215) 977-3000
  (Address, including zip code, and telephone number, including area code, of
                 Co-Registrants' principal executive offices)

                               -----------------

                               JEFFREY W. WAGNER
                   Sunoco Logistics Partners Operations L.P.
                              1801 Market Street
                       Philadelphia, Pennsylvania 19103
                                (215) 977-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                  Copies to:
                                ALLAN D. REISS
                            CATHERINE S. GALLAGHER
                            Vinson & Elkins L.L.P.
                               666 Fifth Avenue
                                 26/th/ Floor
                           New York, New York 10103
                                (917) 206-8000

                               -----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

   If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                 Proposed
           Title of each class of            maximum aggregate    Amount of
        securities to be registered           offering price   registration fee
-------------------------------------------------------------------------------
7.25% Senior Notes due 2012.................   $250,000,000        $23,000
-------------------------------------------------------------------------------
Guarantees of 7.25% Senior Notes due
 2012/(1) /.................................        --               --
-------------------------------------------------------------------------------

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(1)The 7.25% Senior Notes due 2012 are guaranteed by Sunoco Pipeline L.P., Sunoco Partners Marketing & Terminals L.P. and Sunoco Logistics Partners L.P. No separate consideration will be paid in respect of the guarantees. Pursuant to Rule 457(n), no separate filing fee is required for the guarantees.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not exchange the notes until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the new notes and is not soliciting an offer to buy the new notes in any state where the offer or sale is not permitted.


                  Subject to Completion, dated April 11, 2002

[LOGO] SUNOCO

                   Sunoco Logistics Partners Operations L.P.
                               Offer To Exchange
                             Up To $250,000,000 Of
                          7.25% Senior Notes Due 2012
                                      For
                             Up To $250,000,000 Of
                          7.25% Senior Notes Due 2012
                        That Have Been Registered Under
                          The Securities Act of 1933

--------------------------------------------------------------------------------

Terms of the New 7.25% Senior Notes Offered in the Exchange Offer:

   . The terms of the new notes are identical to the terms of the outstanding notes, except that the new notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest.

   . The new notes will not be listed on any securities exchange.

Terms of the Exchange Offer:

   . We are offering to exchange up to $250,000,000 of our outstanding 7.25%
     Senior Notes due 2012 for new notes with materially identical terms that have been registered under the Securities Act of 1933 and are freely tradable.

   . We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes. If you fail to tender your outstanding notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely effected.

   . The exchange offer is not conditioned upon any aggregate principal amount of the outstanding notes being tendered.

   . The exchange offer expires at 5:00 p.m., New York City time, on
               , 2002, unless extended.

   . Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

   . The exchange of new notes for outstanding notes should not be a taxable event for U.S. federal income tax purposes.

--------------------------------------------------------------------------------

  You should carefully consider the risk factors beginning on page 15 of this prospectus before participating in the exchange offer.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

               The date of this prospectus is           , 2002.

[Graphic A- Map of operating territory depicting the location of our Eastern Pipeline System, Terminal Facilities, Western Pipeline System, and Sunoco R&M's refineries]

                               TABLE OF CONTENTS

Prospectus Summary........................................................   1
Risk Factors..............................................................  15
Exchange Offer............................................................  26
Use of Proceeds...........................................................  37
Ratio of Earnings to Fixed Charges........................................  37
Capitalization............................................................  38
Selected Historical and Pro Forma Financial and Operating Data............  39
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................  41
Business..................................................................  60
Management................................................................ 109
Security Ownership of Certain Beneficial Owners and Management............ 114
Description of the New Notes.............................................. 115
Our Partnership Agreement................................................. 130
Certain Relationships and Related Transactions............................ 132
Certain United States Federal Income Tax Considerations................... 137
Plan of Distribution...................................................... 138
Legal Matters............................................................. 139
Experts................................................................... 139
Where You Can Find More Information....................................... 139
Forward-Looking Statements................................................ 140
Index to Financial Statements............................................. F-1

                               -----------------

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only upon the information contained in this document and in the accompanying letter of transmittal. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell nor is it seeking an offer to buy the notes in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this document is accurate only as of the date on the front page of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                    SUMMARY

   This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you should consider before investing in the new notes. You should read the entire prospectus carefully, including the historical and pro forma financial statements and notes to those financial statements. You should read "Risk Factors" beginning on page 15 for more information about important factors that you should consider prior to participating in the exchange offer.

   References in this prospectus to "we," "our," or "us" refer to Sunoco Logistics Partners Operations L.P. References in this prospectus to the "master partnership," "our parent," or "Sunoco Logistics Partners" refer to Sunoco Logistics Partners L.P., a Delaware limited partnership which completed its initial public offering on February 8, 2002. References in this prospectus to "Sunoco R&M" refer to Sunoco, Inc. (R&M), a wholly owned subsidiary of Sunoco, Inc. through which Sunoco, Inc. conducts its refining and marketing operations. We are the wholly owned operating subsidiary of the master partnership. Except where the context otherwise requires, references to, and descriptions of, our assets, operations and financial results include the assets, operations and financial results of the master partnership and its subsidiaries and predecessors. References to the "new notes" refer to the notes being exchanged under the exchange offer for the outstanding notes. References to "notes" refer to both the new notes and the outstanding notes.

                   Sunoco Logistics Partners Operations L.P.

   We are a Delaware limited partnership recently formed by Sunoco Logistics Partners L.P. to acquire, own, and operate a geographically diverse and complementary group of refined product and crude oil pipelines and terminal facilities. We have an experienced management team dedicated to a growth strategy, and we intend to acquire additional assets in the future. Our business comprises three segments:

   . Eastern Pipeline System.  Our Eastern Pipeline System primarily serves
     Sunoco R&M's refining and marketing operations in the Northeast and Midwest United States and includes 1,895 miles of refined product pipelines, including a one-third interest in an 80-mile refined product pipeline and 58 miles of interrefinery pipelines between two of Sunoco R&M's refineries; a 123-mile wholly owned crude oil pipeline; and a 9.4% interest in Explorer Pipeline Company, a joint venture that owns a 1,413-mile refined product pipeline.

   . Terminal Facilities. Our Terminal Facilities consist of 32 inland refined product terminals with an aggregate capacity of 4.8 million barrels, which primarily serve our Eastern Pipeline System; a 2.0 million barrel refined product terminal serving Sunoco R&M's Marcus Hook refinery near Philadelphia, Pennsylvania; an 11.2 million barrel marine crude oil terminal on the Texas Gulf Coast, our Nederland Terminal; one inland and two marine crude oil terminals, with a combined capacity of 3.0 million barrels, and related pipelines, all of which serve Sunoco R&M's Philadelphia refinery; and a 1.0 million barrel liquefied petroleum gas, or LPG, terminal near Detroit, Michigan.

   . Western Pipeline System. Our Western Pipeline System gathers, purchases, sells, and transports crude oil principally in Oklahoma and Texas and consists of 1,883 miles of crude oil trunk pipelines and 870 miles of crude oil gathering lines that supply the trunk pipelines; 143 crude oil transport trucks; and 124 crude oil truck unloading facilities.

   We transport, terminal, and store refined products and crude oil in 11 states. We generate revenues by charging tariffs for transporting refined products and crude oil through our pipelines and by charging fees for terminalling and storing refined products, crude oil, and other hydrocarbons in, and for providing services at, our terminals. We also generate revenues by purchasing domestic crude oil and selling it to Sunoco R&M and other customers. Generally, as we purchase crude oil, we simultaneously enter into corresponding sale transactions involving physical deliveries of crude oil, which enables us to secure a profit on the transaction at the time of purchase and to establish a substantially balanced position.

   For the year ended December 31, 2001, on a pro forma basis, we had revenues of $1,629.2 million, EBITDA of $90.1 million, and net income of $46.5 million.

Our Relationship with Sunoco, Inc.

   We have a strong and mutually beneficial relationship with Sunoco, Inc., one of the leading independent United States refining and marketing companies and the largest refiner in the Northeast United States. Sunoco, Inc. operates its businesses through a number of operating subsidiaries, the primary one being Sunoco R&M, which operates Sunoco, Inc.'s four refineries and markets gasoline and convenience items through approximately 4,150 retail sites. Substantially all of our business activities with Sunoco, Inc. are conducted through Sunoco R&M. The majority of our operations are strategically located within Sunoco R&M's refining and marketing supply chain. Sunoco R&M relies on us to provide transportation and terminalling services that support its refining and marketing operations.

   The following table sets forth the crude oil refining capacity in barrels per day, or bpd, of each of Sunoco R&M's refineries and, for 2001, the percentages of crude oil and feedstocks and refined products that we transported or terminalled for Sunoco R&M:

                                   Crude Oil/Feedstocks                        Refined Products
                    ---------------------------------------------      ---------------------------
                                      Transported or                   Transported or
                        Crude Oil     Terminalled by Percent of Sunoco Terminalled by Percent of Sunoco
Sunoco R&M Refinery Refining Capacity   Our Assets      R&M Volumes      Our Assets      R&M Volumes
------------------- ----------------- -------------- ----------------- -------------- -----------------
                          (bpd)
 Philadelphia, PA..      330,000           Yes             100%             Yes              64%
 Marcus Hook, PA...      175,000            No               0%             Yes              94%
 Toledo, OH........      140,000           Yes              53%             Yes              87%
 Tulsa, OK.........       85,000           Yes             100%             Yes/(1)/         22%/(1)/
                         -------                           ----                              ---
    Total..........      730,000                            67%/(2)/                         72%/(1)/
                         =======                           ====                              ===

--------
/(1)/The only refined product that we transport from the Tulsa refinery is lube extracted feedstock. Excluding that refinery, we transported or terminalled 77% of the total refined products from Sunoco R&M's refineries.
/(2)/Excluding the Marcus Hook refinery, we transported 87% of the total crude oil and feedstocks to Sunoco R&M's refineries.

   The success of our operations substantially depends upon the continued use of our pipelines and terminal facilities by Sunoco R&M. For the year ended December 31, 2001, Sunoco R&M accounted for approximately 73% of the pro forma revenues of our Eastern Pipeline System, 65% of the pro forma revenues of our Terminal Facilities, and 66% of the pro forma revenues of our Western Pipeline System. The corresponding historical percentages for the year ended December 31, 2001 were 73%, 59%, and 66%, respectively. For additional information concerning our revenues attributable to Sunoco R&M, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

   With the exception of our Nederland Terminal, Sunoco R&M accounts for substantially all of the throughput volumes at our Terminal Facilities. In addition, Sunoco R&M and its affiliates are the only shippers on approximately 850 miles of our Eastern Pipeline System, and Sunoco R&M is the only shipper on approximately 45 miles of our Western Pipeline System. We expect to continue to derive a substantial portion of our revenues from Sunoco R&M for the foreseeable future. On February 8, 2002, the closing date of the master partnership's initial public offering, we entered into an agreement with Sunoco R&M under which Sunoco R&M agreed to use our pipelines and terminals for periods generally ranging from five to seven years. A more detailed description of this agreement begins on page 4.

   Sunoco, Inc. retained a significant interest in our partnership through its indirect ownership of a 73.2% limited partner interest and a 2% general partner interest in the master partnership. In addition, to carry out our operations, the master partnership's general partner and its affiliates, which are indirectly owned by Sunoco, Inc., currently employ approximately 1,160 people who provide direct support to our operations. We do not have any employees. Please read "Business--Employees."

   Sunoco, Inc.'s common stock trades on the New York Stock Exchange under the symbol "SUN." The master partnership's common units trade on the New York Stock Exchange under the symbol "SXL." Sunoco, Inc. and the master partnership are subject to the information requirements of the Securities Exchange Act of 1934. Please read "Where You Can Find More Information."

Business Strategies

   Our primary business strategies are to:

   . generate stable cash flows;

   . increase our pipeline and terminal throughput;

   . pursue strategic and accretive acquisitions that complement our existing asset base; and

   . continue to improve our operating efficiency and to reduce our costs.

Competitive Strengths

   We believe we are well-positioned to execute our business strategies successfully using the following competitive strengths:

   . We have a unique strategic relationship with Sunoco R&M's refining and marketing operations. Our refined product and crude oil pipelines and terminals are directly linked to Sunoco R&M's refineries and afford Sunoco R&M with the most cost-effective means to access crude oil and distribute refined products. Sunoco R&M has agreed to continue using our assets to transport, terminal, and store refined products and crude oil. Please read "Business--Our Relationship with Sunoco, Inc."

   . Our refined product pipelines and our terminals are strategically located in areas with high demand. We have a strong presence in the Northeast and Midwest United States, and our transportation and distribution assets in these regions operate at high utilization rates, providing us a base of stable cash flows.

   . We have a complementary portfolio of assets that are both geographically and operationally diverse. Our assets include refined product pipelines and terminals in the Northeast and Midwest United States and a crude oil terminal and pipelines in Texas, Oklahoma, and the Gulf Coast area. This diversity contributes to our stable cash flows.

   . Our pipelines and terminals are efficient and well-maintained. We have recently made significant investments to upgrade our asset base. Our refined product pipelines and many of our crude oil pipelines and our terminals are automated to provide continuous, real-time operational data. We use a state-of-the-art internal inspection program and other procedures to monitor the integrity of our pipelines.

   . Our executive officers and directors have extensive experience and include some of the most senior officers of Sunoco, Inc. Our management team has operated our assets for almost ten years. As a result, we believe we have the expertise to execute our business strategies. The master partnership's general partner has adopted compensation and incentive plans to closely align the interests of our executive officers with the interests of our other stakeholders.

Our Pipelines and Terminals Storage and Throughput Agreement with Sunoco R&M

   Under the pipelines and terminals storage and throughput agreement with Sunoco R&M, Sunoco R&M has agreed to pay us fees generally comparable to those charged by third parties to:

   . transport on our refined product pipelines or throughput in our 32 inland refined product terminals an amount of refined products that will produce at least $75.0 million of revenue in the first year, escalating at 1.67% per year for the next four years. In addition, Sunoco R&M will pay us to transport on our refined product pipelines an amount of refined products that will produce at least $54.3 million of revenue in the sixth year and at least $55.2 million of revenue in the seventh year. Sunoco R&M will pay the published tariffs on the pipelines and contractually agreed upon fees at the terminals. On a pro forma basis, we would have received $84.3 million in revenue from Sunoco R&M for the use of these pipelines and terminals during the year ended December 31, 2001;

   . receive and deliver at least 130,000 bpd of refined products per year at our Marcus Hook Tank Farm for five years. In the first year, we will receive a fee of $0.1627 per barrel for the first 130,000 bpd and $0.0813 per barrel for volumes in excess of 130,000 bpd. These fees will escalate at the rate of 1.67% per year. During the year ended December 31, 2001, Sunoco R&M's throughput at the Marcus Hook Tank Farm averaged 138,490 bpd;

   . store 975,734 barrels of LPG per year at our Inkster Terminal, which represents all of our LPG storage capacity at this facility. In the first year of this seven-year agreement, we will receive a fee of $2.04 per barrel of committed storage, a fee of $0.204 per barrel for receipts greater than 975,734 barrels per year and a fee of $0.204 per barrel for deliveries greater than 975,734 barrels per year. These fees will escalate at the rate of 1.875% per year. For the past five years, Sunoco R&M has used the full capacity of our Inkster Terminal;

   . receive and deliver at least 290,000 bpd of crude oil or refined products per year at our Fort Mifflin Terminal Complex for seven years. In the first year, we will receive a fee of $0.1627 per barrel for the first 180,000 bpd and $0.0813 per barrel for volumes in excess of 180,000 bpd. These fees will escalate at the rate of 1.67% per year. Sunoco R&M's throughput at the Fort Mifflin Terminal Complex averaged 318,545 bpd during the year ended December 31, 2001; and

   . transport or cause to be transported an aggregate of at least 140,000 bpd of crude oil per year on our Marysville to Toledo, Nederland to Longview, Cushing to Tulsa, Barnsdall to Tulsa, and Bad Creek to Tulsa crude oil pipelines at the published tariffs for a term of seven years. During the year ended December 31, 2001, we and Sunoco R&M transported 166,537 bpd on these pipelines.

   If Sunoco R&M fails to meet its minimum obligations pursuant to the contract terms set forth above, it will be required to pay us in cash the amount of any shortfall, which may be applied as a credit in the following year after Sunoco R&M's minimum obligations are met.

   Sunoco R&M's minimum revenue or throughput obligations may be permanently reduced or suspended if Sunoco R&M (1) shuts down or reconfigures one of its refineries (other than planned maintenance turnarounds), or is prohibited from using MTBE in the gasoline it produces, and (2) reasonably believes in good faith that such event will jeopardize its ability to satisfy these obligations. Sunoco, Inc. has advised us that it is not currently proceeding with any transaction or plan that it believes is likely to result in any reconfigurations or other operational changes in any of its refineries served by our assets that would have a material effect on Sunoco R&M's business relationship with us. Further, Sunoco, Inc. has also advised us that it is not considering a shutdown of any of its refineries served by our assets. Sunoco, Inc. is, however, actively managing its assets and operations, and, therefore, changes of some nature, possibly material to its business relationship with us, are likely to occur at some point in the future.

   To the extent Sunoco R&M does not extend or renew the pipelines and terminals storage and throughput agreement, our financial condition and results of operations may be adversely affected. Our assets were constructed or purchased to service Sunoco R&M's refining and marketing supply chain and are well-situated to suit Sunoco R&M's needs. As a result, we would expect that even if this agreement is not renewed, Sunoco R&M would continue to use our pipelines and terminals. However, we cannot assure you that Sunoco R&M will continue to use our facilities or that we will be able to generate additional revenues from third parties. Please read "Risk Factors--Risks Inherent in Our Business."

Other Agreements with Sunoco R&M and Sunoco, Inc.

   Under a 20-year lease agreement, Sunoco R&M has agreed to pay us $5.1 million in the first year to lease the 58 miles of interrefinery pipelines between Sunoco R&M's Philadelphia and Marcus Hook refineries, escalating at 1.67% per year for the next 19 years. On a pro forma basis, Sunoco R&M would have paid us $5.0 million for the use of these pipelines during the year ended December 31, 2001.

   Sunoco R&M has agreed to purchase from us at market-based rates particular grades of crude oil that our crude oil acquisition and marketing business purchases for delivery to pipelines in: Longview, Trent, Tye, and Colorado City, Texas; Haynesville, Louisiana; Marysville and Lewistown, Michigan; and Tulsa, Oklahoma. At Marysville and Lewiston, Michigan, we exchange Michigan sweet and Michigan sour crude oil we own for domestic sweet crude oil supplied by Sunoco R&M at market-based rates. The initial term of these agreements is two months. These agreements automatically renew on a monthly basis unless terminated by either party on 30 days' written notice. Sunoco R&M has indicated that it has no current intention to terminate these agreements. During the year ended December 31, 2001, Sunoco R&M purchased 70,461 bpd of crude oil from us in these areas.

   On February 8, 2002, the master partnership entered into an omnibus agreement with Sunoco, Inc. and its affiliates under which they generally agreed not to engage in the business of purchasing crude oil at the wellhead, or operating crude oil pipelines or terminals, refined product pipelines or terminals, or LPG terminals in the continental United States. In addition, this agreement addresses our payment of a fee to Sunoco, Inc. or our master partnership's general partner for the provision of various general and administrative services, Sunoco R&M's reimbursement to us for certain maintenance expenditures, Sunoco, Inc.'s indemnification of us for certain environmental and other liabilities, and other matters.

                              THE EXCHANGE OFFER

   On February 8, 2002, we completed a private offering of the outstanding notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and to use our commercially reasonable efforts to complete the exchange offer within 210 days after the date we issued the outstanding notes.

Exchange Offer..............  We are offering to exchange new notes for outstanding notes.

Expiration Date.............  The exchange offer will expire at 5:00 p.m., New
                              York City time, on       , 2002, unless we decide
                              to extend it.

Condition to the Exchange
  Offer.....................  The registration rights agreement does not require us to accept outstanding notes for exchange if the exchange offer or the making of any exchange by a holder of the outstanding notes would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission. The exchange offer is not conditioned on a minimum aggregate principal amount of outstanding notes being tendered.

Procedures for Tendering
  Outstanding Notes.........  To participate in the exchange offer, you must complete, sign and date the letter of
                              transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal, including the outstanding notes that you wish to exchange, to Wachovia Bank, National Association (formerly First Union National Bank) as exchange agent, at the address indicated on the cover page of the letter of transmittal. In the alternative, you can tender your outstanding notes by following the procedures for book-entry transfer described in this prospectus.

                              . If your outstanding notes are held through The
                                Depository Trust Company and you wish to participate in the exchange offer, you may do so through the automated tender offer program of The Depository Trust Company. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

                              . If a broker, dealer, commercial bank, trust
                                company or other nominee is the registered holder of your outstanding notes, we urge you to contact that person promptly to tender your outstanding notes in the exchange offer.

                              For more information on tendering your
                              outstanding notes, please refer to the sections in this prospectus entitled "Exchange Offer--Terms of the Exchange Offer," "--Procedures for Tendering" and "--Book-Entry Transfer."

Guaranteed Delivery
  Procedures................  If you wish to tender your outstanding notes and you cannot get your required documents to the exchange agent on time, you may tender your outstanding notes according to the guaranteed delivery procedures described in "Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal of Tenders.......  You may withdraw your tender of outstanding notes at any time prior to the expiration date. To withdraw, you must have delivered a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated on the cover page of the letter of transmittal before 5:00 p.m. New York City time on the expiration date of the exchange offer.

Acceptance of Outstanding
  Notes and Delivery of New
  Notes.....................  If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer on or before 5:00 p.m. New York City time on the expiration date. We will return any outstanding note that we do not accept for exchange to you without expense as promptly as practicable after the expiration date and acceptance of the outstanding notes for exchange. Please refer to the section in this prospectus entitled "Exchange Offer--Terms of the Exchange Offer."

Fees and Expenses...........  We, together with the guarantors, will bear all expenses related to the exchange offer. Please refer to the section in this prospectus entitled "Exchange Offer--Fees and Expenses."

Use of Proceeds.............  The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to
  Exchange Outstanding Notes  If you do not exchange your outstanding notes in this exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act of 1933 except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act of 1933, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act of 1933.

U.S. Federal Income
  Tax Considerations........  The exchange of new notes for outstanding notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read "Certain United States Federal Income Tax Consequences."

Exchange Agent..............  We have appointed Wachovia Bank, National
                              Association (formerly First Union National Bank) as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows: Wachovia Bank, National Association (formerly First Union National Bank) 1525 West W.T. Harris Boulevard, NC1153 3C3, Charlotte, North Carolina 28262-1153,
                              Attention: Corporate Trust Operations. Eligible institutions may make requests by facsimile at
                              (704) 590-7628.

                            TERMS OF THE NEW NOTES

   The new notes will be identical to the outstanding notes except that the new notes are registered under the Securities Act of 1933 and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the outstanding notes, and the same indenture will govern the new notes and the outstanding notes.

   The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all information that is important to you. For a more complete description of the new notes, please read "Description of the New Notes."

Securities..................  $250 million aggregate principal amount of 7.25%
                              Senior Notes due 2012.

Issuer......................  Sunoco Logistics Partners Operations L.P.

Maturity Date...............  February 15, 2012.

Interest Payment Dates......  February 15 and August 15, commencing August 15,
                              2002.

Optional Redemption.........  At any time, we may redeem all or part of the new notes at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest and the applicable make-whole premium. Please read "Description of the New Notes--Optional Redemption."

Ranking.....................  The new notes will be our senior unsecured obligations, ranking equally with our existing and future senior unsecured indebtedness, including indebtedness under our revolving credit facility. However, the new notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the security for that indebtedness. At March 31, 2002, we had approximately $5 million of secured indebtedness. Furthermore, while all our existing subsidiaries will guarantee the new notes, the new notes will be effectively subordinated to indebtedness of any subsidiaries that will not guarantee the new notes in the future.

Guarantees..................  The new notes will be our senior unsecured obligations. The new notes will be guaranteed unconditionally by our subsidiaries and our parent on a senior unsecured basis so long as they guarantee any of our other long-term indebtedness. Their guarantees of the new notes will rank equally with their guarantees of indebtedness under our revolving credit facility. If we cannot make payments on the new notes when they are due, the guarantors must make them instead.

Covenants...................  The indenture will limit our ability and the ability of our subsidiaries to:

                              . create or incur liens;

                              . engage in sale and leaseback transactions; or

                              . merge or consolidate with or transfer
                                substantially all our assets to another entity.

                              These covenants are subject to exceptions. For more details, please read "Description of the New Notes--Important Covenants."

Change of Control...........  Upon the occurrence of a change of control to a non-investment grade entity, we must offer to purchase the new notes at a price equal to 100% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase.

Transfer Restrictions;
  Absence of a Public Market
  for the New Notes.........  The new notes generally will be freely transferable but will also be new securities for which there is currently no market. We cannot assure you as to the development or liquidity of any market for the new notes.

                              We do not intend to apply for listing of the new notes on any securities exchange or for the quotation of the new notes in any automated dealer quotation system.

Risk Factors................  Please read "Risk Factors" and other information in this prospectus for a discussion of the factors you should carefully consider before deciding to participate in the exchange offer.

                     PARTNERSHIP STRUCTURE AND MANAGEMENT

   We are the operating subsidiary of the master partnership. We and our subsidiaries conduct the master partnership's operations and own its operating assets. Our general partner has sole responsibility for conducting our business and for managing our operations. The directors and officers of our general partner are the same as the officers and directors of Sunoco Partners LLC, the general partner of the master partnership. Our master partnership's general partner or Sunoco, Inc. will receive an annual administrative fee, initially in the amount of $8.0 million, for the provision of various general and administrative services for our benefit. The $8.0 million fee does not include salaries of pipeline and terminal personnel or other employees of our master partnership's general partner, including senior executives, or the cost of their employee benefits. We also reimburse Sunoco, Inc. and its affiliates for direct expenses they incur on our behalf. We also anticipate incurring additional general and administrative costs, including costs related to operating as a separate publicly held entity. Please read "Certain Relationships and Related Transactions."

   Our principal executive offices are located at 1801 Market Street, Philadelphia, Pennsylvania 19103. Our telephone number is (215) 977-3000.

   The chart on the following page depicts the organization and ownership of our parent, Sunoco Logistics Partners L.P., and our partnership.

[FLOW CHART]

                -----------------------------------------------
                                  Ownership of
                        Sunoco Logistics Partners L.P.
                Common Unitholders:
                    Public Unitholders..................  24.8%
                    Sunco Partners LLC..................  24.2%

                Subordinated Unitholder:
                    Sunco Partners LLC..................  49.0%

                General Partner Interest................   2.0%
                                                          -----
                                                           100%
                                                          =====
                -----------------------------------------------

-------------------------                          -----------------------------
 Public Unitholders                                         Sunoco, Inc.
 5,750,000 Common Units
-------------------------                          -----------------------------
                                                                 |
                                                               100%
                                                             Indirect
                                                             Ownership

                                                                 |
                                                   -----------------------------
                            24.8%                       Sunoco Partners LLC
                       Limited Partner              (the General Partner of the
                          Interest                       Master Partnership)
                             \                       5,633,639 Common Units
                              \ 11,383,639 Subordinated Units Incentive Distribution Rights
                                                   -----------------------------
                                                     |                   |

                                           73.2% Limited           2.0% General
                                           Partner Interest     Partner Interest
                                                     |                  /
                                       ----------------------------------------
                                           Sunoco Logistics Partners L.P.
                                               (the Master Partnership)
                                                     (Guarantor)
                                       ----------------------------------------
                                            /
                             100%
                      Ownership Interest
                     /
---------------------------
 Sunoco Logistics Partners                                 |
(the General Partner of the                          99.99% Limited
   Operating Partnership)                            Partner Interest
---------------------------                                |

                        \
                          0.01% General
                         Partner Interest
                                         \
---------------------------            ----------------------------------------
       Noteholders                     Sunoco Logistics Partners Operations L.P.
      $250,000,000                           (the Operating Partnership)
7.25% Senior Notes due 2012                        (the Issuer)
---------------------------            ----------------------------------------
                                                       |
                                                      100%
                                               Ownership Interest
                                                       |
                                       ----------------------------------------
                                           Operating Subsidiaries
                                                 (Guarantors)
                                       ----------------------------------------

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

   On February 8, 2002, our parent, Sunoco Logistics Partners L.P., completed its initial public offering and related transactions whereby we became the successor to a substantial portion of the wholly owned logistics operations of Sunoco, Inc. and its subsidiaries. The following table shows summary historical financial and operating data of Sunoco Logistics Partners L.P., in each case for the periods and as of the dates indicated. The selected historical financial data for Sunoco Logistics Partners L.P. for 1999, 2000 and 2001 are derived from the audited combined financial statements of Sunoco Logistics Partners L.P., which reflect the historical cost-basis amounts of Sunoco Logistics (Predecessor), our predecessor.

   The pro forma financial statements of Sunoco Logistics Partners L.P. give pro forma effect to:

   . the contribution of certain assets and liabilities of Sunoco Logistics
     (Predecessor) to Sunoco Logistics Partners L.P.;

   . the issuance by us of the notes;

   . the establishment of the revolving credit facility;

   . the completion of the initial public offering by our parent of 5,750,000 of its common units representing limited partner interests; and

   . the execution of the pipelines and terminals storage and throughput agreement with Sunoco R&M and the omnibus agreement with Sunoco R&M and Sunoco, Inc.

   The summary pro forma financial data presented below as of and for the year ended December 31, 2001 are derived from the master partnership's unaudited pro forma financial statements. The pro forma balance sheet assumes the initial public offering, the notes offering and related transactions occurred as of December 31, 2001, and the pro forma statement of income assumes the initial public offering, the notes offering and related transactions occurred on January 1, 2001. A more complete explanation of the pro forma data can be found in the master partnership's Unaudited Pro Forma Financial Statements.

   We define EBITDA as operating income plus depreciation and amortization. EBITDA provides additional information for evaluating our ability to service our debt obligations and is presented solely as a supplemental measure. You should not consider EBITDA as an alternative to net income, income before income taxes, cash flows from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our EBITDA may not be comparable to EBITDA or similarly titled measures of other entities as other entities may not calculate EBITDA in the same manner as we do.

   For the periods presented, Sunoco R&M was the primary or exclusive user of our refined product terminals, our Fort Mifflin Terminal Complex, and our Marcus Hook Tank Farm. Historically, most of the terminalling and throughput services provided by Sunoco Logistics (Predecessor) for Sunoco R&M's refining and marketing operations were at fees that enabled us to recover our costs, but not to generate any operating income. Accordingly, historical EBITDA for those assets was equal to their depreciation and amortization.

   Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Expansion capital expenditures are capital expenditures made to expand the existing operating capacity of our assets, whether through construction or acquisition. We treat repair and maintenance expenditures that do not extend the useful life of existing assets as operating expenses as we incur them. The maintenance capital expenditures for the periods presented include several one-time projects to upgrade our technology, increase reliability, and lower our cost structure.

   Throughput is the total number of barrels per day transported on a pipeline system or through a terminal and includes barrels ultimately transported to a delivery point on another pipeline system.

   The following table should be read together with, and is qualified in its entirety by reference to, the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                          Sunoco Logistics Partners L.P.
                               ----------------------------------------------------
                                      Historical (Predecessor)          Pro Forma
                               --------------------------------------  ------------
                                       Year Ended December 31,          Year Ended
                               --------------------------------------  December 31,
                               1999/(1)/          2000        2001         2001
                               ----------      ----------  ----------  ------------
                                    (in thousands, except per unit, ratio and
                                                 operating data)
Income Statement Data:
Revenues:
 Sales and other operating
   revenue:
   Affiliates................. $  764,133      $1,301,079  $1,067,182   $1,078,590
   Unaffiliated customers.....    210,069         507,532     545,822      545,822
 Other income/(2)/............      6,133           5,574       4,774        4,774
                               ----------      ----------  ----------   ----------
Total revenues................    980,335       1,814,185   1,617,778    1,629,186
                               ----------      ----------  ----------   ----------
Costs and expenses:
 Cost of products sold and
   operating expenses.........    866,610       1,699,541   1,503,156    1,503,156
 Depreciation and amortization     19,911          20,654      25,325       25,325
 Selling, general and
   administrative expenses....     27,461          34,683      35,956       35,956
                               ----------      ----------  ----------   ----------
Total costs and expenses......    913,982       1,754,878   1,564,437    1,564,437
                               ----------      ----------  ----------   ----------
Operating income..............     66,353          59,307      53,341       64,749
Net interest cost and debt
 expense......................      6,487          10,304      10,980       18,222
                               ----------      ----------  ----------   ----------
Income before income tax
 expense......................     59,866          49,003      42,361       46,527
Income tax expense............     22,488          18,483      15,594           --
                               ----------      ----------  ----------   ----------
Net income.................... $   37,378      $   30,520  $   26,767   $   46,527
                               ==========      ==========  ==========   ==========
Pro forma net income per unit:
 Basic........................                                          $     2.00
                                                                        ==========
 Diluted......................                                          $     1.99
                                                                        ==========
Other Financial Data:
EBITDA........................ $   86,264      $   79,961  $   78,666   $   90,074
Ratio of EBITDA to interest
 expense/(3)/.................      11.81            6.48        5.75         4.65
Ratio of earnings to fixed
 charges/(4)/.................       7.96            4.35        3.77         3.21
Explorer Pipeline Company
 joint venture (9.4%
 ownership interest):
 Equity income................ $    4,591      $    3,766  $    4,323
 Cash dividends............... $    4,730      $    3,749  $    4,254
Net cash provided by
 operating activities......... $  125,165      $   79,116  $   27,238
Net cash used in investing
 activities................... $  (75,120)     $  (77,292) $  (73,079)
Net cash provided by (used
 in) financing activities..... $  (50,045)     $   (1,824) $   45,841
Capital expenditures:
 Maintenance.................. $   32,312      $   39,067  $   53,628
 Expansion....................     49,556/(1)/     18,854      19,055
                               ----------      ----------  ----------
Total capital expenditures.... $   81,868/(1)/ $   57,921  $   72,683
                               ==========      ==========  ==========
Operating Data (bpd): Eastern
Pipeline
 System throughput/(5)/.......    542,843         535,510     544,874
Terminal Facilities throughput  1,245,189       1,281,231   1,156,927
Western Pipeline System
 throughput...................    252,098         295,991     287,237
Crude oil purchases at
 wellhead.....................    145,425         176,964     181,448

                                                                     Historical           Pro Forma
                                                             --------------------------  ------------
                                                                    December 31,         December 31,
                                                             --------------------------  ------------
                                                             1999/(1)/   2000     2001       2001
                                                             --------  -------- -------- ------------
                                                                         (in thousands)
Balance Sheet Data:
Net properties, plants and equipment........................ $481,967  $518,605 $566,359   $566,359
Total assets................................................ $712,149  $845,956 $789,201   $838,261
Total debt, including current portion and debt due affiliate $ 95,287  $190,043 $144,781   $253,094
Net parent investment/partners' equity...................... $223,083  $157,023 $274,893   $326,778

--------
/(1)/On October 1, 1999, Sunoco Logistics (Predecessor) acquired the crude oil transportation and marketing operations of Pride Companies, L.P. for $29.6 million in cash and the assumption of $5.3 million of debt. The purchase price was allocated to the assets acquired and liabilities assumed based on their fair value. The acquired assets included Pride's 800-mile crude oil pipeline system, 800,000 barrels of tankage and related assets, and the right to purchase 35,000 barrels per day of third party lease crude oil. The results of operations and related operating data relating to the acquired business have been included in the above table from the date of acquisition. We have included the purchase price of this acquisition in expansion capital expenditures.
/(2)/Includes equity income from our master partnership's investment in
     Explorer Pipeline Company, a joint venture in which we own a 9.4% interest. /(3)/EBITDA divided by interest cost before capitalized interest.
/(4)/Earnings represent income before income tax expense before deducting fixed charges. Fixed charges include interest and one-third of rental expense which is the portion deemed to be interest.
/(5)/Excludes amounts attributable to our 9.4% ownership interest in Explorer
     Pipeline Company and our interrefinery pipelines. Also excludes amounts attributable to our Toledo, Twin Oaks, and Linden transfer pipelines, which transport large volumes over short distances and generate minimal revenues.

                                 RISK FACTORS

   You should carefully consider the following risk factors together with all the other information included in this prospectus before deciding to exchange any notes.

   If any of the following risks were actually to occur, our business, financial condition, or results of operations could be materially adversely affected.

Risks Inherent in Our Business

We are required to distribute all of our available cash to our general partner and the master partnership.

   Pursuant to our partnership agreement, we are required to distribute, on a quarterly basis, 0.01% of available cash to our general partner and 99.99% of available cash to the master partnership. Available cash is generally all cash on hand, plus working capital borrowings, as adjusted for reserves. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to reserves, for any proper purpose, including but not limited to reserves for the purpose of (i) complying with the terms of any agreement or obligation (including the establishment of reserves to fund the payment of interest and principal in the future, including on the notes), and (ii) providing for future capital expenditure payments deemed by the master partnership to be necessary or desirable. Please read "Our Partnership Agreement--Cash Distributions."

Cost reimbursements, which will be determined in our master partnership's general partner's sole discretion, and fees due our master partnership's general partner and its affiliates will be substantial.

   For three years beginning February 8, 2002, we will pay Sunoco, Inc. or our master partnership's general partner an administrative fee of $8.0 million per year for the provision by Sunoco, Inc. or its affiliates of various general and administrative services for our benefit. The administrative fee may increase in the second and third years by up to a maximum of 2.5% per year and may also increase if we make an acquisition that requires an increase in the level of general and administrative services that we receive from Sunoco, Inc. or its affiliates. In addition, the master partnership's general partner is entitled to reimbursement for all other expenses it incurs on our behalf, including the salaries of and the cost of employee benefits for employees of our master partnership's general partner, including senior executives, who provide services to us. Our master partnership's general partner has sole discretion in determining the amount of these expenses. Our master partnership's general partner and its affiliates also may provide us other services for which we will be charged fees as determined by our master partnership's general partner.

We depend upon Sunoco R&M for a substantial portion of the crude oil and refined products transported on our pipelines and handled at our terminals, and any reduction in these quantities would reduce our ability to service our debt obligations.

   For the year ended December 31, 2001, Sunoco R&M accounted for approximately 73% of the pro forma revenues of our Eastern Pipeline System, 65% of the pro forma revenues of our Terminal Facilities, and 66% of the pro forma revenues of our Western Pipeline System. We received the balance of our revenues from third parties. We will continue to remain dependent on third parties for additional revenues. Our pipelines and terminals storage and throughput agreement does not cover our crude oil acquisition and marketing business or our Nederland Terminal. In addition, although the contract makes provision for escalation of the fees charged to Sunoco R&M, the increased fees may be inadequate to cover increased costs in the future.

   With the exception of our Nederland Terminal, Sunoco R&M accounts for substantially all of the throughput volumes at our Terminal Facilities. In addition, Sunoco R&M and its affiliates are the only shippers on approximately 850 miles of our Eastern Pipeline System, and Sunoco R&M is the only shipper on approximately 45 miles of our Western Pipeline System. We expect to continue to derive a substantial portion of our revenues from Sunoco R&M for the foreseeable future. If Sunoco R&M were to decrease the throughput transported in our pipelines for any reason, our revenues would decline and our ability to service our debt obligations could be adversely affected.

Sunoco R&M's obligations under the pipelines and terminals storage and throughput agreement may be reduced or suspended in some circumstances.

   Sunoco R&M's obligations under the pipelines and terminals storage and throughput agreement may be permanently reduced in some circumstances, which could reduce our ability to service our debt obligations. These events, some of which are within the exclusive control of Sunoco R&M, include:

   . Governmental action that prohibits Sunoco R&M from using MTBE in the gasoline it produces if Sunoco R&M reasonably believes in good faith that this action will jeopardize its ability to satisfy its minimum revenue or throughput obligations.

   . The inability of Sunoco R&M and us to agree on the amount of any surcharge required to be paid by Sunoco R&M to cover substantial and unanticipated costs that we may incur in complying with new laws or governmental regulations applicable to our Terminal Facilities.

   . A decision by Sunoco R&M to shut down or reconfigure one or more of its refineries if Sunoco R&M reasonably believes in good faith that such event will jeopardize its ability to satisfy its minimum revenue or throughput obligations. Factors that might lead Sunoco R&M to shut down or reconfigure a refinery include:

       -  reduced demand for refined products produced at the refinery;

       - increasingly stringent environmental regulations. For example, Sunoco R&M has estimated that it will be required to make capital expenditures of approximately $300 million to $400 million over the next five years at its refineries to bring them into compliance with the Environmental Protection Agency's new rules limiting the sulfur in motor gasoline and diesel fuel;

       - a catastrophic event at a refinery, such as a major fire, flood, or explosion; and

       - environmental proceedings or other litigation that could limit all or a portion of the operations at a refinery. As part of a Clean Air Act enforcement initiative, the EPA has requested information relating to potential violations of the Clean Air Act from Sunoco R&M and other refiners. The EPA has entered into consent agreements with several refiners that require them to make significant capital expenditures to install control equipment to reduce emissions of sulfur dioxide, nitrogen oxides, and particulate matter. Pursuant to this enforcement initiative, Sunoco R&M recently has received notices of violation from the EPA relating to its Marcus Hook, Philadelphia and Toledo refineries. Sunoco R&M is currently evaluating the notices of violation for all three refineries to determine how it will respond. In resolving these notices of violation, Sunoco R&M could be required to make significant capital expenditures, operate these refineries at reduced levels, and pay significant penalties. See "Business--Environmental Regulation."

   Depending on the ultimate cost of complying with existing and future environmental regulations or proceedings, Sunoco R&M may determine that it is more economical to reduce production at a refinery or shut down all or a portion of a refinery rather than make these capital expenditures. Sunoco R&M's obligations under the pipelines and terminals storage and throughput agreement would be reduced in this event and our ability to service our debt obligations could also be reduced.

   Furthermore, Sunoco R&M's obligations would be temporarily suspended during the occurrence of an event that is outside the control of the parties, which renders performance impossible with respect to an asset for at least 30 days. The occurrence of any of these events could reduce our revenues and cash flow, and our ability to service our debt obligations.

   Sunoco, Inc. continually considers opportunities presented by third parties with respect to its refinery assets. These opportunities may include offers to purchase and joint venture propositions. Sunoco, Inc. also continually considers changes to its refineries. Those changes may involve new facilities, reduction in certain operations or modifications of facilities or operations. Changes may be considered to meet market demands, to satisfy regulatory requirements or environmental and safety objectives, to improve operational efficiency or for other reasons. Sunoco, Inc. is actively managing its assets and operations, and, therefore, changes of some nature, possibly material to its business relationship with us, are likely to occur at some point in the future.

If Sunoco R&M satisfies only its minimum obligations under, or if we are unable to renew or extend, our pipelines and terminals storage and throughput agreement, our results of operations may be adversely affected.

   Sunoco R&M may reduce the volumes it transports on our pipelines or delivers at our terminals to the minimum amounts it is obligated to transport or deliver under the pipelines and terminals storage and throughput agreement. In addition, the terms of Sunoco R&M's obligations under the pipelines and terminals storage and throughput agreement are of relatively brief duration, ranging from five to seven years. If Sunoco R&M fails to use our facilities after expiration of the agreement and we are unable to generate additional revenues from third parties, our results of operations would be adversely affected.

A significant decrease in demand for refined products in the markets served by our pipelines would adversely affect our results of operations.

   A sustained decrease in demand for refined products in the markets served by our pipelines would significantly reduce our revenues. Factors that could lead to a decrease in market demand include:

   . a recession or other adverse economic condition that results in lower spending by consumers on gasoline, diesel fuel, and travel;

   . an increase in the market price of crude oil that leads to higher refined product prices;

   . higher fuel taxes or other governmental or regulatory actions that increase, directly or indirectly, the cost of gasoline or other refined products; and

   . a shift by consumers to more fuel-efficient or alternative fuel vehicles or an increase in fuel economy, whether as a result of technological advances by manufacturers, pending legislation proposing to mandate higher fuel economy, or otherwise.

Due to our lack of asset diversification, adverse developments in our pipelines and terminals businesses could reduce our ability to service our debt obligations.

   We rely exclusively on the revenues generated from our pipelines and terminals businesses. Due to our lack of asset diversification, an adverse development in one of these businesses could have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets.

Rate regulation may not allow us to recover the full amount of increases in our costs, and a successful challenge to our rates may reduce our ability to service our debt obligations.

   The primary rate-making methodology of the Federal Energy Regulatory Commission, or FERC, is price indexing. We use this methodology in all of our interstate markets. The indexing method allows a pipeline to increase its rates by a percentage equal to the change in the producer price index for finished goods minus 1%. If the index rises by less than 1% or falls, we will be required to reduce our rates that are based on the FERC's price indexing methodology if they exceed the new maximum allowable rate. In addition, changes in the index might not be large enough to fully reflect actual increases in our costs. The FERC's rate-making methodologies may limit our ability to set rates based on our true costs or may delay the use of rates that reflect increased costs. Any of the foregoing could adversely affect our revenues and cash flow.

   Under the Energy Policy Act adopted in 1992, our interstate pipeline rates were deemed just and reasonable or "grandfathered." As that Act applies to our rates, a person challenging a grandfathered rate must, as a threshold matter, establish a substantial change since the date of enactment of the Act, in either the economic circumstances or the nature of the service that formed the basis for the rate. A complainant might assert that the creation of the partnership itself constitutes such a change, an argument that has not previously been specifically addressed by the FERC. If the FERC were to find a substantial change in circumstances, then the existing rates could be subject to detailed review. There is a risk that some of our rates could be found to be in excess of levels justified by our cost of service. In such event, the FERC would order us to reduce our rates. Any such reduction would result in lower revenues and cash flows and may reduce our ability to service our debt obligations. Please read "Business--Rate Regulation--Our Pipelines."

   In a 1995 decision involving an unrelated oil pipeline limited partnership, the FERC partially disallowed the inclusion of income taxes in that partnership's cost of service. In another FERC proceeding involving a different oil pipeline limited partnership, the FERC held that the oil pipeline limited partnership may not claim an income tax allowance for income attributable to non-corporate limited partners. If our rates were challenged and the FERC were to disallow the inclusion of an income tax allowance in our cost of service, it may be more difficult for us to justify our rates.

   In addition, a state commission could also investigate our intrastate rates or our terms and conditions of service on its own initiative or at the urging of a shipper or other interested party. If a state commission found that our rates exceeded levels justified by our cost of service, the state commission could order us to reduce our rates.

   Sunoco R&M has agreed not to challenge, or to cause others to challenge or assist others in challenging, our tariff rates in effect during the term of the pipelines and terminals storage and throughput agreement. This agreement does not prevent other current or future shippers from challenging our tariff rates. At the end of the term of the agreement, Sunoco R&M will be free to challenge, or to cause other parties to challenge or assist others in challenging, our tariff rates in effect at that time. If any party successfully challenges our tariff rates, the effect may be to reduce our revenues and cash flow and adversely affect our ability to service our debt obligations.

   Potential changes to current rate-making methods and procedures may impact the federal and state regulations under which we will operate in the future. In addition, if the FERC's petroleum pipeline ratemaking methodology changes, the new methodology could result in tariffs that generate lower revenues and cash flow and adversely affect our ability to service our debt obligations. Please read "Business--Rate Regulation" for more information on our tariff rates.

Our operations are subject to federal, state, and local laws and regulations relating to environmental protection and operational safety that could require us to make substantial expenditures.

   Our pipelines, gathering systems, and terminal operations are subject to increasingly strict environmental and safety laws and regulations. The transportation and storage of refined products and crude oil result in a risk that refined products, crude oil, and other hydrocarbons may be suddenly or gradually released into the environment, potentially causing substantial expenditures for a response action, significant government penalties, liability to government agencies for natural resources damages, personal injury, or property damages to private parties and significant business interruption. We own or lease a number of properties that have been used to store or distribute refined products and crude oil for many years. Many of these properties have also been operated by third parties whose handling, disposal, or release of hydrocarbons and other wastes were not under our control. We expect it will cost approximately $8.6 million to assess, monitor, and remediate 19 sites, identified at December 31, 2001, where releases of crude oil or petroleum products have occurred. Please read "Business--Environmental Regulation" and "--Environmental Remediation" for more information.

   We estimate that we will spend $8.2 million on storage tank inspection and repair over the next five years at our Nederland Terminal. We also expect to spend approximately $8.0 million in each of the next five years to comply with the recently adopted pipeline integrity management rule of the U.S. Department of Transportation, or DOT. Although Sunoco, Inc. has agreed to indemnify us for costs in excess of $8.0 million per year, up to a maximum of $15.0 million over the next five years with regard to compliance with this DOT pipeline integrity management rule, the cost to perform such activities may exceed these estimated amounts and the amount of any indemnification. If we are not able to recover the excess costs through increased tariffs and revenues, our ability to service our debt obligations could be adversely affected.

If existing or future state or federal government regulations banning or restricting the use of MTBE in gasoline take effect, this action could adversely affect our results of operations.

   Our Eastern refined product pipeline system transports from Sunoco R&M's refineries gasoline containing MTBE, an oxygenate used extensively to reduce motor vehicle tailpipe emissions. Many states, including New York and Connecticut, have banned or restricted the use of MTBE in gasoline commencing as early as 2003 in response to concerns about MTBE's adverse impact on ground or surface water. Other states are considering bans or restrictions on MTBE or opting out of the EPA's reformulated gasoline program, either of which events would reduce the use of MTBE. Any ban or restriction on the use of MTBE may lead to the greater use of ethanol. Unlike MTBE, which can be blended in gasoline at the refinery, ethanol is blended at the terminal and is not transported by our pipelines. Any revenues we would receive for blending ethanol might not offset the loss of revenues we would suffer from the reduced volumes we transport on our Eastern refined product pipelines. In addition, Congress is currently considering removing or modifying the oxygenate requirement, which could reduce the amount of gasoline transported on our Eastern refined product pipelines thereby adversely affecting our results of operations and reducing our ability to service our debt obligations.

When the price of foreign crude oil delivered to the United States is greater than that of domestic crude oil, or the price for the future delivery of crude oil falls below current prices, our customers are less likely to store crude oil, thereby reducing our storage revenues at our Nederland Terminal.

   Most of the crude oil stored at our Nederland Terminal is foreign crude oil. When the price of foreign crude oil delivered to the United States is greater than that of domestic crude oil, the demand for this storage capacity may decrease. If this market condition occurs, our storage revenues will be lower, which could adversely affect our ability to service our debt obligations.

   When the price of crude oil in a given month exceeds the price of crude oil for delivery in a subsequent month, the market is backwardated. When the crude oil market is backwardated, the demand for storage capacity at our Nederland Terminal may decrease because crude oil producers can capture a premium for prompt deliveries rather than storing it for sale later. The market has been in backwardation for much of the last several years. In a backwardated market, our storage revenues may be lower, which could reduce our ability to service our debt.

A material decrease in the supply, or increase in the price, of crude oil available for transport through our Western Pipeline System could reduce our ability to service our debt.

   The volume of crude oil we transport in our crude oil pipelines depends on the availability of attractively priced crude oil produced in the areas accessible to our crude oil pipelines and received from other common carrier pipelines. If we do not replace volumes lost due to a material temporary or permanent decrease in supply, the volumes of crude oil transported through our pipelines would decline, reducing our revenues and cash flow and our ability to service our debt obligations. For example, some of the gathering systems that supply crude oil that we transport on our Western Pipeline System are experiencing a decline in production. In addition, sustained low crude oil prices could lead to a decline in drilling activity and production levels or the shutting-in or abandonment of marginal wells. Similarly, a temporary or permanent material increase in the price of crude oil supplied from any of these sources, as compared to alternative sources of crude oil available to our customers, could cause the volumes of crude oil transported in our pipelines to decline, thereby reducing our revenues and cash flow and adversely affecting our ability to service our debt obligations.

Any reduction in the capability of or the allocations to our shippers in interconnecting, third-party pipelines could cause a reduction of volumes transported in our pipelines and through our terminals, which could reduce our ability to service our debt obligations.

   Sunoco R&M and the other users of our pipelines and terminals are dependent upon connections to third-party pipelines to receive and deliver crude oil and refined products. Any reduction of capabilities of these interconnecting pipelines due to testing, line repair, reduced operating pressures, or other causes could result in reduced volumes transported in our pipelines or through our terminals. Similarly, if additional shippers begin transporting volumes over interconnecting pipelines, the allocations to our existing shippers could be reduced, which could also reduce volumes transported in our pipelines or through our terminals. Any reduction in volumes transported in our pipelines or through our terminals could adversely affect our revenues and cash flow.

Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured.

   Our operations are subject to operational hazards and unforeseen interruptions such as natural disasters, adverse weather, accidents, fires, explosions, hazardous materials releases, and other events beyond our control. These events might result in a loss of equipment or life, injury, or extensive property damage, as well as an interruption in our operations. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased substantially, and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, insurance carriers are now requiring broad exclusions for losses due to war risk and terrorist acts. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position.

We are exposed to the credit risk of our customers in the ordinary course of our crude oil acquisition and marketing activities.

   When we purchase crude oil at the wellhead, we sometimes pay all of or a portion of the production proceeds to an operator who distributes these proceeds to the various interest owners, an arrangement that exposes us to operator credit risk. Therefore, we must determine whether operators have sufficient financial resources to make these payments and distributions and to indemnify and defend us in case of a protest, action, or complaint. Even if our credit review and analysis mechanisms work properly, we may experience losses in dealings with operators and other parties.

Competing pipelines could cause us to reduce our rates.

   If a competing crude oil or refined product pipeline charged lower rates than we do, we could be forced to reduce our rates to remain competitive, which would reduce our revenues and cash flow. Several companies have announced pipeline expansion or conversion projects that will likely begin competing with Explorer Pipeline Company and portions of our West Texas pipeline system this year.

If we do not make acquisitions on economically acceptable terms, any future growth will be limited.

   Our future growth will depend principally on our ability to make acquisitions at attractive prices. If we are unable to identify attractive acquisition candidates or we are unable to acquire businesses on economically acceptable terms, our future growth will be limited. Any acquisition involves potential risks, including:

   . the inability to integrate the operations of recently acquired businesses;

   . the diversion of management's attention from other business concerns;

   . customer or key employee loss from the acquired businesses; and

   . a significant increase in our indebtedness and working capital requirements.

   Any of these factors would adversely affect our ability to achieve anticipated levels of cash flows from our acquisitions or realize other anticipated benefits. In addition, competition from other buyers could reduce our acquisition opportunities or cause us to pay a higher price than we might otherwise pay.

Restrictions in our and Sunoco, Inc.'s debt agreements may prevent us from engaging in some beneficial transactions.

   As of March 31, 2002, our total outstanding long-term indebtedness was approximately $255 million, including $250 million of the notes and approximately $5 million of other indebtedness. The termination of the pipelines and terminals storage and throughput agreement prior to its expiration will constitute an event of default under our credit facility. Our leverage and various other limitations in our credit facility and the notes may reduce our ability to incur additional debt, engage in some transactions, and capitalize on acquisition or other business opportunities. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Sunoco, Inc.'s revolving credit facility also limits the aggregate amount of debt Sunoco, Inc. and its consolidated subsidiaries, including us, may borrow. Since Sunoco, Inc. owns and controls the master partnership's general partner, we may not be permitted to incur additional debt if the effect would be to cause an event of default under Sunoco, Inc.'s revolving credit agreement. Any subsequent refinancing of Sunoco, Inc.'s or our current debt or any new debt could have similar or greater restrictions.

Terrorist attacks aimed at our facilities could adversely affect our business.

   On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scale. Since the September 11 attacks, the U.S. government has issued warnings that energy assets, specifically our nation's pipeline infrastructure, may be the future targets of terrorist organizations. These developments have subjected our operations to increased risks. Any future terrorist attack at our facilities, those of our customers and, in some cases, those of our pipelines, could have a material adverse effect on our business.

Risks Inherent in an Investment in Us

Sunoco, Inc. and its affiliates have conflicts of interest which may permit them to favor their own interests to your detriment.

   Sunoco, Inc. indirectly owns the 2% general partner interest and a 73.2% limited partner interest in the master partnership and owns and controls the general partner of our master partnership. Conflicts of interest may arise between Sunoco, Inc. and its affiliates, including our master partnership's general partner, on the one hand, and us, on the other hand. As a result of these conflicts, the general partner may favor its own interests and the interests of its affiliates over our interests. These conflicts include, among others, the following situations:

   . Sunoco R&M, as a shipper on our pipelines, has an economic incentive not to cause us to seek higher tariff rates or terminalling fees, even if such higher rates or terminalling fees would reflect rates that could be obtained in arm's-length, third-party transactions;

   . neither our partnership agreement nor any other agreement requires Sunoco, Inc. to pursue a business strategy that favors us or utilizes our assets, including whether to increase or decrease refinery production, whether to shut down or reconfigure a refinery, or what markets to pursue or grow. Sunoco, Inc.'s directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Sunoco, Inc.;

   . the master partnership's general partner is allowed to take into account the interests of parties other than us, such as Sunoco, Inc., in resolving conflicts of interest;

   . the master partnership's general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional partnership securities, and reserves, each of which can affect the amount of cash available to service our debt obligations;

   . the master partnership's general partner determines which costs incurred by Sunoco, Inc. and its affiliates are reimbursable by us;

   . the master partnership's partnership agreement does not restrict its general partner from causing the master partnership to pay its general partner or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf;

   . the master partnership's general partner controls the enforcement of obligations owed to us by the master partnership's general partner and its affiliates, including the pipelines and terminals storage and throughput agreement with Sunoco R&M;

   . the master partnership's general partner decides whether to retain separate counsel, accountants, or others to perform services for us; and

   . Sunoco, Inc. may at any time propose that we undertake a project to develop and construct or acquire an asset, and if our general partner determines in its good faith judgment, with the concurrence of its conflicts committee, that the project, including the terms on which Sunoco, Inc. would agree to use such asset, will be beneficial on the whole to us and that proceeding with the project will not effectively preclude us from undertaking another project that will be more beneficial to us, we will be required to use our commercially reasonable efforts to finance, develop, and construct or acquire the asset.

   Please read "Certain Relationships and Related Transactions--Omnibus Agreement."

Sunoco, Inc. and its affiliates may engage in limited competition with us.

   Sunoco, Inc. and its affiliates may engage in limited competition with us. Pursuant to the omnibus agreement, Sunoco, Inc. and its affiliates have agreed not to engage in the business of purchasing crude oil at the wellhead or operating refined product or crude oil pipelines or terminals or LPG terminals in the continental United States. The omnibus agreement, however, does not apply to:

   . any business operated by Sunoco, Inc. or any of its subsidiaries at the closing of the initial public offering of the master partnership;

   . any logistics asset constructed by Sunoco, Inc. or any of its subsidiaries within a manufacturing or refining facility in connection with the operation of that facility;

   . any business that Sunoco, Inc. or any of its subsidiaries acquires or constructs that has a fair market value of less than $5.0 million; and

   . any business that Sunoco, Inc. or any of its subsidiaries acquires or constructs that has a fair market value of $5.0 million or more if we have been offered the opportunity to purchase the business for fair market value, and we decline to do so with the concurrence of our conflicts committee.

   Upon a change of control of Sunoco, Inc. or a sale of the general partner by Sunoco, Inc., the non-competition provisions of the omnibus agreement may terminate.

Risks Relating to the Notes

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will remain restricted and may be adversely affected.

   We will only issue new notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes.

   If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. We do not plan to register outstanding notes under the Securities Act of 1933 unless our registration rights agreement with the initial purchasers of the outstanding notes requires us to do so. Further, if you continue to hold any outstanding notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer outstanding notes in the market.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

   Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

   We cannot assure you that we will generate sufficient cash flow from operations, that currently anticipated operating improvements will be realized or that future borrowings will be available to us under our revolving credit facility in an amount sufficient to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our revolving credit facility and the notes, on commercially reasonable terms or at all.

We are a holding company. We conduct our operations through our subsidiaries and depend on cash flow from our subsidiaries to make payments on the notes.

   We are a holding company. We conduct our operations through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments from our subsidiaries to us. Any payment of dividends, distributions, loans or other payments from our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries also will be contingent upon the profitability of our subsidiaries. If we are unable to obtain funds from our subsidiaries we may not be able to pay interest or principal on the notes when due and we cannot assure you that we will be able to obtain the necessary funds from other sources.

Following this exchange offer, we could incur a substantial amount of debt, which could materially adversely affect our financial condition, results of operations and business prospects and prevent us from fulfilling our obligations under the notes.

   We are permitted under our revolving credit facility and the indenture governing the notes to incur additional debt, subject to certain limitations under our revolving credit facility and, in the case of secured debt, under the indenture governing the notes. If we incur additional debt following this exchange offer, our increased leverage could, for example:

   . make it more difficult for us to satisfy our obligations under the notes or other indebtedness and, if we fail to comply with the requirements of the other indebtedness, could result in an event of default on the notes or such other indebtedness;

   . require us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow from working capital, capital expenditures and other general business activities;

   . limit our ability to obtain additional financing in the future for working capital, capital expenditures and other general corporate activities;

   . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

   . detract from our ability to successfully withstand a downturn in our business or the economy generally; and

   . place us at a competitive disadvantage against less leveraged competitors.

We may not be able to repurchase the notes upon a change of control.

   Upon the occurrence of a change of control to a non-investment grade entity, we must offer to repurchase the notes. We may not have sufficient funds at the time of the change of control to make the required repurchases of the notes. Additionally, certain events that would constitute a "change of control" (as defined in the indenture) would constitute an event of default under our revolving credit facility that would, if it should occur, permit the lenders to accelerate the debt outstanding under our revolving credit facility and that, in turn, would cause an event of default under the indenture.

In the event of our bankruptcy or liquidation, holders of the notes will be paid from any assets remaining after payments to any holders of secured debt and debt of our non-guarantor subsidiaries.

   The notes will be general unsecured senior obligations of us and our subsidiary guarantors, and effectively subordinated to any secured debt that we may have in the future to the extent of the value of the assets securing that debt. As of March 31, 2002, we had approximately $5 million of secured indebtedness. The indenture permits us to incur additional secured indebtedness provided certain conditions are met. In addition, while all our existing subsidiaries have guaranteed the notes, in the event any of our subsidiaries in the future do not guarantee the notes, the notes will be effectively subordinated to the liabilities of any of these non-guarantor subsidiaries.

   If we are declared bankrupt or insolvent, or are liquidated, the holders of our secured debt and any debt of our non-guarantor subsidiaries will be entitled to be paid from our assets before any payment may be made with respect to the notes. If any of the foregoing events occur, we cannot assure you that we will have sufficient assets to pay amounts due on our secured debt and the notes.

The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void the subsidiary guarantees.

   Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee by a subsidiary could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

   . received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

       -  was insolvent or rendered insolvent by reason of such incurrence; or

       - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

       - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

   In addition, any payment by that subsidiary guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

   . the sum of its debts, including contingent liabilities were greater than the fair saleable value of all of its assets;

   . the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts, as they become absolute and mature; or

   . it could not pay its debts as they become due.

Your ability to transfer the new notes may be limited by the absence of an active trading market, and there is no assurance that any active true market will develop for the new notes.

   The new notes are a new issue of securities for which there is no established public market. Although we have registered the new notes under the Securities Act of 1933, we do not intend to apply for listing of the new notes on any securities exchange or for quotation of the new notes in any automated dealer quotation system. In addition, although the initial purchasers of the outstanding notes have informed us that they intend to make a market in the new notes after the exchange offer, as permitted by applicable laws and regulations, they are not obliged to make a market in the new notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the new notes will develop or, if developed, that it will continue. Finally, if a large number of holders of outstanding notes do not tender outstanding notes or tender outstanding notes improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer could adversely affect the development of a market for these new notes.

                                EXCHANGE OFFER

   In connection with the issuance of the outstanding notes, we entered into a registration rights agreement. The following description of the registration rights agreement is a summary only. It is not complete and does not describe all of the provisions of the registration rights agreement. For more information, you should review the provisions of the registration rights agreement that we filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. In addition, the information below concerning specific interpretation of, and positions taken by, the staff of the SEC is not intended to constitute legal advice. You should consult your own legal advisors with respect to those matters.

Purpose and Effect of the Exchange Offer

   Under the registration rights agreement, we agreed that, promptly after the effectiveness of the registration statement of which this prospectus is a part, we would offer to the holders of outstanding notes, who are not prohibited by any law or policy of the SEC from participating in the exchange offer, the opportunity to exchange their outstanding notes for an issue of a new series of notes, which we refer to as the new notes. The new notes are identical in all material respects to the outstanding notes, except that the new notes: will not contain transfer restrictions; will be registered under the Securities Act of 1933; will not contain provisions regarding the payment of additional interest; and will not be subject to further registration rights. We agreed to keep the exchange offer open for not less than 20 business days after the date on which the registration statement, of which this prospectus is a part, is declared effective by the SEC, or longer if required by applicable law.

   The registration rights agreement also provides that we will:

   . make available, for a period of 180 days after the consummation of the exchange offer, a prospectus meeting the requirements of the Securities Act of 1933 to any broker-dealer for use in connection with any resale of any new notes;

   . pay expenses incident to the exchange offer; and

   . indemnify certain holders of the outstanding notes, including any broker-dealer, against some liabilities, including liabilities under the Securities Act of 1933.

   The new notes will bear interest at a rate of 7.25% per year, payable semiannually on February 15 and August 15 of each year, beginning on August 15, 2002. Holders of the new notes will receive interest from the date of the original issuance of the outstanding notes, or from the date of the last payment of interest on the oustanding notes, whichever is later. Holders of new notes will not receive any interest on outstanding notes tendered and accepted for exchange.

   Each holder of outstanding notes, other than specified holders, who wishes to exchange their outstanding notes for new notes in the exchange offer will be required to make representations, including representations that:

   . it is not our affiliate;

   . it is not a broker-dealer tendering notes acquired directly from us for its own account;

   . the outstanding notes being exchanged, and any new notes to be received, by it have been or will be acquired in the ordinary course of business; and

   . it has no arrangement or understanding with any person to participate in the distribution within the meaning of the Securities Act of 1933 of the new notes.

Shelf Registration

   . If we are not permitted to consummate the exchange offer as contemplated in this prospectus because the exchange offer is not permitted by applicable law or SEC policy;

   . if for any other reason, the exchange offer is not consummated within 240 days following the original issuance of the outstanding notes; or

   . upon notice to us by any holder in specified circumstances,

then we will, in addition to or instead of effecting the registration of the new notes pursuant to the registration statement of which this prospectus is a part, as the case may be,

   . file as promptly as practicable with the SEC, but in no event more than 60 days after so required or requested or, if later, 90 days after the original issuance of the outstanding notes, a shelf registration statement to cover resales of the notes by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement;

   . use our best efforts to have the shelf registration statement declared effective by the SEC as soon as practicable after it is filed, and in any event not later than 120 days after so required to file such shelf registration statement or, if later, 210 days after the original issuance of the outstanding notes; and

   . use our commercially reasonable efforts to keep the shelf registration statement effective until two years after the original issuance of the outstanding notes or until all of the notes covered by the shelf registration statement have been sold pursuant thereto or otherwise cease to be "registrable notes" within the meaning of the registration rights agreement; provided, however, that we may fail to keep the shelf registration statement effective and usable for offers and sales of notes for specified periods under certain circumstances.

   We will, in the event of the filing of a shelf registration statement, provide to each holder of notes that are covered by the shelf registration statement copies of the prospectus that is a part of the shelf registration statement and notify each holder when the shelf registration statement has become effective. A holder of notes that sells the notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus, to deliver information to be used in connection with the shelf registration, and to deliver a prospectus to purchasers, will be subject to the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the registration rights agreement that are applicable to the holder, including indemnification rights.

Additional Interest

   If any of the following events occur, each of which is referred to as a registration default:

   . the exchange offer is not consummated on or prior to the 210th calendar day following the original issuance of the outstanding notes;

   . if required, the shelf registration statement is not declared effective on or prior to the 210th calendar day following the original issuance of the outstanding notes; or

   . if either the registration statement of which this prospectus is a part or the shelf registration statement has been filed and declared effective but after its effective date ceases to be effective or is unusable for its intended purpose for more than 45 days in any twelve-month period;

then we will be obligated to pay additional interest to each holder of the notes in addition to the rate shown on the cover page of this prospectus, from and including the date on which any such registration default shall occur to, but excluding the date on which the registration default has been cured, at the rate of 0.25% per year, plus an additional 0.25% per year from and during any period in which the registration default has continued for more than 90 days, up to a maximum rate of 0.50% per year. In no event will the additional interest on the notes exceed 0.50% per year. We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay additional interest remain in effect only so long as the notes held by the holder are "registrable securities" within the meaning of the registration rights agreement. The receipt of additional interest will be the sole monetary remedy available to a holder if we fail to meet these obligations.

Resales of the New Notes

   Based on existing interpretations of the SEC staff in several no action letters issued to third parties, we believe that new notes issued under the exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

   . you are not our "affiliate" within the meaning of Rule 405 under the Securities Act of 1933;

   . those new notes are acquired in the ordinary course of your business; and

   . you do not intend to participate in a distribution of the new notes.

   The SEC, however, has not considered the exchange offer for the new notes in the context of a no action letter, and the SEC may not make a similar determination as in the no action letters issued to these third parties.

   If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you

   . cannot rely on such interpretations by the SEC staff; and

   . must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling securityholder information required by Item 507 or 508, as applicable, of Regulation S-K.

   Unless an exemption from registration is otherwise available, any securityholder intending to distribute new notes should be covered by an effective registration statement under the Securities Act. This registration statement should contain the selling securityholder's information required by
Item 507 of Regulation S-K under the Securities Act of 1933. This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically described in this prospectus. Only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. Under our registration rights agreement, we are required to allow such broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this prospectus in connection with the resale of new notes and we have agreed, for a period not to exceed 180 days following the consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any new notes acquired in the exchange offer. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

   A broker-dealer that delivers a prospectus to purchasers in connection with resales of the new notes will be subject to certain of the civil liability provisions under the Securities Act of 1933 and will be bound by the provisions of the registration rights agreement, including indemnification rights and obligations.

Suspension of Resales

   If a broker-dealer participating in this exchange offer receives notice from us of:

   . any request by the SEC or any state securities authority for amendments or supplements to the registration statement or prospectus or for additional information after the registration statement has become effective;

   . the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of the registration statement or the qualification of the new notes to be offered or sold by any participating broker-dealer or the initiation of proceedings for that purpose;

   . the happening of any event of the failure of any event to occur or the discovery of any facts which makes any statement or related prospectus untrue in any material respect or which causes that registration statement or the related prospectus to omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which there were made, not misleading, as well as any other corporate developments, public filings with the SEC or similar events causes the registration statement not to be effective or the prospectus not to be usable for resales; or

   . our reasonable determination that a post-effective amendment to the registration statement would be appropriate,

the participating broker-dealer will suspend the sale of notes pursuant to that prospectus until we have either;

   . amended or supplemented the prospectus to correct the misstatement or omission and furnished copies of the amended or supplemented prospectus to the holder, or participating broker-dealer, as the case may be; or

   . given notice that the sale of the notes may be resumed.

Terms of the Exchange Offer

   Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time on the expiration date. We will issue new notes in principal amount equal to the principal amount of outstanding notes surrendered in the exchange offer. Outstanding notes may be tendered only for new notes and only in integral multiples of $1,000.

   The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

   As of the date of this prospectus, $250,000,000 in aggregate principal amount of the outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

   We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.

   We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

   If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connecting with the exchange offer. It is important that you read the section labeled "--Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

   We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

   The exchange offer will expire at 5:00 p.m., New York City time on       ,
2002, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

   We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

   In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

   If any of the conditions described below under "--Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion

   . to delay accepting for exchange any outstanding notes,

   . to extend the exchange offer, or

   . to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

   Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer.

Conditions to the Exchange Offer

   We will not be required to accept for exchange, or exchange any new notes for, any outstanding notes if the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.

   In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under "--Purpose and Effect of the Exchange Offer," "--Procedures for Tendering" and "Plan of Distribution" and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

   We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.

   These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

   In addition, we will not accept for exchange any outstanding notes tendered, and will not issue new notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

How to Tender Generally

   Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

   . complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

   . have the signature on the letter of transmittal guaranteed; and

   . mail or deliver such letter of transmittal or facsimile to the exchange agent prior to 5:00 p.m. New York City time on the expiration date; or

   . comply with the automated tender offer program procedures of The
     Depository Trust Company, or DTC, described below.

   In addition, either:

   . the exchange agent must receive outstanding notes along with the letter of transmittal;

   . the exchange agent must receive, prior to 5:00 p.m. New York City time on the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

   . the holder must comply with the guaranteed delivery procedures described below.

   To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the cover page of the letter of transmittal. The exchange agent must receive such documents prior to 5:00 p.m. New York City time on the expiration date.

   The tender by a holder that is not withdrawn prior to 5:00 p.m. New York City time on the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

   THE METHOD OF DELIVERY OF OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE 5:00 P.M. NEW YORK CITY TIME ON THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OUTSTANDING NOTES TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

How to Tender if You Are a Beneficial Owner

   If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

   . make appropriate arrangements to register ownership of the outstanding notes in your name; or

   . obtain a properly completed bond power from the registered holder of outstanding notes.

   The transfer of registered ownership, if permitted under the indenture for the notes, may take considerable time and may not be completed prior to the expiration date.

Signatures and Signature Guarantees

   You must have signatures on a letter of transmittal or a notice of withdrawal (as described below) guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

When You Need Endorsements or Bond Powers

   If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The endorsement or bond power, as applicable, must be signed by the registered holder as the registered holder's name appears on the outstanding notes. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the endorsement or bond power, as applicable.

   If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC's Automated Tender Offer Program

   The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

   The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

   . DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering outstanding notes that are the subject of such book-entry confirmation;

   . such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

   . the agreement may be enforced against such participant.

Determinations Under the Exchange Offer

   We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue New Notes

   In all cases, we will issue new notes for outstanding notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

   . outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC; and

   . a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

Return of Outstanding Notes Not Accepted or Exchanged

   If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. In the case of outstanding notes tendered by book-entry transfer in the exchange agent's account at DTC according to the procedures described below, such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

   By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

   . any new notes that you receive will be acquired in the ordinary course of your business;

   . you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

   . you are not engaged in and do not intend to engage in the distribution of the new notes;

   . if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

   . you are not our "affiliate," as defined in Rule 405 of the Securities Act.

Book-Entry Transfer

   The exchange agent will establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to 5:00 p.m. New York City time on the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

   If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may tender if:

   . the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution,

   . prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having a office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

     . setting forth your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered,

     . stating that the tender is being made thereby, and

     . guaranteeing that, within three (3) New York Stock Exchange ("NYSE") trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

     . the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) NYSE trading days after the expiration date.

   Upon request to the exchange agent, a notice of guaranteed delivery will be sent you if you wish to tender your outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m. New York City time on the expiration date.

   For a withdrawal to be effective:

   . the exchange agent must receive a written notice of withdrawal at the address indicated on the cover page of the letter of transmittal or

   . you must comply with the appropriate procedures of DTC's automated tender offer program system.

   Any notice of withdrawal must:

   . specify the name of the person who tendered the outstanding notes to be withdrawn, and

   . identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes.

   If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the procedures of DTC.

   We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

   Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the expiration date.

Fees and Expenses

   We, together with the guarantors, will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

   We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

   . SEC registration fees;

   . fees and expenses of the exchange agent and trustee;

   . accounting and legal fees and printing costs; and

   . related fees and expenses.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

   . certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

   . tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

   . a transfer tax is imposed for any reason other than the exchange of outstanding notes in the exchange offer.

   If satisfactory evidence of payment of any transfer taxes payable by a note holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder.

Consequences of Failure to Exchange

   If you do not exchange new notes for your outstanding notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or unless the offer or sale is exempt from the registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Accounting Treatment

   We will record the new notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

   Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

   We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

                                USE OF PROCEEDS

   The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the outstanding notes, except the new notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest. Outstanding notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in outstanding indebtedness.

                      RATIO OF EARNINGS TO FIXED CHARGES

   For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income tax expense before deducting fixed charges. Fixed charges include interest and one-third of rental expense which is the portion deemed to be interest.

                                             Historical        Pro Forma/(1)/
                                      ------------------------ -------------
                                      Year Ended December 31,   Year Ended
                                      ------------------------ December 31,
                                      1997 1998 1999 2000 2001     2001
                                      ---- ---- ---- ---- ---- -------------
   Ratio of earnings to fixed charges 5.81 8.25 7.96 4.35 3.77     3.21

--------
/(1)/Assumes the master partnership's initial public offering, the notes offering and related transactions occurred on January 1, 2001.

                                CAPITALIZATION

   The following table shows:

   . the master partnership's historical capitalization as of December 31, 2001; and

   . the master partnership's pro forma capitalization as of December 31, 2001, adjusted to reflect the offering by us of the notes, the initial public offering by the master partnership of its common units, the removal of assets and liabilities that were not contributed by Sunoco, Inc. to us and the application of the net proceeds from the notes and the initial public offering.

   This table is derived from, should be read together with and is qualified in its entirety by reference to the master partnership's historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus.

                                                 As of December 31, 2001
                                                 ----------------------
                                                   Actual     Pro Forma
                                                  --------    ---------
                                                     (in thousands)
Debt due to affiliate, including current portion $140,000     $     --
Notes...........................................       --      250,000
Unamortized discount............................       --       (1,687)
Other debt, including current portion...........    4,781        4,781
                                                  --------    --------
   Total debt...................................  144,781      253,094
                                                  --------    --------
Equity:
   Net parent investment........................  274,893           --
   Held by public:
       Common Units.............................       --      102,337
   Held indirectly by Sunoco, Inc.:
       Common Units.............................       --       72,816
       Subordinated Units.......................       --      147,136
       General partner interest.................       --        4,489
                                                  --------    --------
          Total equity..........................  274,893      326,778
                                                  --------    --------
          Total capitalization.................. $419,674     $579,872
                                                  ========    ========

        SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

   On February 8, 2002, our parent, Sunoco Logistics Partners L.P., completed its initial public offering and related transactions whereby we became the successor to a substantial portion of the wholly owned logistics operations of Sunoco, Inc. and its subsidiaries. The following table shows selected historical financial and operating data of Sunoco Logistics Partners L.P., in each case for the periods and as of the dates indicated. The selected historical financial data for Sunoco Logistics Partners L.P. for 1998, 1999, 2000 and 2001 are derived from the audited combined financial statements of Sunoco Logistics Partners L.P., which reflect the historical cost-basis amounts of Sunoco Logistics (Predecessor), our predecessor. The selected historical financial data for Sunoco Logistics Partners L.P. for 1997 are derived from the unaudited combined financial statements of our predecessor.

   The pro forma financial statements of Sunoco Logistics Partners L.P. give pro forma effect to:

   . the contribution of certain assets and liabilities of Sunoco Logistics
     (Predecessor) to Sunoco Logistics Partners L.P.;

   . the issuance by us of the notes;

   . the establishment of the revolving credit facility;

   . the completion of the initial public offering by our parent of 5,750,000 of its common units representing limited partner interests; and

   . the execution of the pipelines and terminals storage and throughput agreement with Sunoco R&M and the omnibus agreement with Sunoco R&M and Sunoco, Inc.

   The selected pro forma financial data presented below as of and for the year ended December 31, 2001 are derived from the master partnership's unaudited pro forma financial statements. The pro forma balance sheet assumes the initial public offering, the notes offering and related transactions occurred as of December 31, 2001, and the pro forma statement of income assumes the initial public offering, the notes offering and related transactions occurred on January 1, 2001. A more complete explanation of the pro forma data can be found in the master partnership's Unaudited Pro Forma Financial Statements included elsewhere herein.

   We define EBITDA as operating income plus depreciation and amortization. EBITDA provides additional information for evaluating our ability to service our debt obligations and is presented solely as a supplemental measure. You should not consider EBITDA as an alternative to net income, income before income taxes, cash flows from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our EBITDA may not be comparable to EBITDA or similarly titled measures of other entities as other entities may not calculate EBITDA in the same manner as we do.

   For the periods presented, Sunoco R&M was the primary or exclusive user of our refined product terminals, our Fort Mifflin Terminal Complex, and our Marcus Hook Tank Farm. Historically, most of the terminalling and throughput services provided by Sunoco Logistics (Predecessor) for Sunoco R&M's refining and marketing operations were at fees that enabled us to recover our costs, but not to generate any operating income. Accordingly, historical EBITDA for those assets was equal to their depreciation and amortization.

   Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Expansion capital expenditures are capital expenditures made to expand the existing operating capacity of our assets, whether through construction or acquisition. We treat repair and maintenance expenditures that do not extend the useful life of existing assets as operating expenses as we incur them. The maintenance capital expenditures for the periods presented include several one-time projects to upgrade our technology, increase reliability, and lower our cost structure.

   Throughput is the total number of barrels per day transported on a pipeline system or through a terminal and includes barrels ultimately transported to a delivery point on another pipeline system.

   The following table should be read together with, and is qualified in its entirety by reference to, the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                     Sunoco Logistics Partners L.P.
                                              ----------------------------------------------------------------------------
                                                                 Historical (Predecessor)                      Pro Forma
                                              --------------------------------------------------------------  ------------
                                                                  Year Ended December 31,                      Year Ended
                                              --------------------------------------------------------------  December 31,
                                                 1997        1998     1999/(1)/          2000        2001         2001
                                              ----------  ----------  ----------      ----------  ----------  ------------
                                                       (in thousands, except per unit, ratio and operating data)
Income Statement Data:
Revenues:
 Sales and other operating revenue:
   Affiliates................................ $  766,151  $  570,332  $  764,133      $1,301,079  $1,067,182   $1,078,590
   Unaffiliated customers....................    108,493     124,869     210,069         507,532     545,822      545,822
 Other income/(2)/...........................      3,894       5,022       6,133           5,574       4,774        4,774
                                              ----------  ----------  ----------      ----------  ----------   ----------
Total revenues...............................    878,538     700,223     980,335       1,814,185   1,617,778    1,629,186
                                              ----------  ----------  ----------      ----------  ----------   ----------
Costs and expenses:
 Cost of products sold and operating expenses    770,091     583,587     866,610       1,699,541   1,503,156    1,503,156
 Depreciation and amortization...............     18,194      18,622      19,911          20,654      25,325       25,325
 Selling, general and administrative expenses     29,811      29,890      27,461          34,683      35,956       35,956
                                              ----------  ----------  ----------      ----------  ----------   ----------
Total costs and expenses.....................    818,096     632,099     913,982       1,754,878   1,564,437    1,564,437
                                              ----------  ----------  ----------      ----------  ----------   ----------
Operating income.............................     60,442      68,124      66,353          59,307      53,341       64,749
Net interest cost and debt expense...........      8,675       7,117       6,487          10,304      10,980       18,222
                                              ----------  ----------  ----------      ----------  ----------   ----------
Income before income tax expense.............     51,767      61,007      59,866          49,003      42,361       46,527
Income tax expense...........................     19,494      23,116      22,488          18,483      15,594           --
                                              ----------  ----------  ----------      ----------  ----------   ----------
Net income................................... $   32,273  $   37,891  $   37,378      $   30,520  $   26,767   $   46,527
                                              ==========  ==========  ==========      ==========  ==========   ==========
Pro forma net income per unit:
 Basic.......................................                                                                  $     2.00
                                                                                                               ==========
 Diluted.....................................                                                                  $     1.99
                                                                                                               ==========
Other Financial Data:
EBITDA....................................... $   78,636  $   86,746  $   86,264      $   79,961  $   78,666   $   90,074
Ratio of EBITDA to interest expense/(3)/.....       8.64       11.53       11.81            6.48        5.75         4.65
Ratio of earnings to fixed charges/(4)/......       5.81        8.25        7.96            4.35        3.77         3.21
Explorer Pipeline Company joint venture
 (9.4% ownership interest):
 Equity income............................... $    3,881  $    3,885  $    4,591      $    3,766  $    4,323
 Cash dividends.............................. $    2,958  $    4,612  $    4,730      $    3,749  $    4,254
Net cash provided by operating activities.... $   36,313  $   44,950  $  125,165      $   79,116  $   27,238
Net cash used in investing activities........ $  (36,594) $  (36,933) $  (75,120)     $  (77,292) $  (73,079)
Net cash provided by (used in) financing
 activities.................................. $      281  $   (8,017) $  (50,045)     $   (1,824) $   45,841
Capital expenditures:
 Maintenance................................. $   26,680  $   28,420  $   32,312      $   39,067  $   53,628
 Expansion...................................      8,428       8,527      49,556/(1)/     18,854      19,055
                                              ----------  ----------  ----------      ----------  ----------
Total capital expenditures................... $   35,108  $   36,947  $   81,868/(1)/ $   57,921  $   72,683
                                              ==========  ==========  ==========      ==========  ==========
Operating Data (bpd):
Eastern Pipeline System throughput/(5)/......    522,170     520,627     542,843         535,510     544,874
Terminal Facilities throughput...............  1,166,661   1,163,907   1,245,189       1,281,231   1,156,927
Western Pipeline System throughput...........    258,931     253,124     252,098         295,991     287,237
Crude oil purchases at wellhead..............    163,736     155,606     145,425         176,964     181,448

Balance Sheet Data (at period end):
Net properties, plants and equipment......... $  412,312  $  430,848  $  481,967      $  518,605  $  566,359   $  566,359
Total assets................................. $  596,478  $  528,279  $  712,149      $  845,956  $  789,201   $  838,261
Total debt, including current portion and
 debt due affiliate.......................... $   90,000  $   90,225  $   95,287      $  190,043  $  144,781   $  253,094
Net parent investment/partners' equity....... $  205,604  $  235,478  $  223,083      $  157,023  $  274,893   $  326,778

--------
/(1)/On October 1, 1999, Sunoco Logistics (Predecessor) acquired the crude oil transportation and marketing operations of Pride Companies, L.P. for $29.6 million in cash and the assumption of $5.3 million of debt. The purchase price was allocated to the assets acquired and liabilities assumed based on their fair value. The acquired assets included Pride's 800-mile crude oil pipeline system, 800,000 barrels of tankage and related assets, and the right to purchase 35,000 barrels per day of third party lease crude oil. The results of operations and related operating data relating to the acquired business have been included in the above table from the date of acquisition. We have included the purchase price of this acquisition in expansion capital expenditures.
/(2)/Includes equity income from our master partnership's investment in
     Explorer Pipeline Company, a joint venture in which we own a 9.4% interest. /(3)/EBITDA divided by interest cost before capitalized interest.
/(4)/Earnings represent income before income tax expense before deducting fixed charges. Fixed charges include interest and one-third of rental expense which is the portion deemed to be interest.
/(5)/Excludes amounts attributable to our master partnership's 9.4% ownership interest in Explorer Pipeline Company and our interrefinery pipelines.
     Also excludes amounts attributable to our Toledo, Twin Oaks, and Linden transfer pipelines, which transport large volumes over short distances and generate minimal revenues.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

   The following discussion of the financial condition and results of operations of Sunoco Logistics Partners L.P. should be read in conjunction with the historical combined financial statements of Sunoco Logistics Partners L.P. and pro forma financial statements included elsewhere in this prospectus. Among other things, those financial statements include more detailed information regarding the basis of presentation for the following information.

Introduction

   Sunoco Logistics Partners Operations L.P. is a Delaware limited partnership formed on December 6, 2001 as the operating subsidiary of Sunoco Logistics Partners L.P. to acquire, own, and operate, through our wholly owned subsidiaries, refined product pipelines, terminalling and storage assets, crude oil pipelines, and crude oil acquisition and marketing assets located in the Northeast and Midwest United States. Most of these assets support Sunoco R&M, a wholly owned refining and marketing subsidiary of Sunoco, Inc.

General

   We conduct business through three segments: our Eastern Pipeline System, our Terminal Facilities, and our Western Pipeline System. Our Eastern Pipeline System primarily transports refined products in the Northeast and Midwest United States largely for three of Sunoco R&M's refineries and transports crude oil in Ohio and Michigan. This system also includes our interrefinery pipeline between Sunoco R&M's Marcus Hook and Philadelphia refineries and our 9.4% ownership interest in Explorer Pipeline Company, a joint venture that owns a refined product pipeline located in the Midwest United States. Our Terminal Facilities business includes our network of 32 refined product terminals in the Northeast and Midwest United States that distribute products primarily to Sunoco R&M's retail outlets, our Nederland marine crude oil terminal on the Texas Gulf Coast, and a LPG storage facility in the Midwest. Our Terminal Facilities business also owns and operates refinery related assets, including one inland and two marine crude oil terminals and related pipelines that supply all of the crude oil processed by Sunoco R&M's Philadelphia refinery and a refined product storage terminal used by Sunoco R&M's Marcus Hook refinery. Our Western Pipeline System owns and operates crude oil trunk and gathering pipelines and purchases and markets crude oil primarily in Oklahoma and Texas for Sunoco R&M's Tulsa, Oklahoma and Toledo, Ohio refineries and for other customers.

  Eastern Pipeline System

   We generate revenue by charging shippers tariffs for transporting refined products and crude oil through our pipelines. The amount of revenue we generate depends on the level of these tariffs and the throughput in our pipelines. When transporting barrels, we charge a tariff based on the point of origin and the ultimate destination, even if the barrel moves through more than one pipeline segment to reach its destination. For example, on the Philadelphia, Pennsylvania to Buffalo, New York pipeline segment, we have separate tariffs depending on whether the ultimate destination from Philadelphia is Rochester, New York or Buffalo, New York.

   The tariffs for our interstate common carrier pipelines are regulated by the FERC. The rate-making methodology for these pipelines is price indexing. This methodology provides for increases in tariff rates based upon changes in the producer price index. Competition, however, may constrain the tariffs we charge. We also lease to Sunoco R&M, for a fixed amount escalating annually at 1.67%, three pipelines between Sunoco R&M's Marcus Hook and Philadelphia refineries, as well as a pipeline from our Paulsboro terminal to the Philadelphia International Airport for the delivery of jet fuel.

   The crude oil and refined product throughput in our pipelines is directly affected by the level of supply and demand for crude oil and refined products in the markets served directly or indirectly by our pipelines. Demand for gasoline in most markets peaks during the summer driving season, which extends from April to September, and declines during the fall and winter months. Demand for heating oil and other distillate fuels tends to peak during the winter heating season, and declines during the spring and summer months. The supply of crude oil to our Eastern Pipeline System depends upon the level of crude oil production in Canada, which has increased in recent years. Demand for crude oil transported to refineries for processing is driven by refining margins (the price of refined products compared to the price of crude oil and refining costs), unscheduled downtime at refineries and the amount of turnaround activity, when refiners shut down selected portions of the refinery for scheduled maintenance.

   The operating income generated by our Eastern Pipeline System depends not only on the volumes transported on the pipelines and the level of the tariff charged, but also on the fixed costs and, to a much lesser extent, the variable costs of operating the pipelines. Fixed costs are typically related to maintenance, insurance, control rooms, telecommunications, pipeline field and support personnel and depreciation. Variable costs, such as fuel and power costs to run pump stations along the pipelines, fluctuate with throughput.

  Terminal Facilities

   Historically, most of the terminalling and throughput services we have provided for Sunoco R&M were at fees that enabled us to recover our costs but not generate operating income. Upon the closing of the master partnership's initial public offering in February 2002, we entered into a pipelines and terminals storage and throughput agreement with Sunoco R&M under which we charge Sunoco R&M fees comparable to those charged in arm's-length, third-party transactions. Under this agreement, Sunoco R&M pays us a minimum level of revenues for terminalling refined products and crude oil and agrees to certain minimum throughputs at our Inkster Terminal, Fort Mifflin Terminal Complex, and Marcus Hook Tank Farm. Please read "--Agreements with Sunoco R&M and Sunoco, Inc." and "Certain Relationships and Related Transactions." Under this agreement, operating income from terminalling and storage activities depends on throughput and storage volume and the level of fees charged for terminalling and storage services, as well as the fixed and variable costs of operating these facilities.

   We generate revenue at our Nederland Terminal by charging storage and throughput fees for crude oil and other petroleum products. The operating income generated at this facility depends on storage and throughput volumes and the level of fees charged for these services, as well as the fixed and variable costs of operating the terminal. The absolute price level of crude oil and refined products does not directly affect terminalling and storage fees, although they are affected by the absolute levels of supply and demand for these products.

  Western Pipeline System

   The Western Pipeline System consists of our crude oil pipelines and gathering systems as well as our crude oil acquisition and marketing operations.

   The factors affecting the operating results of our crude oil pipelines and gathering systems are substantially similar to the factors affecting the operating results of our pipelines in the Eastern Pipeline System described above. The operating results of our crude oil acquisition and marketing operations are dependent on our ability to sell crude oil at a price in excess of our aggregate cost. We believe gross margin, which is equal to sales and other operating revenue less cost of products sold and operating expenses and depreciation and amortization, is a key measure of financial performance for the Western Pipeline System.

   Our crude oil acquisition and marketing operations generate substantial revenues and cost of sales because they reflect the sales price and cost of the significant volumes of crude oil we buy and sell. However, the absolute price levels for crude oil normally do not bear a relationship to gross margin, although these price levels significantly impact revenues and cost of products sold. As a result, period-to-period variations in revenues and cost of sales are not generally meaningful in analyzing the variation in gross margin for our crude oil acquisition and marketing operations.

   In general, we purchase crude oil at the wellhead from local producers and in bulk at major pipeline connection and marketing points. We also enter into transactions with third parties in which we exchange one grade of crude oil for another grade that more nearly matches our delivery requirement or the preferences of our customers. Bulk purchases and sales and exchange transactions are characterized by large volumes and much smaller margins than are sales of crude oil purchased at the wellhead. As we purchase crude oil, we establish a margin by selling or exchanging the crude oil for physical delivery of other crude oil to Sunoco R&M and third-party customers, such as independent refiners or major oil companies, thereby reducing exposure to price fluctuations. This margin is determined by the difference between the price of crude oil at the point of purchase and the price of crude oil at the point of sale, minus the associated costs related to acquisition and transportation. Changes in the absolute price level for crude oil do not materially impact our margin, as we attempt to maintain positions that are substantially balanced between crude oil purchases and sales.

   Because we attempt to maintain balanced positions, we are able to minimize basis risk, which occurs when crude oil is purchased based on a crude oil specification that is different from the countervailing sales arrangement. Specification differences include grades or types of crude oil, variability in lease crude oil barrels produced, individual refinery demand for specific grades of crude oil, relative market prices for the different grades of crude oil, customer location, availability of transportation facilities, timing, and costs (including storage) involved in delivering crude oil to the customer. Our policy is only to purchase crude oil for which we have a market and to structure our sales contracts so that crude oil price fluctuations do not materially affect the margin that we receive. We do not acquire and hold any futures contracts or other derivative products for any purpose.

   We operate our crude oil acquisition and marketing activities differently as market conditions change. During periods when there is a higher demand than supply of crude oil in the near term, the market is in backwardation, meaning that the price of crude oil in a given month exceeds the price of crude oil for delivery in subsequent months. A backwardated market has a positive impact on marketing margins because crude oil marketers can continue to purchase crude oil from producers at a fixed premium to posted prices while selling crude oil at a higher premium to such prices. In backwardated markets, we purchase crude oil and contract for its sale as soon as possible. When the demand for crude oil is weak, the market for crude oil is often in contango, meaning that the price of crude oil in a given month is less than the price of crude oil for delivery in subsequent months. In a contango market, marketing margins are adversely impacted, as crude oil marketers are unable to capture the premium to posted prices described above. However, this unfavorable market condition can be mitigated by storing crude oil because storage owners at major trading locations can simultaneously purchase production at current prices for storage and sell at higher prices for future delivery. As a result, in a contango market we will purchase crude oil and contract for its delivery in future months to capture the price difference.

Agreements with Sunoco R&M and Sunoco, Inc.

   Upon the closing of the master partnership's initial public offering, we entered into the following agreements:

  Pipelines and Terminals Storage and Throughput Agreement

   Under this agreement, Sunoco R&M is paying us fees generally comparable to those charged by third parties to:

  . transport on our refined product pipelines or throughput in our 32 inland refined product terminals an amount of refined products that will produce at least $75.0 million of revenue in the first year, escalating at 1.67% per year for the next four years. In addition, Sunoco R&M will pay us to transport on our refined product pipelines an amount of refined products that will produce at least $54.3 million of revenue in the sixth year and at least $55.2 million of revenue in the seventh year. Sunoco R&M will pay the published tariffs on the pipelines and contractually agreed upon fees at the terminals. On a pro forma basis, we would have received $84.3 million in revenue from Sunoco R&M for the use of these pipelines and terminals during the year ended December 31, 2001;

  . receive and deliver at least 130,000 bpd of refined products per year at our Marcus Hook Tank Farm for five years. In the first year, we will receive a fee of $0.1627 per barrel for the first 130,000 bpd and $0.0813 per barrel for volumes in excess of 130,000 bpd. These fees will escalate at the rate of 1.67% per year. During the year ended December 31, 2001, Sunoco R&M's throughput at the Marcus Hook Tank Farm averaged 138,490 bpd;

  . store 975,734 barrels of LPG per year at our Inkster Terminal, which represents all of our LPG storage capacity at this facility. In the first year of this seven-year agreement, we will receive a fee of $2.04 per barrel of committed storage, a fee of $0.204 per barrel for receipts greater than 975,734 barrels per year and a fee of $0.204 per barrel for deliveries greater than 975,734 barrels per year. These fees will escalate at the rate of 1.875% per year. For the past five years, Sunoco R&M has used the full capacity of our Inkster terminal;

  . receive and deliver at least 290,000 bpd of crude oil or refined products per year at our Fort Mifflin Terminal Complex for seven years. In the first year, we will receive a fee of $0.1627 per barrel for the first 180,000 bpd and $0.0813 per barrel for volumes in excess of 180,000 bpd. These fees will escalate at the rate of 1.67% per year. Sunoco R&M's thoughput at the Fort Mifflin Terminal Complex averaged 318,545 bpd during the year ended December 31, 2001; and

  . transport or cause to be transported an aggregate of at least 140,000 bpd of crude oil per year on our Marysville to Toledo, Nederland to Longview, Cushing to Tulsa, Barnsdall to Tulsa, and Bad Creek to Tulsa crude oil pipelines at the published tariffs for a term of seven years. During the year ended December 31, 2001, we and Sunoco R&M transported 166,537 bpd on these pipelines.

   If Sunoco R&M fails to meet its minimum obligations pursuant to the contract terms set forth above, it will be required to pay us in cash the amount of any shortfall, which may be applied as a credit in the following year after Sunoco R&M's minimum obligations are met.

   Sunoco R&M's obligations under this agreement may be permanently reduced or suspended if Sunoco R&M: (1) shuts down or reconfigures one of its refineries (other than planned maintenance turnarounds), or is prohibited from using MTBE in the gasoline it produces; and (2) reasonably believes in good faith that such event will jeopardize its ability to satisfy these obligations.

   From time to time, Sunoco, Inc. may be presented with opportunities by third parties with respect to its refinery assets. These opportunities may include offers to purchase and joint venture propositions. Sunoco, Inc. is also continually considering changes to its refineries. Those changes may involve new facilities, reduction in certain operations or modifications of facilities or operations. Changes may be considered to meet market demands, to satisfy regulatory requirements or environmental and safety objectives, to improve operational efficiency or for other reasons. Sunoco, Inc. has advised us that although it continually considers the types of matters referred to above, it is not currently proceeding with any transaction or plan that it believes is likely to result in any reconfigurations or other operational changes in any of its refineries served by our assets that would have a material effect on Sunoco R&M's business relationship with us. Further, Sunoco, Inc. has also advised us that it is not considering a shutdown of any of its refineries served by our assets. Sunoco, Inc. is, however, actively managing its assets and operations, and, therefore, changes of some nature, possibly material to its business relationship with us, are likely to occur at some point in the future.

   To the extent Sunoco R&M does not extend or renew the pipelines and terminals storage and throughput agreement, our financial condition and results of operations may be adversely affected. Our assets were constructed or purchased to service Sunoco R&M's refining and marketing supply chain and are well-situated to suit Sunoco R&M's needs. As a result, we would expect that even if this agreement is not renewed, Sunoco R&M would continue to use our pipelines and terminals. However, we cannot assure you that Sunoco R&M will continue to use our facilities or that we will be able to generate additional revenues from third parties. Please see "Risk Factors--Risks Inherent in Our Business."

  Omnibus Agreement

   Historically, Sunoco, Inc. has allocated a portion of its general and administrative expenses to its pipeline, terminalling, and storage operations to cover costs of centralized corporate functions such as legal, accounting, treasury, engineering, information technology, and insurance. The allocation was $9.0 million, $10.1 million, and $10.8 million for the years ended December 31, 1999, 2000 and 2001.

   Under an omnibus agreement with Sunoco, Inc. we are paying Sunoco, Inc. or our master partnership's general partner an annual administrative fee, initially in the amount of $8.0 million, for the provision by Sunoco, Inc. or its affiliates of various general and administrative services for our benefit for three years following the master partnership's initial public offering. The $8.0 million fee includes expenses incurred by Sunoco, Inc. and its affiliates to perform centralized corporate functions, such as legal, accounting, treasury, engineering, information technology, insurance, and other corporate services, including the administration of employee benefit plans. This fee does not include salaries of pipeline and terminal personnel or other employees of the master partnership's general partner, including senior executives, or the cost of their employee benefits, such as 401(k), pension, and health insurance benefits. We have no employees. We will also reimburse Sunoco, Inc. and its affiliates for direct expenses they incur on our behalf. We are currently incurring additional general and administrative costs, including costs for tax return preparation, annual and quarterly reports to unitholders, investor relations, registrar and transfer agent fees, and other costs related to operating as a separate publicly held entity. We estimate that these incremental costs will be approximately $4.0 million per year, including incremental insurance costs.

   The omnibus agreement also requires Sunoco R&M to: reimburse us for any operating expenses and capital expenditures in excess of $8.0 million per year in each year from 2002 to 2006 that are made to comply with the DOT's pipeline integrity management rule, subject to a maximum aggregate reimbursement of $15.0 million over the five-year period; complete, at its expense, certain tank maintenance and inspection projects currently in progress or expected to be completed at the Darby Creek Tank Farm within one year; and reimburse us for up to $10.0 million of expenditures required at the Marcus Hook Tank Farm and the Darby Creek Tank Farm to maintain compliance with existing industry standards and regulatory requirements.

   The omnibus agreement also provides that Sunoco, Inc. will indemnify us for certain environmental, toxic tort and other liabilities. Please read "--Environmental Matters," "Business--Environmental Regulation,"
"Business--Environmental Remediation," and "Certain Relationships and Related Transactions" for a more complete description of these provisions.

  Interrefinery Lease Agreement

   Under a 20-year lease agreement, Sunoco R&M will pay us $5.1 million in the first year to lease the 58 miles of interrefinery pipelines between Sunoco R&M's Philadelphia and Marcus Hook refineries, escalating at 1.67% per year for the next 19 years. On a pro forma basis, Sunoco R&M would have paid us $5.0 million for the use of these pipelines during the year ended December 31, 2001.

  Crude Oil Purchase Agreement

   Sunoco R&M will purchase from us at market-based rates particular grades of crude oil that our crude oil acquisition and marketing business purchases for delivery to pipelines in: Longview, Trent, Tye, and Colorado City, Texas; Haynesville, Louisiana; Marysville and Lewiston, Michigan; and Tulsa, Oklahoma. At Marysville and Lewiston, Michigan, we exchange Michigan sweet and Michigan sour crude oil we own for domestic sweet crude oil supplied by Sunoco R&M at market-based rates. These agreements, which will have an initial term of two months, will automatically renew on a monthly basis unless terminated by either party on 30 days' written notice. Sunoco R&M has indicated that it has no current intention to terminate these agreements. During the year ended December 31, 2001, Sunoco R&M purchased 70,461 bpd of crude oil from us in these areas.

  License Agreement

   We have granted to Sunoco, Inc. and certain of its affiliates, including our master partnership's general partner, a license to our intellectual property so that the master partnership's general partner can manage our operations and create intellectual property using our intellectual property. Our master partnership's general partner will also assign to us the new intellectual property it creates in operating our business. Our master partnership's general partner also licensed to us certain of its own intellectual property for use in the conduct of our business and we have licensed to our master partnership's general partner certain intellectual property for use in the conduct of its business. The license agreement also grants to us a license to use the trademarks, trade names, and service marks of Sunoco, Inc. in the conduct of our business.

  Treasury Services Agreement

   The master partnership entered into a treasury services agreement with Sunoco, Inc. pursuant to which, among other things, we are participating in Sunoco, Inc.'s centralized cash management program. Under this program, all of our cash receipts and cash disbursements are processed, together with those of Sunoco, Inc. and its other subsidiaries, through Sunoco, Inc.'s cash accounts with a corresponding credit or charge to an intercompany account. The intercompany balance will be settled periodically, but no less frequently than at the end of each month. Amounts due from Sunoco, Inc. and its subsidiaries earn interest at a rate equal to the average rate of our third-party money market investments, while amounts due to Sunoco, Inc. and its subsidiaries bear interest at a rate equal to the interest rate provided in our revolving credit facility.

Results of Operations

                                                           Year Ended December 31,
                                                       ------------------------------
                                                         1999      2000       2001
                                                       -------- ---------- ----------
                                                               (in thousands)
Combined Statements of Income
Sales and other operating revenue:
   Affiliates......................................... $764,133 $1,301,079 $1,067,182
   Unaffiliated customers.............................  210,069    507,532    545,822
Other income..........................................    6,133      5,574      4,774
                                                       -------- ---------- ----------
Total revenues........................................  980,335  1,814,185  1,617,778
                                                       -------- ---------- ----------
Cost of products sold and operating expenses..........  866,610  1,699,541  1,503,156
Depreciation and amortization.........................   19,911     20,654     25,325
Selling, general and administrative expenses..........   27,461     34,683     35,956
                                                       -------- ---------- ----------
Total costs and expenses..............................  913,982  1,754,878  1,564,437
                                                       -------- ---------- ----------
Operating income......................................   66,353     59,307     53,341
Net interest expense..................................    6,487     10,304     10,980
                                                       -------- ---------- ----------
Income before income tax expense......................   59,866     49,003     42,361
Income tax expense....................................   22,488     18,483     15,594
                                                       -------- ---------- ----------
Net income............................................ $ 37,378 $   30,520 $   26,767
                                                       ======== ========== ==========
Segment Operating Income:
Eastern Pipeline System
Sales and other operating revenue:....................
   Affiliates......................................... $ 70,177 $   69,027 $   69,631
   Unaffiliated customers.............................   19,472     19,323     21,059
Other income..........................................    5,500      4,592      4,749
                                                       -------- ---------- ----------
Total revenues........................................   95,149     92,942     95,439
                                                       -------- ---------- ----------
Cost of products sold and operating expenses..........   38,633     41,174     42,784
Depreciation and amortization.........................    7,929      8,272      9,778
Selling, general and administrative expenses..........   10,086     12,432     12,984
                                                       -------- ---------- ----------
Total costs and expenses..............................   56,648     61,878     65,546
                                                       -------- ---------- ----------
Operating income...................................... $ 38,501 $   31,064 $   29,893
                                                       ======== ========== ==========
Terminal Facilities
Sales and other operating revenue:
   Affiliates......................................... $ 38,329 $   44,356 $   43,628
   Unaffiliated customers.............................   29,166     31,042     30,273
Other income (loss)...................................      356        430        (85)
                                                       -------- ---------- ----------
Total revenues........................................   67,851     75,828     73,816
                                                       -------- ---------- ----------
Cost of products sold and operating expenses..........   33,588     39,390     36,488
Depreciation and amortization.........................    8,457      8,616     11,094
Selling, general and administrative expenses..........    9,039     10,666     10,158
                                                       -------- ---------- ----------
Total costs and expenses..............................   51,084     58,672     57,740
                                                       -------- ---------- ----------
Operating income...................................... $ 16,767 $   17,156 $   16,076
                                                       ======== ========== ==========
Western Pipeline System
Sales and other operating revenue:
   Affiliates......................................... $655,627 $1,187,696 $  953,923
   Unaffiliated customers.............................  161,431    457,167    494,490
Other income..........................................      277        552        110
                                                       -------- ---------- ----------
Total revenues........................................  817,335  1,645,415  1,448,523
                                                       -------- ---------- ----------
Cost of products sold and operating expenses..........  794,389  1,618,977  1,423,884
Depreciation and amortization.........................    3,525      3,766      4,453
Selling, general and administrative expenses..........    8,336     11,585     12,814
                                                       -------- ---------- ----------
Total costs and expenses..............................  806,250  1,634,328  1,441,151
                                                       -------- ---------- ----------
Operating income...................................... $ 11,085 $   11,087 $    7,372
                                                       ======== ========== ==========

Operating Highlights

                                                           Year Ended December 31,
                                                       --------------------------------
                                                          1999       2000       2001
                                                       ---------- ---------- ----------
Eastern Pipeline System/(1)/:
Pipeline throughput (bpd):
   Refined products/(2)/..............................    461,379    444,046    446,648
   Crude oil..........................................     81,464     91,464     98,226
Total shipments (barrel miles per day) /(3)/.......... 56,136,819 54,910,640 55,198,189
Tariffs per barrel mile (cent)........................      0.438      0.440      0.450

Terminal Facilities:
Terminal throughput (bpd):
   Refined product terminals..........................    251,627    266,212    272,698
   Nederland Terminal.................................    544,624    566,941    427,194
   Fort Mifflin Terminal Complex......................    306,534    314,623    318,545
   Marcus Hook Tank Farm..............................    142,404    133,455    138,490

Western Pipeline System:
   Crude oil pipeline throughput (bpd)................    252,098    295,991    287,237
   Crude oil purchases at wellhead (bpd)..............    145,425    176,964    181,448
   Gross margin per barrel (cent)/(4)/................       20.8       20.4       19.1

--------
/(1)/Excludes amounts attributable to our 9.4% ownership interest in the
     Explorer Pipeline Company joint venture.
/(2)/Excludes Toledo, Twin Oaks, and Linden transfer pipelines, which transport large volumes over short distances and generate minimal revenues. /(3)/Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped. /(4)/Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

Year Ended December 31, 2001 versus Year Ended December 31, 2000

  Analysis of Combined Statements of Income

   Sales and other operating revenue for 2001 were $1,613.0 million as compared to $1,808.6 million for 2000, a decrease of $195.6 million. This decrease was primarily due to lower crude oil sales revenue resulting from a decline in crude oil prices. During 2001, the average price of West Texas Intermediate ("WTI") crude oil, at Cushing, Oklahoma, the benchmark crude oil in the United States, dropped to $25.92 per barrel from $30.20 per barrel.

   Other income was $4.8 million for 2001 versus $5.6 million for 2000. This $0.8 million decrease was primarily due to lower dividend income from an insurance consortium in which Sunoco, Inc. participates and the absence of our allocated portion of a gain recognized in 2000 attributable to the receipt of stock by Sunoco, Inc. in connection with an insurance company demutualization. We allocated these insurance-related gains to each of our business segments. Partially offsetting these lower gains was a $0.5 million increase in Explorer equity income to $4.3 million for 2001 from $3.8 million for 2000. Cash dividends paid to us by Explorer approximate the equity income earned by us from that investment. The increase in Explorer equity income was due to the absence of the adverse impact of a refined product spill that occurred in March 2000.

   Total cost of products sold and operating expenses decreased $196.3 million to $1,503.2 million for 2001 from $1,699.5 million in 2000. This decrease was primarily due to the decline in crude oil prices described above.

   Approximately 90% of our sales and other operating revenue and 95% of our cost of products sold and operating expenses are attributable to our crude oil acquisition and marketing activities in our Western Pipeline System. However, the critical profitability factor for these activities is the gross margin, not the absolute level of revenues and expenses.

   Depreciation and amortization was $25.3 million for 2001 compared to $20.7 million in 2000. This $4.6 million increase was primarily due to recent capital expenditures. A $1.4 million write-off of refined product terminal equipment also contributed to the increase.

   Selling, general and administrative expenses were $36.0 million in 2001 compared to $34.7 million in 2000. Selling, general and administrative expenses include amounts allocated to us by Sunoco, Inc. to cover the costs of centralized corporate functions incurred on our behalf. These costs totaled $10.8 million and $10.1 million in 2001 and 2000, respectively.

   Net interest expense was $11.0 million for 2001 versus $10.3 million in 2000. This $0.7 million increase was primarily due to lower capitalized interest. Income tax expense decreased as a result of the decrease in pretax earnings. The effective tax rate decreased to 37% in 2001 from 38% in 2000.

  Analysis of Segment Operating Income

   Eastern Pipeline System. Operating income in our Eastern Pipeline System was $29.9 million in 2001 compared to $31.1 million in 2000. This $1.2 million decrease was due to a $3.7 million increase in total costs and expenses, partially offset by a $2.4 million increase in sales and other operating revenue and a $0.1 million increase in other income. Total pipeline throughput for 2001 increased 9,364 bpd, or 2% compared to 2000, while shipments in barrel miles increased 1%. The average tariff per barrel mile increased to 0.450
(cent) per barrel for 2001 from 0.440 (cent) per barrel for 2000.

   The $3.7 million increase in total costs and expenses was due to increases in operating expenses of $1.6 million primarily due to additional environmental remediation costs associated with a prior-period pipeline leak, increases in depreciation and amortization of $1.5 million due to recent capital expenditures, increases in selling, general and administrative expenses of $0.6 million.

   The $2.4 million increase in sales and other operating revenue was primarily due to increased tariff revenue on our Marysville to Toledo crude oil pipeline and our Twin Oaks to Montello, Twin Oaks to Newark, and Toledo to Blawnox refined product pipelines. The higher revenue from the Marysville to Toledo pipeline was due to a 6,762 bpd increase in volumes resulting from higher Canadian crude oil purchases by Sunoco R&M and third parties, a larger percentage of higher-tariff crude oil shipments, and a tariff increase in mid-2001. The increase in revenue on the Twin Oaks to Montello and Twin Oaks to Newark pipelines was attributable to a 4,732 bpd increase in shipments from Sunoco R&M's Marcus Hook refinery, which had a major catcracker turnaround in 2000. The increase in revenue on the Toledo to Blawnox pipeline was due to higher average tariff rates.

   The $0.1 million increase in other income was primarily due to the $0.5 million increase in equity income from Explorer discussed above, partially offset by lower allocated insurance-related gains.

   Terminal Facilities. Operating income in our Terminal Facilities was $16.1 million in 2001 compared to $17.2 million in 2000. This $1.1 million decrease was primarily due to a 25% decrease in terminal throughput at our Nederland Terminal largely resulting from the absence of Department of Energy sales of crude oil from the Strategic Petroleum Reserve, which occurred primarily during the fourth quarter of 2000. The decline in Nederland Terminal throughput was also due to a reduction in low-tariff throughput at this facility attributable to reduced volumes from one customer of approximately 75,000 bpd. Partially offsetting these factors were storage revenue attributable to a new 660,000 barrel tank placed into service at our Nederland Terminal in September 2000 and lower operating expenses, including costs associated with terminal repair and upgrade projects in 2000 at the Fort Mifflin Terminal.

   Historically, most of the terminalling and throughput services we have provided for Sunoco R&M were at fees that enabled us to recover our costs, but not to generate operating income. Accordingly, a $0.9 million decrease in these costs and expenses during 2001 resulted in a corresponding decrease in revenues. The primary cause for these declines was the absence of $6.0 million in charges recognized in 2000 in connection with remediation activities related to a February 2000 crude oil spill at one of our crude oil transfer lines to the Darby Creek Tank Farm. Partially offsetting this factor were higher depreciation and amortization, other environmental remediation expenses, and other general cost increases. The increase in depreciation and amortization was largely due to a $1.4 million write-off of refined product terminal equipment. Recent capital expenditures also contributed to the increase.

   Throughput volumes at our inland refined product terminals increased 2% in 2001 primarily due to stronger heating oil and other distillate fuel demand resulting from colder weather. For our refinery-related assets, the average throughput in 2001 increased by 1% at the Fort Mifflin Terminal Complex and 3% at the Marcus Hook Tank Farm.

   Western Pipeline System. Operating income in our Western Pipeline System was $7.4 million in 2001 compared to $11.1 million in 2000. This $3.7 million decrease was primarily due to a $2.1 million decrease in gross margin, a $1.2 million increase in selling, general and administrative expenses and a $0.4 million decrease in other income. Crude oil pipeline throughput volumes decreased 3% as a decline in high-tariff throughput was essentially offset by an increase in low-tariff volumes. Gross margin per barrel of pipeline throughput decreased by 1.3 (cent) in 2001 versus 2000.

   The $2.1 million decrease in gross margin was due to a decrease in margins from crude oil pipeline operations. Crude oil acquisition and marketing margins were essentially unchanged versus 2000. The decline in crude oil pipeline margins was mainly due to lower revenues in our Texas Gulf Coast and East Texas Pipeline system and higher depreciation and amortization expense. The lower revenues were primarily the result of reduced shipments of crude oil through our Nederland to Longview pipeline, which delivers crude oil to the Mid-Valley and BP pipelines at Longview, Texas. Revenues also declined due to lower gathering volumes. The increase in depreciation and amortization expense was primarily due to recent capital expenditures. Also contributing to the decline in crude oil pipeline margins was an increase in pipeline operating expenses due in part to higher electricity prices.

   The $1.2 million increase in selling, general and administrative expenses was primarily due to higher allocated costs from Sunoco, Inc. and other general cost increases.

   The $0.4 million decrease in other income was due to the lower allocated insurance-related gains.

Year Ended December 31, 2000 versus Year Ended December 31, 1999

  Analysis of Combined Statements of Income

   Sales and other operating revenues for 2000 were $1,808.6 million compared to $974.2 million for 1999, an increase of $834.4 million. This increase was primarily due to higher crude oil prices and volumes. The average price of WTI at Cushing increased to $30.20 per barrel in 2000 from $19.24 per barrel in 1999. Sales volumes increased 12.7 million barrels, or 32%, during 2000 in large part due to the full-year impact of the acquisition of the crude oil transportation and marketing assets of Pride Companies, L.P., or the West Texas assets, in October 1999.

   Other income was $5.6 million in 2000 versus $6.1 million in 1999. This $0.5 million decrease was due to an $0.8 million decline in Explorer equity income to $3.8 million in 2000 from $4.6 million in 1999, due to costs associated with a refined products spill that occurred in March 2000, partially offset by a $0.4 million allocated gain on the receipt of stock by Sunoco, Inc. in connection with an insurance company demutualization.

   Total cost of products sold and operating expenses increased $832.9 million to $1,699.5 million in 2000 from $866.6 million in 1999. This increase was primarily due to higher crude oil acquisition prices and purchase volumes.

   Depreciation and amortization was $20.7 million in 2000 versus $19.9 million in 1999. This $0.8 million increase was primarily due to recent capital expenditures and the acquisition of the West Texas assets in October 1999.

   Selling, general and administrative expenses were $34.7 million in 2000 versus $27.5 million in 1999. This $7.2 million increase was largely due to higher allocated costs attributable to Sunoco, Inc.'s employee incentive compensation and benefit plans. Historically, allocated incentive compensation costs were determined based upon Sunoco, Inc.'s overall financial performance. Future incentive compensation will depend upon our performance.

   Higher salaries and wages also contributed to the increase. Selling, general and administrative expenses include amounts allocated to us by Sunoco, Inc., which were $10.1 million and $9.0 million in 2000 and 1999, respectively.

   Net interest expense was $10.3 million in 2000 versus $6.5 million in 1999. This $3.8 million increase was primarily due to higher average outstanding borrowings from an affiliate, partially offset by higher capitalized interest. Income tax expense decreased as a result of the decline in pretax earnings. The effective tax rate in both 2000 and 1999 was 38%.

  Analysis of Segment Operating Income

   Eastern Pipeline System. Operating income in our Eastern Pipeline System was $31.1 million in 2000 compared to $38.5 million in 1999. This $7.4 million decrease was due to a $1.3 million decrease in sales and other operating revenue, a $5.2 million increase in total costs and expenses, and a $0.9 million decrease in other income. Refined product pipeline throughput in 2000 decreased 17,333 bpd, or 4%, compared to 1999, and shipments in barrel miles decreased 2% in the current period. The average tariff per barrel mile increased to 0.440(cent) per barrel in 2000 from 0.438(cent) per barrel in 1999.

   The $1.3 million decrease in sales and other operating revenue was due in part to lower tariff revenue from most of our refined product pipelines resulting from decreased production at Sunoco R&M's refineries related to scheduled refinery turnarounds. Also contributing to the lower sales and other operating revenue were decreased sales of heating oil and other distillate fuels by Sunoco R&M at our terminals due to unseasonably warm weather and reduced shipments on our Twin Oaks to Newark pipeline due to higher prices of refined products, particularly gasoline, in the Philadelphia area than in the New York Harbor market. Partially offsetting these negative factors were increased tariff revenues resulting from increased throughput on our Philadelphia to Linden pipeline due to the expansion of the Linden junction and a new connection to a third-party terminal in Syracuse, New York, which allowed Sunoco R&M to shift volumes from competitors' pipelines to our Montello to Syracuse pipeline. Revenues also increased on our Marysville to Toledo crude oil pipeline due to increased processing of Canadian crude oil at Sunoco R&M's Toledo refinery.

   The $5.2 million increase in total costs and expenses was due to a $2.5 million increase in operating expenses, a $2.3 million increase in selling, general and administrative expenses, and a $0.4 million increase in depreciation and amortization. The increase in operating expenses was primarily due to the adverse impact of changes in volumetric gains and losses on our pipelines and higher environmental remediation costs largely due to a pipeline leak that occurred in January 2000. The increase in selling, general and administrative expenses was primarily due to higher employee incentive compensation payments and benefit costs and administrative costs allocated to us from Sunoco, Inc.

   The $0.9 million decrease in other income was primarily due to the $0.8 million decline in equity income from Explorer discussed above.

   Terminal Facilities. Operating income in our Terminal Facilities was $17.2 million in 2000 compared to $16.8 million in 1999. This $0.4 million increase was primarily due to higher revenues at our Nederland

Terminal primarily as a result of a 4% increase in terminal throughput. The higher throughput was largely due to U.S. Department of Energy sales of crude oil from the Strategic Petroleum Reserve primarily during the fourth quarter of 2000, which was partially offset by decreased throughput of lubricant products by Sunoco R&M. Also partially offsetting the higher revenues was an increase in operating and administrative expenses largely as a result of higher employee incentive compensation payments and benefit costs and higher utility costs attributable to increases in electricity and fuel prices.

   Total costs and corresponding revenues attributable to our inland refined product terminals and refinery-related assets increased $7.0 million as a result of the $6.0 million of charges recognized in 2000 in connection with the remediation activities related to the spill in February 2000 at one of our crude oil transfer lines to the Darby Creek Tank Farm. Higher employee incentive compensation and benefit costs also contributed to the increase.

   Throughput volumes at our inland refined product terminals increased 6% in 2000 primarily due to higher Sunoco R&M retail gasoline sales volumes, particularly in the Midwest. The average throughput of our refinery-related assets was essentially unchanged in 2000 as increased crude oil throughput at Sunoco R&M's Philadelphia refinery offset declines related to scheduled turnaround activity at Sunoco R&M's Marcus Hook refinery.

   Western Pipeline System. Operating income in our Western Pipeline System was $11.1 million for both 2000 and 1999. A $3.0 million increase in gross margin was offset by higher selling, general and administrative expenses. Revenues and expenses in the Western Pipeline System increased significantly during 2000 in large part due to the acquisition of the West Texas assets in October 1999, which contributed $4.1 million and $1.3 million to operating income (including gross margin of $4.5 million and $1.4 million) in 2000 and 1999, respectively. Excluding the West Texas assets, gross margin decreased $0.1 million in 2000 primarily due to a decrease in margins from crude oil acquisition and marketing activities, essentially offset by an increase in margins from crude oil pipeline operations.

   Crude oil acquisition and marketing margins declined primarily due to increased competitive pressure in 2000 for purchasing crude oil as demand from Midwest refineries increased and domestic production declined. We were unable to pass all of the increase in crude oil acquisition costs on to Sunoco R&M under the terms of a supply agreement. Also contributing to the margin decline was the adverse impact of volumetric gains and losses in our crude oil trucking operations. Partially offsetting these negative factors was the absence of unfavorable litigation settlements recognized in 1999.

   The higher crude oil pipeline margin reflects higher gross margin from the 10-inch East Texas pipeline reactivated in July 1999 to transport foreign crude oil for Sunoco R&M's Toledo refinery and additional deliveries on the pipeline to Sunoco R&M's and Sinclair Oil's Tulsa refineries. Partially offsetting these positive factors were increases in salaries and wages, utility costs, and rental expense.

   The $3.2 million increase in selling, general and administrative expenses was primarily due to the higher employee incentive compensation and benefit costs and higher administrative costs allocated to us by Sunoco, Inc.

Liquidity and Capital Resources

Cash Flows and Capital Expenditures

   Net cash provided by operating activities in 2001 was $27.2 million compared to $79.1 million in 2000 and $125.2 million in 1999. The $51.9 million decrease in net cash provided by operating activities in 2001 was primarily due to a $57.8 million increase in working capital uses pertaining to operating activities, partially offset by an increase in depreciation and amortization of $4.7 million, and deferred income taxes of $3.5 million.

   The $57.8 million increase in working capital uses pertaining to operating activities was due to a $33.5 million increase in working capital in 2001 compared to a $24.3 million decrease in working capital in 2000. The increase in working capital in 2001 was primarily a result of the impact of a decline in crude oil prices on receivables and payables from the purchase and sale of crude oil in the Western Pipeline System. During 2000, crude oil prices increased, which caused working capital to decline.

   The inverse relationship between crude oil prices and the level of working capital exists because we have more crude oil payables than receivables and because we use the last-in, first-out method of accounting for crude oil inventories in our crude oil acquisition and marketing activities. Crude oil payables exceed crude oil receivables largely due to the absence of a crude oil receivable from Sunoco R&M. Historically, receivables from Sunoco R&M have been settled immediately through the net parent investment account. The following example illustrates this inverse relationship. As crude oil prices increase, the carrying amount of inventory does not change under the last-in, first-out method of accounting, while both crude oil receivables and payables increase. Because crude oil payables exceed crude oil receivables, the impact of the price increase on payables is greater, resulting in a reduction in working capital. Upon completion of the master partnership's initial public offering in February 2002, payment terms in our crude oil supply contracts with Sunoco R&M now result in crude oil receivables, lowering the net crude oil payable and reducing the impact of changes in crude oil prices on net cash provided by operating activities.

   The $46.1 million decrease in net cash provided by operating activities in 2000 was largely due to a $35.5 million decrease in working capital sources pertaining to operating activities and a $6.9 million decrease in net income. The decrease in working capital sources during 2000 was primarily due to the impact of crude oil price changes on receivables and payables from the purchase and sale of crude oil in the Western Pipeline System.

   Net cash used in investing activities for the years ended December 31, 2001, 2000, and 1999 was $73.1 million, $77.3 million, and $75.1 million, respectively. Capital expenditures were $72.7 million in 2001, $57.9 million in 2000, and $47.0 million in 1999. The other significant investing transactions in the three-year period were the acquisition of the West Texas assets in 1999 for $29.6 million and a loan to The Claymont Investment Company, a wholly owned subsidiary of Sunoco, Inc., of $20.0 million in 2000.

   Net cash provided by (used in) financing activities for the years ended December 31, 2001, 2000 and 1999 was $45.8 million, $(1.8) million, and $(50.0)
million, respectively. Contributions from (distributions to) Sunoco, Inc. and its affiliates were $91.1 million, $(96.6) million, and $(49.8) million in 2001, 2000 and 1999, respectively. Net proceeds from (repayments of) borrowings from The Claymont Investment Company were $(45.0) million in 2001 and $95.0 million in 2000.

   The Claymont Investment Company serves as a lender and borrower of funds to and from Sunoco, Inc. and its subsidiaries, including the predecessor to Sunoco Logistics Partners L.P., to enable those entities to achieve their desired capital structures. Amounts owed to and due from The Claymont Investment Company under these financing arrangements included in the Predecessor's combined balance sheets were not assumed by or contributed to Sunoco Logistics Partners L.P. We will not engage in these types of financing arrangements with The Claymont Investment Company or any other subsidiary of Sunoco, Inc.

  Capital Requirements

   The pipeline, terminalling, and crude oil storage operations are capital intensive, requiring significant investment to upgrade or enhance existing operations and to meet environmental and operational regulations. Our capital requirements have consisted, and are expected to continue to consist, primarily of:

  . Maintenance capital expenditures, such as those required to maintain equipment reliability, tankage, and pipeline integrity and safety, and to address environmental regulations; and

  . Expansion capital expenditures to acquire complementary assets to grow our business and to expand existing facilities, such as projects that increase storage or throughput volumes.

   The following table summarizes maintenance and expansion capital expenditures for the years presented:

                                  Year Ended December 31,
                                ----------------------------
                                 1999         2000    2001
                                -------      ------- -------
                                       (in thousands)
                    Maintenance  32,312       39,067  53,628
                    Expansion..  49,556/(1)/  18,854  19,055
                                -------      ------- -------
                       Total... $81,868/(1)/ $57,921 $72,683
                                =======      ======= =======

   -----
 /(1)/Includes purchase of the West Texas assets for $29.6 million in cash and the assumption of $5.3 million of long-term debt.

   We estimate that our annual maintenance capital expenditures will be $27.0 million in 2002. These projected maintenance capital outlays are approximately $14.7 million lower than the average annual outlays for 1999-2001. This prior period included several one-time projects to upgrade our technology, increase reliability, and lower our cost structure. We do not believe we will incur these types of expenditures in 2002.

   In the area of technology, we completed numerous automation projects, upgraded our metering systems, enhanced various software packages, and replaced pipeline control systems. In addition, we completed numerous asset upgrade projects, including relocating pipelines at the Philadelphia International Airport due to runway and terminal reconfigurations, rebuilds on three pump stations, replacement and upgrade of vapor recovery units at our product terminals and repair and upgrades on the crude oil transfer lines between Hog Island Wharf and the Darby Creek Tank Farm. The crude oil transfer lines, which were historically a part of Sunoco R&M's refining business, did not meet pipeline standards and could not be internally inspected or maintained by conventional leak detection devices prior to completion of this project.

   In the area of transportation and safety, the DOT has recently adopted a pipeline integrity management rule. Based on historical integrity tests conducted since 1989, we have estimated that compliance with this rule will cost us approximately $8.0 million per year for five years, or a total of $40.0 million, for all pipelines in our Eastern and Western Pipeline Systems that are subject to this rule. Under the terms of the omnibus agreement, Sunoco R&M will reimburse us for operating expenses and capital expenditures in excess of $8.0 million per year (up to an aggregate maximum of $15.0 million over a five-year period) incurred to comply with the DOT's pipeline integrity management rule.

   In addition, Sunoco R&M is, at its expense, completing for the Darby Creek Tank Farm certain tank maintenance and inspection projects now in progress or expected to be completed within one year from the closing of the initial public offering. Sunoco R&M estimates total costs to complete these projects will be approximately $4.0 million. Sunoco R&M will also reimburse us up to $10.0 million in connection with expenditures required at the Darby Creek and Marcus Hook Tank Farms to maintain compliance with existing industry standards and regulatory requirements.

   We are reflecting outlays for these programs as operating expenses or capital expenditures, as appropriate. Capital expenditures are being depreciated over their useful lives. Reimbursements by Sunoco R&M are being reflected as capital contributions.

   Our typical growth projects consist of new tankage, increased throughput on our existing pipelines, and new connections for deliveries to customers. We anticipate pursuing similar growth projects and acquisitions.

   We expect to fund our capital expenditures, including any acquisitions, from cash provided by operations and, to the extent necessary, from the proceeds of:

  . borrowing under the revolving credit facility discussed below and other borrowings; and

  .  issuance of additional common units.

  Initial Public Offering

   On February 8, 2002, the master partnership issued 5.75 million common units (including 750,000 units issued pursuant to the underwriters' over-allotment option), representing a 24.8% limited partnership interest in the master partnership, in an initial public offering at a price of $20.25 per unit. Proceeds from this offering, which totaled approximately $102 million net of underwriting discounts and offering expenses, were used to establish working capital that was not contributed to us by Sunoco, Inc.

  Credit Facility

   In conjunction with the master partnership's initial public offering, we entered into a three-year $150.0 million revolving credit facility, which is available to fund our working capital requirements, to finance future acquisitions, and for general partnership purposes. This credit facility includes a $20.0 million distribution sublimit that is available for distributions. We may use the credit facility to fund the minimum quarterly distributions provided the total outstanding borrowings for distributions do not at any time exceed $20.0 million. We will be required to reduce to zero all borrowings under the distribution sublimit under the revolving credit facility each year for 15 days. Currently, we have no borrowings under this credit facility.

   Our obligations under the credit facility are unsecured. Indebtedness under the credit facility will rank equally with all the outstanding unsecured and unsubordinated debt of our operating partnership. We may prepay all loans at any time without penalty subject to reimbursement of breakage and redeployment costs in the case of prepayment of LIBOR borrowings.

   Indebtedness under the credit facility will bear interest, at our option, at either (i) LIBOR plus an applicable margin or (ii) the higher of the federal funds rate plus 0.50% or the Bank of America prime rate (each plus the applicable margin). We will incur fees in connection with the revolving credit facility. The revolving credit facility will mature in January 2005. At that time, the facility will terminate and all outstanding amounts will be due and payable.

   The credit agreement prohibits us from declaring distributions to unitholders if any event of default, as defined in the credit agreement, occurs or would result from the declaration of distributions. In addition, the credit facility contains various covenants limiting our ability to:

  .  incur indebtedness;

  .  grant certain liens;

  .  make certain loans, acquisitions, and investments;

  .  make any material change to the nature of our business;

  .  acquire another company; or

  . enter into a merger or sale of assets, including the sale or transfer of interests in our subsidiaries.

   The credit facility also contains covenants requiring us to maintain on a rolling-four-quarter basis:

  . a ratio of up to 4:1 of consolidated total debt to consolidated EBITDA (each as defined in the credit agreement); and

  .  an interest coverage ratio (as defined in the credit agreement) of 3.5:1.

   Each of the following will be an event of default under the revolving credit facility:

  .  failure to pay any principal, interest, fees, or other amounts when due;

  .  failure of any representation or warranty to be true and correct;

  . termination of any material agreement, including the pipelines and terminals storage and throughput agreement and the omnibus agreement;

  . default under any material agreement if such default could have a material adverse effect on us;

  . bankruptcy or insolvency events involving us, our general partner, our master partnership's general partner, or our subsidiaries;

  . the entry of monetary judgments, not covered or funded by insurance, against us, our general partner, our master partnership's general partner, or any of our or its subsidiaries in excess of $20.0 million in the aggregate or any non-monetary judgment having a material adverse effect;

  . the sale by Sunoco, Inc. of a material portion of its refinery assets or other assets related to its agreements with us unless the purchaser of those assets has a minimum credit rating and fully assumes the rights and obligations of Sunoco, Inc. under those agreements; and

  . failure by Sunoco, Inc. to own, directly or indirectly, 51% of the general partnership interest in the master partnership or to control our management and that of the master partnership.

  Senior Notes

   Also in connection with the master partnership's initial public offering, we issued $250 million of senior notes, the net proceeds of which have been distributed to Sunoco, Inc. as additional consideration for its contribution of assets to us. The senior notes were issued pursuant to an indenture, and our obligations under the senior notes are unsecured. Indebtedness under the senior notes ranks equally with the credit facility and all our outstanding unsecured and unsubordinated debt. The senior notes and revolving credit facility have been guaranteed by the master partnership and our subsidiaries. The senior notes will mature on February 15, 2012 and bear interest at a rate of 7.25% per annum, payable semi-annually on February 15 and August 15, commencing August 15, 2002. The senior notes are redeemable, at our option, at a make-whole premium calculated on the basis of a discount rate equal to the yield on United States treasury notes having a constant maturity comparable to the remaining term of the senior notes, plus 25 basis points. The senior notes are not subject to any sinking fund provisions. Please read "Description of the New Notes" for a more detailed description of the senior notes.

Environmental Matters

   Operation of our pipelines, terminals, and associated facilities are subject to stringent and complex federal, state, and local laws and regulations governing the discharge of materials into the environment or otherwise relating to protection of the environment. As a result of our compliance with these laws and regulations, we have accrued liabilities for estimated site restoration costs to be incurred in the future at our facilities and properties, including liabilities for environmental remediation obligations. Under our accounting policies, we record liabilities when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. For a discussion of the accrued liabilities and charges against income related to these activities, see Note 7 to the historical financial statements of Sunoco Logistics Partners L.P.

   Under the terms of the omnibus agreement and in connection with the contribution of our assets by affiliates of Sunoco, Inc., Sunoco, Inc. has agreed to indemnify us for 30 years from environmental and toxic tort liabilities related to the assets contributed to us that arise from the operation of such assets prior to closing of the master partnership's initial public offering. Sunoco, Inc. is obligated to indemnify us for 100% of all losses asserted within the first 21 years of closing. Sunoco, Inc.'s share of liability for claims asserted thereafter will decrease by

10% a year. For example, for a claim asserted during the twenty-third year after closing, Sunoco, Inc. would be required to indemnify us for 80% of our loss. There is no monetary cap on the amount of indemnity coverage provided by Sunoco, Inc. Any environmental and toxic tort liabilities not covered by this indemnity will be our responsibility. Total future costs for environmental remediation activities will depend upon, among other things, the identification of any additional sites, the determination of the extent of the contamination at each site, the timing and nature of required remedial actions, the technology available and needed to meet the various existing legal requirements, the nature and extent of future environmental laws, inflation rates, and the determination of our liability at multi-party sites, if any, in light of the number, participation levels, and financial viability of other parties. We have agreed to indemnify Sunoco, Inc. and its affiliates for events and conditions associated with the operation of our assets that occur on or after the closing of the master partnership's initial public offering and for environmental and toxic tort liabilities to the extent Sunoco, Inc. is not required to indemnify us.

   The use of MTBE continues to be the focus of federal and state government attention due to public health and environmental issues that have been raised by the use of MTBE in gasoline, and specifically the discovery of MTBE in water supplies. MTBE is the primary oxygenate used by Sunoco R&M and other petroleum refiners to meet reformulated gasoline requirements under the Clean Air Act. Many states, including New York and Connecticut, have banned or restricted the use of MTBE in gasoline commencing as early as 2003 in response to concerns about MTBE's adverse impact on ground or surface water. Other states are considering bans or restrictions on MTBE or opting out of the EPA's reformulated gasoline program, either of which events would reduce the use of MTBE. Any ban or restriction on the use of MTBE may lead to the greater use of ethanol. Unlike MTBE, which can be blended in gasoline at the refinery, ethanol is blended at the terminal and is not transported by our pipelines. While many of our inland-refined product terminals currently blend ethanol, any revenues we would receive for blending ethanol might not offset the loss of revenues we would suffer from the reduced volumes we transport on our Eastern refined product pipelines.

   Another significant environmental uncertainty relates to Sunoco R&M's potential capital expenditures to comply with new fuel specifications required under the Clean Air Act, and to respond to the EPA's enforcement initiative under the authority of the Clean Air Act's New Source Review and Prevention of Significant Deterioration, or NSR/PSD, program, including the notices of violation recently received by Sunoco R&M. It is uncertain what Sunoco, Inc. or Sunoco R&M's responses to these emerging issues will be. We cannot assure you that those responses will not reduce Sunoco R&M's obligations under the pipelines and terminals storage and throughput agreement, thereby reducing the throughput in our pipelines and our cash flow.

   For more information concerning environmental matters, please read "Business--Environmental Regulation."

Impact of Inflation

   Although the impact of inflation has slowed in recent years, it is still a factor in the United States economy and may increase the cost to acquire or replace property, plant, and equipment and may increase the costs of labor and supplies. To the extent permitted by competition, regulation, and existing agreements, we have and will continue to pass along increased costs to our customers in the form of higher fees.

Critical Accounting Policies

   Disclosures of our significant accounting policies is included in Note 1 to the historical financial statements of Sunoco Logistics Partners L.P. Certain of these policies are particularly sensitive and require significant judgments, estimates and assumptions to be made by us. A discussion of these policies is set forth below.

   Properties, Plants and Equipment and Impairment of Long-Lived Assets. We calculate depreciation and amortization of our properties, plants and equipment based on estimated useful lives and salvage values of the assets. Factors impacting these estimates include normal wear and tear, maintenance levels and economic conditions impacting the demand for these assets. In addition, long-lived assets are subject to testing for impairment whenever circumstances indicate that their carrying amount may not be recoverable. For example, a significant decrease in an asset's market value, a major adverse change in the business climate in which it operates or a history of operating or cash flow losses may be an indication of impairment. Impairment testing involves estimating future net cash flows relating to the asset, including assumptions about future market conditions, operating and capital expenditures and other factors.

   Environmental Remediation. We accrue environmental remediation costs for work at identified sites where an assessment has indicated that cleanup costs are probable and reasonably estimable. Such accruals are undiscounted and are based on currently available information, estimated timing of remedial actions and related inflation assumptions, existing technology and presently enacted laws and regulations. Accruals may require adjustment as new sites are identified or additional information about current sites becomes available. Technology changes, new environmental laws and regulations and other factors may also impact future environmental expenditures. For a further discussion of our environmental remediation activities, please see "--Environmental Matters."

New Accounting Pronouncements

   In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued and, in June 2000, it was amended by Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (collectively, "new derivative accounting"). The new derivative accounting requires recognition of all derivative contracts in the balance sheet at their fair value. If the derivative contracts qualify for hedge accounting, depending on their nature, changes in their fair values are either offset in net income against the changes in the fair values of the items being hedged or reflected initially as a separate component of the net parent investment and subsequently recognized in net income when the hedged items are recognized in net income. The ineffective portions of changes in the fair values of derivative contracts that qualify for hedge accounting as well as changes in fair value of all other derivatives are immediately recognized in net income. The new derivative accounting was adopted effective January 1, 2001. There was no impact on net income during 2001.

   In July 2001, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), was issued. Sunoco Logistics Partners L.P. will adopt SFAS No. 142 effective January 1, 2002 when adoption is mandatory. SFAS No. 142 will require the testing of goodwill and indefinite-lived intangible assets for impairment rather than amortizing them. We are currently assessing the impact of adopting SFAS No. 142 on our combined financial statements. The current level of annual amortization of goodwill and indefinite-lived intangible assets, which will be eliminated upon the adoption of SFAS No. 142, is approximately $0.8 million.

   In August 2001, Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), was issued. This statement significantly changes the method of accruing for costs associated with the retirement of fixed assets that an entity is legally obligated to incur. We will evaluate the impact and timing of implementing SFAS No. 143. Implementation of this standard is required no later than January 1, 2003.

   In August 2001, Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), was issued. Sunoco Logistics Partners L.P. will adopt SFAS No. 144 effective January 1, 2002 when adoption is mandatory. Among other things, SFAS No. 144 significantly changes the criteria that would have to be met to classify an asset as held-for-sale. SFAS No. 144 supersedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the provisions of Accounting Principles Board Opinion 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and

Extraordinary, Unusual and Infrequently Occurring Events and Transactions," that relate to reporting the effects of a disposal of a segment of a business. We are currently assessing the impact of adopting SFAS No. 144 on our combined financial statements.

Quantitative and Qualitative Disclosures About Market Risk

   We are exposed to various market risks, including volatility in crude oil commodity prices and interest rates. To manage such exposure, we monitor our inventory levels and our expectations of future commodity prices and interest rates when making decisions with respect to risk management. We have not entered into derivative transactions that would expose us to price risk.

   Concurrent with the master partnership's initial public offering, we entered into a $150 million credit facility. Although currently undrawn, we would pay interest on the drawn portion of this credit facility which would expose us to interest rate risk, since this credit facility bears variable interest.

                                   BUSINESS

Overview

   We are a Delaware limited partnership formed as the operating company of Sunoco Logistics Partners L.P. on December 6, 2001 to acquire, own, and operate, through our wholly owned subsidiaries, a geographically diverse and complementary group of refined product and crude oil pipelines and terminal facilities. We have an experienced management team dedicated to a growth strategy, and we intend to acquire additional assets in the future. Our business comprises three segments:

   . Eastern Pipeline System:

     --1,895 miles of refined product pipelines, including a one-third interest in an 80-mile refined product pipeline, which primarily serve Sunoco R&M's refining and marketing operations in the Northeast and Midwest United States, and 58 miles of interrefinery pipelines between Sunoco R&M's Philadelphia and Marcus Hook, Pennsylvania refineries;

     --a 123-mile wholly owned crude oil pipeline; and

     --a 9.4% interest in the Explorer Pipeline Company, a joint venture that owns a 1,413-mile refined product pipeline.

   . Terminal Facilities:

     --32 inland refined product terminals with an aggregate capacity of 4.8 million barrels, which primarily serve our Eastern Pipeline System;

     --a 2.0 million barrel refined product terminal serving Sunoco R&M's
       Marcus Hook refinery near Philadelphia, Pennsylvania;

     --an 11.2 million barrel marine crude oil terminal on the Texas Gulf
       Coast, our Nederland Terminal;

  --oneinland and two marine crude oil terminals, with a combined capacity of
       3.0 million barrels, and related pipelines, all of which serve Sunoco R&M's Philadelphia refinery; and

     --a 1.0 million barrel LPG terminal near Detroit, Michigan.

   . Western Pipeline System:

     --1,883 miles of crude oil trunk pipelines and 870 miles of crude oil gathering lines that supply the trunk pipelines principally in Oklahoma and Texas;

  --143crude oil transport trucks; and

     --124 crude oil truck unloading facilities.

   We transport, terminal, and store refined products and crude oil in 11 states. We generate revenues by charging tariffs for transporting refined products and crude oil through our pipelines and by charging fees for storing refined products, crude oil, and other hydrocarbons in, and for providing other services at, our terminals. We also generate revenues by purchasing domestic crude oil and selling it to Sunoco R&M and other customers. Generally, as we purchase crude oil, we simultaneously enter into corresponding sale transactions involving physical deliveries of crude oil, which enables us to secure a profit on the transaction at the time of purchase and establish a substantially balanced position, thereby minimizing exposure to price volatility after the initial purchase. Our practice is not to enter into futures contracts.

   For the year ended December 31, 2001, on a pro forma basis, we had revenues of $1,629.2 million, EBITDA of $90.1 million, and net income of $46.5 million.

Our Relationship with Sunoco, Inc.

   We have a strong and mutually beneficial relationship with Sunoco, Inc. Through its subsidiaries, Sunoco, Inc. is a leading independent United States refiner and marketer of petroleum products; a growing manufacturer of petrochemicals; and a technologically advantaged manufacturer of metallurgical-grade coke for use in the steel industry. Sunoco, Inc. has a significant interest in our partnership through its indirect ownership of a 73.2% limited partner interest and a 2% general partner interest in the master partnership.

   Sunoco, Inc. conducts its refinery and marketing operations through Sunoco R&M. Substantially all of our business activities with Sunoco, Inc. are conducted with Sunoco R&M. Sunoco R&M is the largest refiner in the Northeast United States and owns and operates the following four refineries, which have a combined crude oil processing capacity of 730,000 bpd:

   . the Philadelphia, Pennsylvania refinery, which can process 330,000 bpd of crude oil, making it the largest refinery in the Northeast United States;

   . the Marcus Hook, Pennsylvania refinery near Philadelphia, which can process 175,000 bpd of crude oil;

   . the Toledo, Ohio refinery, which can process 140,000 bpd of crude oil; and

   . the Tulsa, Oklahoma refinery, which can process 85,000 bpd of crude oil.

   Sunoco R&M markets refined products in 21 states on the East Coast and in the Midwest through approximately 4,150 branded retail gasoline outlets, selling nearly four billion gallons of gasoline per year. In addition, Sunoco R&M sells refined products through wholesale and spot market sales and exchanges refined product with other refiner-marketers to enhance distribution efficiency.

   The majority of our operations are strategically located within Sunoco R&M's refining and marketing supply chain, but we do not own or operate any refining or marketing assets. Sunoco R&M relies on us to provide transportation and terminalling services that support its refining and marketing operations. For the year ended December 31, 2001, Sunoco R&M accounted for approximately 73% of the pro forma revenues of our Eastern Pipeline System, 65% of the pro forma revenues of our Terminal Facilities, and 66% of the pro forma revenues of our Western Pipeline System. We expect to continue to derive a substantial portion of our revenues from Sunoco R&M for the foreseeable future.

   The following table sets forth the crude oil refining capacity of each of Sunoco R&M's refineries and, for the year ended December 31, 2001, the percentages of crude oil and feedstocks and refined products that we transported or terminalled for Sunoco R&M:

                                   Crude Oil/Feedstocks                        Refined Products
                    --------------------------------------------       --------------------------
                                      Transported or                   Transported or
                        Crude Oil     Terminalled by Percent of Sunoco Terminalled by Percent of Sunoco
Sunoco R&M Refinery Refining Capacity   Our Assets      R&M Volumes      Our Assets      R&M Volumes
------------------- ----------------- -------------- ----------------- -------------- -----------------
                          (bpd)
 Philadelphia, PA..      330,000           Yes              100%            Yes              64%
 Marcus Hook, PA...      175,000            No                0%            Yes              94%
 Toledo, OH........      140,000           Yes               53%            Yes              87%
 Tulsa, OK.........       85,000           Yes              100%            Yes/(1)/         22%/(1)/
                         -------                            ---                              --
    Total..........      730,000                             67%/(2)/                        72%/(1)/

--------
/(1)/The only refined product that we transport from the Tulsa refinery is lube extracted feedstock. Excluding that refinery, we transported or terminalled 77% of the total refined products from Sunoco R&M's refineries.
/(2)/Excluding the Marcus Hook refinery, we transported 87% of the total crude oil and feedstocks to Sunoco R&M's refineries.

Pipelines and Terminals Storage and Throughput Agreement with Sunoco R&M

   Under a pipelines and terminals storage and throughput agreement entered into with Sunoco R&M concurrent with the closing of the initial public offering of the master partnership, Sunoco R&M will pay us fees generally comparable to those charged by third parties to:

   . transport on our refined product pipelines or throughput in our 32 inland refined product terminals an amount of refined products that will produce at least $75.0 million of revenue in the first year, escalating at 1.67% per year for the next four years. In addition, Sunoco R&M will pay us to transport on our refined product pipelines an amount of refined products that will produce at least $54.3 million of revenue in the sixth year and at least $55.2 million of revenue in the seventh year. Sunoco R&M will pay the published tariffs on the pipelines and contractually agreed fees at the terminals. On a pro forma basis, we would have received $84.3 million in revenue from Sunoco R&M for the use of these pipelines and terminals during the year ended December 31, 2001;

   . receive and deliver at least 130,000 bpd of refined products per year at our Marcus Hook Tank Farm for five years. In the first year, we will receive a fee of $0.1627 per barrel for the first 130,000 bpd and $0.0813 per barrel for volumes in excess of 130,000 bpd. These fees will escalate at the rate of 1.67% per year. During the year ended December 31, 2001, Sunoco R&M's throughput at the Marcus Hook Tank Farm averaged 138,490 bpd;

   . store 975,734 barrels of LPG per year at our Inkster Terminal, which represents all of our LPG storage capacity at this facility. In the first year of this seven-year agreement, we will receive a fee of $2.04 per barrel of committed storage, a fee of $0.204 per barrel for receipts greater than 975,734 barrels per year and a fee of $0.204 per barrel for deliveries greater than 975,734 barrels per year. These fees will escalate at the rate of 1.875% per year. For the past five years, Sunoco R&M has used the full capacity of our Inkster Terminal;

   . receive and deliver at least 290,000 bpd of crude oil or refined products per year at our Fort Mifflin Terminal Complex for seven years. In the first year, we will receive a fee of $0.1627 per barrel for the first 180,000 bpd and $0.0813 per barrel for volumes in excess of 180,000 bpd. These fees will escalate at the rate of 1.67% per year. Sunoco's R&M's throughput at the Fort Mifflin Terminal Complex averaged 318,545 bpd during the year ended December 31, 2001; and

   . transport or cause to be transported an aggregate of at least 140,000 bpd of crude oil per year on our Marysville to Toledo, Nederland to Longview, Cushing to Tulsa, Barnsdall to Tulsa, and Bad Creek to Tulsa crude oil pipelines at the published tariffs for a term of seven years. During the year ended December 31, 2001, we and Sunoco R&M transported 166,537 bpd on these pipelines.

   If Sunoco R&M fails to meet its minimum obligations pursuant to the contract terms set forth above, it will be required to pay us in cash the amount of any shortfall, which may be applied as a credit in the following year after Sunoco R&M's minimum obligations are met.

   Sunoco R&M's obligations under this agreement may be permanently reduced or suspended if:

   . Sunoco R&M (1) shuts down or reconfigures one of its refineries (other than planned maintenance turnarounds) and (2) reasonably believes in good faith that such event will jeopardize its ability to satisfy its minimum revenue or throughput obligations. Sunoco R&M will be required to give at least six months' advance notice of any shut down or reconfiguration. Sunoco R&M will propose new minimum obligations that proportionally reduce the affected obligations. If we do not agree with this reduction, any change in Sunoco R&M's obligations will be determined by binding arbitration; or

   . Sunoco R&M (1) is prohibited from using MTBE in the gasoline it produces and (2) reasonably believes in good faith that such event will jeopardize its ability to satisfy its minimum revenue or throughput obligations. Sunoco R&M will be required to give at least 90 days advance notice of any planned prohibition on using MTBE in the gasoline it produces. Sunoco R&M will propose new minimum obligations that proportionally reduce its affected obligations. If we do not agree with this reduction, any change in Sunoco R&M's obligations will be determined by binding arbitration.

   Furthermore, if new laws or regulations are enacted that require us to make substantial and unanticipated capital expenditures at the Terminal Facilities, we will have the right to impose a monthly surcharge on Sunoco R&M for the use of the Terminal Facilities to cover the cost of complying with these laws or regulations, after we have made efforts to mitigate their effect. We and Sunoco R&M will negotiate in good faith to agree on the level of the monthly surcharge. If we are unable to agree, then we may terminate the agreement with respect to the affected asset.

   Sunoco R&M's obligations under this agreement may be temporarily suspended during the occurrence of an event that is outside the control of the parties that renders performance impossible with respect to an asset for at least 30 days.

   Sunoco R&M has agreed not to challenge, or to cause others to challenge or assist others in challenging, our tariff rates in effect during the term of the agreement. This agreement does not prevent other current or future shippers from challenging our tariff rates. At the end of the term of the agreement, Sunoco R&M will be free to challenge, or to cause others to challenge or assist others in challenging, our tariff rates in effect at that time.

   From time to time, Sunoco, Inc. may be presented with opportunities by third parties with respect to its refinery assets. These opportunities may include offers to purchase and joint venture propositions. Sunoco, Inc. is also continually considering changes to its refineries. Those changes may involve new facilities, reduction in certain operations or modifications of facilities or operations. Changes may be considered to meet market demands, to satisfy regulatory requirements or environmental and safety objectives, to improve operational efficiency or for other reasons. Sunoco, Inc. has advised us that although it continually considers the types of matters referred to above, it is not currently proceeding with any transaction or plan that it believes is likely to result in any reconfigurations or other operational changes in any of its refineries served by our assets that would have a material effect on Sunoco R&M's business relationship with us. Further, Sunoco, Inc. has also advised us that it is not considering a shutdown of any of its refineries served by our assets. Sunoco, Inc. is, however, actively managing its assets and operations, and, therefore, changes of some nature, possibly material to its business relationship with us, are likely to occur at some point in the future.

   To the extent Sunoco R&M does not extend or renew the pipelines and terminals storage and throughput agreement, our financial condition and results of operations may be adversely affected. Our assets were constructed or purchased to service Sunoco R&M's refining and marketing supply chain and are well-situated to suit Sunoco R&M's needs. As a result, we would expect that even if this agreement is not renewed, Sunoco R&M would continue to use our pipelines and terminals. However, we cannot assure you that Sunoco R&M will continue to use our facilities or that we will be able to generate additional revenues from third parties. Please read "Risk Factors--Risks Inherent in Our Business."

Other Agreements with Sunoco R&M and Sunoco, Inc.

   Under a 20-year lease agreement, Sunoco R&M has agreed to pay us $5.1 million in the first year to lease the 58 miles of interrefinery pipelines between Sunoco R&M's Philadelphia and Marcus Hook refineries, escalating at 1.67% per year for the next 19 years. On a pro forma basis, Sunoco R&M would have paid us $5.0 million for the use of these pipelines during the year ended December 31, 2001.

   Sunoco R&M has also agreed to purchase from us at market-based rates particular grades of crude oil that our crude oil acquisition and marketing business purchases for delivery to pipelines in: Longview, Trent, Tye, and Colorado City, Texas; Haynesville, Louisiana; Marysville and Lewiston, Michigan; and Tulsa, Oklahoma. At Marysville and Lewiston, Michigan, we exchange Michigan sweet and Michigan sour crude oil we own for domestic sweet crude oil supplied by Sunoco R&M at market-based rates. The initial term of these agreements is two months. These agreements will automatically renew on a monthly basis unless terminated by either party on 30 days' written notice. Sunoco R&M has indicated that it has no current intention to terminate these agreements. During the year ended December 31, 2001, Sunoco R&M purchased 70,461 bpd of crude oil from us in these areas.

   On February 8, 2002, the master partnership entered into an omnibus agreement with Sunoco, Inc. and its affiliates under which they generally agreed not to engage in the business of purchasing crude oil at the wellhead, or operating crude oil pipelines or terminals, refined product pipelines or terminals, or LPG terminals in the continental United States. In addition, this agreement addresses our payment of a fee to Sunoco, Inc. or the master partnership's general partner for the provision of various general and administrative services, Sunoco R&M's reimbursement to us for certain maintenance expenditures, Sunoco, Inc.'s indemnification of us for certain environmental and other liabilities, and other matters.

   Please read "Certain Relationships and Related Transactions."

Sunoco, Inc. Owns and Controls the General Partner of Our Master Partnership

   We are a key element of Sunoco, Inc.'s business strategy, and Sunoco, Inc. intends to use our master partnership and our partnership as the primary means of growing its transportation and terminalling business. Sunoco, Inc. has retained a significant interest in us through its indirect ownership of a 73.2% limited partner interest and the 2% general partner interest in the master partnership. While our relationship with Sunoco, Inc. and its subsidiaries offers us many benefits, it is also a potential source of conflicts of interest. Please read "Certain Relationships and Related Transactions."

Business Strategies

   Our primary business strategies are to:

   Generate stable cash flows. In our Eastern Pipeline System, Terminal Facilities, and Western Pipeline System, our customers pay us fees based on the volume of refined product or crude oil shipped in our pipelines under published tariffs or stored in, or distributed from, our terminals. Our Western Pipeline System also generates revenues by purchasing domestic crude oil and selling it to Sunoco R&M and other third parties. We have little direct exposure to commodity price fluctuations in our Eastern Pipeline System and Terminal Facilities because we do not own any of the refined products or crude oil that we transport or store in these operations. In the Western Pipeline System, we mitigate our commodity price exposure when we purchase lease crude oil by simultaneously entering into sale transactions that are backed by physical delivery. The geographic and business diversity of our assets also contributes to the stability of our cash flows. Our current intention is to focus on businesses and assets that generate stable cash flows.

   Increase our pipeline and terminal throughput. When necessary to meet increases in demand for refined products or crude oil, we have increased and will increase capacity in our existing pipelines and terminals. We increase capacity in our pipelines by adding or expanding pump stations or increasing the diameter of the pipelines. In addition to these measures, over the last two years we have added 1.2 million barrels of new storage capacity at our Nederland Terminal, bringing our total storage capacity at Nederland to 11.2 million barrels. We anticipate adding an additional 1.3 million barrels of storage capacity at our Nederland Terminal over the next 18 months to meet growing demand.

   Pursue strategic and accretive acquisitions that complement our existing asset base. Sunoco, Inc. has a long history of successfully pursuing and consummating energy acquisitions and intends to use us in the future as a growth vehicle for its transportation and terminalling business. We expect to pursue strategic acquisitions both independently and jointly with Sunoco, Inc. that will enable us to grow our distributable cash flow and enhance our service capabilities to Sunoco, Inc. and third parties. For example, we may acquire pipeline or terminal assets associated with any refineries acquired by Sunoco, Inc. or its affiliates.

   Continue to improve our operating efficiency and to reduce our costs. We are focused on monitoring and controlling our cost structure. We have been able to implement cost saving initiatives such as energy conservation, bulk purchasing, and automation of delivery facilities and pump stations. We intend to continue to make investments to improve our operations and pursue cost saving initiatives.

Competitive Strengths

   We believe we are well-positioned to execute our business strategies successfully using the following competitive strengths:

   We have a unique strategic relationship with Sunoco R&M's refining and marketing operations. Our refined product and crude oil pipelines and terminals are directly linked to Sunoco R&M's refineries and afford Sunoco R&M with the most cost-effective means to access crude oil and distribute refined products. For the year ended December 31, 2001, the three Sunoco R&M refineries that we supply with crude oil and feedstocks received 87% of their crude oil from us, and Sunoco R&M transported through our refined product pipelines or across our Terminal Facilities approximately 72% of the refined products from its four refineries. Sunoco R&M has agreed to continue using our assets to transport, terminal, and store refined products and crude oil. Please read "--Our Relationship with Sunoco, Inc." Furthermore, Sunoco, Inc. has a significant economic incentive to see that our pipeline and terminal assets are managed in the best interests of our unitholders because, as the ultimate owner of our general partner, it indirectly owns a 2% general partner interest and a 73.2% limited partner interest in us. We may construct, own, and operate assets that will be operated by us in connection with Sunoco, Inc.'s business and pursue acquisitions jointly with Sunoco, Inc. and its subsidiaries.

   Our refined product pipelines and our terminals are strategically located in areas with high demand. We have a strong presence in the Northeast and Midwest United States, areas where demand for refined products exceeds the supply from local refineries. According to the Energy Information Administration, or EIA, at the Department of Energy, or DOE, refined products transported into these regions from other regions, including foreign countries, have increased 1.7% annually from 1995 to 2000. As a result, our transportation and distribution assets in these regions operate at high utilization rates, providing us a base of stable cash flows. In the Gulf Coast region, our Nederland Terminal and related pipeline network are strategically located to supply crude oil to local refiners, as well as to major connecting pipelines that supply crude oil to the Midwest United States. The Nederland Terminal is well-positioned to capitalize on the trend of increasing foreign crude oil imports as inland domestic crude oil production continues to decline. According to the EIA, imports of crude oil through the Gulf Coast increased 4.8% annually from 1995 to 2000. In addition, our Marysville, Michigan to Toledo, Ohio crude oil pipeline is one of only three pipelines able to deliver Canadian crude oil to refineries in Michigan and Northern Ohio. We believe this pipeline positions us to participate in the growing market for Canadian crude oil, including synthetic crude oil, imported to these refineries. The Canadian National Energy Board forecasts that synthetic crude oil production will triple in the next 15 years, from 324,450 bpd to 995,400 bpd.

   We have a complementary portfolio of assets that are both geographically and operationally diverse. Our assets include our refined product pipelines and terminals in the Northeast and Midwest United States and a crude oil terminal and pipelines in Texas, Oklahoma, and the Texas Gulf Coast area. This diversity contributes to our stable cash flows. Our Eastern Pipeline System, Terminal Facilities, and Western Pipeline System represented 43%, 44%, and 13%, respectively, of pro forma EBITDA for the year ended December 31, 2001.

   Our pipelines and terminals are efficient and well-maintained. We have recently made significant investments to upgrade our asset base. Our refined product pipelines and many of our terminals are automated to ensure product quality for our customers. In addition, substantially all of our pipelines subject to regulation by the DOT are monitored by computerized control centers that continuously track real-time operational data, including refined products and crude oil quantities, flow rates and pressures. We utilize a state-of-the-art internal inspection program and other procedures to monitor the integrity of our pipelines.

   Our executive officers and directors have extensive experience and include some of the most senior officers of Sunoco, Inc. Our management team has operated our assets for almost ten years. As a result, we believe we have the expertise to execute our business strategies. The master partnership's general partner has adopted compensation and incentive plans to closely align the interests of our executive officers with the interests of our common unitholders.

Eastern Pipeline System

   Sunoco R&M accounted for approximately 73% of our Eastern Pipeline segment revenues for the year ended December 31, 2001.

Refined Product Pipelines

   Our refined product pipelines transport refined products from Sunoco R&M's Philadelphia, Marcus Hook, and Toledo refineries, as well as from third parties, to markets in New York, New Jersey, Pennsylvania, Ohio, and Michigan. The refined products transported in these pipelines include conventional gasoline, federal specification reformulated gasoline, other oxygenated gasolines, low-octane gasoline for ethanol blending, distillates that include high- and low-sulfur diesel and jet fuel, LPGs (such as propane, butane, isobutane, and a butane/butylene mixture), refining feedstocks, and other hydrocarbons (such as toluene and xylene). For the year ended December 31, 2001, gasoline and distillates represented approximately 60% and 35%, respectively, of the total throughput in our refined product pipelines. Our refined product pipelines were originally constructed between 1931 and 1967. Our pipelines are regularly maintained, and we believe they are in good repair. The FERC regulates the rates for interstate shipments on our Eastern Pipeline System, and the Pennsylvania Public Utility Commission regulates the rates for intrastate shipments in Pennsylvania.


[GRAPHIC B- Map depicting our Eastern Pipeline System, including the location of Sunoco R&M refineries.]



   The following table details the average aggregate daily number of barrels of refined products transported on our refined product pipelines in each of the years presented. The information in the following table does not include interrefinery pipelines and transfer pipelines that transport large volumes over short distances and generate minimal revenues.

                                              Year Ended December 31,
                                      ---------------------------------------
                                       1997    1998    1999    2000    2001
                                      ------- ------- ------- ------- -------
   Refined products transported (bpd) 433,222 431,989 461,379 444,046 446,648

   The mix of refined petroleum products delivered varies seasonally, with gasoline demand peaking during the summer months, and demand for heating oil and other distillate fuels being higher in the winter. In addition, weather conditions in the areas served by our Eastern Pipeline System affect both the demand for, and the mix of, the refined petroleum products delivered through the Eastern Pipeline System, although historically any overall impact on the total volumes shipped has been short term.

   The following table sets forth, for each of our refined product pipeline systems, the origin and destination, length, diameter, capacity, throughput, capacity utilization, revenues, and Sunoco R&M throughput for the year presented. Except as shown below, we own 100% of our refined product pipeline systems. Throughput is the total number of barrels per day transported on a pipeline system and includes barrels ultimately transported to a delivery point on another pipeline system. Revenues reflect tariff revenues generated by barrels shipped to a delivery point on a pipeline system and do not include revenues from tariffs generated by barrels shipped on but delivered to a delivery point on another of our pipeline systems. For example, we would include in our throughput calculation, 10,000 bpd of refined products transported on our Philadelphia, Pennsylvania to Montello, Pennsylvania pipeline system even though that refined product is ultimately delivered to a point on our Montello to Buffalo, New York pipeline system, where it would also be counted in the calculation of throughput. All of the revenues from transporting the 10,000 bpd of refined products would be recognized only by the Montello to Buffalo pipeline system.

                                                                           Year Ended December 31, 2001
                                                               ----------------------------------------------------
                                    Miles of                               Capacity                    Sunoco R&M
Origin and Destination              Pipeline Diameter Capacity Throughput Utilization    Revenues    Throughput/(1)/
----------------------              -------- -------- -------- ---------- ----------- -------------- --------------
                                             (inches)  (bpd)     (bpd)                (in thousands)
Philadelphia, PA to Montello, PA...    210     12,8   164,400   134,490       82%        $ 8,344           78%
Montello, PA to Buffalo, NY........    300     14,8    62,400    58,660       94%         18,054           45%
Montello, PA to Kingston, PA.......     84        6     8,800     6,923       79%          1,421           88%
Montello, PA to Syracuse, NY.......    230      8,6    14,100    12,370       88%          4,792          100%
Montello, PA to Pittsburgh, PA.....    221        8    35,000    32,611       93%          6,661          100%
Toledo, OH to Blawnox, PA..........    260     10,8    32,900    18,184       55%          3,568           92%
Toledo, OH to Sarnia, Canada.......    241      8,6    66,600    40,745       61%          7,681           57%
Twin Oaks, PA to Newark, NJ........    118       14   140,000   102,268       73%         17,410           85%
Philadelphia, PA to Linden, NJ/(2)/     88    16,12    60,000    35,142       59%          4,112          100%
                                     -----    -----   -------   -------      ----        -------          ----
  Subtotal.........................  1,752     N.M.   584,200   441,393       76%         72,043           78%
Interrefinery Pipelines............     58    8,6,4    62,400    37,930       61%          5,620          100%
Transfer Pipelines/(4)/............     85     N.M.      N.M.   132,838      N.M.          2,481           26%
                                     -----    -----   -------   -------      ----        -------          ----
  Total............................  1,895     N.M.      N.M.   612,161      N.M.        $80,144           68%
                                     =====    =====   =======   =======      ====        =======          ====

--------
N.M.Not meaningful.
/(1)/Percentage of throughput attributable to Sunoco R&M.
/(2)/We own a one-third interest in 80 miles of this pipeline. Numerical information, other than mileage, reflects only our ownership. /(3)/We lease these pipelines to Sunoco R&M. The revenues represent lease income from Sunoco R&M.
/(4)/Consists of our Toledo, Twin Oaks, and Linden transfer pipelines.

   For the year ended December 31, 2001, Sunoco R&M accounted for an aggregate of 68% of the refined product volumes transported on our Eastern Pipeline System. For the same period, these pipelines transported approximately 80% of the refined products transported by pipeline from the three Sunoco R&M refineries served by our Eastern Pipeline System. The following text provides additional information about each refined product pipeline system.

   Philadelphia, Pennsylvania to Montello, Pennsylvania. The Philadelphia to Montello refined product pipeline system is the principal means by which Sunoco R&M moves its refined products from its Philadelphia and Marcus Hook refineries into our Montello terminal for further transportation on our Eastern Pipeline System. The Philadelphia to Montello pipeline system consists of four segments:

   . a 12-inch, 60-mile segment from the Point Breeze pump station at Sunoco
     R&M's Philadelphia refinery to Montello;

   . an 8-inch, 60-mile segment from the Point Breeze pump station to Montello;

   . an 8-inch, 39-mile segment from our Twin Oaks pump station, which is adjacent to the Marcus Hook Tank Farm near Sunoco R&M's Marcus Hook refinery, to the 8-inch Point Breeze to Montello pipeline segment; and

   . an 8-inch, 51-mile segment from Boot, Pennsylvania to Fullerton,
     Pennsylvania.

[GRAPHIC C- Diagram depicting location of our Montello terminal relative to Sunoco R&M's refineries, and the Philadelphia to Montello pipeline system.]



   The 12-inch Point Breeze pump station to Montello segment also serves our Exton, Pennsylvania terminal. The 8-inch Point Breeze pump station to Montello segment connects with the 8-inch Boot to Fullerton segment at the Boot pump station and continues to Montello, with connections to a Phillips pipeline in Swarthmore, Pennsylvania and our terminal in Exton along its route. The 8-inch segment from the Twin Oaks pump station to the Point Breeze to Montello pipeline segment serves our terminal at Malvern, Pennsylvania and our storage facility at Icedale, Pennsylvania. The 8-inch Boot to Fullerton segment originates at the Boot pump station and terminates at our Fullerton terminal and Gulf Oil's Fullerton terminal. This segment also serves terminals operated by Pipeline Petroleum Corp. and Farm & Home and delivers to Buckeye's Buckeye pipeline in Macungie, Pennsylvania.

   Sunoco R&M accounted for 78% of the volumes transported on this pipeline system for 2001. Other shippers on this system include ExxonMobil, Gulf Oil, Major Oil, Delphi Petroleum, CITGO, El Paso, Griffith Oil, NOCO Energy, Pickelner, and TransMontaigne. Phillips' Trainer, Pennsylvania refinery and Motiva's Delaware City, Delaware refinery can access the system at the Twin Oaks pump station. Products can also enter the system from ST Services' terminal in Philadelphia and from Valero's Paulsboro, New Jersey refinery via ExxonMobil's Malvern terminal. Refined products from Buckeye's Laurel pipeline can enter this system at Montello.

   Montello, Pennsylvania to Buffalo, New York. The Montello to Buffalo refined product pipeline system consists of the following segments:

   . a 14-inch, 80-mile segment and an 8-inch, 3-mile segment from Montello to Williamsport, Pennsylvania; and

   . an 8-inch, 217-mile segment from Williamsport to Buffalo, including an 8-inch, 19-mile spur from Caledonia Junction, New York to the Rochester, New York terminals.

   The Montello to Williamsport segment makes deliveries to Petroleum Products Corp., our Northumberland, Pennsylvania terminal, and to Sunoco R&M, Farm & Home, Pickelner, and Gulf Oil terminals in the Williamsport area. The Williamsport to Buffalo segment makes deliveries to the Rochester Gas & Electric terminal in Big Flats, New York. At Caledonia Junction, the spur runs to our Rochester terminal, as well as to terminals operated by ExxonMobil, Buckeye, Alaskan Oil, and Rochester Gas & Electric. In the Buffalo area, the pipeline serves our terminal and those of United Refining and NOCO Energy.

   Sunoco R&M accounted for 45% of the volumes transported on this pipeline system for 2001. In addition to Sunoco R&M and the other companies who are served by this pipeline system, we also transport refined products for CITGO, BP, Phillips, El Paso, and Motiva. We also receive refined products for shipment into the Buffalo market through our interconnection with Buckeye's Buckeye pipeline at Caledonia Junction.

   Montello, Pennsylvania to Kingston, Pennsylvania. The Montello to Kingston refined product pipeline system consists of an 84-mile, 6-inch pipeline serving our terminal in Kingston, the Lehigh Oil & Gas terminal in Barnesville, Pennsylvania, and the Travel Center of America terminal in Beach Haven, Pennsylvania. In addition to Sunoco R&M, which accounted for 88% of the volumes transported on this system for 2001, we also transport product for Griffith Oil and TransMontaigne.

   Montello, Pennsylvania to Syracuse, New York. The Montello to Syracuse refined product pipeline system consists of 15 miles of 8-inch pipeline and 215 miles of 6-inch pipeline. This pipeline system serves our terminals in Tamaqua, Pennsylvania and Binghamton, New York, and terminates at a Hess/ExxonMobil terminal in Syracuse, New York. Sunoco R&M is the only shipper on this pipeline system.

   Montello, Pennsylvania to Pittsburgh, Pennsylvania. The Montello to Pittsburgh refined product pipeline system consists of a 221-mile, 8-inch pipeline supplied by our Philadelphia to Montello pipeline system and Buckeye's Laurel pipeline at Delmont, Pennsylvania. The pipeline system serves our terminals located in Mechanicsburg, Altoona, Delmont, Blawnox, and Pittsburgh, Pennsylvania. This pipeline system is connected to our Toledo, Ohio to Blawnox pipeline system, through which we can supply our Pittsburgh, Blawnox, Delmont, and Altoona terminals with refined product from Sunoco R&M's Toledo refinery. Sunoco R&M is the only shipper on this pipeline system.

   Toledo, Ohio to Blawnox, Pennsylvania. The Toledo to Blawnox refined product pipeline system consists of 115 miles of 10-inch pipeline and 145 miles of 8-inch pipeline. This pipeline system transports refined products and petrochemicals from Sunoco R&M's Toledo refinery, as well as petrochemicals from Sarnia, Canada, to our terminals in Akron and Youngstown, Ohio and Vanport and Blawnox, Pennsylvania. The pipeline system also makes deliveries to the Kinder Morgan Indianola, Pennsylvania facility and accesses the Inland Pipeline system owned by Sunoco R&M, BP, Unocal, and Equilon. Sunoco R&M accounted for 92% of the volumes transported on this pipeline system for 2001.

   Toledo, Ohio to Sarnia, Canada. The Toledo to Sarnia refined product pipeline system consists of three segments totaling 241 miles of 6-inch and 8-inch pipelines originating at Sunoco R&M's Toledo refinery and terminating at three separate points. The system includes one 6-inch and two 8-inch pipelines running approximately 50 miles between Toledo and our Inkster Terminal near Detroit, Michigan. At Inkster, the 6-inch pipeline continues 11 miles to River Rouge, Michigan, and one of the 8-inch pipelines continues 80 miles to Sarnia.

   Deliveries into and out of Toledo originate from Sunoco R&M's Toledo refinery, BP's Toledo refinery, Buckeye's Buckeye pipeline, and the Marathon Ashland Petroleum, or MAP, Toledo terminal. The Toledo to River Rouge segment serves the Atlas, Buckeye, and MAP terminals in Taylor, Michigan and our Inkster Terminal and River Rouge Terminal. Product terminals in the Detroit area served by the Toledo to Sarnia segment include those of BP, MAP, and RKA. The Toledo to Sarnia segment serves our Inkster Terminal and the Consumers Power Marysville, Michigan underground storage facilities and has delivery and origin capabilities at Sarnia that include the Suncor, BP, Royal Dutch/Shell, and Novacor refineries. Each section of this system is bi-directional and can ship refined products or LPG.

   Sunoco R&M accounted for 57% of the volume on this system for 2001. Other shippers on this system include Suncor, CITGO, MAP, Northwest Airlines, BP, and Kinetic Resources.

   Twin Oaks, Pennsylvania to Newark, New Jersey. The Twin Oaks to Newark refined product pipeline system consists of a 111-mile, 14-inch pipeline originating at the Twin Oaks pump station, adjacent to our Marcus Hook Tank Farm, and terminating in Newark and Linden, New Jersey. Motiva's Delaware City refinery, Phillips' Trainer refinery, and Sunoco R&M's Marcus Hook refinery can access this pipeline system at its origin. Deliveries are made to our Willow Grove, Pennsylvania and Piscataway and Newark, New Jersey terminals, as well as into the Linden area via a 7-mile, 12-inch spur that serves terminals owned by Kaneb, Kinder Morgan, ExxonMobil, Phillips, and Buckeye. Our Linden transfer facility allows transfers between these third-party terminals while we make main-line deliveries. In Newark, the pipeline system serves terminals owned by Lukoil and Motiva. We interconnect with Buckeye's Laurel pipeline at the Twin Oaks pump station using a 2-mile, 16-inch spur. Shippers on this pipeline include Sunoco R&M, which accounted for 85% of the volumes transported for 2001, Motiva, Phillips, ExxonMobil, and Kaneb.

   Philadelphia, Pennsylvania to Linden, New Jersey. The Philadelphia to Linden refined product pipeline system consists of an 80-mile, 16-inch segment called the Harbor pipeline, and an 8-mile, 12-inch segment. We own 100% of the 12-inch segment, and we operate the 16-inch segment, which is owned jointly, in equal percentages, by El Paso, Phillips, and us. Each owner of the 16-inch segment has a right to 60,000 bpd of capacity. The pipeline system is connected at its origin to the El Paso refinery in Eagle Point, New Jersey, the Phillips tank farm in Woodbury, New Jersey, the Gulf Oil terminal in Woodbury, and Sunoco R&M's Philadelphia refinery. Sunoco R&M can also deliver product to the Gulf Oil terminal while other parties are shipping product to New York. Deliveries at Linden are made to a Phillips terminal, a Gulf Oil terminal, CITGO terminals, and Buckeye's and El Paso's pipelines. This pipeline system is also connected and makes deliveries into our Twin Oaks, Pennsylvania to Newark pipeline, allowing us to transport refined product to our Piscataway and Newark, New Jersey terminals. Sunoco R&M accounted for all of our allocated share of the volumes transported on the 16-inch segment for 2001 and for all of the volumes transported on the 12-inch segment for the same period.

   Interrefinery Pipelines. We also own and lease to Sunoco R&M for a fixed amount three bi-directional 18-mile pipelines and a four-mile pipeline spur extending to the Philadelphia International Airport. One pipeline and the spur transfer jet fuel from Sunoco R&M's Philadelphia and Marcus Hook refineries to the Philadelphia International Airport. A second pipeline transfers LPGs to and from Sunoco R&M's Philadelphia refinery and Marcus Hook storage facility. The third pipeline transfers gasoline blending components and intermediate feedstocks between Sunoco R&M's Marcus Hook and Philadelphia refineries. The third pipeline is used to optimize refinery operations, such as gasoline blending and unit turnaround scheduling.

[GRAPHIC D- Diagram depicting our interrefinery pipelines.]



   Crude Oil Pipeline.   We own and operate a 123-mile, 16-inch crude oil
pipeline that runs from Marysville, Michigan to Toledo, Ohio. It has a capacity of 140,000 bpd. This pipeline receives crude oil from the Lakehead pipeline system for delivery to Sunoco R&M and BP refineries located in Toledo, Ohio and to MAP's Samaria, Michigan tank farm, which supplies its refinery in Detroit, Michigan. Marysville is also a truck injection point for local production. Sunoco R&M is the major shipper on the pipeline, accounting for 75% of the volumes transported for 2001. Other shippers include BP and MAP. The pipeline was built in 1967, and its tariffs are regulated by the FERC. This pipeline is regularly maintained, and we believe that it is in good repair.

   The table below sets forth the average daily number of barrels of crude oil transported through this crude oil pipeline in each of the years presented.

                                          Year Ended December 31,
                                     ----------------------------------
                                      1997   1998   1999   2000   2001
                                     ------ ------ ------ ------ ------
         Crude oil transported (bpd) 88,948 88,638 81,464 91,464 98,226

Explorer Pipeline

   The master partnership owns a 9.4% interest in Explorer Pipeline Company, a joint venture that owns and operates a 1,413-mile common carrier refined product pipeline. Other owners of Explorer include Equilon, MAP, ChevronTexaco, Conoco, CITGO, and Phillips. The system originates from the refining centers of Lake Charles, Louisiana and Beaumont, Port Arthur and Houston, Texas, and extends to Chicago, Illinois, with delivery points in the Houston, Dallas/Fort Worth, Tulsa, St. Louis, and Chicago areas. The pipeline system consists of a 12-inch segment from Lake Charles to Port Arthur, a 28-inch segment from Port Arthur to Tulsa, and a 24-inch segment from Tulsa to Hammond, Illinois. The 28-inch segment has capacity of 560,000 bpd, and the 24-inch segment has capacity of 350,000 bpd.

   We receive a quarterly cash dividend from Explorer that is commensurate with the master partnership's ownership interest. For 2001, we received approximately $4.3 million in cash dividends.

   The pipeline was built in 1972. Refined products transported on this system primarily include gasoline, jet fuel, diesel fuel, and heating oil. Shippers on the pipeline include most of the owners other than Sunoco, Inc. and several non-affiliated customers. For the year ended December 31, 2001, interest owners transporting refined products on the pipeline system accounted for approximately 39% of operating revenues, and the top ten non-affiliated customers accounted for approximately 38%. In 2000, the FERC approved Explorer's application for market-based rates for all its tariffs.

   Volumes transported on this system have increased as the refining centers in the Gulf Coast region have increased shipments to meet higher demand. Explorer recently announced two expansions of the system's capacity by 130,000 bpd from Port Arthur to Tulsa and by 100,000 bpd from Tulsa to Chicago. The expansions, planned to be completed by early 2003, are currently projected to cost more than $100 million. Based on current plans, we will not be required to make an equity contribution to finance these capital expenditures. A member of our management team serves on Explorer's board of directors.

   Explorer's primary competition is the TEPPCO pipeline, which transports petroleum products from the Beaumont, Port Arthur and Houston, Texas refining centers to Little Rock, Indianapolis, Chicago, and other markets along its route. Another competitor is the Seaway pipeline, a large diameter pipeline from Houston to Cushing, Oklahoma owned by BP and Phillips, which connects to the Phillips pipeline system to Chicago. Centennial Pipeline, a 26-inch natural gas pipeline owned by MAP, TEPPCO, and CMS Energy that is being converted into a refined product pipeline, will also provide competition. Centennial originates near Beaumont, Texas and terminates in southern Illinois.

Terminal Facilities

   Sunoco R&M accounted for approximately 59% of our Terminal Facilities segment revenues for the year ended December 31, 2001.

Refined Product Terminals

   Our refined product terminals receive refined products from pipelines and distribute them to Sunoco R&M and to third parties, who in turn deliver them to end-users and retail outlets. Terminals play a key role in moving product to the end-user market by providing the following services:

   . storage and inventory management;

   . distribution;

   . blending to achieve specified grades of gasoline; and

   . other ancillary services that include the injection of additives and filtering of jet fuel.

   Typically, our terminal facilities consist of multiple storage tanks and are equipped with automated truck loading equipment that is available 24 hours a day. This automated system provides for control of allocations, and credit and carrier certification by remote input of data by our customers. In addition, all of our terminals are equipped with truck loading racks capable of providing automated blending to individual customer specifications.

   Our refined product terminals derive most of their revenues from terminalling fees paid by customers. A fee is charged for transferring refined products from the terminal to trucks, barges, or pipelines. In addition to terminalling fees, we generate revenues by charging our customers fees for blending, injecting additives, and filtering jet fuel. We generate the balance of our revenues from other hydrocarbons handled for Sunoco R&M in Vanport, Pennsylvania and Toledo, Ohio and for lubricants handled for Sunoco R&M in Cleveland, Ohio. Sunoco R&M accounts for substantially all of our refined product terminal revenues.

   The majority of our refined product terminals are supplied by our pipelines. The remainder of our refined product terminals are supplied by third-party pipelines. For 2001, gasoline represented approximately 68% of the total volume of refined products distributed through our product terminals, while distillates represented approximately 30%.

   The table below sets forth the total average throughput for our inland refined product terminals in each of the years presented:

                                              Year Ended December 31,
                                      ---------------------------------------
                                       1997    1998    1999    2000    2001
                                      ------- ------- ------- ------- -------
   Refined products terminalled (bpd) 242,570 243,058 251,627 266,212 272,698

   The following table outlines the location of our inland refined product terminals and their storage capacities, number of tanks, supply source, mode of delivery, and average throughput for the year ended December 31, 2001:

                                     Number of                                     Average
                   Storage Capacity    Tanks      Supply Source  Mode of Delivery Throughput
                   ----------------  ---------   --------------- ---------------- ----------
                        (bbls)                                                      (bpd)
Akron, OH.........       98,200           8         Pipeline          Truck          4,966
Altoona, PA.......      103,400           9         Pipeline          Truck          3,871
Belmont, PA/(1)/..           0 /(1)/      0/(1)/    Refinery          Truck         25,849
Binghamton, NY....       60,000           4         Pipeline          Truck          2,577
Blawnox, PA.......       72,100           4         Pipeline          Truck          2,428
Buffalo, NY.......      358,500           8         Pipeline          Truck          7,790
Cleveland, OH.....      255,000          10       Pipeline/Rail       Truck         13,620
Columbus, OH......       78,900           6         Pipeline          Truck          7,331
Dayton, OH........      248,700          15         Pipeline          Truck          9,056
Delmont, PA.......      233,900           8         Pipeline          Truck         11,131
Exton, PA.........      132,200           7         Pipeline          Truck          2,589
Fullerton, PA.....      161,700           7         Pipeline          Truck          6,634
Huntington, IN....      207,000           8         Pipeline          Truck          3,012
Inwood, NY/(2)/...       54,200          18         Pipeline          Truck          9,964
Kingston, PA......      148,800           7         Pipeline          Truck          5,956
Malvern, PA.......       62,900           5         Pipeline          Truck          5,488
Mechanicsburg, PA.      166,200           9         Pipeline          Truck          9,984
Montello, PA......       67,900           7         Pipeline          Truck          8,201
Newark, NJ........      581,100          16      Pipeline/Marine   Truck/Marine     23,303
Northumberland, PA      170,300           6         Pipeline          Truck          6,029
Owosso, MI........      233,300           8         Pipeline          Truck          8,021
Paulsboro, NJ.....       81,000           6         Pipeline      Truck/Pipeline    14,583
Piscataway, NJ....       95,000           4         Pipeline          Truck          7,720
Pittsburgh, PA....      205,500           5       Pipeline/Rail       Truck         12,487
River Rouge, MI...      178,400          10         Pipeline          Truck         14,904
Rochester, NY.....      173,000           7         Pipeline          Truck          4,702
Tamaqua, PA.......      113,600           8         Pipeline          Truck          2,452
Toledo, OH........      102,400          10       Refinery/Rail       Truck         15,895
Twin Oaks, PA.....       90,000           4         Refinery          Truck         11,178
Vanport, PA.......      179,300           8      Pipeline/Marine   Truck/Marine      1,414
Willow Grove, PA..       85,000           7         Pipeline          Truck          6,594
Youngstown, OH....       22,700           5         Pipeline          Truck          2,969
                      ---------         ---                                        -------
   Total..........  4,820,200....... 244........                                   272,698
                      =========         ===                                        =======

--------
/(1)/This terminal receives product from Sunoco R&M's Philadelphia refinery and does not have any tankage. This terminal is part of the Philadelphia refinery and is owned by an affiliate of Sunoco, Inc. That affiliate will lease the terminal to us until the terminal can be platted as a separate lot. If the terminal is platted as a separate lot, the terminal will be conveyed to us for nominal consideration.
/(2)/We have a 45% ownership interest in this terminal. The capacity represents the proportionate share of capacity attributable to our ownership interest.

The Nederland Terminal

   The Texas Gulf Coast region is the major hub for petroleum refining in the United States, representing approximately 40% of total United States daily refining capacity and 66% of total United States refining capacity expansion from 1990 to 1999. The growth in Gulf Coast refining capacity has resulted in part from consolidation in the petroleum industry in order to achieve economies of scale from operating larger refineries. According to the EIA, imports of crude oil through the Gulf Coast increased 4.8% annually from 1995 to 2000. The growth in refining capacity, including new heavy oil conversion projects, and increased product flow from the Gulf Coast region to other regions has created a need for additional transportation, storage, and distribution facilities on the Gulf Coast. We believe that demand for imported crude oil and for petroleum products refined in the Gulf Coast region will continue to increase.

   We own and operate the Nederland Terminal, which is located on the Sabine-Neches waterway between Beaumont and Port Arthur, Texas. The Nederland Terminal is a large marine terminal that provides inventory management, storage, and distribution services for refiners and other large end-users of crude oil. The Nederland Terminal receives, stores, and distributes crude oil, feedstocks, lubricants, petrochemicals, and bunker oils (used for fueling ships and other marine vessels). In addition, the Nederland Terminal also blends and packages lubricants and is equipped with petroleum laboratory facilities.

   The Nederland Terminal has a total storage capacity of approximately 11.2 million barrels in 126 above-ground storage tanks with individual capacities of up to 660,000 barrels. The terminal currently uses its aggregate storage capacity as follows:

   . 10.3 million barrels for crude oil;

   . 400,000 barrels for feedstocks;

   . 272,000 barrels for lubricants;

   . 150,000 barrels for bunker oils; and

   . 80,000 barrels for petrochemicals.

[Graphic E- Diagram depicting our Nederland Terminal and its pipeline connections.]



   The terminal can receive crude oil at each of its five ship docks and three barge berths, which can accommodate any vessel capable of navigating the 40-foot freshwater draft of the Sabine-Neches Ship Channel. The five ship docks are capable of receiving a total of 1.0 million bpd of crude oil. The terminal can also receive crude oil through a number of pipelines, including the Equilon pipeline from Louisiana, the DOE Big Hill pipeline, the DOE West Hackberry pipeline, the EOTT Louisiana pipeline system, and our Western Pipeline System. The DOE pipelines connect the Nederland Terminal to the United States Strategic Petroleum Reserve's West Hackberry caverns at Hackberry, Louisiana and Big Hill caverns near Winnie, Texas, which have an aggregate storage capacity of 370 million barrels. The Nederland Terminal's pipeline connections to major markets in the Lake Charles, Beaumont, Port Arthur, Houston, and Midwest areas provide customers with maximum flexibility and liquidity.

   The Nederland Terminal can deliver crude oil and other petroleum products via pipeline, barge, ship, rail, or truck. In the aggregate, the Nederland Terminal is capable of delivering over 1.0 million bpd of crude oil to connecting pipelines. The table below sets forth the total average throughput for the Nederland Terminal in each of the years presented:

                                                         Year Ended December 31,
                                                 ---------------------------------------
                                                  1997    1998    1999    2000    2001
                                                 ------- ------- ------- ------- -------
Crude oil and refined products terminalled (bpd) 467,025 475,796 544,624 566,941 427,194

   The following table describes the Nederland Terminal's pipeline delivery connections, including the destination of the pipelines to which we can deliver, the diameter of each pipeline, the rate at which we can make deliveries, and key delivery points along each pipeline's route:

                                               Delivery
Pipeline             Destination      Diameter   Rate                   Key Delivery Points
--------         -------------------- -------- -------- ---------------------------------------------------
                                      (inches)  (bpd)
ExxonMobil...... Beaumont, Texas         24    300,000  ExxonMobil'sBeaumont refinery
ExxonMobil...... Wichita Falls, Texas    20    225,000  Basin'spipeline to Cushing, Oklahoma
                 and Patoka, Illinois                   ValeroEnergy Corporation's pipeline to its
                                                              McKee, Texas refinery
                                                        Valero,L.P.'s pipeline to Valero's
                                                               Ardmore, Oklahoma refinery
                                                        Conoco'spipeline to its Ponca City,
                                                                Oklahoma refinery
                                                        Pipelinessupplying Midwest refineries
Equilon......... Houston, Texas          20    200,000  Houstonarea refineries
Premcor......... Port Arthur, Texas      32    250,000  Premcor'sPort Arthur refinery
West Texas Gulf. Longview, Texas         26    250,000  Mid-Valleypipeline to Midwest refineries
                                                        CITGO'spipeline to its Lake Charles,
                                                               Louisiana refinery
                                                        BP'spipeline to Cushing
                                                        McMurrey'spipeline to Crown
                                                                  Central's Tyler, Texas refinery
Alon............ Big Springs, Texas      10     25,000  Alon'sBig Springs refinery
TotalFinaElf.... Port Arthur, Texas      10     50,000  TotalFina Elf's Port Arthur refinery
                                          8     35,000  TotalFina Elf's Port Arthur refinery
DOE............. Big Hill caverns        36    250,000  DOE'sStrategic Petroleum Reserve
DOE............. West Hackberry          42    250,000  DOE'sStrategic Petroleum Reserve
                 caverns
Sunoco Logistics Longview, Texas         10     50,000  Mid-Valleypipeline to Midwest refineries
                                                        CITGO'spipeline to its Lake Charles
                                                               refinery
                                                        BP'spipeline to Cushing
                                                        McMurrey'spipeline to Crown
                                                                  Central's Tyler refinery
Sunoco Logistics Seabreeze, Texas        10     35,000  TEPPCO'spipeline to BASF/Fina's Port
                                                                Arthur steam cracker

   We generate revenues at the Nederland Terminal primarily by providing long-term and short-term, or spot, storage services and throughput capability to a broad spectrum of customers such as ExxonMobil, Premcor, TotalFinaElf, BASF/Fina, the DOE, Valero Energy Corporation, MAP, Sunoco R&M, and BP. Approximately 88% of the terminal's total revenues in 2001 came from unaffiliated third parties. We derive a significant portion of our Nederland Terminal's revenues from long-term contracts, which enhance the stability and predictability of its revenue stream. For 2001, 41% of the terminal's total revenues were generated under contracts that expire in more than three years. The terminal's long standing relationships with its spot-contract customers generally lead to repeat business and the renewal of short-term contracts.

   Our terminal is currently operating at or near capacity. We believe that the strong demand for our marine terminal facilities results from our cost-effective transportation services, efficiency, connectivity, and customer service. Because the Nederland Terminal's docks are operating at approximately 50% capacity, we believe that we can take advantage of increasing demand for terminalling and storage services by building additional tankage.

Fort Mifflin Terminal Complex

   We own and operate the Fort Mifflin Terminal Complex located on the Delaware River in Philadelphia. Our Fort Mifflin Terminal Complex supplies Sunoco R&M's Philadelphia refinery with all of its crude oil. These assets include the Fort Mifflin Terminal, the Hog Island Wharf, the Darby Creek Tank Farm, and connecting pipelines. We generate revenues from our Fort Mifflin Terminal Complex by charging Sunoco R&M and others a storage fee based on tank capacity and throughput. Substantially all of our revenues are derived from Sunoco R&M.

[GRAPHIC F- Diagram depicting our Fort Mifflin Terminal Complex and its location relative to Sunoco R&M's Philadelphia and Marcus Hook refineries]



   Fort Mifflin Terminal. Our Fort Mifflin Terminal consists of two ship docks with 40-foot freshwater drafts and nine tanks with a total storage capacity of 570,000 barrels. Six 80,000-barrel tanks are used to store crude oil, and three 30,000-barrel tanks are used to provide fuel to ships. Two of the 80,000-barrel tanks can be used to store refined products. This terminal also has a connection with the Colonial Pipeline System.

   Crude oil and some refined products enter our Fort Mifflin Terminal primarily from marine vessels on the Delaware River. One Fort Mifflin dock is designed to handle crude oil from very large crude carrier-class tankers and smaller crude oil vessels. Our other dock can accommodate only smaller crude oil vessels.

   Hog Island Wharf. Our Hog Island Wharf is located next to the Fort Mifflin Terminal on the Delaware River. Our Hog Island Wharf receives crude oil via two ship docks, one of which can accommodate crude oil tankers and smaller crude oil vessels and the other of which can accommodate some smaller crude oil vessels. Hog Island Wharf supplies our Darby Creek Tank Farm and Fort Mifflin Terminal with crude oil. Crude oil from our Hog Island Wharf is delivered to Sunoco R&M's Philadelphia refinery via our Darby Creek Tank Farm.

   Darby Creek Tank Farm. Our Darby Creek Tank Farm is a primary crude oil storage terminal for Sunoco R&M's Philadelphia refinery. This facility has 21 tanks with a total storage capacity of 2.4 million barrels. Darby Creek receives crude oil from our Fort Mifflin Terminal and Hog Island Wharf via our 24-inch pipelines. The tank farm then stores the crude oil and pumps it to the Philadelphia refinery via our 16-inch pipeline. The multiple tanks in this storage facility provide us with added flexibility in blending crude oil to achieve the optimal crude oil slate for the Philadelphia refinery.

   Crude Oil and Refined Product Delivery. Our Fort Mifflin Terminal Complex includes a number of crude oil pipelines:

   . one 30-inch pipeline and one 16-inch pipeline that deliver crude oil from our Fort Mifflin Terminal to Sunoco R&M's Philadelphia refinery;

   . two 24-inch pipelines that deliver crude oil from our Hog Island Wharf to our Darby Creek Tank Farm;

   . one 16-inch pipeline that delivers crude oil from our Darby Creek Tank
     Farm to Sunoco R&M's Philadelphia refinery; and

   . one 30-inch bi-directional pipeline that delivers crude oil between our Hog Island Wharf and our Fort Mifflin Terminal.

   Our Fort Mifflin Terminal Complex also includes several pipelines that deliver refined products to Sunoco R&M's Philadelphia refinery:

   . one 30-inch pipeline and one 16-inch pipeline that deliver refined products from our Fort Mifflin Terminal to Sunoco R&M's Philadelphia refinery for transportation on our Eastern Pipeline System; and

   . one dual diameter, 24- and 26-inch pipeline that delivers refined products from our Hog Island Wharf to Sunoco R&M's Philadelphia refinery.

   We charge Sunoco R&M a fee for each barrel delivered to its Philadelphia refinery via our Fort Mifflin Terminal or our Darby Creek Tank Farm. The table below sets forth the average daily number of barrels of crude oil and refined products delivered to Sunoco R&M's Philadelphia refinery in each of the years presented.

                                              Year Ended December 31,
                                      ---------------------------------------
                                       1997    1998    1999    2000    2001
                                      ------- ------- ------- ------- -------
   Crude oil transported (bpd)....... 310,853 306,181 297,271 306,121 309,435
   Refined products terminalled (bpd)   8,540   9,316   9,263   8,502   9,110
                                      ------- ------- ------- ------- -------
      Total (bpd).................... 319,393 315,497 306,534 314,623 318,545
                                      ======= ======= ======= ======= =======

Marcus Hook Tank Farm

   The Marcus Hook Tank Farm stores substantially all of the refined products that Sunoco R&M ships from its Marcus Hook refinery. This facility has 17 tanks with a total storage capacity of approximately 2.0 million barrels. After receipt of refined products from the Marcus Hook refinery, the tank farm either stores them or delivers them to our Twin Oaks terminal or to the Twin Oaks pump station, which supplies our Eastern Pipeline System.

   The table below sets forth the total average throughput for our Marcus Hook Tank Farm in each of the years presented:

                                              Year Ended December 31,
                                      ---------------------------------------
                                       1997    1998    1999    2000    2001
                                      ------- ------- ------- ------- -------
   Refined products terminalled (bpd) 137,673 138,556 142,404 133,455 138,490

The Inkster Terminal

   We own and operate the Inkster Terminal, a large terminal located in Inkster, Michigan consisting of eight salt caverns with a total storage capacity of 975,000 barrels. We use the Inkster Terminal's storage in connection with our Toledo, Ohio to Sarnia, Canada pipeline system and for the storage of LPGs from Sunoco R&M's Toledo refinery and from Canada. The terminal can receive and ship LPGs in both directions at the same time and has a propane truck loading rack that can load two trucks simultaneously. For the last five years, Sunoco R&M has used the full capacity of our Inkster Terminal. Buckeye has access to the terminal through our spur line to Joan Junction in Taylor, Michigan.

   The Inkster Terminal enjoys a competitive advantage with respect to volumes from Sunoco R&M's Toledo refinery due to the relatively short distance between Toledo and the Inkster Terminal. The short distance helps keep the transportation cost of LPG lower than to the Consumers Power Marysville Underground Storage Terminal or to BP's storage facility at St. Clair, Michigan. We own three pipelines running between Toledo and the Inkster Terminal, which provide Sunoco R&M with additional flexibility.

Western Pipeline System

   Sunoco R&M accounted for approximately 66% of our Western Pipeline System segment revenues for the year ended December 31, 2001.

Crude Oil Pipelines

   We own and operate 1,883 miles of crude oil trunk pipelines and 870 miles of crude oil gathering lines in three primary geographic regions--Oklahoma, West Texas, and the Texas Gulf Coast and East Texas region. We are the primary shipper on our Western Pipeline System. We also deliver crude oil for Sunoco R&M and for various third parties from points in Texas and Oklahoma. Delivery points on our Western Pipeline System include Sunoco R&M's and Sinclair's Tulsa refineries and the Gary-Williams refinery in Wynnewood, Oklahoma.

   Our pipelines also access several trading hubs, including the largest and most significant trading hub for crude oil in the United States located in Cushing, Oklahoma, as well as other trading hubs located in Colorado City and Longview, Texas. Our crude oil pipelines also connect with other pipelines that deliver crude oil to a number of third-party refineries. The majority of the pipelines in our Western Pipeline System were constructed between 1925 and 1967. Our pipelines are subject to ongoing maintenance, and we believe they are in good repair.

[Graphic G - Map of Oklahoma and Texas depicting our Western Pipeline System.]

   The table below sets forth the average aggregate daily number of barrels of crude oil transported on our crude oil pipelines in each of the years presented.

                                         Year Ended December 31,
                                 ---------------------------------------
                                  1997    1998    1999    2000    2001
                                 ------- ------- ------- ------- -------
Crude oil transported (bpd)/(1)/ 258,931 253,124 252,098 295,991 287,237

--------
/(1)/Includes lube extracted feedstocks transported from Sunoco, Inc.'s Tulsa, Oklahoma refinery.

   In each geographic region, we have major crude oil trunk line systems that ship crude oil across a number of different-sized trunk pipeline segments. The following table details the mileage and volumes delivered for each major system and, therefore, eliminates double counting of barrels transported across more than one of our pipeline segments. We transported 72% of the crude oil and lube extracted feedstock transported to or originating from Sunoco R&M's Tulsa, Oklahoma, and Toledo, Ohio refineries for 2001.

                                                               Year Ended
                                                            December 31, 2001
  Major System                            Miles of Pipeline    Throughput
  ------------                            ----------------- -----------------
                                                                  (bpd)
  Oklahoma:
  Enid to Tulsa..........................        316             71,033
  Velma to Tulsa.........................        248             34,721
  Other..................................        129             17,246
  West Texas:
  Jameson and Salt Creek to Colorado City         93             28,200
  Hearne to Hawley.......................        453             16,805/(1)/
  Hawley to Dixon........................        242             33,015
  Other..................................         32              1,105
  Texas Gulf Coast and East Texas:
  Seabreeze and Orange to Nederland......         39              8,943
  Nederland to Longview..................        199             29,788
  Baytown to Nederland...................        124             13,358
  Thomas to Longview.....................          3              9,881
  Other..................................          5                 --/(2)/

--------
/(1)/Volume excludes 16,484 bpd that is delivered to and included in the Hawley to Dixon pipeline segment.
/(2)/Throughput included in another segment.

   The following table sets forth the origin and destination, length, diameter, and throughput for approximately 95% of our trunk pipeline segments in each of the three regions we serve. We own 100% of these pipelines.

                                                                Year Ended
                                           Miles of          December 31, 2001
  Origin and Destination                   Pipeline Diameter    Throughput
  ----------------------                   -------- -------- -----------------
                                                    (inches)       (bpd)
  Oklahoma System:
  Enid to Tulsa:
     Bottleman to Enid....................    44       4,6         5,192
     Ringwood to Enid.....................    28       4,6         1,496
     Dover to Enid........................    32       4,6         1,745
     Oklahoma City to Douglas.............    56         8         2,913
     Enid to Morris.......................    36         8         3,874
     Enid to Cushing......................    75         8        13,567
     Cushing to Tulsa.....................    45     10,12        67,159
  Velma to Tulsa:
     Velma to Eola........................    15         6         7,687
     Eola to Maysville....................    18        10           978
     Eola to Wynnewood....................    17         6         8,193
     Maysville to Seminole................    61         6         5,410
     Seminole to Bad Creek................    32       6,8         9,394
     Fitts to Bad Creek...................    52     4,6,8         8,222
     Bad Creek to Tulsa...................    53      8,10        26,123
  Other:
     Tulsa to Cushing.....................    45        12        14,439
     Barnsdall to Tulsa...................    34         8         1,384
  West Texas System:
  Jameson and Salt Creek to Colorado City:
     Jameson to Colorado City.............    35         8         5,458
     Salt Creek to Colorado City..........    58       6,8        22,742
  Hearne to Hawley:
     Hearne to Comyn......................   143      8,12        13,905
     Ballinger to Comyn...................    83         8         4,713
     Comyn to Ranger......................    30         8         5,950
     Ranger to South Bend.................    52       6,8        15,320
     Comyn to Hawley......................    90        16        13,916
     Hamlin to Hawley.....................    41         8         2,712
     Tye to Hawley........................    14         6         1,496
  Hawley to Dixon:
     Hawley to Dixon......................   242      8,10        33,015
  Texas Gulf Coast and East Texas System:
  Seabreeze and Orange to Nederland:
     Seabreeze to Nederland...............    28        10         5,283
     Orange to Nederland..................    11         6         3,533
  Nederland to Longview:
     Nederland to Longview................   199     10,12        30,823
  Baytown to Nederland:
     Mt. Belvieu to Sour Lake.............    43       6,8        13,227
     Sour Lake to Nederland...............    27         8         3,393
     Sour Lake to Baytown.................    54         8         2,300
  Thomas to Longview:
     Thomas to Longview...................     3         8         9,881

   Oklahoma

   We own and operate a large crude oil pipeline and gathering system in Oklahoma. This system contains 693 miles of crude oil trunk pipelines and 459 miles of crude oil gathering lines. We have the ability to deliver all of the crude oil gathered on our Oklahoma system to Cushing. Additionally, we make deliveries on the Oklahoma system to:

   . Sunoco R&M's Tulsa refinery;

   . Sinclair's Tulsa refinery;

   . Gary-Williams' Wynnewood refinery; and

   . Conoco's pipeline to its Ponca City refinery.

   Throughput on our Oklahoma system for 2001 was 123,000 bpd. We generate revenues on our Oklahoma system from tariffs paid by shippers utilizing our transportation services. We file these tariffs with the Oklahoma Corporation Commission and the FERC. We are the largest purchaser of crude oil from producers in the state, and we are the primary shipper on our Oklahoma system. Other significant shippers are Sunoco R&M and Sinclair, which ship primarily on the Cushing to Tulsa segment.

   Our Oklahoma crude oil pipelines consist of two major systems, the Enid to Tulsa system and the Velma to Tulsa system, and several smaller pipelines.

[GRAPHIC H- Map of Oklahoma depicting the Oklahoma portion of our Western
                               Pipeline System.]


   Enid, Oklahoma to Tulsa, Oklahoma. The Enid to Tulsa crude oil pipeline system originates in Northwestern Oklahoma, connects to the Cushing, Oklahoma trading hub, and terminates in Tulsa at the Sunoco R&M and Sinclair refineries. This system consists of seven major segments.

   Three segments deliver crude oil received from trucks and gathering systems to Enid for further delivery on our system. Enid is a hub from which we transport crude oil on our two east-bound pipelines to third-party pipelines and refineries, and to the Cushing trading hub. The two east-bound pipelines from Enid include our Enid to Morris pipeline, which connects Conoco's pipeline to its Ponca City refinery, and our Enid to Cushing pipeline, which receives crude oil from our Oklahoma City to Douglas segment and delivers crude oil to our storage tanks at the Cushing trading hub.

   Shippers utilizing our pipeline may also access the BP, Equilon, Plains All American, and TEPPCO storage terminals in Cushing. Our Cushing to Tulsa pipeline provides transportation services, under tariffs filed with the FERC, from third-party terminals and our tanks in Cushing to the Sunoco R&M and Sinclair refineries in Tulsa.

   Velma, Oklahoma to Tulsa, Oklahoma. The Velma to Tulsa crude oil pipeline system originates in Southwestern Oklahoma, moves eastward to the Gary-Williams refinery at Wynnewood, and terminates at the Sunoco R&M and Sinclair refineries in Tulsa. This system consists of seven major segments.

   The Velma to Eola, Eola to Maysville, and Eola to Wynnewood segments are used to transport crude oil from trucks and gathering systems owned by us and third parties to Gary-Williams' Wynnewood refinery and to our pipeline that delivers to Cushing and Sunoco R&M's Tulsa refinery. The Maysville to Seminole, Seminole to Bad Creek, Fitts to Bad Creek, and Bad Creek to Tulsa pipelines are primarily used to transport crude oil to the Sunoco R&M and Sinclair refineries in Tulsa. These pipelines are supplied by our gathering systems and trucks, as well as EOTT and STG gathering lines. We ship substantially all of the volumes on these pipelines.

   Other Oklahoma Pipelines. Our other Oklahoma pipelines include the Tulsa to Cushing segment that transports lube extracted feedstock from Sunoco R&M's Tulsa refinery to Cushing for ultimate delivery by third- party pipelines to other refineries for further processing. Our Barnsdall to Tulsa segment receives crude oil gathered by our trucks for shipment to Sunoco R&M's Tulsa refinery.

   West Texas

   We own and operate approximately 820 miles of crude oil trunk pipelines and 258 miles of crude oil gathering lines in West and North Central Texas. We make deliveries on our West Texas system to:

   . a Valero, L.P. pipeline at Dixon, Texas that delivers crude oil to Valero
     Energy Corporation's refinery in McKee, Texas;

   . a Conoco pipeline at South Bend, Texas that makes deliveries to Conoco's
     Ponca City refinery;

   . a TEPPCO pipeline at South Bend that makes deliveries to Gary-Williams'
     Wynnewood refinery;

   . the West Texas Gulf pipeline at Tye and Colorado City, Texas that connects to Mid-Valley pipeline in Longview, Texas, which makes deliveries to Sunoco R&M's Toledo refinery and other Midwest refineries; and

   . other third-party pipelines at Colorado City that deliver crude oil to Sunoco R&M's Tulsa and Toledo refineries, among others.

   Throughput on this system during 2001 was 79,125 bpd. We were the shipper of substantially all of these volumes. We generate revenues in West Texas from tariffs paid by shippers utilizing our transportation services. We file these tariffs with the Texas Railroad Commission.

[GRAPHIC I- Map of Texas depicting the West Texas portion of our Western Pipeline System.]



   Our West Texas pipelines consist of the three following systems:

   Jameson and Salt Creek, Texas to Colorado City, Texas. The Jameson and Salt Creek to Colorado City crude oil pipeline system consists of two pipeline segments. Crude oil is gathered or trucked into this system and transported from Jameson to Colorado City, or from Salt Creek to Colorado City, where it can be delivered into BP, Basin, ChevronTexaco, EOTT, or West Texas Gulf pipelines. These connections allow us to deliver crude oil to Sunoco R&M's Tulsa and Toledo refineries and other unaffiliated third-party destinations.

   Hearne, Texas to Hawley, Texas. The Hearne to Hawley system is comprised of seven pipeline segments. The two segments delivering into Comyn, Texas are supplied with crude oil from our trucks, third-party trucks, and pipelines, including the Genesis, Koch, and Plains All American pipelines located in Hearne. From Comyn, crude oil can be shipped to:

   . the West Texas Gulf pipeline at Tye;

   . the Conoco and TEPPCO pipelines at South Bend; or

   . our pipeline in Hawley.

   At Tye, we have tankage and a bi-directional connection with the West Texas Gulf pipeline that allows us to receive and deliver crude oil.

   Hawley, Texas to Dixon, Texas. On the Hawley to Dixon system, we receive crude oil from the following sources:

   . our Hearne to Hawley system, including West Texas Gulf's system through Tye, Texas;

   . Plains All American and Equilon pipeline interconnections; and

   . truck injection locations and pipeline-connected lease gathering sites.

   We deliver this crude oil to Dixon, where we connect with the Valero, L.P. pipeline that delivers crude oil to the Valero Energy Corporation refinery at McKee. Crude oil received from our Hearne to Hawley system accounts for a majority of the volumes transported on this system.

   Texas Gulf Coast and East Texas

   Our Texas Gulf Coast and East Texas pipeline system includes 370 miles of crude oil trunk pipelines and 153 miles of crude oil gathering lines that extend between the Texas Gulf Coast region near Beaumont and Mt. Belvieu, Texas and the East Texas field near Longview, Texas. We transport multiple grades of crude oil, including foreign imports, and other refinery and petrochemical feedstocks, such as condensate and naphtha, on these pipelines. We receive crude oil for these systems from other pipelines, our Nederland Terminal, our trucks, third-party trucks, and our pipeline gathering systems. This system provides access to major delivery points with interconnecting pipelines in Texas at Longview, Sour Lake, and Nederland.

   Throughput on this system for 2001 was 61,970 bpd. We generate revenues from tariffs paid by shippers utilizing our transportation services. These tariffs are filed with the Texas Railroad Commission and the FERC. We are the primary shipper on the Texas Gulf Coast and East Texas system. Sunoco R&M ships on the Nederland to Longview segment, which connects with the Mid-Valley pipeline for deliveries to Sunoco R&M's Toledo refinery.

[GRAPHIC J- Map of East Texas depicting the Texas Gulf Coast and East Texas portion of our Western Pipeline System.]



   Our Texas Gulf Coast and East Texas system consists of these pipelines:

   Seabreeze and Orange, Texas to Nederland, Texas. The Seabreeze and Orange to Nederland crude oil pipeline system consists of two pipelines:

   . a bi-directional 28-mile pipeline from Seabreeze to Nederland; and

   . an 11-mile pipeline from Orange to Nederland.

   The Seabreeze pipeline transports condensate received from TransTexas' Winnie, Texas plant and by truck to our Nederland Terminal. The Seabreeze pipeline also transports naphtha for BASF/Fina from our Nederland Terminal to the TEPPCO pipeline for delivery to BASF/Fina's new steam cracker in Port Arthur. Crude oil gathered or trucked to the Orange pipeline is transported to our Nederland Terminal for delivery to a number of destinations.

   Nederland, Texas to Longview, Texas. The Nederland to Longview pipeline transports primarily foreign crude oil from our Nederland Terminal to the 240,000 bpd Mid-Valley pipeline in Longview, Texas. Other connections in the Longview area include BP's pipeline from Longview to Cushing, Oklahoma, McMurrey's pipeline that supplies Crown Central's Tyler, Texas refinery, and ExxonMobil's pipeline that delivers to Wichita Falls, Texas and Patoka, Illinois.

   Baytown, Texas to Nederland, Texas. The Baytown to Nederland crude oil pipeline passes through Sour Lake, Texas where it makes deliveries to our Nederland to Longview pipeline, the CITGO tank farm and pipeline that supplies CITGO's Lake Charles, Louisiana refinery. The system also delivers to the ExxonMobil Baytown, Texas refinery.

   Thomas, Texas to Longview, Texas. The Thomas to Longview crude oil pipeline originates in Thomas, Texas and makes deliveries to all of the connections in Longview, Texas described above. The pipeline receives crude oil from our pipeline gathering system in the East Texas field.

Crude Oil Acquisition and Marketing

   In addition to receiving tariff revenues for transporting crude oil on our Western Pipeline System, we also generate revenues through our crude oil acquisition and marketing operations, primarily in Oklahoma and Texas. These activities include:

   . purchasing crude oil from producers at the wellhead and in bulk from aggregators at major pipeline interconnections and trading locations;

   . transporting crude oil on our pipelines and trucks or, when necessary or cost effective, pipelines or trucks owned and operated by third parties; and

   . marketing crude oil to refiners or resellers.

   The marketing of crude oil is complex and requires detailed knowledge of the crude oil market and a familiarity with a number of factors, including types of crude oil, individual refinery demand for specific grades of crude oil, area market price structures for different grades of crude oil, location of customers, availability of transportation facilities, timing, and customers' costs (including storage). We sell our crude oil to major integrated oil companies, independent refiners, including Sunoco R&M for its Tulsa and Toledo refineries, and other resellers in various types of sale and exchange transactions, at market prices for terms generally ranging from one month to one year.

   We enter into contracts with producers at market prices generally for a term of one year or less, with a majority of the transactions on a 30-day renewable basis. For 2001, we purchased approximately 181,000 bpd from approximately 3,300 producers from approximately 33,000 leases.

   Crude Oil Lease Purchases and Exchanges

   In a typical producer's operation, crude oil flows from the wellhead to a separator where the petroleum gases are removed. After separation, the producer treats the crude oil to remove water, sand, and other contaminants and then moves it to an on-site storage tank. When the tank is full, the producer contacts our field personnel to purchase and transport the crude oil to market. The crude oil in producers' tanks is then either delivered to our pipeline or transported via truck to our pipeline or a third party's pipeline. Our truck fleet generally performs the trucking service.

   We also enter into exchange agreements to enhance margins throughout the acquisition and marketing process. When opportunities arise to increase our margin or to acquire a grade of crude oil that more nearly matches our delivery requirement or the preferences of our refinery customers, we exchange physical crude oil with third parties. Generally,we enter into exchanges to acquire crude oil of a desired quality in exchange for a common grade crude oil or to acquire crude oil at locations that are closer to our end markets, thereby reducing transportation costs.

   The following table shows our average daily volume for our crude oil lease purchases and exchanges for the years presented.

                                                        Year Ended December 31,
                                                       ------------------------
                                                       1997 1998 1999 2000 2001
                                                       ---- ---- ---- ---- ----
                                                       (in thousands of bpd)
Lease purchases:
   Available for sale.................................  93   98  107  141  148
   Exchanges..........................................  71   58   38   36   33
Other exchanges and bulk purchases.................... 147  144  141  230  211
                                                       ---  ---  ---  ---  ---
   Total.............................................. 311  300  286  407  392
                                                       ===  ===  ===  ===  ===

   Our business practice is generally to purchase only crude oil for which we have a corresponding sale agreement for physical delivery of crude oil to a third party or a Sunoco R&M refinery. Through this process, we seek to maintain a position that is substantially balanced between crude oil purchases and future delivery obligations. We do not acquire and hold crude oil futures contracts or enter into other derivative contracts for the purpose of speculating on crude oil prices.

   The following table shows our average daily sales and exchange volumes of crude oil for the years presented:

                                                        Year Ended December 31,
                                                       ------------------------
                                                       1997 1998 1999 2000 2001
                                                       ---- ---- ---- ---- ----
                                                        (in thousands of bpd)
Sunoco R&M refineries:
   Toledo.............................................  41   30   26   29   28
   Tulsa..............................................  46   57   63   73   71
   Third parties......................................   7   14   20   41   52
Exchanges:
   Purchased at the lease.............................  71   58   38   36   33
   Other.............................................. 147  141  139  227  208
                                                       ---  ---  ---  ---  ---
   Total.............................................. 312  300  286  406  392
                                                       ===  ===  ===  ===  ===

   Market Conditions

   Market conditions impact our sales and marketing strategies. During periods when demand for crude oil is weak, the market for crude oil is often in contango, meaning that the price of crude oil in a given month is less than the price of crude oil for delivery in a subsequent month. In a contango market, storing crude oil is favorable because storage owners at major trading locations can simultaneously purchase production at low current prices for storage and sell at higher prices for future delivery. When there is a higher demand than supply of crude oil in the near term, the market is backwardated, meaning that the price of crude oil in a given month exceeds the price of crude oil for delivery in a subsequent month. A backwardated market has a positive impact on marketing margins because crude oil marketers can continue to purchase crude oil from producers at a fixed premium to posted prices while selling crude oil at a higher premium to such prices.

   Producer Services

   Crude oil purchasers who buy from producers compete on the basis of competitive prices and highly responsive services. Through our team of crude oil purchasing representatives, we maintain ongoing relationships with more than 3,300 producers. We believe that our ability to offer competitive pricing and high-quality field and administrative services to producers is a key factor in our ability to maintain volumes of purchased crude oil and to obtain new volumes. Field services include efficient gathering capabilities, availability of trucks, willingness to construct gathering pipelines where economically justified, timely pickup of crude oil from storage tanks at the lease or production point, accurate measurement of crude oil volumes received, avoidance of spills, and effective management of pipeline deliveries. Accounting and other administrative services include securing division orders (statements from interest owners affirming the division of ownership in crude oil purchased by us), providing statements of the crude oil purchased each month, disbursing production proceeds to interest owners, and calculating and paying production taxes on behalf of interest owners. In order to compete effectively, we must maintain records of title and division order interests in an accurate and timely manner for purposes of making prompt and correct payment of crude oil production proceeds, together with the correct payment of all production taxes associated with these proceeds.

   Credit with Customers

   When we market crude oil, we must determine the amount of any line of credit to be extended to a customer. Since our typical sales transactions can involve tens of thousands of barrels of crude oil, the risk of nonpayment and nonperformance by customers is a major consideration in our business. We believe our sales are made to creditworthy entities or entities with adequate credit support. Credit review and analysis are also integral to our lease purchases. Payment for substantially all of the monthly lease production is sometimes made to the operator of the lease. The operator, in turn, is responsible for the correct payment and distribution of such production proceeds to the proper parties. In these situations, we must determine whether the operator has sufficient financial resources to make such payments and distributions and to indemnify and defend us in the event a third party brings a protest, action, or complaint in connection with the ultimate distribution of production proceeds by the operator.

   Crude Oil Trucking

   We operate 124 crude oil truck unloading facilities in Oklahoma, Texas, and New Mexico, of which 89 are on our pipeline system and 35 are on third-party pipeline systems. We also own and operate a one-mile crude oil gathering line in New Mexico, which is associated with our crude oil trucking operations there. We employ 292 crude oil truck drivers and own 143 crude oil transport trucks. The crude oil truck drivers pick up crude oil at production lease sites and transport it to various truck unloading facilities on our pipelines and on third-party pipelines.

Other Business Opportunities

   Although we do not currently engage in business unrelated to the transportation or storage of crude oil and refined products and the other businesses described above, we may in the future consider and make acquisitions in other business areas.

Pipeline and Terminal Control Operations

   All of our refined products and crude oil pipelines are operated via satellite, microwave, and frame relay communication systems from central control rooms located in Philadelphia and Tulsa. The Philadelphia control center primarily monitors and controls our refined product pipelines, and the Tulsa control center primarily monitors and controls our crude oil pipelines. The Philadelphia control center has a backup control center at our Montello, Pennsylvania pipeline facility located approximately 50 miles from Philadelphia. The Nederland Terminal has its own control center.

   The control centers operate with modern, state-of-the-art System Control and Data Acquisition, or SCADA, systems. Our control centers are equipped with computer systems designed to continuously monitor real time operational data, including refined product and crude oil throughput, flow rates, and pressures. In addition, the control centers monitor alarms and throughput balances. The control centers operate remote pumps, motors, engines, and valves associated with the delivery of refined products and crude oil. The computer systems are designed to enhance leak-detection capabilities, sound automatic alarms if operational conditions outside of pre-established parameters occur, and provide for remote-controlled shutdown of pump stations on the pipelines. Pump stations and meter-measurement points along the pipelines are linked by satellite or telephone communication systems for remote monitoring and control, which reduces our requirement for full-time on-site personnel at most of these locations.

Safety and Maintenance

   We perform preventive and normal maintenance on all of our pipeline systems and make repairs and replacements when necessary or appropriate. We also conduct routine and required inspections of our pipelines and other assets as required by code or regulation. We inject corrosion inhibitors into our crude oil mainlines to help control internal corrosion. Cleaning and de-waxing pigs are also run through our crude oil pipelines to help prohibit internal corrosion. External coatings and impressed current cathodic protection systems are used to protect against external corrosion. We conduct all cathodic protection work in accordance with National Association of Corrosion Engineers standards. We continually monitor, test, and record the effectiveness of these corrosion inhibiting systems.

   We monitor the structural integrity of selected segments of our pipeline systems through a program of periodic internal inspections using both "dent pigs" and electronic "smart pigs." We follow these inspections with a review of the data, and we make repairs as required to ensure the integrity of the pipeline. We have initiated a risk-based approach to prioritizing the pipeline segments for future smart pig runs or other approved integrity testing methods. This will ensure that the pipelines that have the greatest risk potential receive the highest priority in being scheduled for inspections or pressure tests for integrity.

   We started our smart pigging program in 1988. Beginning in 2002, the DOT requires smart pigging or other integrity testing of all DOT-regulated crude oil and refined product pipelines. This requirement will be phased in over a five-year period. To date, we have inspected 80% of the total DOT-regulated miles of our refined product pipelines and 35% of the total DOT-regulated miles of our crude oil pipelines. We anticipate spending $8.0 million per year for each of the next five years to comply with these regulations. Please read ''Certain Relationships and Related Transactions--Omnibus Agreement.''

   Maintenance facilities containing equipment for pipe repairs, spare parts, and trained response personnel are strategically located along the pipelines. Employees participate in simulated spill deployment exercises on a regular basis. They also participate in actual spill response boom deployment exercises in both planned and unannounced spill scenarios in accordance with Oil Pollution Act of 1990 requirements. We believe that all of our pipelines have been constructed and are maintained in all material respects in accordance with applicable federal, state, and local laws and the regulations and standards prescribed by the American Petroleum Institute, the DOT, and accepted industry practice.

   Sunoco R&M will, at its expense, complete for the Darby Creek and Marcus Hook Tank Farms certain tank maintenance and inspection projects now in progress or expected to be completed within one year from the closing of the master partnership's initial public offering. Sunoco R&M estimates total costs to complete these projects will be approximately $4.0 million.

   At our terminals, tanks designed for gasoline storage are equipped with internal or external floating roofs that minimize emissions and prevent potentially flammable vapor accumulation between fluid levels and the roof of the tank. Our terminal facilities have facility response plans, spill prevention and control plans, and other plans and programs to respond to emergencies.

   Many of our terminal loading racks are protected with water deluge systems activated by vapor sensors, heat sensors, or an emergency switch. Several of our terminals are also protected by foam systems that are activated in case of fire. Our Inkster Terminal is our only terminal that stores and loads propane. Our propane truck loading rack is protected against fire hazards with a deluge system. This system automatically activates with heat sensors in the event of a fire. All of our terminals are subject to participation in a comprehensive environmental management program to assure compliance with applicable air, solid waste, and wastewater regulations.

Competition

   As a result of our physical integration with Sunoco R&M's refineries and our contractual relationship with Sunoco, Inc. pursuant to the omnibus agreement and Sunoco R&M pursuant to the pipelines and terminals storage and throughput agreement, we believe that we will not face significant competition for crude oil transported to the Philadelphia, Toledo, and Tulsa refineries, or refined products transported from the Philadelphia, Marcus Hook, and Toledo refineries, particularly during the term of the pipelines and terminals storage and throughput agreement with Sunoco R&M. See "--Our Relationship with Sunoco, Inc.--Pipelines and Terminals Storage and Throughput Agreement with Sunoco R&M" and "Certain Relationships and Related Transactions--Omnibus Agreement." For the year ended December 31, 2001, Sunoco R&M accounted for approximately 66% of our combined revenues.

Eastern Pipeline System

   Nearly all of our Eastern Pipeline System is directly linked to Sunoco R&M's refineries. Sunoco R&M constructed or acquired these assets as the most cost-effective means to access raw materials and distribute refined products. Generally, pipelines are the lowest cost method for long-haul, overland movement of refined products. Therefore, our most significant competitors for large volume shipments in the area served by our Eastern Pipeline System are other pipelines. We believe that high capital requirements, environmental considerations, and the difficulty in acquiring rights-of-way and related permits make it hard for other companies to build competing pipelines in areas served by our pipelines. As a result, competing pipelines are likely to be built only in those cases in which strong market demand and attractive tariff rates support additional capacity in an area.

   Although it is unlikely that a pipeline system comparable in size and scope to our Eastern Pipeline System will be built in the foreseeable future, new pipelines (including pipeline segments that connect with existing pipeline systems, such as those operated by Colonial, Buckeye, ExxonMobil, and Inland) could be built to effectively compete with us in particular locations.

   In addition, we face competition from trucks that deliver product in a number of areas we serve. While their costs may not be competitive for longer hauls or large volume shipments, trucks compete effectively for incremental and marginal volumes in many areas we serve. The availability of truck transportation places a significant competitive constraint on our ability to increase our tariff rates.

Terminal Facilities

   Historically, except for our Nederland Terminal, essentially all of the throughput at our terminal facilities has come from Sunoco R&M. Under the terms of our pipelines and terminals storage and throughput agreement, we will continue to receive a significant portion of the throughput at these facilities from Sunoco R&M.

   Our 32 inland refined product terminals compete with other independent terminal operators as well as integrated oil companies on the basis of terminal location, price, versatility, and services provided. Our competition primarily comes from integrated petroleum companies, refining and marketing companies, independent terminal companies, and distribution companies with marketing and trading arms.

   The Inkster Terminal's primary competition comes from the Marysville Underground Storage Terminal, or MUST, which is owned by Consumers Power. MUST is a third-party facility located in Marysville, Michigan with approximately 6 million barrels of underground storage. This facility serves the refining markets in Sarnia, Canada and Toledo, Ohio and has extensive rail car loading and unloading operations, which could be used by other refineries. In addition to MUST, MAP operates a similar LPG storage facility in Trenton, Michigan, primarily serving its refinery in Detroit, Michigan. BP also operates a similar facility in St. Clair, Michigan, as well as one in Windsor, Canada that is served by pipeline and rail connections from the Sarnia refineries. The Inkster terminal enjoys a competitive advantage with respect to volumes from Sunoco R&M's Toledo refinery due to the relatively short distance between Toledo and the Inkster Terminal. We own three additional pipelines running between Toledo and the Inkster Terminal, which provide Sunoco R&M with additional flexibility.

   The primary competitors for the Nederland Terminal are its refinery customers' docks and terminal facilities, and the Unocal terminal and the Oil Tanking terminal, both located in Beaumont. We believe the Nederland Terminal has superior docking capabilities and tankage facilities, and is better connected to supply and distribution pipelines than these competing terminals.

Western Pipeline System

   Our Western Pipeline System faces competition from a number of major oil companies and smaller entities. Pipeline competition among common carrier pipelines is based primarily on transportation charges, access to producing areas, and demand for the crude oil by end users. We believe that high capital costs make it unlikely for other companies to build competing crude oil pipeline systems in areas served by our pipelines. Crude oil purchasing and marketing competitive factors include price and contract flexibility, quantity and quality of services, and accessibility to end markets. The principal competitors of the Western Pipeline System are EOTT, Plains All American, Conoco, Seminole Trading and Gathering, and TEPPCO.

Retained Assets

   We do not expect any significant competition from Sunoco, Inc. utilizing the retained assets described below under "--Pipeline, Terminalling, and Storage Assets Retained by Sunoco, Inc."

Sunoco R&M's Refining and Marketing Operations

   Although we do not own or operate any refining or marketing assets, our pipeline systems are located within Sunoco R&M's refining and marketing supply chain. Sunoco, Inc., through its subsidiaries, is principally a petroleum refiner and marketer and chemicals manufacturer with interests in cokemaking. Sunoco R&M's petroleum refining and marketing operations include the manufacturing and marketing of a full range of petroleum products, including fuels, lubricants, and petrochemicals. Sunoco R&M's chemical operations comprise the manufacturing, distribution, and marketing of commodity and intermediate petrochemicals. The petroleum refining and marketing and chemical operations are conducted principally in the Northeast and Midwest United States. Sunoco, Inc. currently employs approximately 14,200 people.

   Sunoco R&M owns and operates four refineries located in Marcus Hook and Philadelphia, Pennsylvania, Toledo, Ohio, and Tulsa, Oklahoma. Sunoco R&M also markets gasoline and middle distillates, and offers a broad range of convenience store merchandise through a network of approximately 4,150 retail outlets in 21 states on the East Coast and in the Midwest United States.

Refineries

   Our pipelines deliver crude oil to and transport refined products from Sunoco R&M's four refineries.

   Philadelphia

   The Philadelphia refinery can process 330,000 bpd of crude oil and is the largest refinery in the Northeast United States. For 2001, its total input to crude oil processing units was 309,400 bpd, all of which was supplied by our Fort Mifflin Terminal Complex. The refinery processes predominantly sweet crude oils from foreign sources. The refinery produces primarily gasoline (including reformulated and premium grades), middle distillates, residual fuel, and petrochemical feedstocks. For 2001, 64% of the refined products produced in the Philadelphia refinery were distributed through our refined product pipelines or our refined product terminals.

   The table below sets forth the refinery's total input to crude oil processing units in each of the years presented.

                                                  Year Ended December 31,
                                          ---------------------------------------
                                           1997    1998    1999    2000    2001
                                          ------- ------- ------- ------- -------
Input to crude oil processing units (bpd) 313,300 303,200 300,200 304,700 309,400

   Marcus Hook

   The Marcus Hook refinery can process 175,000 bpd of crude oil. For 2001, its total input to crude oil processing units was 159,100 bpd. The refinery processes predominantly light sweet crude oils from foreign sources that it receives directly from its docks. The refinery produces primarily gasoline (including reformulated and premium grades), middle distillates, residual fuel, and petrochemical feedstocks. For 2001, 94% of the refined products produced in the Marcus Hook refinery were distributed through our refined product pipelines or our refined product terminals.

   The table below sets forth the refinery's total input to crude oil processing units in each of the years presented.

                                                  Year Ended December 31,
                                          ---------------------------------------
                                           1997    1998    1999    2000    2001
                                          ------- ------- ------- ------- -------
Input to crude oil processing units (bpd) 165,300 166,200 168,700 155,800 159,100

   Toledo

   The Toledo refinery can process 140,000 bpd of crude oil. For 2001, its total input of crude oil and other feedstocks to crude oil processing units was 140,600 bpd, of which 54% was supplied by our Marysville, Michigan to Toledo, Ohio crude oil pipeline systems. The Toledo refinery is a high conversion refinery that refines predominantly light, low-sulfur crude oil. The refinery produces primarily gasoline, middle distillates, residual fuel, and petrochemicals. For 2001, 87% of the refined products produced in the Toledo refinery were distributed through our refined product pipelines or our refined product terminals.

   The table below sets forth the refinery's total input of crude oil and other feedstocks to crude oil processing units in each of the years presented.

                                                  Year Ended December 31,
                                          ---------------------------------------
                                           1997    1998    1999    2000    2001
                                          ------- ------- ------- ------- -------
Input to crude oil processing units (bpd) 132,600 132,200 133,400 133,600 140,600

   The Toledo refinery has access to crude oil from a number of sources, including foreign crude oil imported through the Gulf Coast, Canadian crude oil through our Marysville to Toledo pipeline system, and domestic crude oil from Texas, Louisiana, Oklahoma, and Michigan.

   Tulsa

   The Tulsa refinery can process 85,000 bpd of crude oil. For 2001, its total input to crude oil processing units was 78,600 bpd, all of which was supplied by our Western Pipeline System. The Tulsa refinery refines predominantly light, low-sulfur crude oil and produces primarily gasoline, middle distillates, base oil lubricants, waxes, petroleum coke, and lube extracted feedstocks. For 2001, all lube extracted feedstocks, which represented 22% of the petroleum products produced in the Tulsa refinery, were transported from the refinery through our refined product pipelines. Other refined products are transported via third-party pipelines.

   The table below sets forth the refinery's total input to crude oil processing units in each of the years presented.

                                                 Year Ended December 31,
                                            ----------------------------------
                                             1997   1998   1999   2000   2001
                                            ------ ------ ------ ------ ------
  Input to crude oil processing units (bpd) 79,700 78,800 75,900 79,200 78,600

   The Tulsa refinery has access to crude oil from a number of sources, including production from Oklahoma and Texas and foreign crude oil.

Marketing

   We believe that our pipeline, terminalling, and storage assets are well-positioned for future growth because these assets are located in attractive market regions and many of these assets are associated with Sunoco R&M, a significant participant in those market regions. We believe that the population growth and the growth in demand for refined products in the Northeast and Midwest United States will lead to increased throughput.

   The table below sets forth total branded sales by Sunoco R&M in all states in each of the years presented. Middle distillates include high- and low-sulfur diesel, heating oil, and kerosene.

                                         Year Ended December 31,
                                 ---------------------------------------
                                  1997    1998    1999    2000    2001
                                 ------- ------- ------- ------- -------
        Gasoline (bpd).......... 201,800 208,600 216,600 225,300 244,100
        Middle distillates (bpd)  21,900  22,800  28,900  31,700  35,000
                                 ------- ------- ------- ------- -------
           Total (bpd).......... 223,700 231,400 245,500 257,000 279,100
                                 ======= ======= ======= ======= =======

   The following table sets forth market share information in certain key states served by our refined product terminals and pipelines:

                                            Total Number of Sunoco's Rank
                     Number of    Market    Branded Retail      among
                   Branded Sites Share/(1)/    Marketers    Marketers/(1)/
                   ------------- ---------  --------------- -------------
      Pennsylvania      757         37%           24              1
      New York....      832         30%           21              1
      Ohio........      485         18%           14              3
      Michigan....      300         13%           18              4
      New Jersey..      278          9%           14              2

--------
/(1)/Source: National Petroleum News (Mid-July 2001). Market share and ranking based upon Sunoco R&M branded sites versus total branded sites in each state.

   Sunoco R&M's convenience stores are located principally in Pennsylvania, New York, Massachusetts, Ohio, Michigan, and Florida. These stores supplement sales of fuel products with a broad mix of high-margin merchandise such as groceries, fast foods, and beverages. Sunoco R&M intends to grow its convenience store business through acquisitions, new site construction, and redesign of traditional gasoline outlets in an effort to reduce its dependence on gasoline margins. Following this strategy, in 2001, Sunoco R&M acquired from The

Coastal Corporation 316 direct retail sites and supply contracts with 24 Coastal distributors for 157 distributor sites located in eight Eastern states with the largest concentration in Pennsylvania, New Jersey, Virginia, and Florida.

   In the fourth quarter of 2000, Sunoco R&M entered into an agreement with Wal-Mart Stores, Inc. that will enable Sunoco R&M to build and operate retail gasoline outlets on sites at selected existing and future Wal-Mart locations in nine Eastern states. During 2001, Sunoco R&M built 13 of these facilities and expects to build approximately 50 additional facilities during 2002 at an estimated cost of $40 million and to add up to 100 new sites per year in subsequent years. In addition to gasoline, these sites will offer customers a limited selection of convenience store merchandise. In conjunction with Wal-Mart, Sunoco R&M is developing a new brand that is planned for use at these facilities. This agreement will enable Sunoco R&M to market significantly more of its own gasoline production directly to the consumer and to take further advantage of our refined product pipelines and terminals in the region.

Inactive Assets

   We own approximately 367 miles of inactive trunk lines. Of those inactive trunk lines, approximately
217 miles are located in our Oklahoma pipeline system, approximately 117 miles are located in our West Texas pipeline system and approximately 32 miles are located in our Texas Gulf Coast and East Texas pipeline system. We are evaluating placing some of these pipelines back in service in the future either for the transportation of crude oil or as alternative service pipelines.

Pipeline, Terminalling, and Storage Assets Retained by Sunoco, Inc.

   At the closing of the initial public offering of the master partnership, affiliates of Sunoco, Inc. transfered to us most of the pipeline, terminalling, storage, and related assets that support Sunoco R&M's refinery operations. Sunoco, Inc. or its affiliates have retained the assets described below because they are either interests in crude oil pipelines that may not provide consistent revenues and cash flows or are inactive.

Assets That May Not Provide Consistent Revenues and Cash Flows

   . Mid-Valley Pipeline. A subsidiary of Sunoco, Inc. owns a 55% interest in the Mid-Valley Pipeline Company (a 50% voting interest), which owns and operates a 994-mile crude oil pipeline from Longview, Texas to Samaria, Michigan. For 2001, Mid-Valley supplied 46% of the crude oil refined by Sunoco, Inc.'s Toledo, Ohio refinery. The Mid-Valley pipeline serves a number of refineries in the Midwest United States. Because of our concern that the closure of one or more of these refineries could result in a material decline in the revenues and cash flows of Mid-Valley, we elected not to acquire Sunoco, Inc.'s interest in Mid-Valley. We believe that Mid-Valley could be converted to a refined product pipeline and we will continue to evaluate its future prospects.

   . West Texas Gulf Pipeline. A subsidiary of Sunoco, Inc. owns a 17% interest in West Texas Gulf Pipeline Company, which owns and operates a 581-mile crude oil pipeline from Colorado City, Texas and Nederland, Texas to Longview, Texas. West Texas Gulf supplies crude oil to Mid-Valley Pipeline. We elected not to acquire Sunoco, Inc.'s interest in this pipeline for the reasons discussed above.

   . Mesa Pipeline. A subsidiary of Sunoco, Inc. owns an undivided 6% interest in the Mesa pipeline, an 80-mile crude oil pipeline from Midland, Texas to Colorado City. Mesa Pipeline connects to West Texas Gulf's pipeline, which supplies crude oil to Mid-Valley. We elected not to acquire Sunoco, Inc.'s interest in this pipeline for the reasons discussed above.

   . Inland Pipeline.  A subsidiary of Sunoco, Inc. owns a 10% interest in
     Inland Corporation, which owns and operates a 611-mile refined products pipeline from Lima and Toledo, Ohio to Canton, Cleveland, Columbus, and Dayton, Ohio. This pipeline transports refined products for Sunoco R&M from its Toledo,

     Ohio refinery and for the other owners. The Inland pipeline is a private intrastate pipeline that is operated at cost by the shipper-owners and does not generate profits to its owners. As a result, it was not included in the assets transferred to us.

   In the omnibus agreement, Sunoco, Inc. granted us a ten-year option to purchase its interest in any of the preceding assets for fair market value at the time of purchase. Sunoco, Inc's interests in these assets are subject to agreements with the other interest owners that include, among other things, consent requirements and rights of first refusal that may be triggered upon certain transfers. The exercise of the option with respect to any of these assets will be subject to the terms and conditions of those agreements, which may or may not require consents or trigger rights of first refusal, depending on the facts and circumstances existing at the time of the option exercise. We have no current intention to purchase these assets.

Assets That Are Inactive

   . A subsidiary of Sunoco, Inc. owns an idled 370-mile, 6-inch refined product pipeline from Icedale, Pennsylvania to Cleveland, Ohio.

   . A subsidiary of Sunoco, Inc. owns various crude oil pipelines and gathering systems in Louisiana, Oklahoma, and Texas that are no longer used because of a lack of crude oil supply.

   . A subsidiary of Sunoco, Inc. owns various refined product pipelines in the Northeast and Midwest that are no longer used because they are no longer economical to operate. Most of these lines have been idle for several years.

   . A subsidiary of Sunoco, Inc. owns two inactive refined product terminals in Maryland and Pennsylvania. Sunoco, Inc. idled these terminals because they were not economical to operate.

   Sunoco, Inc. granted us a ten-year option to purchase the pipeline from Icedale, Pennsylvania to Cleveland, Ohio for fair market value at the time of purchase. We have no current intention to purchase this pipeline.

   Both of the ten-year option agreements described above are contained in the omnibus agreement that the master partnership entered into with Sunoco, Inc., Sunoco R&M and us. In accordance with this agreement, if we decide to exercise our option to purchase any of the assets described above, we must provide written notice to Sunoco, Inc. setting forth the fair market value we propose to pay for the asset. If Sunoco, Inc. does not agree with our proposed fair market value, we and Sunoco, Inc. will appoint a mutually agreed-upon, nationally recognized investment banking firm to determine the fair market value of the asset. Once the investment bank submits its valuation of the asset, we will have the right, but not the obligation, to purchase the asset at the price determined by the investment bank.

Rate Regulation

   General Interstate Regulation. Our interstate common carrier pipeline operations are subject to rate regulation by the FERC under the Interstate Commerce Act. The Interstate Commerce Act requires that tariff rates for oil pipelines, a category that includes crude oil, petroleum products, and petrochemical pipelines (crude oil, petroleum product, and petrochemical pipelines are referred to collectively as "petroleum pipelines" in this prospectus), be just and reasonable and non-discriminatory. The Interstate Commerce Act permits challenges to proposed new or changed rates by protest, and challenges to rates that are already on file and in effect by complaint. Upon the appropriate showing, a successful complainant may obtain damages or reparations for generally up to two years prior to the filing of a complaint.

   The FERC is authorized to suspend the effectiveness of a new or changed tariff rate for a period of up to seven months and to investigate the rate. The FERC may also permit a new or changed tariff rate to go into effect on at least one days' notice, subject to refund and investigation. If upon the completion of an investigation the

FERC finds that the rate is unlawful, it may require the pipeline operator to refund to shippers, with interest, any difference between the rates the FERC determines to be lawful and the rates under investigation. The FERC will order the pipeline to change its rates prospectively to the lawful level. Interstate petroleum pipeline rates may be defended on the basis of the pipeline's cost of service, although, as discussed below, rates may also be justified based upon the FERC's indexing methodology, or deemed "grandfathered," under the Energy Policy Act. Settlement rates, which are rates that have been agreed to by all shippers, are permitted, and market-based rates may be permitted in certain circumstances.

   From 1906 until October 1, 1977, the Interstate Commerce Commission, rather than the FERC, was charged with exercising regulatory authority over petroleum pipeline rates. During the latter years of this period, the Interstate Commerce Commission determined pipeline rates on a "valuation" methodology under which pipeline rate base was calculated on "fair value" rather than on depreciated original cost. The valuation rate base approach was applied by the Interstate Commerce Commission until 1977, when its oversight authority for petroleum pipeline rates was transferred to the FERC. The FERC was then required by a federal court to reevaluate its petroleum pipeline ratemaking methods.

   In 1985, the FERC issued an opinion in a case involving Williams Pipe Line Co. (Opinion No. 154-B) which adopted the trended original cost methodology for determining the justness and reasonableness of petroleum pipeline tariff rates. The trended original cost methodology provides that in calculating a petroleum pipeline's rate base, after a starting rate base has been determined, the pipeline's rate base is to be:

   . increased by property additions at cost plus an amount equal to the equity portion of the rate base multiplied or "trended" by an inflation factor; and

   . decreased by property retirements and depreciation and amortization of the rate base write-ups reflecting inflation and amortization of the starting rate base write-up.

   The starting rate base must be determined for pipelines that previously were regulated under the Interstate Commerce Commission valuation methodology in order to provide a transition from the valuation methodology to the trended original cost methodology. For these pipelines, a portion of the starting rate base will continue to reflect reproduction costs in excess of the depreciated original cost of the pipeline's assets. The Williams opinion provides that the starting rate base is to be the sum of the following components:

   . the depreciated original cost of the carrier's property, multiplied by the ratio of debt to total capitalization;

   . the net depreciated reproduction cost based on the FERC reproduction cost rate base (as of 1983) derived under the Interstate Commerce Commission valuation methodology, multiplied by the ratio of equity to total capitalization; and

   . the original cost of land, the net book value of rights-of-way and allowed working capital.

   The difference between the starting rate base and the depreciated original cost rate base is referred to as the starting rate base write-up. This write-up is amortized over the useful life of the facilities. The Williams opinion expressly provides that the use of a starting rate base in excess of the original cost of the assets is subject to challenge by showing that the investors in the carrier had not relied on the Interstate Commerce Commission valuation rate base methodology. Some of our rates involve rate base components built or acquired prior to 1983, and, if our rates were challenged, defending these rates on a cost-of-service basis may require technical rate base calculations.

   Index-Based Rates and Other Subsequent Developments. In October 1992, Congress passed the Energy Policy Act of 1992. The Energy Policy Act deemed interstate petroleum pipeline rates in effect for the 365-day period ending on the date of enactment of the Energy Policy Act, or that were in effect on the 365th day preceding enactment and had not been subject to complaint, protest, or investigation during the 365-day period, to be just and reasonable under the Interstate Commerce Act. These rates are commonly referred to as "grandfathered rates." All of our interstate pipeline rates were deemed just and reasonable and therefore are grandfathered under the Energy Policy Act. The Energy Policy Act provides that the FERC may change grandfathered rates upon complaints only under the following limited circumstances:

   . a substantial change has occurred since enactment in either the economic circumstances or the nature of the services that were a basis for the rate;

   . the complainant was contractually barred from challenging the rate prior to enactment of the Energy Policy Act and filed the complaint within 30 days of the expiration of the contractual bar; or

   . a provision of the tariff is unduly discriminatory or preferential.

   The Energy Policy Act further required the FERC to issue rules establishing a simplified and generally applicable ratemaking methodology for interstate petroleum pipelines and to streamline procedures in petroleum pipeline proceedings. On October 22, 1993, the FERC responded to the Energy Policy Act directive by issuing Order No. 561, which adopts a new indexing rate methodology for interstate petroleum pipelines. Under the resulting regulations, effective January 1, 1995, petroleum pipelines are able to change their rates within prescribed ceiling levels that are tied to changes in the Producer Price Index for Finished Goods, minus one percent. Rate increases made under the index will be subject to protest, but the scope of the protest proceeding will be limited to an inquiry into whether the portion of the rate increase resulting from application of the index is substantially in excess of the pipeline's increase in costs. The indexing methodology is applicable to any existing rate, whether grandfathered or whether established after enactment of the Energy Policy Act.

   In Order No. 561, the FERC said that as a general rule pipelines must utilize the indexing methodology to change their rates. Indexing includes the requirement that, in any year in which the index is negative, pipelines must file to lower their rates if they would otherwise be above the reduced ceiling. However, the pipeline is not required to reduce its rates below the level deemed just and reasonable under the Energy Policy Act. The FERC further indicated in Order No. 561, however, that it is retaining cost-of-service ratemaking, market-based rates, and settlement rates as alternatives to the indexing approach. A pipeline can follow a cost-of-service approach when seeking to increase its rates above index levels (or when seeking to avoid lowering rates to index levels) provided that the pipeline can establish that there is a substantial divergence between the actual costs experienced by the pipeline and the rate resulting from application of the index. A pipeline can charge market-based rates if it establishes that it lacks significant market power in the affected markets. In addition, a pipeline can establish rates under settlement if agreed upon by all current shippers. As specified in Order 561 and subsequent decisions, a pipeline can seek to establish initial rates for new services through a cost-of-service showing, by establishing that it lacks significant market power in the affected markets, or through an agreement between the pipeline and at least one shipper not affiliated with the pipeline who intends to use the new service.

   The Court of Appeals for the District of Columbia Circuit affirmed Order No. 561, concluding that the general indexing methodology, along with the limited exceptions to indexed rates, reasonably balances the FERC's dual responsibilities of ensuring just and reasonable rates and streamlining ratemaking through generally applicable procedures. The FERC indicated in Order No. 561 that it would assess in 2000 how the rate-indexing method was operating. The FERC issued a Notice of Inquiry on July 27, 2000 seeking comments on whether to retain or to change the existing index. On December 14, 2000, the FERC issued an order concluding the initial review of the petroleum pipeline pricing index. In this order, the FERC found that the existing index has closely approximated the actual cost changes in the petroleum pipeline industry and that use of the rate index continues to satisfy the mandates of the Energy Policy Act. The Association of Oil Pipe Lines petitioned for judicial review of that decision, arguing that the annual adjustment should be based on the full producer price index, without the one percentage point deduction. The U.S. Court of Appeals for the District of Columbia Circuit found the FERC decision flawed in certain respects and remanded the matter to the FERC for further consideration.

   Another development affecting petroleum pipeline ratemaking arose in Opinion No. 397, involving a partnership operating a crude oil pipeline. In Opinion No. 397, the FERC concluded that there should not be a corporate income tax allowance built into a petroleum pipeline's rates for income attributable to noncorporate partners because those partners, unlike corporate partners, do not pay a corporate income tax on partnership distributions. Opinion No. 397 was affirmed by the FERC on rehearing in May 1996. The parties subsequently settled the case, so no judicial review of the tax ruling took place.

   A current proceeding, however, is pending at the FERC that could result in changes to the FERC's income tax method announced in Opinion No. 397 as well as to other elements of the FERC's rate methods for petroleum pipelines. This proceeding involves another publicly traded limited partnership engaged in petroleum products pipeline transportation. More specifically, on January 13, 1999, the FERC issued Opinion No. 435 in this proceeding, which, among other things, affirmed Opinion No. 397's determination that there should not be a corporate income tax allowance built into a petroleum pipeline's rates for income attributable to noncorporate partners. Requests for rehearing of Opinion No. 435 were filed with the FERC on the tax issue and on other aspects of the FERC's crude oil pipeline ratemaking methodology. Petitions for review of Opinion No. 435 are before the Court of Appeals for the District of Columbia Circuit. On May 17, 2000, the FERC issued Opinion No. 435-A which, with respect to the substance of the income tax allowance issue, denied rehearing requests. Petitions for review of Opinion No. 435-A are before the Court of Appeals for the District of Columbia. Petitions for rehearing of Opinion No. 435-A were decided by the FERC in Opinion 435-B, issued on September 13, 2001. That decision further defined the scope of the income tax allowance for publicly traded limited partnerships, and resolved a number of other cost of service issues as well. Two parties sought rehearing of Opinion 435-B. On November 7, 2001, the FERC issued a decision that, among other things, further clarified the income tax allowance issue. One party has sought rehearing of the November 7th decision; that petition will need to be resolved by the FERC before the Court of Appeals will consider the petitions for review of Opinions 435, 435-A and 435-B. We cannot assume that the ultimate outcome of the income tax allowance issue and other issues subject to judicial review will not adversely affect our pipeline rates.

   Market-Based Rates. In a proceeding involving Buckeye Pipeline Company, L.P., the FERC found that a petroleum pipeline able to demonstrate a lack of market power may be allowed a lighter standard of regulation than that imposed by the trended original cost methodology. In such a case, the pipeline company has the opportunity to establish that it faces sufficient competition to justify relief from the strict application of the cost-based principles. In Buckeye, the FERC determined, based on the existing level of market concentration in the pipeline's market areas, that Buckeye exercised significant market power in only five of its 21 market areas and therefore was entitled to charge market-based rates in the other 16 market areas. The opportunity to charge market-based rates means that the pipeline may charge what the market will bear. Order No. 572, a companion order to Order No. 561, was issued by the FERC on October 25, 1994 and established procedural rules governing petroleum pipelines' applications for a finding that the pipeline lacks significant market power in the relevant market.

   Settlement Rates. In Order No. 561, the FERC specifically held that it would also permit changes in rates that are the product of unanimous agreement between the pipeline and all the shippers using the service to which the rate applies. The rationale behind allowing this type of rate change is to further the FERC's policy of favoring settlements among parties and to lessen the regulatory burdens on all concerned. The FERC, however, will also entertain a challenge to settlement rates, in response to a protest or a complaint that alleges the same circumstances required to challenge an indexed rate. An example of this type of challenge is that there is a discrepancy between the rate and the pipeline's cost of service that is so substantial as to render the settlement (or indexed) rate unjust and unreasonable.

   Intrastate Regulation. Some of our pipeline operations are subject to regulation by the Texas Railroad Commission, the Pennsylvania Public Utility Commission, the Ohio Public Utility Commission, and the Oklahoma Corporation Commission. The applicable state statutes require that pipeline rates be non-discriminatory and provide no more than a fair return on the aggregate value of the pipeline property used to render services. State commissions have generally not been aggressive in regulating common carrier pipelines and have generally not investigated the rates or practices of petroleum pipelines in the absence of shipper complaints. Complaints to state agencies have been infrequent and are usually resolved informally. Although we cannot assure you that our intrastate rates would ultimately be upheld if challenged, we believe that, given this history, the tariffs now in effect are not likely to be challenged or, if challenged, are not likely to be ordered to be reduced.

   Our Pipelines. The FERC generally has not investigated interstate rates on its own initiative when those rates, like ours, have not been the subject of a protest or a complaint by a shipper. In addition, as discussed above, intrastate pipelines generally are subject to "light-handed" regulation by state commissions and we do not believe the intrastate tariffs now in effect are likely to be challenged. However, the FERC or a state regulatory commission could investigate our rates at the urging of a third party if the third party is either a current shipper or is able to show that it has a substantial economic interest in our tariff rate level. If an interstate rate were challenged, we would defend that rate as grandfathered under the Energy Policy Act. As that Act applies to our rates, a person challenging a grandfathered rate must, as a threshold matter, establish a substantial change since the date of enactment of the Act, in either the economic circumstances or the nature of the service that formed the basis for the rate. A complainant might assert that the creation of the partnership itself constitutes such a change, an argument that has not previously been specifically addressed by the FERC and to which we believe there are valid defenses. If the FERC were to find a substantial change in circumstances, then the existing rates could be subject to detailed review. We believe that most such rates can be supported on a cost of service basis, even recognizing the reduction in our income tax allowance that is likely to result from our conversion from a corporation to a partnership. Although there are some rates that might not be defensible on that basis, we believe that all of those rates involve movements as to which (1) Sunoco R&M is the only shipper, (2) the partnership has a reasonable basis to assert that it lacks significant market power and therefore is entitled to market based rates, or
(3) the revenue amounts involved do not materially affect our performance.

   If the FERC investigated our rate levels, it could inquire into our costs, including:

   . the overall cost of service, including operating costs and overhead;

   . the allocation of overhead and other administrative and general expenses to the rate;

   . the appropriate capital structure to be utilized in calculating rates;

   . the appropriate rate of return on equity;

   . the rate base, including the proper starting rate base;

   . the throughput underlying the rate; and

   . the proper allowance for federal and state income taxes.

   We do not believe that it is likely that there will be a challenge to our rates by a current shipper that would materially affect our revenues or cash flows. Sunoco R&M and its subsidiaries are the only current shippers in many of our pipelines. Sunoco R&M agreed not to challenge, or to cause others to challenge or assist others in challenging, our tariff rates for the term of the pipelines and terminals storage and throughput agreement.

   Because most of our pipelines are common carrier pipelines, we may be required to accept new shippers who wish to transport in our pipelines. It is possible that any new shippers, current shippers, or other interested parties, may decide to challenge our tariff rates. If any rate challenge or challenges were successful, cash available for distribution could be materially reduced.

Environmental Regulation

General

   Our operation of pipelines, terminals, and associated facilities in connection with the storage and transportation of refined products, crude oil, and other liquid hydrocarbons are subject to stringent and complex federal, state, and local laws and regulations governing the discharge of materials into the environment, or otherwise relating to the protection of the environment. As with the industry generally, compliance with existing and anticipated laws and regulations increases our overall cost of business, including our capital costs to construct, maintain, and upgrade equipment and facilities. While these laws and regulations affect our maintenance capital expenditures and net income, we believe that they do not affect our competitive position in that the operations of our competitors are similarly affected. We believe that our operations are in substantial compliance with applicable environmental laws and regulations. However, these laws and regulations are subject to frequent change by regulatory authorities, and we are unable to predict the ongoing cost to us of complying with these laws and regulations or the future impact of these laws and regulations on our operations. Violation of environmental laws, regulations, and permits can result in the imposition of significant administrative, civil and criminal penalties, injunctions, and construction bans or delays. A discharge of hydrocarbons or hazardous substances into the environment could, to the extent the event is not insured, subject us to substantial expense, including both the cost to comply with applicable laws and regulations and claims made by neighboring landowners and other third parties for personal injury and property damage.

   Under the terms of our omnibus agreement with Sunoco, Inc., and in connection with the contribution of our assets by affiliates of Sunoco, Inc., Sunoco, Inc. agreed to indemnify us for 30 years from environmental and toxic tort liabilities related to the assets transferred to us that arise from the operation of such assets prior to the closing of the initial public offering of the master partnership. Sunoco, Inc. is obligated to indemnify us for 100% of all such losses asserted within the first 21 years of closing. Sunoco, Inc.'s share of liability for claims asserted thereafter will decrease by 10% a year. For example, for a claim asserted during the twenty-third year after closing, Sunoco, Inc. would be required to indemnify us for 80% of our loss. There is no monetary cap on the amount of indemnity coverage provided by Sunoco, Inc. Any remediation liabilities not covered by this indemnity will be our responsibility. Total future costs for environmental remediation activities will depend upon, among other things, the identification of any additional sites, the determination of the extent of the contamination at each site, the timing and nature of required remedial actions, the technology available and needed to meet the various existing legal requirements, the nature and extent of future environmental laws, inflation rates, and the determination of our liability at multi-party sites, if any, in light of the number, participation levels, and financial viability of other parties. We have agreed to indemnify Sunoco, Inc. and its affiliates for events and conditions associated with the operation of our assets that occur on or after the closing of the initial public offering and for environmental and toxic tort liabilities related to our assets to the extent Sunoco, Inc. is not required to indemnify us.

Air Emissions

   Our operations are subject to the Clean Air Act and comparable state and local statutes. Amendments to the Clean Air Act enacted in late 1990 as well as recent or soon to be adopted changes to state implementation plans for controlling air emissions in regional, non-attainment areas require or will require most industrial operations in the United States to incur capital expenditures in order to meet air emission control standards developed by the Environmental Protection Agency and state environmental agencies. As a result of these amendments, our facilities that emit volatile organic compounds or nitrogen oxides are subject to increasingly stringent regulations, including requirements that some sources install maximum or reasonably available control technology. In addition, the 1990 Clean Air Act Amendments established a new operating permit for major sources, which applies to some of our facilities. We will be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining permits and approvals addressing air emission related issues. Although we can give no assurances, we believe implementation of the 1990 Clean Air Act Amendments will not have a material adverse effect on our financial condition or results of operations.

   Our customers are also subject to, and affected by, environmental regulations. Since the late 1990s, the EPA has undertaken significant enforcement initiatives under authority of the Clean Air Act's New Source Review and Prevention of Significant Deterioration, or NSR/PSD, program in an effort to further reduce annual emissions of volatile organic compounds, nitrogen oxides, sulfur dioxide, and particulate matter. These enforcement initiatives have been targeted at industries that have large manufacturing facilities and that are significant sources of emissions, such as refining, paper and pulp, and electric power generating industries. The basic premise of the enforcement initiative is the EPA's assertion that many of these industrial establishments have modified or expanded their operations over time without complying with NSR/PSD regulations adopted by the EPA that require permits and new emission controls in connection with any significant facility modifications or expansions that can result in emissions increases above certain thresholds. Where the EPA finds that a company or facility has modified or expanded its operations without complying with the requirements of the NSR/PSD program, it may bring an enforcement action against the company or facility to require installation of the emissions controls that the agency deems necessary, and it may also seek to impose fines and penalties for failure to comply with NSR/PSD requirements.

   As part of this on-going NSR/PSD enforcement initiative, the EPA has entered into consent agreements with several refiners that require the refiners to make significant capital expenditures to install emissions control equipment at selected facilities. In certain instances, these additional controls would be required to comply with other provisions of the Clean Air Act or other federal or state regulations at a later date, but the effect of these consent agreements is to require the installation of air emission controls earlier than they might otherwise be required. The cost of the required emissions control equipment can be significant, depending on the size, age, and configuration of the refinery. Sunoco R&M received information requests from the EPA relating to capital projects that have taken place at Sunoco R&M's refineries since 1980. Pursuant to the NSR/PSD enforcement initiative, on December 20, 2001, Sunoco R&M received notices of violation from the EPA relating to its Marcus Hook, Philadelphia, and Toledo refineries. Although Sunoco R&M believes that it has not violated the related Clean Air Act requirements, it is currently evaluating the notices of violation for all three refineries to determine how it will respond. In resolving these notices of violation, Sunoco R&M could be required to make significant capital expenditures, operate these refineries at reduced levels, and pay significant penalties. If Sunoco R&M determines it is uneconomical to operate its refineries under such conditions and as a result shuts down or reconfigures all or a portion of one or more of its refineries, its obligations under the pipelines and terminals storage and throughput agreement would be reduced, which would reduce our ability to service our debt obligations.

   Under the Clean Air Act, the EPA and state agencies acting with authority delegated by the EPA have announced new rules or the intent to strengthen existing rules affecting the composition of motor vehicle fuels and automobile emissions. The EPA's Gasoline Sulfur Control Requirements require that the sulfur content of motor vehicle gasoline be reduced to 80 parts per million and the corporate average sulfur content be reduced to 30 parts per million by 2006. Likewise, the EPA's Diesel Fuel Sulfur Control Requirements require that the sulfur content of diesel fuel be reduced to 15 parts per million by 2006. The rules include banking and trading credit systems, which could provide refiners flexibility until 2006 for the low-sulfur gasoline and until 2010 for the low-sulfur diesel. These rules are expected to have a significant impact on Sunoco R&M and its operations primarily with respect to the capital and operating expenditures at the Philadelphia, Marcus Hook, and Toledo refineries. Most of the capital spending is likely to occur in the 2002-2006 period, while the higher operating costs will be incurred when the low-sulfur fuels are produced. Sunoco R&M estimates that the total capital outlays to comply with the new gasoline and diesel requirements will be in the range of $300-$400 million. The ultimate impact of the rules may be affected by such factors as technology selection, the effectiveness of the banking and trading credit systems, production mix, timing uncertainties created by permitting requirements and construction schedules, and any effect on prices created by changes in the level of gasoline and diesel fuel production.

   The EPA is also reportedly considering limiting the levels of benzene and other toxic substances in gasoline as well as banning methyl tertiary-butyl ether, also known as MTBE, in gasoline, which may require the use of other chemical additives to serve as oxygenates instead of MTBE. Legal mandates to use alternative fuels may also have a direct and potentially adverse impact on our revenues. For example, under the Energy Policy Act of 1992, 75% of new vehicles purchased by certain federal and state government fleets must use alternative fuels and New York has adopted standards requiring that by the year 2003, 10% of fleets delivered be zero-emissions vehicles; and under the Clean Air Act, 50% to 70% (depending on vehicle weight) of new vehicles in clean air non-attainment areas purchased by certain federal, state, municipal, and private fleets must use some type of alternative fuels beginning in 2001. Also, some states and local governments, including, for example, Texas, have adopted "boutique" fuel standards to comply with clean air requirements. "Boutique" fuels pose distribution problems because refiners must produce different blends for different communities.

   During 2001, the EPA issued its final rule addressing emissions of toxic air pollutants from mobile sources (the Mobile Source Air Toxics ("MSAT") Rule). The rule is currently being challenged by certain environmental organizations and a number of states, and by a member of the petroleum industry. It requires refiners to produce gasoline that maintains their average 1998-2000 gasoline toxic emission performance level. If the rule survives the challenges and if MTBE is banned, it could result in additional expenditures by Sunoco R&M or reductions in its reformulated gasoline production levels.

   It is uncertain what Sunoco, Inc. or Sunoco R&M's responses to these emerging issues will be. We cannot assure you that those responses will not reduce Sunoco R&M's obligations under the pipelines and terminals storage and throughput agreement, thereby reducing the throughput in our pipelines, our cash flow, and our ability to service our debt obligations.

Hazardous Substances and Waste

   To a large extent, the environmental laws and regulations affecting our operations relate to the release of hazardous substances or solid wastes into soils, groundwater, and surface water, and include measures to control pollution of the environment. These laws generally regulate the generation, storage, treatment, transportation, and disposal of solid and hazardous waste. They also require corrective action, including the investigation and remediation, of certain units at a facility where such waste may have been released or disposed. For instance, the Comprehensive Environmental Response, Compensation, and Liability Act, referred to as CERCLA and also known as Superfund, and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. In the course of our ordinary operations, we may generate waste that falls within CERCLA's definition of a "hazardous substance" and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment. We are currently identified as a potentially responsible party ("PRP") at two sites in Michigan by the Michigan Department of Natural Resources and at one site in New York by the EPA in connection with alleged past transport of petroleum product wastes to, and subsequent release of such wastes at, these sites. We believe that any costs incurred by us in connection with remedial action at these sites will not have a material adverse impact on our operations. In addition, while we are not identified as a PRP at the Higgins Farm Superfund site in Somerset County, New Jersey, a PRP-defendant group has filed a suit against us, seeking contribution for remediation costs in connection with an ongoing cleanup of that site. We believe this cost recovery suit to be without merit and are vigorously contesting this matter. Costs for these remedial actions, if any as well as any related claims are all covered by an indemnity from Sunoco, Inc. For more information, please read "--Environmental Remediation."

   We also generate solid wastes, including hazardous wastes, that are subject to the requirements of the federal Resource Conservation and Recovery Act, referred to as RCRA, and comparable state statutes. From time to time, the EPA considers the adoption of stricter disposal standards for non-hazardous wastes, including crude oil and gas wastes. We are not currently required to comply with a substantial portion of the RCRA requirements because our operations generate minimal quantities of hazardous wastes. However, it is possible that additional wastes, which could include wastes currently generated during operations, will in the future be designated as "hazardous wastes." Hazardous wastes are subject to more rigorous and costly disposal requirements than are non-hazardous wastes. Any changes in the regulations could have a material adverse effect on our maintenance capital expenditures and operating expenses.

   We currently own or lease, and our predecessor has in the past owned or leased, properties where hydrocarbons are being or have been handled for many years. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other waste may have been disposed of or released on or under the properties owned or leased by us or on or under other locations where these wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. These properties and wastes disposed thereon may be subject to CERCLA, RCRA, and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater), or to perform remedial operations to prevent future contamination.

   We are currently involved in remediation activities at numerous sites, which involve significant expense. These remediation activities are all covered by an indemnity from Sunoco, Inc. For more information, please read "--Environmental Remediation."

Water

   Our operations can result in the discharge of pollutants, including crude oil. The Oil Pollution Act was enacted in 1990 and amends provisions of the Water Pollution Control Act of 1972 and other statutes as they pertain to prevention and response to oil spills. The Oil Pollution Act subjects owners of covered facilities to strict, joint, and potentially unlimited liability for removal costs and other consequences of an oil spill, where the spill is into navigable waters, along shorelines or in the exclusive economic zone of the United States. In the event of an oil spill into navigable waters, substantial liabilities could be imposed upon us. States in which we operate have also enacted similar laws. Regulations are currently being developed under the Oil Pollution Act and state laws that may also impose additional regulatory burdens on our operations. Spill prevention control and countermeasure requirements of federal laws and some state laws require diking and similar structures to help prevent contamination of navigable waters in the event of an oil overflow, rupture, or leak. We are in substantial compliance with these laws. Additionally, the Office of Pipeline Safety of the DOT has approved our oil spill emergency response plans.

   The Water Pollution Control Act of 1972 imposes restrictions and strict controls regarding the discharge of pollutants into navigable waters. Permits must be obtained to discharge pollutants into state and federal waters. The Water Pollution Control Act of 1972 imposes substantial potential liability for the costs of removal, remediation, and damages. In addition, some states maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. We believe that compliance with existing permits and compliance with foreseeable new permit requirements will not have a material adverse effect on our financial condition or results of operations.

Employee Safety

   We are subject to the requirements of the Occupational Safety and Health Act, referred to as OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state, and local government authorities and citizens. We believe that our operations are in substantial compliance with the OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

Endangered Species Act

   The Endangered Species Act restricts activities that may affect endangered species or their habitats. While some of our facilities are in areas that may be designated as habitat for endangered species, we believe that we are in substantial compliance with the Endangered Species Act. However, the discovery of previously unidentified endangered species could cause us to incur additional costs or become subject to operating restrictions or bans in the affected area.

Hazardous Materials Transportation Requirements

   The DOT regulations affecting pipeline safety require pipeline operators to implement measures designed to reduce the environmental impact of crude oil discharge from onshore crude oil pipelines. These regulations require operators to maintain comprehensive spill response plans, including extensive spill response training for pipeline personnel. In addition, the DOT regulations contain detailed specifications for pipeline operation and maintenance. We believe our operations are in substantial compliance with these regulations. The DOT has recently adopted a pipeline integrity management rule. We have analyzed the impact of this rule and, based on historical integrity tests conducted since 1989, have estimated that compliance with this rule will cost us approximately $8.0 million a year for five years, for a total of $40.0 million for all pipelines in our Eastern and Western Pipeline Systems that are subject to this rule. Sunoco, Inc. has agreed to indemnify us for costs in excess of $8.0 million per year, up to a maximum of $15.0 million over the next five years in connection with compliance with this DOT pipeline integrity management rule. Please read "Certain Relationships and Related Transactions--Omnibus Agreement."

Environmental Remediation

   Contamination resulting from spills of refined products and crude oil is not unusual within the petroleum pipeline industry. Historic spills along our pipelines, gathering systems, and terminals as a result of past operations have resulted in contamination of the environment, including soils and groundwater. Site conditions, including soils and groundwater, are being evaluated at a number of our properties where operations may have resulted in releases of hydrocarbons and other wastes.

   Moreover, potentially significant assessment, monitoring, and remediation programs are being performed at some 19 sites, identified as of December 31, 2001, in Michigan, New Jersey, New York, Ohio, and Pennsylvania. These 19 sites include eight terminals and two tank farms owned by us (River Rouge and Owosso Terminals in Michigan; Newark Terminal in New Jersey; Dayton Terminal in Ohio; and Belmont, Kingston, Montello, and Pittsburgh Terminals and Darby Creek Tank Farm and Marcus Hook Tank Farm in Pennsylvania) and nine third-party locations (in Camden County in New Jersey; in Livingston and Chemung Counties in New York; and in Chester, Delaware, Lancaster, Lebanon, and Luzerne Counties, in Pennsylvania) that were impacted by pipe line or pump station releases of crude oil or petroleum products. We estimate that the total aggregate cost of performing the currently anticipated assessment, monitoring and remediation at these 19 sites to be $8.6 million. This estimate assumes that we will be able to achieve regulatory closure at these sites between the years 2002 and 2010 by using common remedial and monitoring methods or associated engineering or institutional controls to demonstrate compliance with applicable cleanup standards. This estimate covers the costs of performing assessment, remediation, and/or monitoring of impacted soils, groundwater and surface water conditions, but does not include any costs for potential claims by others with respect to these sites. While we do not expect any such potential claims by others to be materially adverse to our operations, financial position, or cash flows, we cannot assure you that the actual remediation costs or associated remediation liabilities will not exceed this $8.6 million amount.

   With respect to the February 2000 pipeline release of crude oil into the John Heinz National Wildlife Refuge in Philadelphia, one of the 19 sites where potentially significant environmental liability exists, we have conducted remedial activities at the release area and have initiated restoration efforts in the area, including establishment of a new wetlands area. We expect the EPA to assess a penalty with respect to the February 2000 pipeline release which could exceed $100,000.

   Sunoco, Inc. has agreed to indemnify us from environmental and toxic tort liabilities related to the assets transferred to us to the extent such liabilities exist or arise from operation of these assets prior to closing of the initial public offering of the master partnership and are asserted within 30 years after the closing. This indemnity will cover the costs associated with performance of the assessment, monitoring, and remediation programs, as well as any related claims and penalties, at the 19 sites referenced above. See "--Environmental Regulation--General."

   We may experience future releases of refined products or crude oil into the environment from our pipelines, gathering systems, and terminals, or discover historical releases that were previously unidentified or not assessed. While we maintain an extensive inspection and audit program designed, as applicable, to prevent and to detect and address these releases promptly, damages and liabilities incurred due to any future environmental releases from our assets nevertheless have the potential to substantially affect our business.

Title to Properties

   Substantially all of our pipelines are constructed on rights-of-way granted by the apparent record owners of the property and in some instances these rights-of-way are revocable at the election of the grantor. Several rights-of-way for our pipelines and other real property assets are shared with other pipelines and other assets owned by affiliates of Sunoco, Inc. and by third parties. In many instances, lands over which rights-of-way have been obtained are subject to prior liens that have not been subordinated to the right-of-way grants. We have obtained permits from public authorities to cross over or under, or to lay facilities in or along, watercourses, county roads, municipal streets, and state highways and, in some instances, these permits are revocable at the election of the grantor. We have also obtained permits from railroad companies to cross over or under lands or rights-of-way, many of which are also revocable at the grantor's election. In some cases, property for pipeline purposes was purchased in fee. In some states and under some circumstances, we have the right of eminent domain to acquire rights-of-way and lands necessary for our common carrier pipelines. The previous owners of the applicable pipelines may not have commenced or concluded eminent domain proceedings for some rights-of-way. We will commence or conclude such proceedings to the extent we deem necessary.

   Some of the leases, easements, rights-of-way, permits, and licenses transferred to us on closing of the initial public offering of the master partnership required the consent of the grantor to transfer these rights, which in some instances is a governmental entity. We have obtained or are in the process of obtaining third-party consents, permits, and authorizations sufficient for the transfer to us of the assets necessary for us to operate our business in all material respects as described in this prospectus. With respect to any consents, permits, or authorizations that have not been obtained, the failure to obtain these consents, permits, or authorizations will have no material adverse effect on the operation of our business.

   We believe that we have satisfactory title to all of our assets, or we are entitled to indemnification from Sunoco, Inc. under the omnibus agreement for title defects to the assets contributed to us and for failures to obtain certain consents and permits necessary to conduct our business that arise within ten years after the closing of the initial public offering of common units by the master partnership. Record title to some of our assets may continue to be held by affiliates of Sunoco, Inc. until we have made the appropriate filings in the jurisdictions in which such assets are located and obtained any consents and approvals that were not obtained prior to closing of the master partnership's initial public offering. We are in the process of making these filings and obtaining these consents. Although title to these properties is subject to encumbrances in some cases, such as customary interests generally retained in connection with acquisition of real property, liens that can be imposed in some jurisdictions for government-initiated action to clean up environmental contamination, liens for current taxes and other burdens, and easements, restrictions, and other encumbrances to which the underlying properties were subject at the time of acquisition by our predecessor or us, we believe that none of these burdens should materially detract from the value of these properties or from our interest in these properties or should materially interfere with their use in the operation of our business.

Employees

   To carry out our operations, the master partnership's general partner and its affiliates employ approximately 1,160 people who provide direct support to our operations. Approximately 660 of these employees are represented by labor unions or associations. The master partnership's general partner considers its employee relations to be good. Our partnership has no employees.

Legal Proceedings

   With respect to a pipeline release of crude oil in February 2000 in the John Heinz National Wildlife Refuge in Philadelphia, we have conducted remedial activities at the release area and have initiated restoration efforts in the area. We expect the EPA to assess a penalty with respect to this release that could exceed $100,000. Sunoco, Inc. has agreed to indemnify us for any losses we may suffer as a result of legal actions pending at the time of the closing of the master partnership's initial public offering, which includes any assessed penalty relating to the February 2000 pipeline release of crude oil. Please read "--Agreements with Sunoco R&M and Sunoco, Inc."

   There are other legal and administrative proceedings pending against our Sunoco, Inc. affiliated predecessors and us (as successor to certain liabilities of those predecessors). Although the ultimate outcome of these proceedings cannot be ascertained at this time, it is reasonably possible that some of them may be resolved unfavorably. The indemnity from Sunoco, Inc. will cover any losses we may suffer as a result of such currently pending legal actions. As a result, we believe that any liabilities arising from such currently pending proceedings are unlikely to be material.

                                  MANAGEMENT

Management of Sunoco Logistics Partners Operations L.P. and Sunoco Logistics Partners L.P.

   We are managed by our general partner, Sunoco Logistics Partners GP LLC. Our general partner is a wholly owned subsidiary of the master partnership, which is managed by its general partner, Sunoco Partners LLC. The following information describes the management of Sunoco Partners LLC, the general partner of the master partnership. The directors and officers of Sunoco Partners LLC are the same as the officers and directors of our general partner. Most of our operational personnel are employees of our master partnership's general partner. Our general partner is liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, our general partner intends to incur indebtedness or other obligations that are nonrecourse.

   At least two members of the board of directors of our master partnership's general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to the master partnership. The members of the conflicts committee may not be officers or employees of our master partnership's general partner or directors, officers, or employees of its affiliates, and must meet the independence and experience standards to serve on an audit committee of a board of directors established by the New York Stock Exchange. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our master partnership's partners, and not a breach by our master partnership's general partner of any duties it may owe us or our unitholders. In addition, the members of the conflicts committee will also serve on an audit committee that will review our external financial reporting, recommend engagement of our master partnership's independent auditors, and review procedures for internal auditing and the adequacy of our internal accounting controls. The board of directors of the general partner of the master partnership will oversee compensation decisions for the officers of our master partnership's general partner as well as the compensation plans described below.

   In compliance with the rules of the New York Stock Exchange, the members of the board of directors named below will appoint two independent members within three months of the listing of the master partnership's common units on the New York Stock Exchange and one additional independent member within 12 months of that listing. The three newly appointed members will serve as the initial members of the audit committee.

   The officers of Sunoco Partners LLC, other than Paul A. Mulholland, our Treasurer, and Joseph P. Krott who is acting as Comptroller on an interim basis, will spend substantially all of their time managing our business and affairs. The non-executive directors will devote as much time as is necessary to prepare for and attend board of directors and committee meetings.

Directors and Executive Officers of Sunoco Partners LLC and Sunoco Logistics Partners GP LLC

   The following table shows information for the directors and executive officers of Sunoco Partners LLC and Sunoco Logistics Partners GP LLC. Executive officers and directors are elected for one-year terms.

Name                Age        Position with the General Partner
----                --- -----------------------------------------------
John G. Drosdick... 58  Chairman and Director
Deborah M. Fretz... 53  President, Chief Executive Officer and Director
Cynthia A. Archer.. 48  Director
Michael H.R. Dingus 53  Director
Bruce G. Fischer... 46  Director
Thomas W. Hofmann.. 50  Director
Paul S. Broker..... 41  Vice President, Western Operations
James L. Fidler.... 54  Vice President, Business Development
David A. Justin.... 50  Vice President, Eastern Operations
Joseph P. Krott.... 38  Comptroller
Paul A. Mulholland. 49  Treasurer
Colin A. Oerton.... 38  Vice President and Chief Financial Officer
Jeffrey W. Wagner.. 45  General Counsel and Secretary

   Mr. Drosdick was elected Chairman of our Board of Directors in October 2001. He has been Chairman of the Board of Directors, President and Chief Executive Officer of Sunoco, Inc. since May 2000. Prior to that, he was a director, President and Chief Operating Officer of Sunoco, Inc. from December 1996 to May 2000. He was President and Chief Operating Officer of Ultramar Corporation from June 1992 to August 1996. Mr. Drosdick is also a director of Hercules Incorporated and Lincoln National Corp.

   Ms. Fretz was elected our President, Chief Executive Officer and a director in October 2001. Prior to assuming her positions with us, she was Senior Vice President, MidContinent Refining, Marketing and Logistics of Sunoco, Inc. from November 2000. Prior to that, she was Senior Vice President, Logistics of Sunoco, Inc. from August 1994 to November 2000 and also held the position of Senior Vice President, Lubricants of Sunoco, Inc. from January 1997 to November 2000. In addition, she has been President of Sun Pipe Line Company, a subsidiary of Sunoco, Inc., since October 1991. Ms. Fretz is also a director of GATX Corporation and Cooper Tire & Rubber Company.

   Ms. Archer was elected to our Board of Directors in April 2002. Ms. Archer has been Vice President, Marketing and Development, Sunoco, Inc. since January 2001. Prior to joining Sunoco, she was Senior Vice President, Operations for Williams-Sonoma Inc., in charge of their direct-to-customer business from 1999. Before that, she was Senior Vice President, Intermodal Service Group for Consolidated Rail Corporation from 1995 to 1999.

   Mr. Dingus was elected to our Board of Directors in April 2002. He has been Senior Vice President, Sunoco, Inc. since January 2002. Prior to that, he was Vice President of Sunoco, Inc. from May 1999, and he has been President, Sun Coke Company since June 1996.

   Mr. Fischer was elected to our Board of Directors in April 2002. He has been Senior Vice President, Sunoco Chemicals of Sunoco, Inc. since January 2002. Prior to that, he was Vice President, Sunoco Chemicals from November 2000 to January 2002, Vice President and General Manager, Sunoco MidAmerica Marketing and Refining from January 1999 to November 2000 and General Manager, Sunoco MidAmerica Marketing & Refining from June 1995 to January 1999.

   Mr. Hofmann was elected to our Board of Directors in October 2001. He has been Senior Vice President and Chief Financial Officer of Sunoco, Inc. since January 2002. Prior to that he was Vice President and Chief Financial Officer of Sunoco, Inc. from July 1998 to January 2002. He was Comptroller of Sunoco, Inc. from July 1995 to July 1998.

   Mr. Broker was elected Vice President, Western Operations in November 2001. Prior to that, he had been Manager, Western Area Operations for Sun Pipe Line Company since September 2000. Mr. Broker served as an Area Superintendent of Eastern Area Operations for Sun Pipe Line Company from March 1997 through September 2000. From 1994 through March 1997, Mr. Broker was Manager of Operations Engineering, Eastern Area Operations.

   Mr. Fidler was elected Vice President, Business Development in November 2001. Mr. Fidler had been Vice President/General Manager of Sunoco Distribution Operations for the Sunoco Logistics and Lubricants business units of Sunoco, Inc. since 1995.

   Mr. Justin was elected Vice President, Eastern Operations in November 2001. From September 2000 to November 2001, Mr. Justin served as Manager, Eastern Area Operations for Sun Pipe Line Company. Prior to that, he had been Manager, Western Area Operations for Sun Pipe Line Company from 1998 through September 2000. Mr. Justin was Manager, Capital Projects/Engineering and Construction for Sun Pipe Line Company from 1996 through 1998.

   Mr. Krott was elected our Comptroller in October 2001. He has been Comptroller of Sunoco, Inc. since July 1998. Prior to that, from September 1997 to July 1998, he served as Director, Compensation, Benefits & HR Systems at Sunoco, Inc., and from July 1996 to September 1997 as Manager, Compensation & HR Systems of Sunoco, Inc.

   Mr. Mulholland was elected Treasurer in January 2002. He has been Treasurer of Sunoco, Inc. since March 2000. Prior to that, from August 1997 through February 2000, he was Director, Corporate Finance for Sunoco, Inc. Previously he served as Manager of Finance, Mergers and Acquisitions for Sunoco, Inc., from August 1993 through July 1997.

   Mr. Oerton was elected Vice President and Chief Financial Officer in January 2002. Prior to that, from August 1996 to October 2001, he was Senior Vice President--Natural Resources Group for Lehman Brothers Holdings, Inc. Previously he served as Vice President--Corporate Finance for Barclays de Zoete Wedd Ltd. from 1990 through July 1996.

   Mr. Wagner was elected General Counsel and Secretary in November 2001. Prior to assuming his positions with us, Mr. Wagner had been Chief Counsel for Sun Pipe Line Company from 1990 to 2001.

Reimbursement of Expenses

   The master partnership's general partner will not receive any management fee or other compensation for its management of the master partnership. The master partnership's general partner and its affiliates will be reimbursed for expenses incurred on our behalf. These expenses include the costs of employee, officer, and director compensation and benefits properly allocable to us and the master partnership, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, us and the master partnership. Our partnership agreement and the master partnership's partnership agreement provide that the general partner will determine the expenses that are allocable to the partnership of which it is the general partner in any reasonable manner it determines in its sole discretion. Please read "Certain Relationships and Related Transactions--Omnibus Agreement."

Executive Compensation

   The master partnership and the master partnership's general partner were formed in October 2001, but the general partner paid no compensation to its directors and officers with respect to the 2001 fiscal year. We and our general partner were formed in December 2001, but our general partner paid no compensation to our directors with respect to the 2001 fiscal year. We have not accrued any obligations with respect to management incentive or retirement benefits for the directors and officers for the 2001 fiscal year. Officers and employees of the master partnership's general partner may participate in employee benefit plans and arrangements sponsored by the master partnership's general partner or its affiliates, including plans that may be established by the general partner or its affiliates in the future.

Compensation of Directors

   Directors of the master partnership's general partner who are employees of Sunoco Partners LLC or its affiliates receive no additional compensation for service on the master partnership's general partner's board of directors or any committees of the board. Non-employee directors will receive an annual retainer of $15,000 in cash, to be paid quarterly, and a number of restricted units to be paid quarterly under the Sunoco Partners LLC Long-Term Incentive Plan, having an aggregate fair market value equal to $15,000 on an annual basis (the fair market value of each such quarterly payment of restricted units being calculated as of the date of such payment). Chairpersons of any standing committee of the board of directors of the master partnership's general partner will receive an annual committee chair retainer of $1,500 in cash. Non-employee directors will receive $1,500 in cash for each board meeting attended, and $1,000 in cash for each committee meeting attended. In addition, each non-employee director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by the master partnership for actions associated with being a director to the extent permitted under Delaware law.

Long-Term Incentive Plan

   The master partnership's general partner has adopted the Sunoco Partners LLC Long-Term Incentive Plan for employees and directors of the master partnership's general partner and employees of its affiliates who perform services for us. The long-term incentive plan consists of two components: restricted units and unit options. The long-term incentive plan currently permits the grant of awards covering an aggregate of 1,250,000 common units. The master partnership's general partner's board of directors administers the plan.

   The master partnership's general partner's board of directors in its discretion may terminate or amend the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. The master partnership's general partner's board of directors also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted subject to unitholder approval as required by the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the participant.

   Restricted Units. A restricted unit is a "phantom" unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the the master partnership's general partner's board of directors, cash equivalent to the value of a common unit. An initial grant of approximately 125,000 restricted units is expected to be made to employees and directors of the master partnership's general partner and employees of its affiliates who perform services for us. In the future, the board may determine to make additional grants under the plan to employees and directors containing such terms as the compensation committee shall determine under the plan. The board will determine the period over which restricted units granted to employees and directors will vest. The board may base its determination upon the achievement of specified financial objectives. In addition, the restricted units will vest upon a change of control of Sunoco Logistics Partners, the master partnership's general partner, or Sunoco, Inc.

   If a grantee's employment or membership on the board of directors terminates for any reason, the grantee's restricted units will be automatically forfeited unless, and to the extent, the master partnership's general partner's board of directors provides otherwise. Common units to be delivered upon the vesting of restricted units may be common units acquired by the master partnership's general partner in the open market, common units already owned by the master partnership's general partner, common units acquired by the master partnership's general partner directly from master partnership or any other person or any combination of the foregoing. The master partnership's general partner will be entitled to reimbursement by us for the cost incurred in acquiring common units. If the master partnership issues new common units upon vesting of the restricted units, the total number of common units outstanding will increase. The master partnership's general partner's board of directors, in its discretion, may grant tandem distribution equivalent rights with respect to restricted units.

   The master partnership intends the issuance of the common units upon vesting of the restricted units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

   Unit Options. The long-term incentive plan currently permits the grant of options covering common units. In the future, the master partnership's general partner's board of directors may determine to make grants under the plan to employees and directors containing such terms as the committee shall determine. Unit options will have an exercise price that, may not be less than the fair market value of the units on the date of grant. In general, unit options granted will become exercisable over a period determined by the compensation committee. In addition, the unit options will become exercisable upon a change in control of the master partnership, the master partnership's general partner, or Sunoco, Inc. or upon the achievement of specified financial objectives.

   Upon exercise of a unit option, the master partnership's general partner will acquire common units in the open market or directly from the master partnership or any other person or use common units already owned by the master partnership's general partner, or any combination of the foregoing. The master partnership's general partner will be entitled to reimbursement by the master partnership for the difference between the cost incurred by the master partnership's general partner in acquiring these common units and the proceeds received by the general partner from an optionee at the time of exercise. Thus, the cost of the unit options will be borne by the master partnership. If the master partnership issues new common units upon exercise of the unit options, the total number of common units outstanding will increase, and the master partnership's general partner will pay us the proceeds it received from the optionee upon exercise of the unit option. The unit option plan has been designed to furnish additional compensation to employees and directors and to align their economic interests with those of common unitholders.

Management Incentive Plan

   The master partnership's general partner has adopted the Sunoco Partners LLC Annual Incentive Compensation Plan. The management incentive plan is designed to enhance the performance of the master partnership's general partner's key employees by rewarding them with cash awards for achieving annual financial and operational performance objectives. The master partnership's general partner's board of directors in its discretion may determine individual participants and payments, if any, for each fiscal year. The board of directors of the master partnership's general partner may amend or change the management incentive plan at any time. We will reimburse the master partnership's general partner for payments and costs incurred under the plan.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The master partnership beneficially owns, directly or indirectly, all our partner interests. The master partnership directly owns a 99.99% limited partner interest in us. The master partnership also owns 100% of the member interests in Sunoco Logistics Partners GP LLC, our general partner, which in turn owns a 0.01% general partner interest in us.

   The following table sets forth the beneficial ownership of units of the master partnership, Sunoco Logistics Partners L.P., held by beneficial owners of 5% or more of the units, by directors of Sunoco Partners LLC (the general partner of the master partnership), by each named executive officer and by all directors and officers of Sunoco Partners LLC as a group as of March 31, 2002. Sunoco Partners LLC is owned by Sun Pipe Line Company of Delaware, Sunoco Texas Pipe Line Company, Sunoco R&M, Atlantic Petroleum Corporation, and Atlantic Refining & Marketing Corp., each of which is a direct or indirect wholly owned subsidiary of Sunoco, Inc.

                                           Percentage of
                              Common Units Common Units                       Percentage of    Percentage of Total
                              Beneficially Beneficially  Subordinated Units Subordinated Units Units Beneficially
Name of Beneficial Owner/(1)/    Owned         Owned     Beneficially Owned Beneficially Owned        Owned
----------------------------- ------------ ------------- ------------------ ------------------ -------------------
Sunoco Partners LLC/(2)/.....  5,633,639       49.5%         11,383,639           100.0%              74.7%
John G. Drosdick.............     20,000          *                   0               0                  *
Deborah M. Fretz.............      1,600          *                   0               0                  *
Cynthia A. Archer............      2,000          *                   0               0                  *
Michael H.R. Dingus..........      2,000          *                   0               0                  *
Bruce G. Fischer.............      2,000          *                   0               0                  *
Thomas W. Hofmann............      2,500          *                   0               0                  *
Paul S. Broker...............        500          *                   0               0                  *
James L. Fidler..............      1,600          *                   0               0                  *
David A. Justin..............      1,000          *                   0               0                  *
Joseph P. Krott..............      2,000          *                   0               0                  *
Paul A. Mulholland...........      2,000          *                   0               0                  *
Colin A. Oerton..............      5,000          *                   0               0                  *
Jeffrey W. Wagner............      1,000          *                   0               0                  *
All directors and executive
  officers as a group
  (13 persons)...............     43,200          *                   0               0                  *

--------
 * Less than 0.5%.
/(1)/The address of each beneficial owner named below is 1801 Market Street,
     Philadelphia, PA 19103.
/(2)/Sunoco, Inc. is the ultimate parent company of Sunoco Partners LLC and may, therefore, be deemed to beneficially own the units held by Sunoco Partners LLC.

                         DESCRIPTION OF THE NEW NOTES

General

   Our new notes will be issued under an indenture dated as of February 7, 2002. This is the same indenture pursuant to which we issued the outstanding notes. The indenture is a contract between us and Wachovia Bank, National Association, (formerly First Union National Bank), which acts as trustee. The indenture and the new notes contain the full legal text of the matters described in this section. The indenture and the new notes are governed by New York law. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and also may be obtained from the trustee upon request.

   The terms of the notes include those set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939. The following description of the material provisions of the new notes and the indenture is a summary only. Because this section is a summary, it does not describe every aspect of those documents. This summary is subject to and qualified in its entirety by reference to all the provisions of those documents, including definitions of terms referenced in this prospectus.

   References to the "notes" refer to both the new notes and the outstanding notes.

   If the exchange offer contemplated by this prospectus is consummated, holders of outstanding notes who do not exchange those notes for new notes in the exchange offer will vote together with holders of new notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any outstanding notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the holders of such outstanding notes and the new notes will vote together as a single class for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the notes outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the outstanding notes and the new notes then outstanding.

Principal and Maturity

   The new notes will be unsecured obligations of Sunoco Logistics Partners Operations L.P. The new notes will mature on February 15, 2012, unless sooner redeemed. The new notes will not be entitled to the benefits of a sinking fund. We may from time to time, without the consent of the existing holders, create and issue further notes having the same terms and conditions as the new notes being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon. Additional new notes issued in this manner will be consolidated with, and will form a single series with, the previously new notes that are outstanding.

   All of the new notes will be held initially in the form of one or more global notes. See "Global Notes; Book-Entry System--Global Notes" for a general description of the global notes.

   The new notes will be issued only in registered form without coupons, in denominations of $1,000 or integral multiples thereof.

Interest

   The new notes will bear interest at the annual rate set forth on the cover page of this prospectus payable semi-annually in arrears on February 15 and August 15 of each year to noteholders in whose name the new notes are registered at the close of business on February 1 or August 1 (whether or not a business day) preceding the applicable interest payment date. We refer to each of those days as an interest payment date. Holders of the new notes will receive interest from the date of original issuance of the outstanding notes, or from the date of the last payment of interest on the outstanding notes, whichever is later. Holders of new notes will not receive any interest on outstanding notes tendered and accepted for exchange. If an interest payment date or a redemption date occurs on a date that is not a business day, payment will be made on the next business day and no additional interest will accrue. Under the indenture, a business day is any day, other than Saturday or Sunday, that is not a day on which banking institutions in The City of New York are authorized or obligated by law, executive order or regulation to close.

   Interest on the new notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

   The new notes will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. Holders of the new notes will generally have a junior position to claims of creditors and holders of preferred securities of our subsidiaries who do not become guarantors, if applicable. The indenture does not limit our ability to incur additional indebtedness.

Guaranty of Notes

   We are a subsidiary of the master partnership. We are also a holding company that conducts all of our operations through our subsidiaries, which consist of Sunoco Pipeline L.P., which we call Pipeline LP, and Sunoco Partners Marketing & Terminals L.P., which we call Terminals LP. Initially, the master partnership, Pipeline LP and Terminals LP will guarantee due and punctual payment of the principal, any premium and interest on the notes when and as it becomes due and payable, whether at maturity or otherwise. Each of the master partnership, Pipeline L.P. and Terminals L.P. has guaranteed our obligations under the revolving credit facility. Their guarantees of the notes will rank equally with their other unsecured and unsubordinated indebtedness from time to time outstanding, including their guarantees under the revolving credit facility. The guarantees provide that upon a default in payment of principal or any premium or interest on a new note, the holder of the new note may institute legal proceedings directly against Sunoco Logistics, Pipeline LP or Terminals LP to enforce the guarantees without first proceeding against us. Each guarantor is obligated under its guarantee only up to an amount that would not constitute a fraudulent conveyance or fraudulent transfer under federal, state or foreign law.

   The indenture also requires our future subsidiaries that become guarantors or co-obligors of our Funded Debt, as defined below, to fully and unconditionally guarantee, as "guarantors," our payment obligations on the notes. In particular, the indenture requires those subsidiaries who become guarantors or borrowers under our revolving credit facility to equally guarantee the notes.

   In the indenture, the term "subsidiary" means, with respect to any person:

     . any corporation, association or other business entity of which more than 50% of the total voting power of the equity interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person or a combination thereof; or

     . any partnership of which more than 50% of the partner's equity interests, considering all partners' equity interests as a single class, is at the time owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person or a combination thereof.

   "Funded Debt" means all debt:

     .  maturing one year or more from the date of its creation;

     . directly or indirectly renewable or extendable, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating to the debt, to a date one year or more from the date of its creation; or

     . under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

Addition and Release of Guarantors

   The indenture provides that if any of our subsidiaries is a guarantor or obligor of any of our Funded Debt at any time on or subsequent to the date the outstanding notes were originally issued, then we will cause the notes to be equally and ratably guaranteed by that subsidiary. We also will do so if the subsidiary becomes a guarantor or obligor of any of our Funded Debt following any release of the subsidiary from its guarantee as described below. Under the terms of the indenture, a guarantor, whether a subsidiary or the master partnership, may be released from its guarantee if the guarantor is not a guarantor or obligor of any of our Funded Debt, provided that no default or Event of Default under the indenture has occurred or is continuing. (Sections 1008 and 1409)

   Each future guarantor would be obligated under its guarantee only up to an amount that would not constitute a fraudulent conveyance or fraudulent transfer under federal, state or foreign law.

Optional Redemption

   The notes will be redeemable, in whole or in part, at our option at any time (a "Redemption Date") at a redemption price equal to the greater of:

     .  100% of the principal amount of the notes; and

     . an amount equal to the sum of the present values of the remaining scheduled payments for principal and interest on the notes, not including any portion of the payments of interest accrued as of such Redemption Date, discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined below, plus 25 basis points;

plus, in each case, accrued and unpaid interest on the notes to such Redemption Date.

   In the indenture, the following terms have the meanings set forth below:

   "Treasury Rate" means the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third business day preceding the Redemption Date.

   "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of notes.

   "Comparable Treasury Price" means with respect to any Redemption Date for a series of notes (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

   "Independent Investment Banker" means either Lehman Brothers Inc. or Credit Suisse First Boston Corporation, as specified by us, and any successor firm or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

   "Reference Treasury Dealer" means each of Lehman Brothers Inc. and Credit Suisse First Boston Corporation and three other primary U.S. government securities dealers (each a "Primary Treasury Dealer"), as specified by us; provided, that (1) if any of Lehman Brothers Inc., Credit Suisse First Boston Corporation or any Primary Treasury Dealer as specified by us shall cease to be a Primary Treasury Dealer, we will substitute therefore another Primary Treasury Dealer and (2) if we fail to select a substitute within a reasonable period of time, then the substitute will be a Primary Treasury Dealer selected by the trustee after consultation with us.

   "Reference Treasury Dealer Quotations" means, with respect to the Reference Treasury Dealer and any Redemption Date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

   If less than all of the notes of any series are to be redeemed, the trustee shall select the notes or portions of the notes to be redeemed by such method as the trustee shall deem fair and appropriate. The trustee may select for redemption notes and portions of notes in amounts of whole multiples of $1,000.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on or after the Redemption Date, interest will cease to accrue on the notes called for redemption. (Section 1101)

Important Covenants

   We are subject to certain covenants under the indenture with respect to the new notes offered by this prospectus.

Limitations on Liens

   The indenture provides that we will not, nor will we permit any subsidiary to, create, assume, incur or suffer to exist any lien upon any Principal Property, as defined below, or upon any shares of capital stock of any subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any of our debt or debt of any other person, other than the notes issued under the indenture, without making effective provision for all of the notes outstanding under the indenture to be secured equally and ratably with, or prior to, that debt so long as that debt is so secured.

   "Principal Property" means, whether owned or leased on the date of the indenture or thereafter acquired, any pipeline, terminal or other logistics asset of ours or any subsidiary, including any related asset employed in the transportation, distribution, storage, terminalling, processing or marketing of crude oil, refined products (including gasoline, on-road and off-road diesel fuel, liquefied petroleum gas, and petrochemicals) or fuel additives, that is located in the United States of America or any territory or political subdivision thereof, except:

      (1) any of those assets consisting of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or with, vehicles; and

      (2) any of those assets, plants or terminals, which, in the opinion of the board of directors of Sunoco Logistics Partners GP LLC, our general partner, is not material in relation to our activities or our subsidiaries, taken as a whole.

   There is excluded from this restriction:

      (1) Permitted Liens, as defined below;

      (2) any lien upon any property or asset created at the time of acquisition of that property or asset by us or any subsidiary or within one year after that time to secure all or a portion of the purchase price for that property or asset or debt incurred to finance the purchase price, whether that debt was incurred prior to, at the time of or within one year after the date of the acquisition;

      (3) any lien upon any property or asset to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of the construction, development, repair or improvements or the commencement of full operations thereof, whichever is later, to provide funds for that purpose;

      (4) any lien upon any property or asset existing thereon at the time of the acquisition thereof by us or any subsidiary, whether or not the obligations secured thereby are assumed by us or any subsidiary; provided, however, that the lien only encumbers the property or asset so acquired;

      (5) any lien upon any property or asset of an entity existing thereon at the time that entity becomes a subsidiary by acquisition, merger or otherwise; provided, however, that the lien only encumbers the property or asset of that entity at the time it becomes a subsidiary;

      (6) any lien upon any property or asset of ours or any subsidiary in existence on the date the outstanding notes were first issued or provided for pursuant to agreements existing on that date, including, without limitation, pursuant to the revolving credit facility;

      (7) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which we or the applicable subsidiary have not exhausted our appellate rights;

      (8) any extension, renewal, refinancing, refunding or replacement, or successive extensions, renewals, refinancings, refundings or replacements, of liens, in whole or in part, referred to in clauses (1) through (7) above; provided, however, that any extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or asset covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of ours and our subsidiaries, including any premium, incurred in connection with any extension, renewal, refinancing, refunding or replacement; or

      (9) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of ours or any subsidiary.

   Notwithstanding the foregoing, under the indenture, we may, and may permit any subsidiary to, create, assume, incur, or suffer to exist any lien upon any Principal Property to secure debt of ours or any person, other than the notes, that is not excepted by clauses (1) through (9) above, without securing the notes issued under the indenture; provided that the aggregate principal amount of all debt then outstanding secured by that lien and all similar liens, together with all Attributable Indebtedness, as defined below, from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets, as defined below. (Section 1006)

   "Permitted Liens" means:

      (1) liens upon rights-of-way for pipeline purposes;

      (2) any statutory or governmental lien or lien arising by operation of law, or any mechanic's, repairman's, materialman's, supplier's, carrier's, landlord's, warehouseman's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

      (3) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

      (4) liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by us or any subsidiary in good faith;

      (5) liens of, or to secure performance of, leases, other than capital leases;

      (6) any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

      (7) any lien upon property or assets acquired or sold by us or any subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

      (8) any lien incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

      (9) any lien in favor of us or any subsidiary;

      (10) any lien in favor of the United States of America or any state of the United States, or any department, agency or instrumentality or political subdivision of the United States of America or any state of the United States, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by us or any subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to the lien;

      (11) any lien securing industrial development, pollution control or similar revenue bonds;

      (12) any lien securing debt of ours or any subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of notes outstanding under the indenture in connection with the refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all notes outstanding under the indenture, including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by us or any subsidiary in connection therewith;

      (13) liens in favor of any person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or

      (14) any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

   "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting:

     .  all current liabilities, excluding:

       . any current liabilities that by their terms are extendable or renewable at the option of the obligor to a time more than one year after the time as of which the amount is being computed; and

       .  current maturities of long-term debt; and

     . the value, net of any applicable reserves, of all goodwill, trade names, trademarks, patents and other like intangible assets,

all as set forth, or as on a pro forma basis would set forth, on our consolidated balance sheet for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

Restriction on Sale-Leasebacks

   The indenture provides that we will not, and will not permit any of our subsidiaries to, engage in the sale or transfer by us or any subsidiary of any Principal Property to a person, other than us or a subsidiary, and the taking back by us or any subsidiary, as the case may be, of a lease of the Principal Property, which we call a Sale-Leaseback Transaction, unless:

      (1) the Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on the Principal Property, whichever is later;

      (2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

      (3) we or a subsidiary would be entitled to incur debt secured by a lien on the Principal Property subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from the Sale-Leaseback Transaction without equally and ratably securing the notes; or

      (4) we or a subsidiary, within a one-year period after the Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from the Sale-Leaseback Transaction to:

       . the prepayment, repayment, redemption, reduction or retirement of any of our debt or debt of any subsidiary that is not subordinated to the notes; or

       . the expenditure or expenditures for Principal Property used or to be used in the ordinary course of our business or the business of our subsidiaries.

   "Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in the transaction, of the total obligations of the lessee for rental payments, other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that constitute payments for property rights, during the remaining term of the lease included in the Sale-Leaseback Transaction, including any period for which the lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, the amount shall be the lesser of the amount determined assuming termination upon the first date the lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no termination.

   Notwithstanding the foregoing, the indenture provides that we may, and may permit any subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the first paragraph above, provided that the Attributable Indebtedness from the Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding debt, other than the notes, secured by liens upon Principal Properties not excepted by clauses (1) through (9), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 10% of the Consolidated Net Tangible Assets. (Section 1007)

Consolidation, Merger or Asset Sale

   The indenture generally allows us and our subsidiaries that are guarantors to consolidate or merge with a domestic partnership or corporation. It also allows us and our subsidiaries that are guarantors to sell, lease or transfer all or substantially all of our property and assets to a domestic partnership or corporation. If this happens, the remaining or acquiring partnership or corporation must assume, as applicable, all of our and our guarantor subsidiaries' responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants in the indenture.

   However, neither we nor any of our subsidiaries that are also guarantors will consolidate or merge with or into any other partnership or corporation or sell, lease or transfer all or substantially all of our or their assets unless such action is in accordance with the terms and conditions of the indenture, which include the following:

     . the remaining or acquiring partnership or corporation expressly assumes the obligations under the indenture;

     . the remaining or acquiring partnership or corporation is organized under the laws of the United States, any state or the District of Columbia;

     . immediately after giving effect to the transaction, no default or Event of Default exists; and

     . we deliver to the trustee an officers' certificate and an opinion of counsel regarding compliance with the terms of the indenture.

   The remaining or acquiring partnership or corporation will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise our rights and powers under the indenture, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the notes. If we lease all or substantially all of our assets, we will not be released from our obligations under the indenture. (Sections 801 and 802)

   If, at any time, any of our subsidiaries are required to guaranty the notes, the restriction on our ability to consolidate or merge and to sell, lease or transfer all or substantially all of our property and assets also will apply to that subsidiary.

Repurchase upon a Change of Control

   The indenture provides that, upon the occurrence of a Change of Control, we will make an offer to purchase all or any part (equal to $1,000 or an integral multiple thereof) of the notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The indenture provides that within 30 days following any Change of Control, we will mail a notice to each holder of notes issued under the indenture, with a copy to the trustee, with the following information:

     (1)a Change of Control Offer is being made and all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

     (2)the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "Change of Control Payment Date");

     (3)any note not properly tendered will remain outstanding and continue to accrue interest;

     (4)unless we default in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

     (5)holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

     (6)holders will be entitled to withdraw their tendered notes and their election to require us to purchase such notes, provided that the paying agent receives, not later than the close of business on the last day of the Offer Period (as defined in the indenture), a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes tendered for purchase, and a statement that such holder is withdrawing his tendered notes and his election to have such notes purchased; and

     (7)that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

   We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

   The indenture provides that on the Change of Control Payment Date, we will, to the extent permitted by law,

     (1)accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,

     (2)deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered, and

     (3)deliver, or cause to be delivered, to the trustee for cancellation the notes so accepted together with an officers' certificate stating that such notes or portions thereof have been tendered to and purchased by us.

   The indenture provides that the paying agent will promptly mail to each holder of notes the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. (Section 1011)

   "Change of Control" means the occurrence of any transaction that results in:

     (1)the failure of Sunoco, Inc. or an Investment Grade Person, as defined, to own, directly or indirectly, 51% of the general partner interests in the master partnership;

     (2)the failure of the master partnership or an Investment Grade Person to own, directly or indirectly, all of the general partner interests in us; or

     (3)the failure of the master partnership or an Investment Grade Person to own, directly or indirectly, all of the limited partnership interests in us.

   "Investment Grade Person" means an entity that has issued unsecured senior debt that has one of the following ratings on the date the transaction constituting a Change of Control is consummated:

     . BBB- or above, in the case of Standard & Poor's Ratings Services, a Division of The McGraw-Hill Companies, Inc. (or its equivalent under any successor rating categories of S&P);

     . Baa3 or above, in the case of Moody's Investors Services, Inc. (or its equivalent under any successor rating categories of Moody's); or

     . the equivalent in respect of the rating categories of any rating agencies substituted for S&P or Moody's.

Events of Default and Remedies

   In the indenture, "Event of Default" means any of the following:

     .  failure to pay interest on any note for 30 days;

     . failure to pay the principal of or any premium on any note when due, whether at stated maturity or by declaration of acceleration, call for redemption, required purchase or otherwise;

     . failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

     . the acceleration of the maturity of any other debt of ours or any of our subsidiaries or a default in the payment of any principal or interest in respect of any other indebtedness of us or any of our subsidiaries having an outstanding principal amount of $10 million or more individually or in the aggregate and such default shall be continuing for a period of 30 days; or

     .  our bankruptcy, insolvency or reorganization. (Section 501)

   An Event of Default under the notes will not necessarily constitute an event of default under our other indebtedness or vice versa. The trustee may withhold notice to the holders of notes of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interest of the holders. (Section 602)

   If an Event of Default occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the notes may declare the entire principal of all the notes to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the notes can void the declaration. (Section 502)

   Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. (Section 601) If the holders provide this reasonable indemnity, the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for the notes. (Section 512)

Modification of the Indenture

   We may amend or supplement the indenture or waive any provision of the indenture without the consent of any holders of notes in certain circumstances, including amendments and supplements to:

     .  secure the notes;

     . provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer;

     .  add or release a subsidiary as a guarantor;

     . add covenants and Events of Default that would benefit the holders of notes or to surrender any rights we have under the indenture;

     . provide for uncertificated notes in addition to or in place of certificated notes or to provide for bearer notes;

     .  cure any ambiguity or correct any inconsistency;

     . comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

     .  amend the indenture to issue additional notes; and

     . supplement the indenture to permit or facilitate the defeasance and discharge of the notes, provided such action does not adversely affect the interests of the holders of the notes. (Section 901)

   In addition, we may amend or supplement the indenture if the holders of a majority in principal amount of the notes consent to it. Without the consent of the holder of each note, however, no amendment or modification may:

     . reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

     .  reduce the principal of the note or change its stated maturity;

     . reduce the rate of or change the time for payment of interest on the note;

     . make any change in the percentage of principal amount of notes necessary to waive compliance with certain provisions of the indenture or to make any change in this provision for modification;

     . reduce any premium payable on the redemption of the note or change the time at which the note may or must be redeemed;

     . make payments on the note payable in currency other than as originally stated in the note;

     . impair the holder's right to institute suit for the enforcement of any payment on the note; or

     . waive a continuing default or event of default regarding any payment on the notes. (Section 902)

   The holders of a majority in principal amount of the outstanding notes may waive any existing or past default or event of default with respect to the notes. Those holders may not, however, waive any default or event of default in any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

No Personal Liability

   Neither Sunoco Logistics Partners GP LLC, our general partner, nor any of its or any of our or our guarantors' directors, officers, employees, members or unitholders will have any liability for our or our guarantors' obligations under the indenture or the notes. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. (Section 1201)

Discharging Our Obligations

   We and the guarantors may choose to discharge some or all of our obligations under the indenture in a defeasance. If we deposit with the trustee funds or government securities sufficient to make payments on the notes on the dates those payments are due and payable, then, at our option, either of the following will occur:

     . we will be discharged from our obligations with respect to the notes, which we call a legal defeasance; or

     . we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us, which we call a covenant defeasance.

   If we defease the notes, the holders of the notes will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated notes or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the notes will also survive. (Section 1302)

   We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

The Trustee

   Wachovia Bank, National Association (formerly First Union National Bank) will initially act as trustee under the indenture. The trustee performs services for us in the ordinary course of business.

   The trustee may resign or be removed by us with respect to the notes and a successor trustee may be appointed to act with respect to the notes. The holders of a majority in aggregate principal amount of the notes may remove the trustee. (Section 610)

   If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Global Notes; Book-Entry System

Global Notes

   The new notes will be issued in the form of a permanent global note in fully registered, book-entry form, without coupons, which will be deposited with the trustee, as custodian for The Depository Trust Company ("DTC"), registered in the name of DTC's nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

   A global note is a special type of individually held note. Because we will issue the new notes only in the form of global notes, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global notes be registered in the name of Cede & Co. and by requiring that the notes included in the global notes not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global note is called the depositary. Any person wishing to own a new note must do so indirectly by virtue of an account with a bank, broker or other financial institution that in turn has an account with the DTC.

  Special Investor Considerations for Global Notes

   As an indirect holder, an investor's rights relating to the global notes will be governed by the account rules of the investor's bank, broker or other financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of notes and instead deal only with the depositary that holds the global notes.

   If you are an investor, you should be aware that:

     .  you cannot get notes registered in your own name;

     .  you cannot receive physical certificates for your interest in the notes;

     . you will be a street name holder and must look to your own bank, broker or other financial institution for payments on the notes and protection of your legal rights relating to the notes;

     . you may not be able to sell or pledge interests in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates; and

     . the depositary's policies will govern payments, transfers, exchange and other matters relating to your interest in the global notes. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interest in the global notes. We and the trustee also do not supervise the depositary in any way.

  Special Situations When Global Notes Will Be Terminated

   In a few special situations described in the next paragraph, the global notes will terminate and interests in them will be exchanged for physical certificates representing notes. After that exchange, the choice of whether to hold notes directly or in street name will be up to you. You must consult your own bank, broker or other financial institution to find out how to have your interests in the notes transferred to your own name, so that you will be a direct holder.

   The special situations for termination of the global notes are:

     . when DTC notifies us that it is unwilling, unable or no longer qualified to continue as depositary;

     .  when we notify the trustee that we wish to terminate the global notes;
        and

     . when an event of default on the notes has occurred and has not been cured, disregarding for this purpose any requirement of notice or that the default exist for a specified period of time.

   In all cases, certificated notes delivered in exchange for any global note or beneficial interests in such global note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary, in accordance with its customary procedures. Any certificated note issued in exchange for an interest in a global note will bear any legend restricting transfers that is borne by such global note. Any such exchange will be effected through the DWAC system and an appropriate adjustment will be made in the records of the registrar of the notes to reflect a decrease in the principal amount of the relevant global note.

Certain Book-Entry Procedures for the Global Notes

   The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

   DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("participants") deposit with DTC. DTC also facilitates settlement of securities transactions among its participants, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

   "Direct participants" in DTC include securities brokers and dealers and banks. DTC is owned by members of the financial industry. Access to DTC's book-entry system is also available to others, such as banks, securities brokers and dealers that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants").

   Purchases of the notes under DTC's book-entry system must be made by or through direct participants, which will receive a credit for the notes on the records of DTC. The ownership interest of each actual purchaser of the notes, which we refer to as the "beneficial owner," is in turn to be recorded on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except in the event that use of the book-entry system for the notes is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

   To facilitate subsequent transfers, all global notes deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the global notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the indenture. Except as provided below, beneficial owners of interests in the global notes will not be entitled to have book-entry notes represented by the notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participants through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders of notes or that an owner of a beneficial interest in the notes desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or to take the action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Payments of principal of and interest on the new notes will be made to DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global notes. Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC's practice is to credit the accounts of the direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

Same Day Settlement

   The global notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between indirect participants who hold an interest through a participant will be effected in accordance with the procedures of such participant but generally will settle in immediately available funds.

                           OUR PARTNERSHIP AGREEMENT

   The following paragraphs are a summary of the material provisions of our partnership agreement. The discussion presented below is qualified in its entirety by reference to our partnership agreement.

Organization and Duration

   We were organized on December 6, 2001 as the operating company of Sunoco Logistics Partners L.P. The master partnership owns a 99.99% limited partner interest in us and our general partner owns a 0.01% general partner interest in us. Our general partner manages and operates our business.

Cash Distributions

   We will distribute to the master partnership and our general partner, on a quarterly basis, all of our available cash, commencing with the period ended March 31, 2002. Distributions will be made 0.01% to our general partner and 99.99% to the master partnership. Available cash is generally all cash on hand, plus working capital borrowings, as adjusted for reserves. The timing and amount of our distributions to the master partnership could significantly reduce the cash available to pay the principal, premium, if any, and interest on the notes. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to reserves, for any proper purpose, including but not limited to reserves for the purpose of (i) the proper conduct of our business, (ii) complying with the terms of any applicable law, agreement or obligation (including the establishment of reserves to fund the payment of interest and principal in the future, including on the notes), and (iii) providing funds for minimum quarterly distributions by the master partnership for any one or more of the next four quarters.

Indemnification

   Our partnership agreement provides that we will indemnify our general partner, any departing partner, any person who is or was an affiliate of our general partner or a departing partner, any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner, any departing partner or any person who is or was serving at the request of our general partner, any departing partner, or an affiliate of any such person, any affiliate of our general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person ("Indemnitees"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a person other than our general partner) not opposed to, our best interests and, with respect to any criminal proceedings, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification is available to the general partner with respect to certain of its contractual obligations. Any indemnification under these provisions will only be out of our assets, and our general partner shall not be personally liable for, nor have any obligation to contribute or loan money or property to us to enable us to pay the indemnification. We are authorized to purchase and maintain (or to reimburse our general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with our activities, regardless of whether we would have the power to indemnify such persons as described above.

Termination and Dissolution

   We will continue in existence until our dissolution as provided in our partnership agreement. We will be dissolved upon:

   . the withdrawal of our general partner in the event no successor is admitted;

   . an election to dissolve us by the general partner that is approved by the limited partners;

   . the entry of a decree of judicial dissolution of us;

   . the sale of all or substantially all of the assets and properties of us and our subsidiaries; and

   . the dissolution of the master partnership.

Liquidation and Distribution of Proceeds

   Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, our liquidator, acting with all powers that are conferred on our general partner, may liquidate our assets and apply the proceeds of the liquidation as follows:

   . first towards discharge of liabilities; and

   . then to the master partnership and our general partner (or such other partners as may exist at the time) in accordance with their respective capital account balances.

Under certain circumstances and subject to certain limitations, our liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to our partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Removal and Withdrawal of our General Partner

   Our general partner may be removed as our general partner by the master partnership. Upon removal by the master partnership, the master partnership is to elect a successor general partner.

   Our general partner is deemed withdrawn as a general partner upon:

   . written notice to the other partners;

   . transfer by the general partner of all of its rights as general partner;

   . removal of the general partner by the master partnership;

   . bankruptcy or similar event of the general partner; and

   . dissolution of the general partner.

Amendment of our Partnership Agreement

   Subject to certain exceptions, our partnership agreement may only be amended by our general partner with the approval of our limited partners.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   As of March 31, 2002, the master partnership's general partner owned 5,633,639 common units and 11,383,639 subordinated units representing a 73.2% limited partner interest in the master partnership. In addition, the master partnership's general partner owns a 2% general partner interest in the master partnership. The general partner's ability, as the master partnership's general partner, to manage and operate us and the master partnership and its ownership of a 73.2% limited partner interest in the master partnership effectively gives the general partner the ability to veto some actions of Sunoco Logistics Partners or us and to control the management of Sunoco Logistics Partners or us.

Distributions and Payments to the Master Partnership's General Partner and Its Affiliates

   The following table summarizes the distributions and payments made and to be made by us to our master partnership's general partner and its affiliates in connection with the ongoing operation, and liquidation of Sunoco Logistics Partners and us. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

                               Operational Stage

Payments to our master
  partnership's general
  partner and its
  affiliates................  We will pay Sunoco, Inc. or its affiliates an administrative fee, initially $8.0 million per year, for the provision of various general and administrative services for our benefit. In addition, the master partnership's general partner is entitled to reimbursement for all expenses it incurs on our behalf, including other general and administrative expenses. These reimbursable expenses include the salaries and the cost of employee benefits of employees of the master partnership's general partner who provide services to us. Please read "--Omnibus Agreement." Our master partnership's general partner has sole discretion in determining the amount of these expenses.

Removal or withdrawal of our
  master partnership's
  general partner...........  If our master partnership's general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "Our Partnership Agreement--Removal and Withdrawal of our General Partner."

                               Liquidation Stage

Liquidation.................  Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Agreements Governing the Transactions

   In connection with its initial public offering, the master partnership and other parties have entered into various agreements with us and our subsidiaries. These agreements were not the result of arm's-length negotiations, and they, or any of the transactions that they provide for, may be effected on terms at least as favorable to the parties to these agreements as they could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with vesting assets into our subsidiaries, were paid from the proceeds of the initial public offering of common units by the master partnership. The master partnership's general partner has agreed that if, during the term of the pipelines and terminals storage and throughput agreement, we are required by the FERC to reduce any of our tariffs, the master partnership's general partner will contribute an amount to us equal to the resulting shortfall in revenues from Sunoco R&M movements for the remaining term of the agreement.

Omnibus Agreement

   On February 8, 2002, the master partnership entered into an omnibus agreement with Sunoco, Inc., Sunoco R&M, and our master partnership's general partner that addresses the following matters:

   . Sunoco R&M's obligation to reimburse us for specified operating expenses and capital expenditures or otherwise to complete certain tank maintenance and inspection projects;

   . our obligation to pay our master partnership's general partner or Sunoco, Inc. an annual administrative fee, initially in the amount of $8.0 million, for the provision by Sunoco, Inc. of certain general and administrative services;

   . Sunoco, Inc.'s and its affiliates' agreement not to compete with us under certain circumstances;

   . our agreement to undertake to develop and construct or acquire an asset if requested by Sunoco, Inc.;

   . an indemnity by Sunoco, Inc. for certain environmental, toxic tort and other liabilities;

   . our obligation to indemnify Sunoco, Inc. and its affiliates for events and conditions associated with the operation of our assets that occur on or after the closing of this offering and for environmental and toxic tort liabilities related to our assets to the extent Sunoco, Inc. is not required to indemnify us; and

   . our option to purchase certain pipeline, terminalling, and storage assets retained by Sunoco, Inc. or its affiliates.

Reimbursement of Expenses and Completion of Certain Projects by Sunoco, Inc.

   The omnibus agreement requires Sunoco R&M to:

   . reimburse us for any operating expenses and capital expenditures in excess of $8.0 million per year in each year from 2002 to 2006 that are made to comply with the DOT's pipeline integrity management rule, subject to a maximum aggregate reimbursement of $15.0 million over this five-year period;

   . complete, at its expense, certain tank maintenance and inspection projects currently in progress or expected to be completed at the Darby Creek Tank Farm within one year; and

   . reimburse us for up to $10.0 million of expenditures required at the Marcus Hook Tank Farm and the Darby Creek Tank Farm to maintain compliance with existing industry standards and regulatory requirements, including:

--cathodicprotection upgrades at these facilities;

--raisingtank farm pipelines above ground level at these facilities; and

--repairingor demolishing two riveted tanks at the Marcus Hook Tank Farm.

   We will reflect outlays for these programs as operating expenses or capital expenditures, as appropriate. Capital expenditures would be depreciated over their useful lives. The reimbursement by Sunoco R&M will be reflected as a capital contribution.

Payment of General and Administrative Services Fee

   In addition, under the omnibus agreement we will pay Sunoco, Inc. or our master partnership's general partner an annual administrative fee, initially in the amount of $8.0 million, for the provision of various general and administrative services for our benefit. The contract provides that this amount may be increased in the second and third years following the master partnership's initial public offering by the lesser of 2.5% or the consumer price index for the applicable year. Our master partnership's general partner, with the approval and consent of its conflict committee, will also have the right to agree to further increases in connection with expansions of our operations through the acquisition or construction of new assets or businesses. After this three-year period, our general partner will determine the general and administrative expenses that will be allocated to us. Please read "Risk Factors--Risks Inherent in an Investment in Us."

   The $8.0 million fee includes expenses incurred by Sunoco, Inc. and its affiliates to perform centralized corporate functions, such as legal, accounting, treasury, engineering, information technology, insurance, and other corporate services, including the administration of employee benefit plans. The fee does not include salaries of pipeline and terminal personnel or other employees of our general partner, including senior executives, or the cost of their employee benefits, such as 401(k), pension, and health insurance benefits. We will also reimburse Sunoco, Inc. and its affiliates for direct expenses they incur on our behalf. In addition, we anticipate incurring approximately $4 million of additional general and administrative costs, including costs relating to operating as a separate publicly held entity, such as costs for tax return preparation, annual and quarterly reports to unitholders, and investor relations and registrar and transfer agent fees, as well as incremental insurance costs.

Development or Acquisition of an Asset By Us

   The omnibus agreement also contains a provision pursuant to which Sunoco, Inc. may at any time propose to us that we undertake a project to develop and construct or acquire an asset. If our general partner determines in its good faith judgment, with the concurrence of its conflicts committee, that the project, including the terms on which Sunoco, Inc. would agree to use such asset, will be beneficial on the whole to us and that proceeding with the project will not effectively preclude us from undertaking another project that will be more beneficial to us, we will be required to use commercially reasonable efforts to finance, develop, and construct or acquire the asset.

Noncompetition

   Sunoco, Inc. agreed, and will cause its affiliates to agree, for so long as Sunoco, Inc. controls the master partnership's general partner, not to engage in, whether by acquisition or otherwise, the business of purchasing crude oil at the wellhead or operating crude oil pipelines or terminals, refined products pipelines or terminals, or LPG terminals in the continental United States. This restriction does not apply to:

   . any business operated by Sunoco, Inc. or any of its subsidiaries at the closing of the master partnership's initial public offering;

   . any logistics asset constructed by Sunoco, Inc. or any of its subsidiaries within a manufacturing or refining facility in connection with the operation of that facility;

   . any business that Sunoco, Inc. or any of its subsidiaries acquires or constructs that has a fair market value of less than $5.0 million; and

   . any business that Sunoco, Inc. or any of its subsidiaries acquires or constructs that has a fair market value of $5.0 million or more if we have been offered the opportunity to purchase the business for fair market value not later than six months after completion of such acquisition or construction, and we decline to do so with the concurrence of our conflicts committee.

   In addition, the limitations on the ability of Sunoco, Inc. and its affiliates to compete with us will terminate upon a change of control of Sunoco, Inc.

Options to Purchase Assets Retained by Sunoco, Inc.

   The omnibus agreement also contains the terms under which we have the options to purchase Sunoco, Inc.'s direct or indirect interests in Mid-Valley Pipeline Company, West Texas Gulf Pipeline Company, Mesa Pipeline and Inland Corporation, as well as the Icedale pipeline, as described under "Business--Pipeline, Terminalling, and Storage Assets Retained by Sunoco, Inc."

Indemnification

   Under the omnibus agreement, Sunoco, Inc. agreed to indemnify us for 30 years after the closing of the master partnership's initial public offering against certain environmental and toxic tort liabilities associated with the operation of the assets and occurring before the closing date of the initial public offering. This indemnity obligation will be reduced by 10% per year beginning with the 22nd year after the closing of the initial public offering. We agreed to indemnify Sunoco, Inc. and its affiliates for events and conditions associated with the operation of our assets that occur on or after the closing of the initial public offering and for environmental and toxic tort liabilities related to our assets to the extent Sunoco, Inc. is not required to indemnify us. Please read "Business--Environmental Regulation--General."

   Sunoco, Inc. also agreed to indemnify us for liabilities relating to:

   . the assets contributed to us, other than environmental and toxic tort liabilities, that arise out of the operation of the assets prior to the closing of the initial public offering and that are asserted within ten years after the closing of the initial public offering;

   . certain defects in title to the assets contributed to us and failure to obtain certain consents and permits necessary to conduct our business that arise within ten years after the closing of the initial public offering;

   . legal actions currently pending against Sunoco, Inc. or its affiliates; and

   . events and conditions associated with any assets retained by Sunoco, Inc.
     or its affiliates.

Pipelines and Terminals Storage and Throughput Agreement

   Concurrently with the closing of the master partnership's initial public offering, we entered into a pipelines and terminals storage and throughput agreement with Sunoco R&M as described under "Business--Our Relationship with Sunoco, Inc."

   Sunoco R&M's obligations under this agreement do not terminate if Sunoco, Inc. and its affiliates no longer own the master partnership's general partner. This agreement may be assigned by Sunoco R&M only with the consent of the master partnership's general partner's conflicts committee.

Other Agreements with Sunoco R&M and Sunoco, Inc.

   Under a 20-year lease agreement, Sunoco R&M will pay us $5.1 million in the first year to lease 58 miles of interrefinery pipelines between Sunoco R&M's Philadelphia and Marcus Hook refineries, escalating at 1.67% per year, for the next 19 years.

   Sunoco R&M agreed to purchase from us at market-based rates particular grades of crude oil that our crude oil acquisition and marketing business purchases for delivery to pipelines in: Longview, Trent, Tye, and Colorado City, Texas; Haynesville, Louisiana; Marysville and Lewiston, Michigan; and Tulsa, Oklahoma. At Marysville and Lewiston, Michigan, we exchange Michigan sweet and Michigan sour crude oil we own for domestic sweet crude oil supplied by Sunoco R&M at market-based rates. The initial term of these agreements is two months. These agreements will automatically renew on a monthly basis unless terminated by either party on 30 days' written notice. Sunoco R&M has indicated that it has no current intention to terminate these agreements.

   We entered into a license agreement with Sunoco R&M and certain of its affiliates, including the master partnership's general partner, pursuant to which the master partnership's general partner and its affiliates were granted a license to our intellectual property so they can manage our operations and create intellectual property using our intellectual property. The master partnership's general partner will also assign to us the new intellectual property it creates in operating our business. The master partnership's general partner also licensed to us certain of its own intellectual property for use in the conduct of our business and we license to the master partnership's general partner certain of our intellectual property for use in the conduct of its business. The license agreement also granted to us a license to use the trademarks, trade names, and service marks of Sunoco, Inc. in the conduct of our business.

   The master partnership entered into a treasury services agreement with Sunoco, Inc. pursuant to which, among other things, we are participating in Sunoco, Inc.'s centralized cash management program. Under this program, all of our cash receipts and cash disbursements are processed, together with those of Sunoco, Inc. and its other subsidiaries, through Sunoco, Inc.'s cash accounts with a corresponding credit or charge to an intercompany account. The intercompany balances will be settled periodically, but no less frequently than at the end of each month. Amounts due from Sunoco, Inc. and its subsidiaries will earn interest at a rate equal to the average rate of our third-party money market investments, while amounts due to Sunoco, Inc. and its subsidiaries bear interest at a rate equal to the interest rate provided in our revolving credit facility.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion is a summary of certain federal income tax considerations relevant to the exchange of outstanding notes for new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

   We believe that the exchange of outstanding notes for new notes should not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the new notes as it had in the outstanding notes immediately before the exchange.

                             PLAN OF DISTRIBUTION

   Based on interpretations by the staff of the SEC in no action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the outstanding notes if:

  .  you acquire the new notes in the ordinary course of your business; and

  . you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.

   You may not participate in the exchange offer if you are:

  . our "affiliate" within the meaning of Rule 405 under the Securities Act of 1933; or

  .  a broker-dealer that acquired outstanding notes directly from us.

   Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in this registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the consummation of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in new notes may be required to deliver a prospectus.

   If you wish to exchange new notes for your outstanding notes in the exchange offer, you will be required to make representations to us as described in "Exchange Offer--Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering--Your Representations to Us" in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for outstanding notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes.

   We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market:

  .  in negotiated transactions;

  . through the writing of options on the new notes or a combination of such methods of resale;

  .  at market prices prevailing at the time of resale; and

  .  at prices related to such prevailing market prices or negotiated prices.

   Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

   For a period of 180 days after the consummation of this exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

   Vinson & Elkins L.L.P. will pass upon certain legal matters with respect to the notes.

                                    EXPERTS

   The partnership balance sheet of Sunoco Logistics Partners L.P. as of December 31, 2001 and the balance sheet of Sunoco Partners LLC as of December 31, 2001 appearing in this prospectus and the registration statement of which this prospectus forms a part have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon appearing elsewhere herein, and have been included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

   The financial statements of Sunoco Logistics Partners L.P., which contain the historical cost-basis accounts of Sunoco Logistics (Predecessor), as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 appearing in this prospectus and the registration statement of which this prospectus forms a part have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon appearing elsewhere herein, and have been included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   From and after the effective date of the exchange offer registration statement of which this prospectus is a part of or, if applicable, the shelf registration statement, so long as the new notes are outstanding, we will be required to file periodic reports and other information with the SEC pursuant to certain provisions of the Exchange Act.

   In addition, the master partnership is subject to the informational requirements to the Exchange Act and files annual and quarterly reports and other information with the SEC.

   Sunoco, Inc.'s and the master partnership's SEC filings are, and our SEC filings will be, available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document filed at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference facilities.

   You may request a copy of any of the documents summarized in this prospectus, which we will provide to you at no cost, by writing or telephoning us at the following address:

             Sunoco Logistics Partners Operations L.P.
             1801 Market Street
             Philadelphia, Pennsylvania 19103
             (215) 977-3000

                          FORWARD-LOOKING STATEMENTS

   Certain matters discussed in this prospectus, excluding historical information, include forward-looking statements that discuss our expected future results based on current and pending business operations.
Forward-looking statements can be identified by words such as "anticipates", "believes", "expects", "planned", "scheduled" or similar expressions. Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to numerous assumptions, uncertainties and risks that may cause future results to be materially different from the results stated or implied in this document. The following are among the important factors that could cause actual results to differ materially from any results projected, forecasted, estimated or budgeted:

  . Changes in demand for crude oil and refined petroleum products that we store and distribute;

  .  Changes in demand for storage in our petroleum product terminals;

  . The loss of Sunoco, Inc. (R&M) as a customer or a significant reduction in its current level of throughput and storage with us;

  . An increase in the competition encountered by our petroleum products terminals, pipelines and crude oil acquisition and marketing operations;

  . Changes in the throughput on petroleum product pipelines owned and operated by third parties and connected to our petroleum product pipelines and terminals;

  .  Changes in the general economic conditions in the United States;

  . Changes in laws and regulations to which we are subject, including federal, state, and local tax laws, safety, environmental and employment laws;

  . Changes to existing or future state or federal government regulations banning or restricting the use of MTBE in gasoline;

  . Improvements in energy efficiency and technology resulting in reduced demand;

  .  Our ability to manage rapid growth;

  .  Our ability to control costs;

  .  The effect of changes in accounting principles;

  . Global and domestic economic repercussions from terrorist activities and the government's response thereto;

  . The occurrence of operational hazards or unforeseen interruptions for which we may not be adequately insured;

  . Changes in the reliability and efficiency of our operating facilities or those of Sunoco, Inc. (R&M) or third parties;

  .  Changes in the expected level of environmental remediation spending;

  . Changes in insurance markets resulting in increased costs and reductions in the level and types of coverage available; and

  .  Changes in the status of litigation to which we are a party.

   These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. We undertake no obligation to update publicly any forward-looking statement whether as a result of new information or future events.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                             Page
                                                                                             ----
SUNOCO LOGISTICS PARTNERS L.P.
 PRO FORMA FINANCIAL STATEMENTS (Unaudited)
   Introduction.............................................................................  F-2
   Pro Forma Balance Sheet as of December 31, 2001..........................................  F-3
   Pro Forma Statement of Income for the Year Ended December 31, 2001.......................  F-4
   Notes to Pro Forma Financial Statements..................................................  F-5
 HISTORICAL COMBINED FINANCIAL STATEMENTS
   Report of Independent Auditors........................................................... F-11
   Combined Balance Sheets as of December 31, 2000 and 2001................................. F-12
   Combined Statements of Income and Net Parent Investment for the Years Ended December 31,
     1999, 2000 and 2001.................................................................... F-13
   Combined Statements of Cash Flows for the Years Ended December 31, 1999, 2000 and 2001... F-14
   Notes to Historical Combined Financial Statements........................................ F-15
 HISTORICAL PARTNERSHIP BALANCE SHEET
   Report of Independent Auditors........................................................... F-30
   Partnership Balance Sheet as of December 31, 2001........................................ F-31
   Note to Partnership Balance Sheet........................................................ F-32

SUNOCO PARTNERS LLC
 HISTORICAL BALANCE SHEET
   Report of Independent Auditors........................................................... F-33
   Balance Sheet as of December 31, 2001.................................................... F-34
   Note to Balance Sheet.................................................................... F-35

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Introduction

   Effective with the closing of the initial public offering, the assets and liabilities of Sunoco Logistics (Predecessor) were transferred to Sunoco Logistics Partners L.P. (the "Partnership"), a newly formed Delaware limited partnership. The accompanying unaudited pro forma financial statements give effect to this transfer, the initial public offering, the notes offering and related transactions. The pro forma information assumes that these transactions occurred on December 31, 2001 for the pro forma balance sheet and January 1, 2001 for the pro forma statement of income. The transfer will be recorded at historical cost as it is considered to be a reorganization of entities under common control. Please read Note 1: Basis of Presentation, the Offerings and Other Transactions in the accompanying notes to pro forma financial statements for further explanation of the initial public offering, the notes offering, the transfer and the related transactions.

   Sunoco Logistics Partners L.P.'s unaudited pro forma financial statements and accompanying notes should be read together with the historical financial statements and related notes of Sunoco Logistics Partners L.P. included elsewhere in this prospectus. The pro forma balance sheet and the pro forma statement of income were derived by adjusting the historical financial statements of Sunoco Logistics Partners L.P. which consist of the historical cost-basis accounts of Sunoco Logistics (Predecessor). The adjustments are based on currently available information and certain estimates and assumptions; therefore, the actual amounts may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the initial public offering, the notes offering and the other transactions effected at the closing and that the pro forma adjustments give appropriate effect to the assumptions made and are properly applied in the pro forma financial statements.

   The unaudited pro forma financial statements do not purport to present the financial position or results of operations of Sunoco Logistics Partners L.P. had the initial public offering, the notes offering and the related transactions effected at the closing actually been completed as of the dates indicated. Moreover, they do not project Sunoco Logistics Partners L.P.'s financial position or results of operations for any future date or period.

                        SUNOCO LOGISTICS PARTNERS L.P.

                      PRO FORMA BALANCE SHEET (Unaudited)

                               DECEMBER 31, 2001

                                (in thousands)

                                                                                       Offerings and
                                                                                          Related
                                                                                        Transaction
                                                            Historical Eliminations(A)  Adjustments     Pro Forma
                                                            ---------- --------------- -------------    ---------
Assets
Current Assets:
Cash.......................................................  $     --     $     --       $ 116,438  (B) $     --
                                                                                           248,313  (C)
                                                                                           (14,101) (D)
                                                                                            (3,000) (D)
                                                                                          (245,313) (E)
                                                                                          (102,337) (F)
Accounts receivable, affiliated companies..................     6,245           --          62,673 (F)    68,918
Accounts receivable, net...................................   151,264      (25,967)         25,967  (F)  151,264
Note receivable from affiliate.............................    20,000      (20,000)             --            --
Inventories................................................    20,606       (7,489)         13,697  (F)   26,814
Deferred income taxes......................................     2,821       (2,821)             --            --
                                                             --------     --------       ---------      --------
   Total Current Assets....................................   200,936      (56,277)        102,337       246,996
Properties, plants and equipment, net......................   566,359           --              --       566,359
Deferred charges and other assets..........................    21,906           --           3,000  (D)   24,906
                                                             --------     --------       ---------      --------
   Total Assets............................................  $789,201     $(56,277)      $ 105,337      $838,261
                                                             ========     ========       =========      ========
Liabilities and Equity
Current Liabilities:
Accounts payable...........................................  $235,061     $     --       $      --      $235,061
Accrued liabilities........................................    26,628      (10,602)             --        16,026
Current portion of long-term debt due affiliate............    75,000      (75,000)             --            --
Current portion of long-term debt..........................       228           --              --           228
Taxes payable..............................................    20,373      (14,033)             --         6,340
                                                             --------     --------       ---------      --------
   Total Current Liabilities...............................   357,290      (99,635)             --       257,655
Long-term debt due affiliate...............................    65,000      (65,000)             --            --
Long-term debt.............................................     4,553           --         248,313  (C)  252,866
Deferred income taxes......................................    78,140      (78,140)             --            --
Other deferred credits and liabilities.....................     9,325       (8,363)             --           962

Equity:
Net parent investment......................................   274,893      194,861        (245,313) (E)       --
                                                                                          (224,441) (G)
Held by Public:
Common units (subject to a limited call right if more than
 80% of all outstanding common units are held by the
 general partner and its affiliates).......................        --           --         116,438  (B)  102,337
                                                                                           (14,101) (D)
Held Indirectly by Sunoco, Inc.:
Common units...............................................        --           --          72,816  (G)   72,816
Subordinated units.........................................        --           --         147,136  (G)  147,136
General partner interest...................................        --           --           4,489  (G)    4,489
                                                             --------     --------       ---------      --------
   Total Equity............................................   274,893      194,861        (142,976)      326,778
                                                             --------     --------       ---------      --------
   Total Liabilities and Equity............................  $789,201     $(56,277)      $ 105,337      $838,261
                                                             ========     ========       =========      ========

                           (See Accompanying Notes)

                        SUNOCO LOGISTICS PARTNERS L.P.

                   PRO FORMA STATEMENT OF INCOME (Unaudited)

                         YEAR ENDED DECEMBER 31, 2001

                       (in thousands, except unit data)

                                                                                  Offerings and
                                                                                     Related
                                                                                   Transaction
                                                      Historical  Eliminations(H)  Adjustments    Pro Forma
                                                      ----------  --------------- -------------  -----------
Revenues
Sales and other operating revenue:
  Affiliates......................................... $1,067,182     $     --       $ 11,408 (I) $ 1,078,590
  Unaffiliated customers.............................    545,822           --             --         545,822
Other income.........................................      4,774           --             --           4,774
                                                      ----------     --------       --------     -----------
    Total Revenues...................................  1,617,778           --         11,408       1,629,186
Costs and Expenses
Cost of products sold and operating expenses.........  1,503,156           --             --       1,503,156
Depreciation and amortization........................     25,325           --             --          25,325
Selling, general and administrative expenses.........     35,956           --             --          35,956
                                                      ----------     --------       --------     -----------
    Total Costs and Expenses.........................  1,564,437           --             --       1,564,437
                                                      ----------     --------       --------     -----------
Operating Income.....................................     53,341           --         11,408          64,749
Net interest cost paid to affiliates.................     11,727      (11,727)            --              --
Other interest cost and debt expense.................        393           --         18,294 (J)      19,362
                                                                                         375 (K)
                                                                                         300 (L)
Capitalized interest.................................     (1,140)          --             --          (1,140)
                                                      ----------     --------       --------     -----------
Income before income tax expense.....................     42,361       11,727        (7,561 )         46,527
Income tax expense...................................     15,594      (15,594)            --              --
                                                      ----------     --------       --------     -----------
    Net Income....................................... $   26,767     $ 27,321       $ (7,561)         46,527
                                                      ==========     ========       ========
General partner's interest in net income.............                                                   (931)
                                                                                                 -----------
Limited partners' interest in net income.............                                            $    45,596
                                                                                                 ===========
Net income per unit:
  Basic..............................................                                            $      2.00
                                                                                                 ===========
  Diluted............................................                                            $      1.99
                                                                                                 ===========
Weighted average limited partners' units outstanding:
  Basic..............................................                                             22,767,278
                                                                                                 ===========
  Diluted............................................                                             22,892,278
                                                                                                 ===========

                           (See Accompanying Notes)

                        SUNOCO LOGISTICS PARTNERS L.P.

              NOTES TO PRO FORMA FINANCIAL STATEMENTS (Unaudited)

Note 1:  Basis of Presentation, the Offerings and Other Transactions

   The historical financial information is derived from the historical financial statements of Sunoco Logistics Partners L.P. which consist of the historical cost-basis accounts of Sunoco Logistics (Predecessor) (the "Predecessor"). The Predecessor consists of a substantial portion of the wholly owned logistics operations of Sunoco, Inc. and subsidiaries (collectively, "Sunoco"). The combined financial statements also include the Predecessor's 9.4% investment in Explorer Pipeline Company, a corporate joint venture which is accounted for by the equity method. The equity income from this investment is included in other income in the pro forma statement of income. Most of the assets of Sunoco Logistics Partners L.P. support Sunoco, Inc.'s refining and marketing operations which are conducted primarily by Sunoco, Inc. (R&M) ("Sunoco R&M"). Sunoco Logistics Partners L.P. operates in three principal business segments: Eastern Pipeline System, Terminal Facilities and Western Pipeline System.

   The pro forma financial statements reflect the following transactions:

   . The contribution of certain assets and liabilities of Sunoco Logistics
     (Predecessor) to Sunoco Logistics Partners L.P. in exchange for the issuance by Sunoco Logistics Partners L.P. to Sunoco Partners LLC of 5,633,639 common units, 11,383,639 subordinated units, the 2% general partner interest in Sunoco Logistics Partners L.P. and the incentive distribution rights;

   . The issuance by Sunoco Logistics Partners L.P. of 5,750,000 common units to the public (including 750,000 common units issued pursuant to the underwriters' over-allotment option) at an initial public offering price of $20.25 per common unit resulting in aggregate gross proceeds to Sunoco Logistics Partners L.P. of $116.4 million;

   . The issuance by Sunoco Logistics Partners Operations L.P., the operating partnership of Sunoco Logistics Partners L.P., of $250 million of ten-year senior notes (the "Senior Notes") at 99.325% of par and the establishment of a three-year $150 million revolving credit facility;

   . The payment of estimated underwriting commissions and offering expenses of $14.1 million and debt financing fees of $3 million;

   . The distribution to Sunoco of the net proceeds from the Senior Notes; and

   . The execution of a pipelines and terminals storage and throughput agreement with Sunoco R&M and an omnibus agreement with Sunoco R&M and Sunoco, Inc. as described in Note 5 below.

   In connection with the transfer of the operations of Sunoco Logistics (Predecessor) to the Partnership, the employees who work in the pipeline, terminalling, storage and crude oil gathering operations, including senior executives, have become employees of Sunoco Partners LLC or its affiliates, wholly owned subsidiaries of Sunoco, Inc. The Partnership has no employees.

   Upon completion of the initial public offering, Sunoco Logistics Partners L.P. anticipates incurring incremental general and administrative costs (e.g., cost of tax return preparation, annual and quarterly reports to unitholders, investor relations and registrar and transfer agent fees) at an annual rate of approximately $4.0 million, including incremental insurance costs. The pro forma financial statements do not reflect any adjustment for these estimated incremental costs or adjustments in the general and administrative costs allocated to Sunoco Logistics Partners L.P. by Sunoco, Inc. as described in
Note 5 below.

Note 2:  Pro Forma Adjustments and Assumptions

   (A) Reflects elimination of assets and liabilities that were not contributed by Sunoco, Inc. to Sunoco Logistics Partners L.P. and the removal of current and deferred income tax liabilities which were retained by

Sunoco, Inc. Income taxes are the responsibility of the unitholders and not Sunoco Logistics Partners L.P. The amounts eliminated from accrued liabilities and other deferred credits and liabilities consist of $16.3 million of environmental liabilities and $2.7 million of other liabilities for which the Partnership has been indemnified by Sunoco, Inc. (see Note 5 below).

   (B) Reflects the estimated proceeds of $116.4 million from the issuance and sale of 5,750,000 common units to the public at an initial public offering price of $20.25 per unit.

   (C) Represents the issuance of the Senior Notes.

   (D) Reflects the payment of underwriting commissions and offering expenses of $14.1 million and debt financing fees of $3.0 million. The underwriting commissions and offering expenses have been allocated to the common units issued in the public offering and the debt financing fees have been capitalized and will be amortized over the life of the Senior Notes.

   (E) Represents the distribution of $245.3 million to Sunoco, Inc., the estimated net proceeds from the issuance of the Senior Notes.

   (F) Reflects the use of net proceeds of $102.3 million from the issuance and sale of the common units to establish the anticipated ongoing level of working capital for the Partnership. The adjustment reflects the replenishment of accounts receivable and inventory which were not contributed to the Partnership by Sunoco, Inc. as well as the establishment of accounts receivable from Sunoco R&M to reflect the payment terms included in the crude oil supply contracts. Previously, the amounts related to the crude oil supply contracts were settled immediately through the net parent investment account.

   (G) Represents the allocation of $224.4 million of net partnership equity contributed by the general partner of which $4.5 million, representing 2% of the contributed amount, is allocated to the general partner interest, $72.8 million is allocated to the 5,633,639 common units, and $147.1 million is allocated to the 11,383,639 subordinated units. The amounts allocated to the common and subordinated units were allocated pro rata based upon the number of such units issued to Sunoco Partners LLC.

   (H) Reflects removal of net interest cost paid to affiliates as the debt due affiliate was not contributed by Sunoco, Inc. to the Partnership (see Note A above) and the elimination of income tax expense. Income taxes are the responsibility of the unitholders and not the Partnership.

   (I) Reflects an adjustment to terminalling and storage service revenues generated by the 32 inland refined product terminals, the Marcus Hook Tank Farm, the Inkster LPG terminal, and the Fort Mifflin Terminal Complex, and lease revenue attributable to the interrefinery pipeline. Pursuant to a pipelines and terminals storage and throughput agreement with Sunoco R&M, Sunoco Logistics Partners L.P. is charging Sunoco R&M fees for these services generally comparable to those charged in arm's-length, third-party transactions. Historically, most of the terminalling and throughput services provided by the Predecessor for Sunoco R&M's refining and marketing operations were at fees that enabled it to recover its costs but not to generate operating income. The pro forma sales and other operating revenue for terminalling and throughput services was determined using the rates provided in the pipelines and terminals storage and throughput agreement and the actual throughput amounts in the respective periods. The 2002 rates in the contract were reduced to the appropriate rates for 2001 using the escalation factors provided in the contract. Please read "Business--Our Relationship with Sunoco, Inc.--Pipelines and Terminals Storage and Throughput Agreement with Sunoco R&M.''

   The following table summarizes the historical and pro forma sales and other operating revenue attributable to these assets (in thousands of dollars):

                                                                          Year Ended
                                                                       December 31, 2001
                                                                       -----------------
Sales and other operating revenue attributable to certain terminalling and throughput services and an interrefinery lease:.................
   Historical (costs incurred in these activities)....................      $47,180
   Adjustment.........................................................       11,408
                                                                            -------
   Pro Forma..........................................................      $58,588
                                                                            =======

   (J) Reflects interest expense as if the Senior Notes were issued on January 1, 2001 (see Note C above). The interest adjustments were computed using the interest rate for the Senior Notes of 7.25%. Also includes amortization of the issuance discount.

   (K) Reflects expense attributable to an annual facility fee on the $150 million revolving credit facility.

   (L) Reflects amortization of debt financing fees over the life of the Senior Notes (see Note C above).

Note 3:  Pro Forma Net Income Per Unit

   Pro forma net income per unit is determined by dividing the pro forma net income that would have been allocated to the common and subordinated unitholders, which is 98% of pro forma net income, by the number of common and subordinated units outstanding at the closing of the offering. For purposes of the basic net income per unit calculation, the number of common and subordinated units assumed to be outstanding was 22,767,278, while the diluted net income per unit calculation assumed 22,892,278 units were outstanding. The diluted amount includes 125,000 units expected to be granted under the Sunoco Partners LLC Long-Term Incentive Plan. All units were assumed to have been outstanding since January 1, 2001. Pursuant to the partnership agreement, to the extent that the quarterly distribution exceeds certain targets, the general partner is entitled to certain incentive distributions which will result in less net income proportionately being allocated to the holders of the common units and subordinated units. The pro forma net income per unit calculations assume that no incentive distributions were made to the general partner because no such distribution would have been paid based upon the pro forma available cash from operating surplus for the respective periods.

Note 4:  Description of Equity Interest in Sunoco Logistics Partners L.P.

   The common units and the subordinated units represent limited partner interests in Sunoco Logistics Partners L.P. The holders of units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under the Sunoco Logistics Partners L.P. partnership agreement.

   The common units have the right to receive a minimum quarterly distribution of available cash from operating surplus of $0.45 per unit, or $1.80 on an annualized basis, plus any arrearages on the common units, before any distribution is made to the holders of subordinated units. In addition, if at any time Sunoco, Inc. and its affiliates own more than 80% of the outstanding common units, the general partner has the right to purchase all of the remaining common units at a price not less than the then-current market price of the common units.

   The subordinated units generally receive quarterly cash distributions only when the common units have received a minimum quarterly distribution of $0.45 per unit for each quarter since the commencement of operations. When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis and the common units will no longer be entitled to arrearages. The subordination period will end when Sunoco Logistics Partners L.P. meets financial tests specified in the partnership agreement but generally cannot end before December 31, 2006. However, if Sunoco Logistics Partners L.P. meets the financial tests for any quarter ending on or after December 31, 2004, 25% of the subordinated units will convert into common units. If these tests are met for any quarter ending on or after December 31, 2005, an additional 25% of the subordinated units will convert into common units. The early conversion of the second 25% of the subordinated units may not occur until at least one year after the early conversion of the first 25% of the subordinated units.

   The general partner interest is entitled to at least 2% of all distributions made by Sunoco Logistics Partners L.P. In addition, the general partner holds incentive distribution rights, which allow the general partner to receive a higher percentage of quarterly distributions of available cash after the minimum quarterly distributions have been achieved, and as additional target levels are met. The higher percentages range from 15% up to 50%. The pro forma financial statements assume that no incentive distributions were made to the general partner. In subsequent periods, Sunoco Logistics Partners L.P. will apply the hypothetical liquidation at book value method in allocating income to the various partnership interests.

Note 5:  Agreements with Sunoco R&M and Sunoco, Inc.

   Concurrent with the closing of the initial public offering, Sunoco, Inc. and its affiliates and Sunoco Logistics Partners L.P. entered into the following agreements:

   Pipelines and Terminals Storage and Throughput Agreement with Sunoco
R&M. Under this agreement, Sunoco R&M has agreed to pay Sunoco Logistics Partners L.P. a minimum level of revenues for transporting and terminalling refined products. Sunoco R&M has also agreed to minimum throughputs of refined products and crude oil in the Partnership's Inkster Terminal, Fort Mifflin Terminal Complex, Marcus Hook Tank Farm and certain crude oil pipelines. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Agreements with Sunoco R&M and Sunoco, Inc.''

   Omnibus Agreement. Historically, Sunoco, Inc. has allocated a portion of its general and administrative expenses to its pipeline, terminalling and storage operations to cover costs of centralized corporate functions such as legal, accounting, treasury, engineering, information technology and insurance. The allocation was $9.0 million, $10.1 million and $10.8 million for the years ended December 31, 1999, 2000 and 2001, respectively.

   Under the omnibus agreement, Sunoco, Inc. will continue to provide these services for three years for an annual administrative fee initially in the amount of $8.0 million, which may be increased in the second and third years following the initial public offering by the lesser of 2.5% or the consumer price index for the applicable year. These costs may also increase if the Partnership makes an acquisition or constructs additional assets that require an increase in the level of general and administrative services received by the Partnership from the general partner or Sunoco, Inc. The $8.0 million fee includes expenses incurred by Sunoco, Inc. and its affiliates to perform centralized corporate functions, such as legal, accounting, treasury, engineering, information technology, insurance and other corporate services, including the administration of employee benefit plans. This fee does not include salaries of pipeline and terminal personnel or other employees of the general partner, including senior executives, or the cost of their employee benefits, such as 401(k), pension, and health insurance benefits. The Partnership is also reimbursing Sunoco, Inc. and its affiliates for these costs and other direct expenses incurred on the Partnership's behalf. The Partnership has no employees. In addition, the Partnership is currently incurring additional general and administrative costs, including costs for tax return preparation, annual and quarterly reports to unitholders, investor relations, registrar and transfer agent fees, and other costs related to operating as a separate publicly held entity. The Partnership estimates that these incremental costs will be approximately $4.0 million per year, including incremental insurance costs.

   Under the omnibus agreement, Sunoco R&M is reimbursing Sunoco Logistics Partners L.P. for operating expenses and capital expenditures in excess of $8.0 million per year (up to an aggregate maximum of $15.0 million over a five-year period) incurred to comply with the U.S. Department of Transportation's pipeline integrity management rule. Based on historical integrity tests conducted since 1989, Sunoco Logistics Partners L.P. estimates that compliance with this rule will cost the Partnership approximately $8.0 million per year for five years, or a total of $40.0 million, for all pipelines in its Eastern and Western Pipeline Systems that are subject to this rule. In addition, Sunoco R&M is, at its expense, completing for Sunoco Logistics Partners L.P.'s Darby Creek Tank Farm certain tank maintenance and inspection projects now in progress or expected to be completed within one year from the closing of the initial public offering. Sunoco R&M estimates total costs to complete these projects will be approximately $4.0 million. Sunoco R&M is also reimbursing Sunoco Logistics Partners L.P. for up to $10.0 million of expenditures required at the Darby Creek and Marcus Hook Tank Farms to maintain compliance with existing industry standards and regulatory requirements. The Partnership is reflecting outlays for these programs as operating expenses or capital expenditures, as appropriate. Capital expenditures are being depreciated over their useful lives. Reimbursements by Sunoco R&M are being reflected as capital contributions.

   Sunoco, Inc. has agreed to indemnify Sunoco Logistics Partners L.P. for 30 years from environmental and toxic tort liabilities related to the assets contributed to the Partnership that arise from the operation of such assets prior to the closing of the initial public offering. Sunoco, Inc. is obligated to indemnify the Partnership for 100% of all losses asserted within the first 21 years of closing. Sunoco, Inc.'s share of liability for claims asserted thereafter will decrease by 10% a year. For example, for a claim asserted during the twenty-third year after closing, Sunoco, Inc. would be required to indemnify the Partnership for 80% of its loss. There is no monetary cap on the amount of indemnity coverage provided by Sunoco, Inc. Sunoco Logistics Partners L.P. has agreed to indemnify Sunoco, Inc. and its affiliates for events and conditions associated with the operation of the Partnership's assets that occur on or after the closing of this offering and for environmental and toxic tort liabilities to the extent Sunoco, Inc. is not required to indemnify the Partnership.

   Sunoco, Inc. also has indemnified Sunoco Logistics Partners L.P. for liabilities, other than environmental and toxic tort liabilities related to the assets contributed to the Partnership, that arise out of Sunoco, Inc. and its affiliates' ownership and operation of the assets prior to the closing of the initial public offering and that are asserted within 10 years after closing. In addition, Sunoco, Inc. has indemnified the Partnership from liabilities relating to certain defects in title to the assets contributed to the Partnership and associated with failure to obtain certain consents and permits necessary to conduct its business that arise within 10 years after closing as well as from liabilities relating to legal actions currently pending against Sunoco, Inc. or its affiliates and events and conditions associated with any assets retained by Sunoco, Inc. or its affiliates.

   In addition, Sunoco, Inc. and its affiliates have agreed, subject to certain exceptions, not to engage in, whether by acquisition or otherwise, the business of purchasing crude oil at the wellhead, or operating crude oil pipelines or terminals, refined products pipelines or terminals, or LPG terminals in the continental United States.

   Other Agreements with Sunoco R&M and Sunoco, Inc. Under various other agreements, Sunoco R&M is, among other things, purchasing from the Partnership at market-based rates particular grades of crude oil that the Partnership's crude oil acquisition and marketing business purchases for delivery to pipelines in: Longview, Trent, Tye, and Colorado City, Texas; Haynesville, Louisiana; Marysville and Lewiston, Michigan; and Tulsa, Oklahoma. At Marysville and Lewiston, Michigan, the Partnership exchanges Michigan sweet and Michigan sour crude oil it owns for domestic sweet crude oil supplied by Sunoco R&M at market-based rates. The initial term of these agreements is two months. These agreements will automatically renew on a monthly basis unless terminated by either party on 30 days' written notice. Sunoco R&M has also agreed to lease from the Partnership the 58 miles of interrefinery pipelines between Sunoco R&M's Philadelphia and Marcus Hook refineries for a term of 20 years. The Partnership has entered into a license agreement with Sunoco, Inc. and certain of its affiliates, including Sunoco Partners LLC, pursuant to which the Partnership has granted to Sunoco Partners LLC a license to the Partnership's intellectual property so that Sunoco Partners LLC can manage the Partnership's operations and create intellectual property using the Partnership's intellectual property. Sunoco Partners LLC will assign to the Partnership the new intellectual property it creates in operating the Partnership's business. Sunoco Partners LLC has also licensed to the Partnership certain of its own intellectual property for use in the conduct of the Partnership's business and the Partnership has licensed to Sunoco Partners LLC certain of the

Partnership's intellectual property for use in the conduct of its business. The license agreement also grants to the Partnership a license to use the trademarks, trade names, and service marks of Sunoco, Inc. in the conduct of the Partnership's business. The Partnership has also entered into a treasury services agreement with Sunoco, Inc. pursuant to which it, among other things, participates in Sunoco, Inc.'s centralized cash management program. Under this program, all of the Partnership's cash receipts and cash disbursements are processed, together with those of Sunoco, Inc. and its other subsidiaries, through Sunoco, Inc.'s cash accounts with a corresponding credit or charge to an intercompany account. The intercompany balances are settled periodically, but no less frequently than at the end of each month. Amounts due from Sunoco, Inc. and its subsidiaries earn interest at a rate equal to the average rate of the Partnership's third-party money market investments, while amounts due to Sunoco, Inc. and its subsidiaries bear interest at a rate equal to the interest rate provided in the Partnership's revolving credit facility.

Note 6:  Guarantee of Senior Notes

   The Senior Notes issued by Sunoco Logistics Partners Operations L.P. have been guaranteed by its parent, Sunoco Logistics Partners L.P., and by its operating subsidiaries. The guarantees are full and unconditional, and on a joint and several basis.

   Sunoco Logistics Partners L.P. has no operations and its only assets are its investments in its wholly owned partnerships and subsidiaries. Sunoco Logistics Partners Operations L.P. also has no operations and its assets are limited to its investments in its wholly owned operating subsidiaries. Except for amounts associated with the Senior Notes, the assets and liabilities in the pro forma balance sheet at December 31, 2001 and the revenues and expenses in the pro forma statement of income for the year then ended are attributable to the operating subsidiaries.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
Sunoco Partners LLC:

   We have audited the accompanying combined balance sheets of Sunoco Logistics Partners L.P. (the "Partnership") as of December 31, 2001 and 2000 and the related combined statements of income and net parent investment and of cash flows for each of the three years in the period ended December 31, 2001. These financial statements, which reflect the cost-basis accounts of Sunoco Logistics (Predecessor), the predecessor to the Partnership, are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Sunoco Logistics Partners L.P. at December 31, 2001 and 2000 and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 15, 2002

                        SUNOCO LOGISTICS PARTNERS L.P.

                            COMBINED BALANCE SHEETS
                                (in thousands)

                                                             December 31,
                                                           -----------------
                                                             2000     2001
                                                           -------- --------
Assets
Current Assets
Accounts receivable, affiliated companies (Note 2)........ $  6,753 $  6,245
Accounts receivable, net..................................  258,044  151,264
Note receivable from affiliate (Note 2)...................       --   20,000
Inventories (Note 3)......................................   18,683   20,606
Deferred income taxes (Note 4)............................    4,426    2,821
                                                           -------- --------
   Total Current Assets...................................  287,906  200,936
Properties, plants and equipment, net (Note 5)............  518,605  566,359
Note receivable from affiliate (Note 2)...................   20,000       --
Deferred charges and other assets.........................   19,445   21,906
                                                           -------- --------
   Total Assets........................................... $845,956 $789,201
                                                           ======== ========
Liabilities and Net Parent Investment
Current Liabilities
Accounts payable.......................................... $372,460 $235,061
Accrued liabilities.......................................   26,299   26,628
Short-term borrowings due affiliate (Note 2)..............   45,000       --
Current portion of long-term debt due affiliate (Note 2)..       --   75,000
Current portion of long-term debt (Note 6)................      205      228
Taxes payable.............................................   18,958   20,373
                                                           -------- --------
   Total Current Liabilities..............................  462,922  357,290
Long-term debt due affiliate (Note 2).....................  140,000   65,000
Long-term debt (Note 6)...................................    4,838    4,553
Deferred income taxes (Note 4)............................   70,932   78,140
Other deferred credits and liabilities....................   10,241    9,325
Commitments and contingent liabilities (Note 7)
Net parent investment (Note 2)............................  157,023  274,893
                                                           -------- --------
   Total Liabilities and Net Parent Investment............ $845,956 $789,201
                                                           ======== ========

                           (See Accompanying Notes)

                        SUNOCO LOGISTICS PARTNERS L.P.

            COMBINED STATEMENTS OF INCOME AND NET PARENT INVESTMENT
                                (in thousands)

                                                   Year Ended December 31,
                                              --------------------------------
                                                1999       2000        2001
                                              --------  ----------  ----------
Revenues
Sales and other operating revenue:
   Affiliates (Note 2)....................... $764,133  $1,301,079  $1,067,182
   Unaffiliated customers....................  210,069     507,532     545,822
Other income.................................    6,133       5,574       4,774
                                              --------  ----------  ----------
       Total Revenues........................  980,335   1,814,185   1,617,778
Costs And Expenses
Cost of products sold and operating expenses.  866,610   1,699,541   1,503,156
Depreciation and amortization................   19,911      20,654      25,325
Selling, general and administrative expenses.   27,461      34,683      35,956
                                              --------  ----------  ----------
       Total Costs and Expenses..............  913,982   1,754,878   1,564,437
                                              --------  ----------  ----------
Operating Income.............................   66,353      59,307      53,341
Net interest cost paid to affiliates (Note 2)    7,196      11,537      11,727
Other interest cost..........................      110         426         393
Capitalized interest.........................     (819)     (1,659)     (1,140)
                                              --------  ----------  ----------
Income before income tax expense.............   59,866      49,003      42,361
Income tax expense (Note 4)..................   22,488      18,483      15,594
                                              --------  ----------  ----------
Net Income................................... $ 37,378  $   30,520  $   26,767
                                              ========  ==========  ==========
Net Parent Investment
At beginning of period....................... $235,478  $  223,083  $  157,023
Net income...................................   37,378      30,520      26,767
Contributions from (distributions to) parent.  (49,773)    (96,580)     91,103
                                              --------  ----------  ----------
At end of period............................. $223,083  $  157,023  $  274,893
                                              ========  ==========  ==========

                           (See Accompanying Notes)

                        SUNOCO LOGISTICS PARTNERS L.P.

                       COMBINED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                      Year Ended December 31,
                                                  ------------------------------
                                                    1999       2000      2001
                                                  ---------  --------  ---------
Increases (Decreases) in Cash....................
Cash Flows from Operating Activities:
Net Income....................................... $  37,378  $ 30,520  $  26,767
Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation and amortization.................    19,911    20,654     25,325
   Deferred income tax expense...................     4,046     5,340      8,813
   Changes in working capital pertaining to
     operating activities:.......................
       Accounts receivable, affiliated
         companies...............................    (5,556)    2,253        508
       Accounts receivable.......................  (125,624)  (70,052)   106,780
       Inventories...............................     9,943    (6,014)    (1,923)
       Accounts payable and accrued
         liabilities.............................   177,054    96,408   (140,340)
       Taxes payable.............................     3,930     1,668      1,415
   Other.........................................     4,083    (1,661)      (107)
                                                  ---------  --------  ---------
Net cash provided by operating activities........   125,165    79,116     27,238
                                                  ---------  --------  ---------
Cash Flows from Investing Activities:
Capital expenditures.............................   (46,958)  (57,921)   (72,683)
Acquisition of crude oil transportation and
  marketing operations of Pride Companies,
  L.P., net of debt assumed of $5,334 (Note
  10)............................................   (29,576)       --         --
Loan to affiliate................................        --   (20,000)        --
Other............................................     1,414       629       (396)
                                                  ---------  --------  ---------
Net cash used in investing activities............   (75,120)  (77,292)   (73,079)
                                                  ---------  --------  ---------
Cash Flows from Financing Activities:
Net proceeds from (repayments of) short-term
  borrowings due affiliate.......................        --    45,000    (45,000)
Proceeds from issuance of long-term debt to
  affiliate......................................        --    50,000         --
Repayments of long-term debt.....................      (272)     (244)      (262)
Contributions from (distributions to) parent.....   (49,773)  (96,580)    91,103
                                                  ---------  --------  ---------
Net cash provided by (used in) financing
  activities.....................................   (50,045)   (1,824)    45,841
                                                  ---------  --------  ---------
Net change in cash...............................        --        --         --
Cash at beginning of year........................        --        --         --
                                                  ---------  --------  ---------
Cash at end of year.............................. $      --  $     --  $      --
                                                  =========  ========  =========

                           (See Accompanying Notes)

                        SUNOCO LOGISTICS PARTNERS L.P.

               NOTES TO HISTORICAL COMBINED FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies

  Basis of Presentation and Principles of Combination

   Sunoco Logistics Partners L.P. (the "Partnership") is a Delaware limited partnership formed by Sunoco, Inc. in October 2001 to acquire, own and operate a substantial portion of Sunoco, Inc.'s logistics business, consisting of refined product pipelines, terminalling and storage assets, crude oil pipelines, and crude oil acquisition and marketing assets located in the Northeast and Midwest United States (collectively, "Sunoco Logistics (Predecessor)" or the "Predecessor"). In February 2002, Sunoco, Inc., through its subsidiary Sunoco Partners LLC, the general partner of the Partnership, contributed the Predecessor to the Partnership in exchange for: (i) its 2% general partner interest in the Partnership; (ii) incentive distribution rights (as defined in the Partnership Agreement); (iii) 5,633,639 common units; (iv) 11,383,639 subordinated units; and (v) a special interest representing the right to receive from the Partnership on the closing of the Offering the net proceeds from the issuance of $250 million of ten-year senior notes by Sunoco Logistics Partners Operations L.P. (the "Operating Partnership"). The net proceeds are estimated to be $245.3 million. The Partnership concurrently issued 5.75 million common units (including 750,000 units issued pursuant to the underwriters' over-allotment option), representing a 24.8% limited partnership interest in the Partnership, in an initial public offering (the "Offering") at a price of $20.25 per unit. Proceeds from the Offering, which totalled approximately $102 million net of underwriting discounts and offering expenses, were used by the Partnership to establish working capital that was not contributed to the Partnership by Sunoco, Inc.

   The accompanying combined financial statements of Sunoco Logistics Partners L.P. consist of the historical cost-basis accounts of the Predecessor, after elimination of all balances and transactions within the combined group of operations. The combined financial statements also include the Predecessor's 9.4% investment in Explorer Pipeline Company, a corporate joint venture which is accounted for by the equity method. The equity income from this investment is included in other income in the combined statements of income and net parent investment. The financial statements include charges from Sunoco, Inc. and its subsidiaries (collectively, "Sunoco") for direct costs and allocations of indirect corporate overhead. Management of the Partnership believes that the allocation methods are reasonable, and that the allocations are representative of the costs that would have been incurred on a stand-alone basis.

  Description of Business

   Most of the assets of the Partnership support Sunoco, Inc.'s refining and marketing operations which are conducted primarily by Sunoco, Inc. (R&M) ("Sunoco R&M"). The Partnership operates in three principal business segments:
Eastern Pipeline System, Terminal Facilities and Western Pipeline System.

   The Eastern Pipeline System transports refined products in the Northeast and Midwest largely for Sunoco R&M's Philadelphia, PA, Marcus Hook, PA and Toledo, OH refineries. The Eastern Pipeline System also transports crude oil on a pipeline in Ohio and Michigan that supplies both Sunoco R&M's Toledo refinery and third-party refineries. This segment also includes an interrefinery pipeline between Sunoco R&M's Marcus Hook and Philadelphia refineries and the equity interest in Explorer Pipeline Company, which transports refined products from the Gulf Coast to numerous terminals throughout the Midwest.

   The Terminal Facilities segment includes a network of 32 refined product terminals in the Northeast and Midwest that distribute products primarily to Sunoco R&M's retail outlets, an 11.2 million-barrel marine crude oil terminal on the Texas Gulf Coast and a one million barrel liquefied petroleum gas ("LPG") storage facility near Detroit, MI. This segment also owns and operates one inland and two marine crude oil terminals and the related storage facilities and pipelines that supply all of the crude oil processed by Sunoco R&M's Philadelphia refinery. Finally, this segment includes a two million barrel refined product storage terminal in Marcus Hook, PA that is used by Sunoco R&M's Marcus Hook refinery to source barrels to the Predecessor's pipelines.

   The Western Pipeline System acquires, transports and markets crude oil principally in Oklahoma and Texas for Sunoco R&M's Tulsa, OK and Toledo, OH refineries and also for other customers.

  Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts could differ from these estimates.

  Revenue Recognition

   Crude oil gathering and marketing revenues are recognized when title to the crude oil is transferred to the customer. Revenues are not recognized for crude oil exchange transactions which are entered into primarily to acquire crude oil of a desired quality or to reduce transportation costs by taking delivery closer to the Partnership's end markets. Any net differential for exchange transactions is recorded as an adjustment of inventory costs in the purchases component of cost of products sold and operating expenses in the combined statements of income and net parent investment. Such amounts are not deemed to be material. Terminalling and storage revenues are recognized at the time the services are provided. Pipeline revenues are recognized upon delivery of the barrels to the location designated by the shipper.

   Affiliated revenues consist of sales of crude oil as well as the provision of crude oil and refined product pipeline transportation, terminalling and storage services to Sunoco R&M. Affiliated revenues reflect transfer prices consistently used to prepare segment information for Sunoco, Inc.'s historical consolidated financial statements. Sales of crude oil to affiliates are computed using the formula-based pricing mechanism of a supply agreement with Sunoco R&M. Management of the Partnership believes these terms to be comparable to those that could be negotiated with an unrelated third party. Pipeline revenues from affiliates are generally determined using posted third-party tariffs. Affiliated revenues from terminalling and storage are generally equal to all of the costs incurred for these activities, including operating, maintenance and environmental remediation expenditures.

  Inventories

   Inventories are valued at the lower of cost or market. Crude oil reflects an allocation to the Predecessor by Sunoco R&M of the Predecessor's share of Sunoco R&M's crude oil inventory, the cost of which has been determined using the last-in, first-out method ("LIFO"). Under this allocation methodology, the cost of products sold consists of the actual crude oil acquisition costs of the Predecessor. Such costs are adjusted to reflect increases or decreases in crude oil inventory quantities, which are valued based on the changes in Sunoco, Inc.'s LIFO inventory layers. Effective with the transfer of the Predecessor's operations to the Partnership, the Partnership is maintaining a separate LIFO pool and all LIFO computations are being made on a stand-alone basis. The cost of materials, supplies and other inventories is determined using principally the average cost method.

  Properties, Plants and Equipment

   Properties, plants and equipment are stated at cost. Additions to properties, plants and equipment, including replacements and improvements, are recorded at cost. Repair and maintenance expenditures are charged to expense as incurred. Depreciation is provided principally using the straight-line method based on the estimated useful lives of the related assets. For certain interstate pipelines, the depreciation rate is applied to the net asset value based on FERC requirements. When FERC-regulated property, plant and equipment is retired or otherwise disposed of, the cost less net proceeds is charged to accumulated depreciation and amortization, except that gains and losses for those groups are reflected in other income in the combined statements of income and net parent investment for unusual disposals. Gains and losses on the disposal of non-FERC properties, plants and equipment are reflected in other income in the combined statements of income and net parent investment.

  Impairment of Long-Lived Assets

   Long-lived assets other than those held for sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An asset is considered to be impaired when the undiscounted estimated net cash flows expected to be generated by the asset are less than its carrying amount. The impairment recognized is the amount by which the carrying amount exceeds the fair market value of the impaired asset. Long-lived assets held for sale are carried at the lower of their carrying amount or fair market value less cost to sell the assets. Effective January 1, 2002, the Partnership will adopt Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which changes the method of accounting for the impairment of long-lived assets (see New Accounting Principles below).

  Environmental Remediation

   The Partnership accrues environmental remediation costs for work at identified sites where an assessment has indicated that cleanup costs are probable and reasonably estimable. Such accruals are undiscounted and are based on currently available information, estimated timing of remedial actions and related inflation assumptions, existing technology and presently enacted laws and regulations.

  Income Taxes

   The Predecessor is included in the consolidated federal income tax return filed by Sunoco, Inc. However, the provision for federal income taxes included in the combined statements of income and net parent investment and the deferred tax amounts reflected in the combined balance sheets have been determined on a separate-return basis. Any current federal income tax amounts due on a separate-return basis are settled with Sunoco, Inc. through the net parent investment account. Effective with the Offering, substantially all income taxes are the responsibility of the unitholders and not the Partnership.

  New Accounting Principles

   In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued and, in June 2000, it was amended by Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (collectively, "new derivative accounting"). The new derivative accounting requires recognition of all derivative contracts in the balance sheet at their fair value. If the derivative contracts qualify for hedge accounting, depending on their nature, changes in their fair values are either offset in net income against the changes in the fair values of the items being hedged or reflected initially as a separate component of the net parent investment and subsequently recognized in net income when the hedged items are recognized in net income.

   The ineffective portions of changes in the fair values of derivative contracts that qualify for hedge accounting as well as changes in fair value of all other derivatives are immediately recognized in net income. The new derivative accounting was adopted effective January 1, 2001. There was no impact on net income during 2001.

   In July 2001, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), was issued. The Partnership will adopt SFAS No. 142 effective January 1, 2002 when adoption is mandatory. SFAS No. 142 will require the testing of goodwill and indefinite-lived intangible assets for impairment rather than amortizing them. The Partnership is currently assessing the impact of adopting SFAS No. 142 on its combined financial statements. The current level of annual amortization of goodwill and indefinite-lived intangible assets, which will be eliminated upon the adoption of SFAS No. 142, is approximately $0.8 million.

   In August 2001, Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), was issued. This statement significantly changes the method of accruing for costs associated with the retirement of fixed assets that an entity is legally obligated to incur. The Partnership will evaluate the impact and timing of implementing SFAS No. 143. Implementation of this standard is required no later than January 1, 2003. In August 2001, Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), was issued. The Partnership will adopt SFAS No. 144 effective January 1, 2002 when adoption is mandatory. Among other things, SFAS No. 144 significantly changes the criteria that would have to be met to classify an asset as held-for-sale. SFAS No. 144 supersedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the provisions of Accounting Principles Board Opinion 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," that relate to reporting the effects of a disposal of a segment of a business. The Partnership is currently assessing the impact of adopting SFAS No. 144 on its combined financial statements.

2.  Related Party Transactions

  Accounts Receivable, Affiliated Companies

   Substantially all of the related party transactions discussed below were settled immediately through the net parent investment account. The balance in accounts receivable from affiliated companies represents the net amount owed to the Predecessor by Sunoco R&M related to the remaining intercompany transactions.

   Affiliated revenues in the combined statements of income and net parent investment consist of sales of crude oil as well as the provision of crude oil and refined product pipeline transportation, terminalling and storage services to Sunoco R&M. Affiliated revenues reflect transfer prices consistently used to prepare segment information for Sunoco, Inc.'s historical consolidated financial statements. Sales of crude oil are computed using the formula-based pricing mechanism of a supply agreement with Sunoco R&M. Management of the Partnership believes these terms to be comparable to those that could be negotiated with an unrelated third party. Pipeline revenues are generally determined using posted third-party tariffs. Revenues from terminalling and storage were generally equal to all of the costs incurred for these activities, including operating, maintenance and environmental remediation expenditures.

   Concurrently with the closing of the Offering, the Partnership entered into a pipelines and terminals storage and throughput agreement and various other agreements with Sunoco R&M under which the Partnership is charging Sunoco R&M fees for services provided under these agreements comparable to those charged in arm's-length, third-party transactions. Under the pipelines and terminals storage and throughput agreement, Sunoco R&M has agreed to pay the Partnership a minimum level of revenues for transporting and terminalling refined products. Sunoco R&M also has agreed to minimum throughputs of refined products and crude oil in the Partnership's Inkster Terminal, Fort Mifflin Terminal Complex, Marcus Hook Tank Farm and certain crude oil pipelines. In addition, effective January 1, 2002, Sunoco, Inc. adopted fee arrangements consistent with this contract as the basis for the transfer prices to be used in preparation of its segment information. Accordingly, such fees will be reflected in the Predecessor's financial statements for the period January 1, 2002 through the closing of the Offering.

   Under various other agreements entered into at the closing of the Offering, Sunoco R&M is, among other things, purchasing from the Partnership at market-based rates particular grades of crude oil that the Partnership's crude oil acquisition and marketing business purchases for delivery to pipelines in:
Longview, Trent, Tye, and Colorado City, Texas; Haynesville, Louisiana; Marysville and Lewiston, Michigan; and Tulsa, Oklahoma. At Marysville and Lewiston, Michigan, the Partnership exchanges Michigan sweet and Michigan sour crude oil it owns for domestic sweet crude oil supplied by Sunoco R&M at market-based rates. The initial term of these agreements is two months. These agreements will automatically renew on a monthly basis unless terminated by either party on 30 days' written notice. Sunoco R&M has also agreed to lease from the Partnership the 58 miles of interrefinery pipelines between Sunoco R&M's Philadelphia and Marcus Hook refineries for a term of 20 years.

   Selling, general and administrative expenses in the combined statements of income and net parent investment include costs allocated to the Predecessor totaling $9.0 million, $10.1 million and $10.8 million for the years ended December 31, 1999, 2000 and 2001, respectively. These expenses incurred by Sunoco cover costs of centralized corporate functions such as legal, accounting, treasury, engineering, information technology, insurance and other corporate services. Such expenses are based on amounts negotiated between the parties, which approximate Sunoco's cost of providing such services.

   Under an omnibus agreement with Sunoco, Inc. that the Partnership entered into at the closing of the Offering, Sunoco, Inc. is continuing to provide these services for three years for an annual administrative fee initially in the amount of $8.0 million, which may be increased in the second and third years following the Offering by the lesser of 2.5% or the consumer price index for the applicable year. These costs may also increase if the Partnership makes an acquisition or constructs additional assets that require an increase in the level of general and administrative services received by the Partnership from the general partner or Sunoco, Inc. The $8.0 million fee includes expenses incurred by Sunoco, Inc. and its affiliates to perform the centralized corporate functions described above. This fee does not include salaries of pipeline and terminal personnel or other employees of the general partner, including senior executives, or the cost of their employee benefits, such as 401(k), pension, and health insurance benefits. The Partnership is also reimbursing Sunoco, Inc. and its affiliates for these costs and other direct expenses incurred on the Partnership's behalf. In addition, the Partnership anticipates incurring additional general and administrative costs, including costs for tax return preparation, annual and quarterly reports to unitholders, investor relations, registrar and transfer agent fees, and other costs related to operating as a separate publicly held entity. The Partnership estimates that these incremental costs will be approximately $4.0 million (unaudited) per year, including incremental insurance costs.

   The Partnership entered into a treasury services agreement with Sunoco, Inc. at the closing of the Offering pursuant to which it, among other things, participates in Sunoco, Inc.'s centralized cash management program. Under this program, all of the Partnership's cash receipts and cash disbursements are processed, together with those of Sunoco, Inc. and its other subsidiaries, through Sunoco, Inc.'s cash accounts with a corresponding credit or charge to an intercompany account. The intercompany balances are settled periodically, but no less frequently than at the end of each month. Amounts due from Sunoco earn interest at a rate equal to the average rate of the Partnership's third-party money market investments, while amounts due to Sunoco bear interest at a rate equal to the interest rate provided in the Partnership's revolving credit facility.

   The Partnership entered into a license agreement at the closing of the Offering with Sunoco, Inc. and certain of its affiliates, including its general partner, Sunoco Partners LLC, pursuant to which the Partnership granted to Sunoco Partners LLC a license to the Partnership's intellectual property so that Sunoco Partners LLC can manage the Partnership's operations and create intellectual property using the Partnership's intellectual property. Sunoco Partners LLC will assign to the Partnership the new intellectual property it creates in operating the Partnership's business. Sunoco Partners LLC has also licensed to the Partnership certain of its own intellectual property for use in the conduct of the Partnership's business and the Partnership licensed to Sunoco Partners LLC certain of the Partnership's intellectual property for use in the conduct of its business. The license agreement also grants to the Partnership a license to use the trademarks, trade names, and service marks of Sunoco, Inc. in the conduct of the Partnership's business.

   Costs of employees who work in the pipeline, terminalling, storage and crude oil gathering operations, including senior executives, are charged directly to the Predecessor and such charges include salary and employee benefit costs. Employee benefits include non-contributory defined benefit retirement plans, defined contribution 401(k) plans, employee and retiree medical, dental and life insurance plans, incentive compensation plans (i.e., cash and stock awards) and other such benefits. The Predecessor's share of allocated Sunoco employee benefit plan expenses was $13.3 million, $18.7 million and $19.6 million for the years ended December 31, 1999, 2000 and 2001, respectively. These expenses are reflected primarily in cost of products sold and operating expenses in the combined statements of income and net parent investment. In connection with the transfer of the Predecessor's operations to the Partnership, these employees, including senior executives, became employees of the Partnership's general partner or its affiliates, wholly owned subsidiaries of Sunoco, Inc. The Partnership has no employees.

  Note Receivable from Affiliate

   Effective October 1, 2000, the Predecessor loaned $20.0 million to Sunoco. The loan, which was evidenced by a note repaid on January 1, 2002, earned interest at a rate based on the short-term applicable federal rate established by the Internal Revenue Service. The interest rate on this note at December 31, 2001 was 5.41%.

  Short-Term Borrowings due Affiliate

   At December 31, 2000, the Predecessor had two short-term notes totaling $45.0 million due Sunoco, which were repaid during 2001. The notes bore interest at a rate based on the short-term applicable federal rate established by the Internal Revenue Service. The weighted-average interest rate related to these notes was 6.86% at December 31, 2000.

  Long-term Debt due Affiliate

   The Predecessor has the following notes payable to Sunoco (in thousands of dollars):

                                                              December 31,
                                                            -----------------
                                                              2000     2001
                                                            -------- --------
   Variable-rate note due 2002 (5.12% at December 31, 2001) $ 50,000 $ 50,000
   Variable-rate note due 2002 (4.75% at December 31, 2001)   25,000   25,000
   Variable-rate note due 2004 (4.75% at December 31, 2001)   25,000   25,000
   Variable-rate note due 2005 (4.75% at December 31, 2001)   40,000   40,000
                                                            -------- --------
                                                             140,000  140,000
   Less: current portion...................................       --   75,000
                                                            -------- --------
                                                            $140,000 $ 65,000
                                                            ======== ========

   The 5.12% note bears interest at a rate based on the short-term applicable federal rate established by the Internal Revenue Service, while the 4.75% notes bear interest based on the prime rate. This debt was not assumed by the Partnership.

  Net Parent Investment

   The net parent investment represents a net balance resulting from the settlement of intercompany transactions (including federal income taxes) between the Predecessor and Sunoco as well as Sunoco's ownership interest in the net assets of the Predecessor. It also reflects the Predecessor's participation in Sunoco's central cash management program, wherein all of the Predecessor's cash receipts are remitted to Sunoco and all cash disbursements are funded by Sunoco. There are no terms of settlement or interest charges attributable to this balance. The net parent investment excludes amounts loaned to/borrowed from Sunoco evidenced by interest-bearing notes.

3.  Inventories

   The components of inventories were as follows (in thousands of dollars):

                                                December 31,
                                               ---------------
                                                2000    2001
                                               ------- -------
                 Crude oil.................... $17,456 $19,367
                 Materials, supplies and other   1,227   1,239
                                               ------- -------
                                               $18,683 $20,606
                                               ======= =======

   The current replacement cost of all crude oil inventory exceeded its carrying value by $34.4 million and $16.0 million at December 31, 2000 and 2001, respectively.

4.  Income Taxes

   The components of income tax expense are as follows (in thousands of dollars):

                                             1999    2000    2001
                                            ------- ------- -------
            Income taxes currently payable:
               U.S. federal................ $15,386 $10,965 $ 5,657
               State.......................   3,056   2,178   1,124
                                            ------- ------- -------
                                             18,442  13,143   6,781
                                            ------- ------- -------
            Deferred taxes:
               U.S. federal................   3,376   4,455   7,352
               State.......................     670     885   1,461
                                            ------- ------- -------
                                              4,046   5,340   8,813
                                            ------- ------- -------
                                            $22,488 $18,483 $15,594
                                            ======= ======= =======

   The reconciliation of the income tax expense at the U.S. statutory rate to the income tax expense is as follows (in thousands of dollars):

                                                             1999     2000     2001
                                                            -------  -------  -------
Income tax expense at U.S. statutory rate of 35%........... $20,953  $17,151  $14,826
Increase (reduction) in income taxes resulting from:
   State income taxes net of Federal income tax effects....   2,422    1,991    1,680
   Dividend exclusion for joint venture pipeline operation.  (1,125)    (923)  (1,059)
   Other...................................................     238      264      147
                                                            -------  -------  -------
                                                            $22,488  $18,483  $15,594
                                                            =======  =======  =======

   The effects of temporary differences that comprise the net deferred income tax liability are as follows (in thousands of dollars):

                                                      December 31,
                                                   ------------------
                                                     2000      2001
                                                   --------  --------
         Deferred tax assets:
            Environmental remediation liabilities. $  6,519  $  6,742
            Other liabilities not yet deductible..    4,426     4,895
            Other.................................    3,426     2,390
                                                   --------  --------
                                                     14,371    14,027
                                                   --------  --------
         Deferred tax liabilities:
            Inventories...........................   (1,836)   (2,930)
            Properties, plants and equipment......  (79,041)  (86,416)
                                                   --------  --------
                                                    (80,877)  (89,346)
                                                   --------  --------
         Net deferred income tax liability........ $(66,506) $(75,319)
                                                   ========  ========

   Cash payments for income taxes (including amounts paid to Sunoco) amounted to $16.7 million, $11.9 million and $6.2 million in 1999, 2000 and 2001, respectively.

   The net deferred income tax liability is classified in the combined balance sheets as follows (in thousands of dollars):

                                            December 31,
                                         ------------------
                                           2000      2001
                                         --------  --------
                    Current asset....... $  4,426  $  2,821
                    Noncurrent liability  (70,932)  (78,140)
                                         --------  --------
                                         $(66,506) $(75,319)
                                         ========  ========

5.  Properties, Plants and Equipment

   The components of net properties, plants and equipment were as follows (in thousands of dollars):

                                                                      December 31,
                                                        Estimated   -----------------
                                                       Useful Lives   2000     2001
                                                       ------------ -------- --------
Land and land improvements (including rights of way)..    20-60     $ 50,183 $ 52,033
Pipeline and related assets...........................    38-60      425,093  461,425
Terminals and storage facilities......................     5-44      296,898  314,228
Other.................................................     5-48       61,542   70,473
Construction-in-progress..............................       --       38,249   39,146
                                                                    -------- --------
                                                                     871,965  937,305
Less: Accumulated depreciation and amortization.......               353,360  370,946
                                                                    -------- --------
                                                                    $518,605 $566,359
                                                                    ======== ========

6.  Long-Term Debt

   In connection with the acquisition of the crude oil transportation and marketing operations of Pride Companies, L.P. on October 1, 1999 (Note 10), the Predecessor assumed a $5.3 million note. The note is due in 2014 with interest payable at an annual rate of 8%. The note is secured by certain of the acquired assets. The amount of this note and the long-term debt due affiliate (Note 2) maturing in the years 2002 through 2006 is as follows (in thousands of dollars):

                                              Pride Long-Term Debt
                                              Note  Due Affiliate   Total
                                              ----- -------------- -------
      2002................................... $228     $75,000     $75,228
      2003................................... $246     $    --     $   246
      2004................................... $269     $25,000     $25,269
      2005................................... $289     $40,000     $40,289
      2006................................... $313     $    --     $   313

   The long-term debt due affiliate was not assumed by the Partnership. In conjunction with the Offering, Sunoco Logistics Partners Operations L.P., the operating partnership of the Partnership, issued $250.0 million of ten-year senior notes and established a three-year $150.0 million revolving credit facility. The net proceeds of the senior notes were distributed to Sunoco, Inc. in connection with the contribution by Sunoco, Inc. of the Predecessor to the Partnership. The Partnership and the operating subsidiaries of Sunoco Logistics Partners Operations L.P. serve as guarantors of the ten-year senior notes and of any borrowings under the revolving credit facility.

   Cash payments for interest related to the Pride note and amounts due affiliates were $7.3 million, $12.4 million and $13.7 million in 1999, 2000 and 2001, respectively.

7.  Commitments and Contingent Liabilities

   The Predecessor, as lessee, has noncancelable operating leases for land, office space and equipment. Total rental expense for 1999, 2000 and 2001 amounted to $3.6 million, $5.4 million and $3.7 million, respectively.

The aggregate amount of future minimum annual rentals as of December 31, 2001 applicable to noncancelable operating leases is as follows (in thousands of dollars):

                        Year Ending December 31:
                           2002................. $1,744
                           2003.................  1,336
                           2004.................    841
                           2005.................    231
                           2006.................      3
                                                 ------
                           Total................ $4,155
                                                 ======

   The Partnership is subject to numerous federal, state and local laws which regulate the discharge of materials into the environment or that otherwise relate to the protection of the environment. These laws result in liabilities and loss contingencies for remediation at the Partnership's facilities and at third-party or formerly owned sites. The accrued liability for environmental remediation is classified in the combined balance sheets as follows (in thousands of dollars):

                                                     December 31,
                                                    ---------------
                                                     2000    2001
                                                    ------- -------
             Accrued liabilities................... $ 6,333 $ 8,363
             Other deferred credits and liabilities   9,082   7,888
                                                    ------- -------
                                                    $15,415 $16,251
                                                    ======= =======

   The accrued liability for environmental remediation does not include any amounts attributable to unasserted claims, nor have any recoveries from insurance been assumed. It is expected that the amounts accrued will be paid over approximately ten years.

   Pretax charges against income for environmental remediation totaled $3.9 million, $8.5 million and $6.2 million in the years ended December 31, 1999, 2000 and 2001, respectively.

   Total future costs for environmental remediation activities will depend upon, among other things, the identification of any additional sites, the determination of the extent of the contamination at each site, the timing and nature of required remedial actions, the technology available and needed to meet the various existing legal requirements, the nature and extent of future environmental laws, inflation rates and the determination of the Partnership's liability at multi-party sites, if any, in light of uncertainties with respect to joint and several liability, and the number, participation levels and financial viability of other parties. As discussed below, the Partnership's future costs will also be impacted by an indemnification from Sunoco, Inc.

   The Predecessor is a party to certain pending and threatened claims. Although the ultimate outcome of these claims cannot be ascertained at this time, it is reasonably possible that some portion of them could be resolved unfavorably to the Predecessor. Management of the Partnership does not believe that any liabilities which may arise from such claims and the environmental matters discussed above would be material in relation to the financial position of the Predecessor at December 31, 2001. Furthermore, management of the Partnership does not believe that the overall costs for such matters will have a material impact, over an extended period of time, on the Partnership's operations, cash flows or liquidity.

   Under the omnibus agreement entered into at the closing of the Offering, Sunoco R&M is reimbursing Sunoco Logistics Partners L.P. for operating expenses and capital expenditures in excess of $8.0 million per year (up to an aggregate maximum of $15.0 million over a five-year period) incurred to comply with the U.S.

Department of Transportation's pipeline integrity management rule. In addition, Sunoco R&M is, at its expense, completing for Sunoco Logistics Partners L.P.'s Darby Creek Tank Farm certain tank maintenance and inspection projects expected to be completed within one year from the closing of the Offering. Sunoco R&M is also reimbursing Sunoco Logistics Partners L.P. for up to $10.0 million of expenditures required at the Darby Creek and Marcus Hook Tank Farms to maintain compliance with existing industry standards and regulatory requirements. The Partnership is reflecting outlays for these programs as operating expenses or capital expenditures, as appropriate. Capital expenditures are being depreciated over their useful lives. Reimbursements by Sunoco R&M are being reflected as capital contributions.

   Sunoco, Inc. has indemnified Sunoco Logistics Partners L.P. for 30 years from environmental and toxic tort liabilities related to the assets contributed to the Partnership that arise from the operation of such assets prior to the closing of the Offering. Sunoco, Inc. has indemnified the Partnership for 100% of all losses asserted within the first 21 years of closing. Sunoco, Inc.'s share of liability for claims asserted thereafter will decrease by 10% a year. For example, for a claim asserted during the twenty-third year after closing, Sunoco, Inc. would be required to indemnify the Partnership for 80% of its loss. There is no monetary cap on the amount of indemnity coverage provided by Sunoco, Inc. Sunoco Logistics Partners L.P. has agreed to indemnify Sunoco, Inc. and its affiliates for events and conditions associated with the operation of the Partnership's assets that occur on or after the closing of the Offering and for environmental and toxic tort liabilities to the extent Sunoco, Inc. is not required to indemnify the Partnership.

   Sunoco, Inc. also has indemnified Sunoco Logistics Partners L.P. for liabilities, other than environmental and toxic tort liabilities related to the assets contributed to the Partnership, that arise out of Sunoco, Inc. and its affiliates' ownership and operation of the assets prior to the closing of the Offering and that are asserted within 10 years after closing. In addition, Sunoco, Inc. has indemnified the Partnership from liabilities relating to certain defects in title to the assets contributed to the Partnership and associated with failure to obtain certain consents and permits necessary to conduct its business that arise within 10 years after closing as well as from liabilities relating to legal actions currently pending against Sunoco, Inc. or its affiliates and events and conditions associated with any assets retained by Sunoco, Inc. or its affiliates.

8.  Investment in Explorer Pipeline Company

   The following table provides summarized financial information on a 100% basis for Explorer Pipeline Company (in thousands of dollars):

                                               1999     2000     2001
                                             -------- -------- --------
        Income Statement Data:
        Total revenues...................... $150,776 $146,719 $178,082
        Income before income taxes.......... $ 78,886 $ 61,655 $ 80,047
        Net income.......................... $ 50,170 $ 38,859 $ 50,610
        Balance Sheet Data (as of year end):
        Current assets...................... $ 27,601 $ 35,012 $ 44,075
        Non-current assets.................. $132,010 $129,935 $132,327
        Current liabilities................. $ 17,328 $ 24,320 $ 20,976
        Non-current liabilities............. $140,573 $139,953 $149,407
        Net equity.......................... $  1,710 $    674 $  6,019

9.  Financial Instruments and Concentration of Credit Risk

   The Predecessor's current assets (other than inventories and deferred income taxes) and current liabilities are financial instruments. The estimated fair value of these financial instruments approximates their carrying amounts. The estimated fair values of the long-term debt (primarily amounts due affiliate) at December 31, 2000 and 2001 were $146.6 million and $71.7 million, respectively, compared to the carrying amounts of $144.8 million and $69.6 million, respectively. The estimated fair value of the $20.0 million note receivable from affiliate was $19.9 million at December 31, 2000. The estimated fair values were based upon the current interest rates at the balance sheet dates for similar issues.

   Approximately 66% of the sales and other operating revenue recognized by the Predecessor during 2001 is derived from Sunoco R&M. The Partnership sells crude oil to Sunoco R&M, transports crude oil and refined products to/from Sunoco R&M's refineries and provides terminalling and storage services for Sunoco R&M. The Partnership does not believe that the transactions with Sunoco R&M expose it to significant credit risk.

   The Partnership's other trade relationships are primarily with major integrated oil companies, independent oil companies and other pipelines and wholesalers. These concentrations of customers may affect the Partnership's overall credit risk in that the customers (including Sunoco R&M) may be similarly affected by changes in economic, regulatory or other factors. The Partnership's customers' credit positions are analyzed prior to extending credit. The Partnership manages its exposure to credit risk through credit analysis, credit approvals, credit limits and monitoring procedures, and for certain transactions may utilize letters of credit, prepayments and guarantees.

10. Acquisition of Pride Companies, L.P. Crude Oil Transportation and Marketing Operations

   On October 1, 1999, the Predecessor acquired the crude oil transportation and marketing operations of Pride Companies, L.P. ("Pride") for $29.6 million in cash and the assumption of $5.3 million of debt. The acquisition included Pride's 800-mile crude oil pipeline system, 800,000 barrels of tankage and related assets, and the right to purchase 35,000 barrels per day of third-party lease crude oil.

   The acquisition has been accounted for as a purchase. The results of operations have been included in the combined statements of income and net parent investment since the date of acquisition. The purchase price has been allocated to the assets acquired and liabilities assumed based on their relative fair market values at the acquisition date. The following is a summary of the effects of this transaction on the Predecessor's financial position as of the acquisition date (in thousands of dollars):

            Allocation of purchase price:
               Inventories................................ $10,246
               Properties, plants and equipment...........  25,486
               Deferred charges and other assets..........   1,839
               Accrued liabilities........................    (822)
               Long-term debt (including current portion).  (5,334)
               Deferred income taxes......................  (1,839)
                                                           -------
               Cash paid on acquisition date.............. $29,576
                                                           =======

   The unaudited pro forma net income for the year ended December 31, 1999, assuming the acquisition had occurred on January 1, 1999, was $34.8 million. The pro forma information does not purport to be indicative of the results that actually would have been obtained if the combined operations had been conducted during the periods presented and is not intended to be a projection of future results.

11.  Business Segment Information

   The Predecessor is comprised of a substantial portion of the logistics operations of Sunoco, Inc. The Predecessor operates in three principal business segments: Eastern Pipeline System, Terminal Facilities and Western Pipeline System. A detailed description of each of these segments is contained in Note 1.

  Segment Information (in thousands)

                                                 Year Ended December 31, 1999
                                   ---------------------------------------------------
                                   Eastern                      Western
                                   Pipeline       Terminal      Pipeline
                                    System       Facilities      System        Total
                                   --------      ----------     --------      --------
Sales and other operating revenue:
   Affiliates..................... $ 70,177       $ 38,329/(1)/ $655,627      $764,133
                                   ========       ========      ========      ========
   Unaffiliated customers......... $ 19,472       $ 29,166      $161,431      $210,069
                                   ========       ========      ========      ========
Operating income.................. $ 38,501/(2)/  $ 16,767      $ 11,085      $ 66,353
                                   ========       ========      ========
Net interest expense..............                                              (6,487)
Income tax expense................                                             (22,488)
                                                                              --------
Net income........................                                            $ 37,378
                                                                              ========
Depreciation and amortization..... $  7,929       $  8,457      $  3,525      $ 19,911
                                   ========       ========      ========      ========
Capital expenditures.............. $ 20,697       $ 16,858      $  9,403/(3)/ $ 46,958
                                   ========       ========      ========      ========
Identifiable assets............... $256,842       $151,497      $301,680      $712,149/(4)/
                                   ========       ========      ========      ========

--------
/(1)/ Substantially all of these revenues reflect transfer prices which are equal to the costs incurred for these activities. Includes $450 thousand reimbursement of costs incurred for environmental remediation and other unusual items.
/(2)/ Includes equity income of $4,591 thousand attributable to the Predecessor's ownership interest in the Explorer Pipeline Company corporate joint venture.
/(3)/ Excludes $34,910 thousand acquisition of the crude oil transportation and marketing operations of Pride Companies, L.P.
/(4)/ Identifiable assets include the Predecessor's unallocated $2,130 thousand deferred income tax asset.

  Segment Information (in thousands)

                                        Year Ended December 31, 2000
                           --------------------------------------------------
                           Eastern                       Western
                           Pipeline       Terminal       Pipeline
                            System       Facilities       System     Total
                           --------      ----------     ---------- ----------
Sales and other
  operating revenue:
   Affiliates............. $ 69,027       $ 44,356/(1)/ $1,187,696 $1,301,079
                           ========       ========      ========== ==========
   Unaffiliated customers. $ 19,323       $ 31,042      $  457,167 $  507,532
                           ========       ========      ========== ==========
Operating income.......... $ 31,064/(2)/  $ 17,156      $   11,087 $   59,307
                           ========       ========      ========== ==========
Net interest expense......                                            (10,304)
Income tax expense........                                            (18,483)
                                                                   ----------
Net income................                                         $   30,520
                                                                   ==========
Depreciation and
  amortization............ $  8,272       $  8,616      $    3,766 $   20,654
                           ========       ========      ========== ==========
Capital expenditures...... $ 21,894       $ 28,488      $    7,539 $   57,921
                           ========       ========      ========== ==========
Identifiable assets....... $286,319       $175,376      $  379,835 $  840,956/(3)/
                           ========       ========      ========== ==========

--------
/(1)/ Substantially all of these revenues reflect transfer prices which are equal to the costs incurred for these activities. Includes $5,671 thousand reimbursement of costs incurred for environmental remediation and other unusual items.
/(2)/ Includes equity income of $3,766 thousand attributable to the Predecessor's ownership interest in the Explorer Pipeline Company corporate joint venture.
/(3)/ Identifiable assets include the Predecessor's unallocated $4,426 thousand deferred income tax asset.

  Segment Information (in thousands)

                                       Year Ended December 31, 2001
                           ------------------------------------------------
                           Eastern                      Western
                           Pipeline       Terminal      Pipeline
                            System       Facilities      System    Total
                           --------      ----------     -------- ----------
Sales and other
  operating revenue:
   Affiliates............. $ 69,631       $ 43,628/(1)/ $953,923 $1,067,182
                           ========       ========      ======== ==========
   Unaffiliated customers. $ 21,059       $ 30,273      $494,490 $  545,822
                           ========       ========      ======== ==========
Operating income.......... $ 29,893/(2)/  $ 16,076      $  7,372 $   53,341
                           ========       ========      ======== ==========
Net interest expense......                                          (10,980)
Income tax expense........                                          (15,594)
                                                                 ----------
Net income................                                       $   26,767
                                                                 ==========
Depreciation and
  amortization............ $  9,778       $ 11,094      $  4,453 $   25,325
                           ========       ========      ======== ==========
Capital expenditures...... $ 28,618       $ 25,203      $ 18,862 $   72,683
                           ========       ========      ======== ==========
Identifiable assets....... $303,685       $189,378      $293,317 $  789,201/(3)/
                           ========       ========      ======== ==========

--------
/(1)/ Substantially all of these revenues reflect transfer prices which are equal to the costs incurred for these activities. Includes $3,008 thousand reimbursement of costs incurred for environmental remediation and other unusual items.
/(2)/ Includes equity income of $4,323 thousand attributable to the Predecessor's ownership interest in the Explorer Pipeline Company corporate joint venture.
/(3)/ Identifiable assets include the Predecessor's unallocated $2,821 thousand deferred income tax asset.

   The following table sets forth the Predecessor's total sales and other operating revenue by product or service (in thousands of dollars):

                                         Year Ended December 31,
                                      ------------------------------
                                        1999      2000       2001
                                      -------- ---------- ----------
           Affiliates:
              Crude oil.............. $651,805 $1,178,004 $  944,400
              Pipeline...............   73,999     78,719     79,154
              Terminalling and other.   38,329     44,356     43,628
                                      -------- ---------- ----------
                                      $764,133 $1,301,079 $1,067,182
                                      ======== ========== ==========
           Unaffiliated Customers:
              Crude oil.............. $155,997 $  452,650 $  491,238
              Pipeline...............   24,906     23,840     24,311
              Terminalling and other.   29,166     31,042     30,273
                                      -------- ---------- ----------
                                      $210,069 $  507,532 $  545,822
                                      ======== ========== ==========

12.  Quarterly Financial Data (Unaudited)

   Summarized quarterly financial data is as follows (in thousands):

                                         First   Second    Third   Fourth
                                        Quarter  Quarter  Quarter  Quarter
                                        -------- -------- -------- --------
     2000
     Sales and other operating revenue:
        Affiliates..................... $304,945 $315,382 $344,558 $336,194
        Unaffiliated customers......... $104,458 $128,888 $131,129 $143,057
     Gross margin/(1)/................. $ 15,829 $ 26,502 $ 24,409 $ 21,676
     Operating income.................. $  9,549 $ 18,740 $ 16,512 $ 14,506
     Net income........................ $  4,922 $ 10,426 $  8,402 $  6,770

     2001
     Sales and other operating revenue:
        Affiliates..................... $290,538 $310,220 $236,366 $230,058
        Unaffiliated customers......... $123,866 $133,395 $156,126 $132,435
     Gross margin/(1)/................. $ 20,763 $ 26,327 $ 21,358 $ 16,075
     Operating income.................. $ 13,637 $ 18,028 $ 14,044 $  7,632
     Net income........................ $  6,989 $  9,068 $  7,228 $  3,482

--------
/(1)/ Gross margin equals sales and other operating revenue less cost of products sold and operating expenses and depreciation and amortization.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
Sunoco Partners LLC:

   We have audited the accompanying partnership balance sheet of Sunoco Logistics Partners L.P. (a Delaware limited partnership) (the "Partnership") as of December 31, 2001. This balance sheet is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the partnership balance sheet referred to above presents fairly, in all material respects, the financial position of Sunoco Logistics Partners L.P. at December 31, 2001 in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 15, 2002

                        SUNOCO LOGISTICS PARTNERS L.P.

                           PARTNERSHIP BALANCE SHEET
                               December 31, 2001

                        Assets
                        Current Assets
                        Cash.................... $1,000
                                                 ------
                           Total Assets......... $1,000
                                                 ======
                        Equity
                        Limited partner's equity $  980
                        General partner's equity     20
                                                 ------
                           Total Equity......... $1,000
                                                 ======

                            (See Accompanying Note)

                        SUNOCO LOGISTICS PARTNERS L.P.

                       NOTE TO PARTNERSHIP BALANCE SHEET

1.  Nature of Operations

   Sunoco Logistics Partners L.P., a Delaware limited partnership (the "Partnership"), was formed on October 15, 2001 to ultimately acquire a substantial portion of the refined product pipelines, terminalling and storage assets, crude oil pipelines, and crude oil acquisition and marketing assets of Sunoco, Inc. (the "Predecessor"). These assets are located in the Northeast and Midwest United States. Sunoco Partners LLC (the Partnership's general partner) and the Partnership's limited partner are both wholly owned subsidiaries of Sunoco, Inc. The Partnership has adopted a January 1 to December 31 fiscal year. Sunoco Partners LLC contributed $20 and the wholly owned subsidiary of Sunoco, Inc. contributed $980 to the Partnership on October 18, 2001. There have been no other transactions involving the Partnership as of December 31, 2001.

   On February 8, 2002, Sunoco, Inc., through Sunoco Partners LLC, contributed the Predecessor to the Partnership in exchange for: (i) a 2% general partner interest in the Partnership; (ii) incentive distribution rights (as defined in the partnership agreement); (iii) 5,633,639 common units; (iv) 11,383,639 subordinated units; and (v) a special interest representing the right to receive from the Partnership on the closing of the initial public offering the net proceeds from the issuance of $250 million aggregate principal amount of ten-year senior notes by Sunoco Logistics Partners Operations L.P., a subsidiary of the Partnership. The Partnership guarantees these notes. The net proceeds are estimated to be $245.3 million. The Partnership concurrently issued 5.75 million common units (including 750,000 units issued pursuant to the underwriters' over-allotment option), representing a 24.8% limited partnership interest in the Partnership, in an initial public offering at a price of $20.25 per unit. Proceeds from the initial public offering, which totalled approximately $102 million net of underwriting discounts and offering expenses, were used by the Partnership to establish working capital that was not contributed to the Partnership by Sunoco, Inc.

   Sunoco Partners LLC, as general partner, manages the operations and activities of the Partnership and owes a fiduciary duty to the Partnership's unitholders. Most of the Partnership's operations personnel are employees of Sunoco Partners LLC. Sunoco Partners LLC is liable, as general partner, for all of the Partnership's debts (to the extent not paid from the Partnership's assets), except for indebtedness or other obligations that are made specifically nonrecourse to the general partner.

   Sunoco Partners LLC does not receive any management fee or other compensation for its management of the Partnership. Sunoco Partners LLC and its affiliates are reimbursed for expenses incurred on the Partnership's behalf. These expenses include the costs of employee, officer, and director compensation and benefits properly allocable to the Partnership, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Partnership. The partnership agreement provides that Sunoco Partners LLC, as general partner, will determine the expenses that are allocable to the Partnership in any reasonable manner determined by Sunoco Partners LLC in its sole discretion.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Sunoco Partners LLC:

   We have audited the accompanying balance sheet of Sunoco Partners LLC as of December 31, 2001. This balance sheet is the responsibility of Sunoco Partners LLC's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Sunoco Partners LLC at December 31, 2001 in conformity with accounting principles generally accepted in the United States.

                                                     ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 15, 2002

                              SUNOCO PARTNERS LLC

                                 BALANCE SHEET
                               DECEMBER 31, 2001

              Assets
              Current Assets
              Cash........................................ $  980
              Investment in Sunoco Logistics Partners L.P.     20
                                                           ------
                 Total Assets............................. $1,000
                                                           ======
              Equity
              Net parent investment....................... $1,000
                                                           ------
                 Total Equity............................. $1,000
                                                           ======

                            (See Accompanying Note)

                              SUNOCO PARTNERS LLC

                             NOTE TO BALANCE SHEET

1.  Nature of Operations

   Sunoco Partners LLC (the "Company") is a Delaware limited liability company formed on October 12, 2001 to become the general partner of Sunoco Logistics Partners L.P. (the "Partnership"). The Company is a wholly owned subsidiary of Sunoco, Inc. On October 18, 2001, another wholly owned subsidiary of Sunoco, Inc. contributed $1,000 to the Company in exchange for a 100% ownership interest. The Company has invested $20 in the Partnership for its 2% general partner interest. There have been no other transactions involving the Company as of December 31, 2001.

   The Partnership is a Delaware limited partnership formed by Sunoco, Inc. on October 15, 2001 to acquire, own and operate a substantial portion of Sunoco Inc.'s logistics business, consisting of refined product pipelines, terminalling and storage assets, crude oil pipelines, and crude oil acquisition and marketing assets located in the Northeast and Midwest United States (the "Predecessor").

   On February 8, 2002, Sunoco, Inc., through the Company, contributed the Predecessor to the Partnership in exchange for: (i) a 2% general partner interest in the Partnership; (ii) incentive distribution rights (as defined in the partnership agreement); (iii) 5,633,639 common units; (iv) 11,383,639 subordinated units; and (v) a special interest representing the right to receive from the Partnership on the closing of the initial public offering the net proceeds from the issuance of $250 million aggregate principal amount of ten-year senior notes by Sunoco Logistics Partners Operations L.P., a subsidiary of the Partnership. The Partnership guarantees these notes. The net proceeds are estimated to be $245.3 million. The Partnership concurrently issued 5.75 million common units (including 750,000 units issued pursuant to the underwriters' over-allotment option), representing a 24.8% limited partnership interest in the Partnership, in an initial public offering at a price of $20.25 per unit. Proceeds from the initial public offering, which totalled approximately $102 million net of underwriting discounts and offering expenses, were used by the Partnership to establish working capital that was not contributed to the Partnership by Sunoco, Inc.

   The Company, as general partner, manages the operations and activities of the Partnership and owes a fiduciary duty to the Partnership's unitholders. Most of the Partnership's operations personnel are employees of the Company. The Company is liable, as general partner, for all of the Partnership's debts (to the extent not paid from the Partnership's assets), except for indebtedness or other obligations that are made specifically nonrecourse to the general partner.

   The Company does not receive any management fee or other compensation for its management of the Partnership. The Company and its affiliates are reimbursed for expenses incurred on the Partnership's behalf. These expenses include the costs of employee, officer, and director compensation and benefits properly allocable to the Partnership, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Partnership. The partnership agreement provides that the Company, as general partner, will determine the expenses that are allocable to the Partnership in any reasonable manner determined by the Company in its sole discretion.

                                 $250,000,000

                                 [LOGO] SUNOCO

                           Sunoco Logistics Partners
                                Operations L.P.

                          7.25% Senior Notes due 2012

                               -----------------

                                  PROSPECTUS

                                April 11, 2002

                               -----------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

   The section of the Prospectus entitled "Our Partnership Agreement--Indemnification" discloses that we generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Subject to any terms, conditions or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Item 21.  Exhibits and Financial Statement Schedules.

   (a) The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated by reference to a prior filing under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit
Number  Description
------  -----------

  3.1*  Certificate of Limited Partnership of Sunoco Logistics Partners L.P. (incorporated by reference to
        Exhibit 3.1 to the Form S-1 Registration Statement, File No. 333-71968, filed October 22, 2001)

  3.2*  First Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P.,
        dated as of February 8, 2002 (incorporated by reference to Exhibit 3.2 to the Form 10-K, File
        No. 1-31219, filed April 1, 2002)

  3.3*  Certificate of Limited Partnership of Sunoco Logistics Partners Operations L.P. (incorporated by reference to Exhibit 3.3 to Amendment No. 1 to the Form S-1 Registration Statement, File No. 333-
        71968, filed December 18, 2001).

  3.4*  First Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners
        Operations L.P., dated as of February 8, 2002 (incorporated by reference to Exhibit 3.4 to the
        Form 10-K, File No. 1-31219, filed April 1, 2002)

  3.5*  Certificate of Organization of Sunoco Partners LLC (incorporated by reference to Exhibit 3.5 to the
        Form S-1 Registration Statement, File No. 333-71968, filed October 22, 2001)

  3.6*  First Amended and Restated Limited Liability Company Agreement of Sunoco Partners LLC dated
        February 8, 2002 (incorporated by reference to Exhibit 3.6 to the Form 10-K, File No. 1-31219, filed
        April 1, 2002)

  3.7   Certificate of Limited Partnership of Sunoco Pipeline L.P. dated December 10, 2001

  3.8   Certificate of Amendment of Certificate of Limited Partnership of Sunoco Pipeline L.P. dated
        February 8, 2002

  3.9   Certificate of Amendment of Certificate of Limited Partnership of Sunoco Pipeline L.P. dated
        February 8, 2002

  3.10  Seconded Amended and Restated Agreement of Limited Partnership of Sunoco Pipeline L.P. dated
        February 8, 2002

  3.11  Certificate of Limited Partnership of Sunoco Partners Marketing & Terminals L.P. dated December
        12, 2001

  3.12  Certificate of Amendment of Certificate of Limited Partnership of Sunoco Partners Marketing &
        Terminals L.P. dated February 8, 2002

Exhibit
Number  Description
------  -----------

  3.13  Certificate of Amendment of Certificate of Limited Partnership of Sunoco Partners Marketing &
        Terminals L.P. dated February 8, 2002

  3.14  First Amended and Restated Agreement of Limited Partnership of Sunoco Partners Marketing &
        Terminals L.P. dated February 8, 2002

  3.15  Certificate of Formation of Sunoco Logistics Partners Operations GP LLC dated December 12, 2001

  4.1*  Indenture, dated as of February 7, 2002, between Sunoco Logistics Partners Operations L.P. and First
        Union National Bank (incorporated by reference to Exhibit 10.2 to the Form 10-K, File No. 1-31219,
        filed April 1, 2002)

  4.2*  Registration Rights Agreement, dated as of February 8, 2002, among Sunoco Logistics Partners
        Operations L.P., Sunoco Logistics Partners L.P., Sunoco Pipeline L.P., Sunoco Partners Marketing &
        Terminals L.P., and the following Initial Purchasers: Lehman Brothers Inc., Credit Suisse First
        Boston Corporation, Banc of America Securities LLC, Salomon Smith Barney Inc., UBS Warburg
        LLC and First Union Securities, Inc. (incorporated by reference to Exhibit 10.3 to the Form 10-K,
        File No. 1-31219, filed April 1, 2002)

  5.1   Opinion of Vinson & Elkins L.L.P. as to the legality of the securities issued

 10.1*  Credit Agreement dated as of February 1, 2002, among Sunoco Logistics Partners Operations L.P.,
        Sunoco Logistics Partners L.P., Bank of America, N.A., First Union National Bank, Credit Suisse
        First Boston, Lehman Commercial Paper Inc., Citibank, N.A., and UBS AG (incorporated by reference to Exhibit 10.1 to the Form 10-K, File No. 1-31219, filed April 1, 2002)

 10.2*  Contribution, Conveyance and Assumption Agreement, dated as of February 8, 2002, among Sunoco,
        Inc., Sun Pipe Line Company of Delaware, Sunoco, Inc. (R&M), Atlantic Petroleum Corporation;
        Sunoco Texas Pipe Line Company, Sun Oil Line of Michigan (Out) LLC, Mid-Continent Pipe Line
        (Out) LLC, Sun Pipe Line Services (Out) LLC, Atlantic Petroleum Delaware Corporation, Atlantic
        Pipeline (Out) L.P, Sunoco Partners LLC, Sunoco Partners Lease Acquisition & Marketing LLC,
        Sunoco Logistics Partners L.P., Sunoco Logistics Partners GP LLC, Sunoco Logistics Partners
        Operations L.P, Sunoco Logistics Partners Operations GP LLC, Sunoco Pipeline L.P., Sunoco
        Partners Marketing & Terminals L.P., Sunoco Mid-Con (In) LLC, Atlantic (In) L.P, Atlantic R&M
        (In) L.P., Sun Pipe Line Services (In) L.P., Sunoco Michigan (In) LLC, Atlantic (In) LLC, Sun Pipe
        Line GP LLC, Sunoco R&M (In) LLC, and Atlantic Refining & Marketing Corp. (incorporated by reference to Exhibit 10.4 to the Form 10-K,
        File No. 1-31219, filed April 1, 2002)

 10.3*  Omnibus Agreement, dated as of February 8, 2002, among Sunoco, Inc., Sunoco, Inc. (R&M), Sun
        Pipe Line Company of Delaware, Atlantic Petroleum Corporation, Sunoco Texas Pipe Line
        Company, Sun Pipe Line Services (Out) LLC, Sunoco Logistics Partners L.P., Sunoco Logistics
        Partners Operations L.P., and Sunoco Partners LLC (incorporated by reference to Exhibit 10.5 to the
        Form 10-K, File No. 1-31219, filed April 1, 2002)

 10.4*  Pipelines and Terminals Storage and Throughput Agreement, dated as of February 8, 2002, among
        Sunoco, Inc. (R&M), Sunoco Logistics Partners L.P., Sunoco Logistics Partners Operations L.P.,
        Sunoco Partners LLC, Sunoco Partners Marketing & Terminals L.P., Sunoco Pipeline L.P., Sunoco
        Logistics Partners GP LLC, and Sunoco Logistics Partners Operations GP LLC (incorporated by reference to Exhibit 10.6 to the Form 10-K, File No. 1-31219, filed April 1, 2002)

 10.5*  Treasury Services Agreement, dated as of February 8, 2002, among Sunoco, Inc., Sunoco Logistics
        Partners L.P., and Sunoco Logistics Partners Operations L.P. (incorporated by reference to
        Exhibit 10.7 to the Form 10-K, File No. 1-31219, filed April 1, 2002)

Exhibit
Number   Description
------   -----------

10.6*    Intellectual Property and Trademark License Agreement, dated as of February 8, 2002 among
         Sunoco, Inc., ("Sunoco"), Sunoco, Inc. (R&M), Sunmarks, Inc., Sunoco Logistics Partners L.P.,
         Sunoco Logistics Partners Operations L.P., Sunoco Partners Marketing & Terminals L.P., Sunoco
         Pipeline L.P., and Sunoco Partners LLC (incorporated by reference to Exhibit 10.8 to the
         Form 10-K, File No. 1-31219, filed April 1, 2002)

10.7*    Interrefinery Lease, dated as of February 8, 2002, between Sunoco Pipeline L.P., and Sunoco, Inc.
         (R&M) (incorporated by reference to Exhibit 10.9 to the Form 10-K, File No. 1-31219, filed
         April 1, 2002)

10.8*    Sunoco Partners LLC Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to
         Amendment No. 2 to the Form S-1 Registration Statement, File No. 333-71968, filed
         January 11, 2002).

10.9*    Sunoco Partners LLC Annual Incentive Plan (incorporated by reference to Exhibit 10.4 to Amendment
         No. 2 to the Form S-1 Registration Statement, File No. 333-71968, filed January 11, 2002).

10.10*   Revolving Credit Agreement of Sunoco, Inc. (incorporated by reference to Exhibit 10.7 to Amendment
         No. 1 to the Form S-1 Registration Statement, File No. 333-71968, filed December 18, 2001).

10.10.1* Amendment to Revolving Credit Agreement of Sunoco, Inc. (incorporated by reference to
         Exhibit 10.7.1 to Amendment No. 1 to the Form S-1 Registration Statement, File No. 333-71968,
         filed December 18, 2001).

12.1     Statements re Computation of Ratio of Earnings to Fixed Charges

21.1     List of Subsidiaries of Sunoco Logistics Partners Operations L.P.

23.1     Consent of Ernst & Young LLP

23.2     Consent of Vinson & Elkins (contained in Exhibit 5.1)

24.1     Powers of Attorney (included on signature pages herein)

25.1     Statement of Eligibility on Form T-1 of First Union National Bank

99.1     Form of Letter of Transmittal

99.2     Form of Letter to Clients

99.3     Form of Letter to Registered Holders and DTC Participants

99.4     Form of Notice of Guaranteed Delivery

99.5     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

--------
* Each such exhibit has heretofore been filed with the Securities and Exchange Commission as part of the filing indicated and is incorporated herein by reference.

   (b) Financial Statement Schedules.

   Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

Item 22.  Undertakings.

   The co-registrants hereby undertake:

   (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That prior to any public reoffering of the securities registered hereunder through use of prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (5) That every prospectus: (i) that is filed pursuant to Paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is issued in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on the 11th day of April, 2002.

                                          SUNOCO LOGISTICS PARTNERS OPERATIONS
                                            L.P.
                                          By:  Sunoco Logistics Partners GP
                                            LLC its General Partner

                                                 /s/  DEBORAH M. FRETZ
                                          By: _______________________________
                                              Name: Deborah M. Fretz
                                              Title: President and Chief
                                            Executive Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Deborah M. Fretz and Colin A. Oerton and each of them, any one of whom may act without the joinder of the others, as his true and lawful attorney-in-fact to sign on his behalf and in the capacity stated below and to file any and all amendments and post-effective amendments to this registration statement, with all exhibits thereto, with the Securities and Exchange Commission, which amendment or amendments may make such changes and additions in this registration statement as such attorney-in-fact may deem necessary or appropriate.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

      Signature                       Title                        Date
      ---------                       -----                        ----

/s/  DEBORAH M. FRETZ  President, Chief Executive Officer        April 11, 2002
----------------------   and Director (Principal Executive
   Deborah M. Fretz      Officer)

/s/  CYNTHIA A. ARCHER Director                                  April 11, 2002
----------------------
  Cynthia A. Archer

---------------------- Director                                  April 11, 2002
 Michael H. R. Dingus

/s/  JOHN G. DROSDICK  Director                                  April 11, 2002
----------------------
   John G. Drosdick

/s/  BRUCE G. FISCHER  Director                                  April 11, 2002
----------------------
   Bruce G. Fischer

/s/  THOMAS W. HOFMANN Director                                  April 11, 2002
----------------------
  Thomas W. Hofmann

 /S/  COLIN A. OERTON  Vice President and Chief Financial        April 11, 2002
----------------------   Officer (Principal Financial
   Colin A. Oerton       Officer)

 /s/  JOSEPH P. KROTT  Comptroller (Principal Accounting         April 11, 2002
----------------------   Officer)
   Joseph P. Krott

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on the 11th day of April, 2002.

                                          SUNOCO PIPELINE L.P.
                                          By:  Sunoco Logistics Partners
                                            Operations GP LLC its General
                                            Partner

                                                  /s/  DEBORAH M. FRETZ
                                          By: _______________________________
                                              Name: Deborah M. Fretz
                                              Title: President

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Deborah M. Fretz and Colin A. Oerton and each of them, any one of whom may act without the joinder of the others, as his true and lawful attorney-in-fact to sign on his behalf and in the capacity stated below and to file any and all amendments and post-effective amendments to this registration statement, with all exhibits thereto, with the Securities and Exchange Commission, which amendment or amendments may make such changes and additions in this registration statement as such attorney-in-fact may deem necessary or appropriate.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

       Signature                     Title                        Date
       ---------                     -----                        ----

 /s/  DEBORAH M. FRETZ President and Director (Principal        April 11, 2002
 ---------------------   Executive Officer)
   Deborah M. Fretz

 /s/  COLIN A. OERTON  Vice President and Chief Financial       April 11, 2002
 ---------------------   Officer (Principal Financial
    Colin A. Oerton      Officer)

 /s/  JOSEPH P. KROTT  Comptroller (Principal Accounting        April 11, 2002
 ---------------------   Officer)
    Joseph P. Krott

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on the 11th day of April, 2002.

                                          SUNOCO PARTNERS MARKETING & TERMINALS
                                            L.P.
                                          By:  Sunoco Logistics Partners
                                            Operations GP LLC its General
                                            Partner

                                                   /s/  DEBORAH M. FRETZ
                                          By: _______________________________
                                              Name: Deborah M. Fretz
                                              Title: President

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Deborah M. Fretz and Colin A. Oerton and each of them, any one of whom may act without the joinder of the others, as his true and lawful attorney-in-fact to sign on his behalf and in the capacity stated below and to file any and all amendments and post-effective amendments to this registration statement, with all exhibits thereto, with the Securities and Exchange Commission, which amendment or amendments may make such changes and additions in this registration statement as such attorney-in-fact may deem necessary or appropriate.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

       Signature                     Title                        Date
       ---------                     -----                        ----

 /s/  DEBORAH M. FRETZ President and Director (Principal        April 11, 2002
 ---------------------   Executive Officer)
   Deborah M. Fretz

 /s/  COLIN A. OERTON  Vice President and Chief Financial       April 11, 2002
 ---------------------   Officer (Principal Financial
    Colin A. Oerton      Officer)

 /s/  JOSEPH P. KROTT  Comptroller (Principal Accounting        April 11, 2002
 ---------------------   Officer)
    Joseph P. Krott

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on the 11th day of April, 2002.

                                          SUNOCO LOGISTICS PARTNERS L.P.
                                          By:  Sunoco Partners LLC its General
                                            Partner

                                                 /s/  DEBORAH M. FRETZ
                                          By: _______________________________
                                              Name: Deborah M. Fretz
                                              Title: President and Chief
                                            Executive Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Deborah M. Fretz and Colin A. Oerton and each of them, any one of whom may act without the joinder of the others, as his true and lawful attorney-in-fact to sign on his behalf and in the capacity stated below and to file any and all amendments and post-effective amendments to this registration statement, with all exhibits thereto, with the Securities and Exchange Commission, which amendment or amendments may make such changes and additions in this registration statement as such attorney-in-fact may deem necessary or appropriate.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

      Signature                       Title                        Date
      ---------                       -----                        ----

/s/  DEBORAH M. FRETZ  President, Chief Executive Officer        April 11, 2002
----------------------   and Director (Principal Executive
   Deborah M. Fretz      Officer)

/s/  CYNTHIA A. ARCHER Director                                  April 11, 2002
----------------------
  Cynthia A. Archer

---------------------- Director                                  April 11, 2002
 Michael H. R. Dingus

/s/  John G. Drosdick  Director                                  April 11, 2002
----------------------
   John G. Drosdick

/s/  Bruce G. Fischer  Director                                  April 11, 2002
----------------------
   Bruce G. Fischer

/s/  THOMAS W. HOFMANN Director                                  April 11, 2002
----------------------
  Thomas W. Hofmann

 /S/  COLIN A. OERTON  Vice President and Chief Financial        April 11, 2002
----------------------   Officer (Principal Financial
   Colin A. Oerton       Officer)

 /s/  JOSEPH P. KROTT  Comptroller (Principal Accounting         April 11, 2002
----------------------   Officer)
   Joseph P. Krott

                               INDEX TO EXHIBITS

Exhibit
Number  Description
------  -----------

  3.1*  Certificate of Limited Partnership of Sunoco Logistics Partners L.P. (incorporated by reference to
        Exhibit 3.1 to the Form S-1 Registration Statement, File No. 333-71968, filed October 22, 2001)

  3.2*  First Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P.,
        dated as of February 8, 2002 (incorporated by reference to Exhibit 3.2 to the Form 10-K, File
        No. 1-31219, filed April 1, 2002)

  3.3*  Certificate of Limited Partnership of Sunoco Logistics Partners Operations L.P. (incorporated by reference to Exhibit 3.3 to Amendment No. 1 to the Form S-1 Registration Statement, File No. 333-
        71968, filed December 18, 2001)

  3.4*  First Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners
        Operations L.P., dated as of February 8, 2002 (incorporated by reference to Exhibit 3.4 to the
        Form 10-K, File No. 1-31219, filed April 1, 2002)

  3.5*  Certificate of Organization of Sunoco Partners LLC (incorporated by reference to Exhibit 3.5 to the
        Form S-1 Registration Statement, File No. 333-71968, filed October 22, 2001)

  3.6*. First Amended and Restated Limited Liability Company Agreement of Sunoco Partners LLC dated
        February 8, 2002 (incorporated by reference to Exhibit 3.6 to the Form 10-K, File No. 1-31219, filed April 1, 2002)

  3.7   Certificate of Limited Partnership of Sunoco Pipeline L.P. dated December 10, 2001

  3.8   Certificate of Amendment of Certificate of Limited Partnership of Sunoco Pipeline L.P. dated
        February 8, 2002

  3.9   Certificate of Amendment of Certificate of Limited Partnership of Sunoco Pipeline L.P. dated
        February 8, 2002

  3.10  Seconded Amended and Restated Agreement of Limited Partnership of Sunoco Pipeline L.P. dated
        February 8, 2002

  3.11  Certificate of Limited Partnership of Sunoco Partners Marketing & Terminals L.P. dated
        December 12, 2001

  3.12  Certificate of Amendment of Certificate of Limited Partnership of Sunoco Partners Marketing &
        Terminals L.P. dated February 8, 2002

  3.13  Certificate of Amendment of Certificate of Limited Partnership of Sunoco Partners Marketing &
        Terminals L.P. dated February 8, 2002

  3.14  First Amended and Restated Agreement of Limited Partnership of Sunoco Partners Marketing &
        Terminals L.P. dated February 8, 2002

  3.15  Certificate of Formation of Sunoco Logistics Partners Operations GP LLC dated December 12, 2001

  4.1*  Indenture, dated as of February 7, 2002, between Sunoco Logistics Partners Operations L.P. and
        First Union National Bank (incorporated by reference to Exhibit 10.2 to the Form 10-K, File No.
        1-31219, filed April 1, 2002)

  4.2*  Registration Rights Agreement, dated as of February 8, 2002, among Sunoco Logistics Partners
        Operations L.P., Sunoco Logistics Partners L.P., Sunoco Pipeline L.P., Sunoco Partners Marketing
        & Terminals L.P., and the following Initial Purchasers: Lehman Brothers Inc., Credit Suisse First
        Boston Corporation, Banc of America Securities LLC, Salomon Smith Barney Inc., UBS Warburg
        LLC and First Union Securities, Inc. (incorporated by reference to Exhibit 10.3 to the Form 10-K,
        File No. 1-31219, filed April 1, 2002)

  5.1   Opinion of Vinson & Elkins L.L.P. as to the legality of the securities issued

Exhibit
Number   Description
------   -----------

10.1*    Credit Agreement dated as of February 1, 2002, among Sunoco Logistics Partners Operations L.P.,
         Sunoco Logistics Partners L.P., Bank of America, N.A., First Union National Bank, Credit Suisse
         First Boston, Lehman Commercial Paper Inc., Citibank, N.A., and UBS AG (incorporated by reference to Exhibit 10.1 to the Form 10-K, File No. 1-31219, filed April 1, 2002)

10.2*    Contribution, Conveyance and Assumption Agreement, dated as of February 8, 2002, among
         Sunoco, Inc., Sun Pipe Line Company of Delaware, Sunoco, Inc. (R&M), Atlantic Petroleum
         Corporation; Sunoco Texas Pipe Line Company, Sun Oil Line of Michigan (Out) LLC, Mid-
         Continent Pipe Line (Out) LLC, Sun Pipe Line Services (Out) LLC, Atlantic Petroleum Delaware
         Corporation, Atlantic Pipeline (Out) L.P, Sunoco Partners LLC, Sunoco Partners Lease Acquisition
         & Marketing LLC, Sunoco Logistics Partners L.P., Sunoco Logistics Partners GP LLC, Sunoco
         Logistics Partners Operations L.P, Sunoco Logistics Partners Operations GP LLC, Sunoco Pipeline
         L.P., Sunoco Partners Marketing & Terminals L.P., Sunoco Mid-Con (In) LLC, Atlantic (In) L.P,
         Atlantic R&M (In) L.P., Sun Pipe Line Services (In) L.P., Sunoco Michigan (In) LLC, Atlantic (In)
         LLC, Sun Pipe Line GP LLC, Sunoco R&M (In) LLC, and Atlantic Refining & Marketing Corp.
         (incorporated by reference to Exhibit 10.4 to the Form 10-K, File No. 1-31219, filed April 1, 2002)

10.3*    Omnibus Agreement, dated as of February 8, 2002, among Sunoco, Inc., Sunoco, Inc. (R&M), Sun
         Pipe Line Company of Delaware, Atlantic Petroleum Corporation, Sunoco Texas Pipe Line
         Company, Sun Pipe Line Services (Out) LLC, Sunoco Logistics Partners L.P., Sunoco Logistics
         Partners Operations L.P., and Sunoco Partners LLC (incorporated by reference to Exhibit 10.5 to the Form 10-K, File No. 1-31219, filed April 1, 2002)

10.4*    Pipelines and Terminals Storage and Throughput Agreement, dated as of February 8, 2002, among
         Sunoco, Inc. (R&M), Sunoco Logistics Partners L.P., Sunoco Logistics Partners Operations L.P.,
         Sunoco Partners LLC, Sunoco Partners Marketing & Terminals L.P., Sunoco Pipeline L.P., Sunoco
         Logistics Partners GP LLC, and Sunoco Logistics Partners Operations GP LLC (incorporated by reference to Exhibit 10.6 to the Form 10-K, File No. 1-31219, filed April 1, 2002)

10.5*    Treasury Services Agreement, dated as of February 8, 2002, among Sunoco, Inc., Sunoco Logistics
         Partners L.P., and Sunoco Logistics Partners Operations L.P. (incorporated by reference to
         Exhibit 10.7 to the Form 10-K, File No. 1-31219, filed April 1, 2002)

10.6*    Intellectual Property and Trademark License Agreement, dated as of February 8, 2002 among
         Sunoco, Inc., ("Sunoco"), Sunoco, Inc. (R&M), Sunmarks, Inc., Sunoco Logistics Partners L.P.,
         Sunoco Logistics Partners Operations L.P., Sunoco Partners Marketing & Terminals L.P., Sunoco
         Pipeline L.P., and Sunoco Partners LLC (incorporated by reference to Exhibit 10.8 to the
         Form 10-K, File No. 1-31219, filed April 1, 2002)

10.7*    Interrefinery Lease, dated as of February 8, 2002, between Sunoco Pipeline L.P., and Sunoco, Inc.
         (R&M) (incorporated by reference to Exhibit 10.9 to the Form 10-K, File No. 1-31219, filed
         April 1, 2002)

10.8*    Sunoco Partners LLC Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to
         Amendment No. 2 to the Form S-1 Registration Statement, File No. 333-71968, filed January 11, 2002).

10.9*    Sunoco Partners LLC Annual Incentive Plan (incorporated by reference to Exhibit 10.4 to Amendment
         No. 2 to the Form S-1 Registration Statement, File No. 333-71968, filed January 11, 2002).

10.10*   Revolving Credit Agreement of Sunoco, Inc. (incorporated by reference to Exhibit 10.7 to Amendment
         No. 1 to the Form S-1 Registration Statement, File No. 333-71968, filed December 18, 2001).

10.10.1* Amendment to Revolving Credit Agreement of Sunoco, Inc. (incorporated by reference to
         Exhibit 10.7.1 to Amendment No. 1 to the Form S-1 Registration Statement, File No. 333-71968,
         filed December 18, 2001).

Exhibit
Number  Description
------  -----------

 12.1   Statements re Computation of Ratio of Earnings to Fixed Charges

 21.1   List of Subsidiaries of Sunoco Logistics Partners Operations L.P.

 23.1   Consent of Ernst & Young LLP

 23.2   Consent of Vinson & Elkins (contained in Exhibit 5.1)

 24.1   Powers of Attorney (included on signatures pages herein)

 25.1   Statement of Eligibility on Form T-1 of First Union National Bank

 99.1   Form of Letter of Transmittal

 99.2   Form of Letter to Clients

 99.3   Form of Letter to Registered Holders and DTC Participants

 99.4   Form of Notice of Guaranteed Delivery

 99.5   Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

--------
* Eachsuch exhibit has heretofore been filed with the Securities and Exchange Commission as part of the filing indicated and is incorporated herein by reference.